UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Apollo Gold Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value per share

(2)	Aggregate number of securities to which transaction applies:

242,083,209

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.35 (average of high and low prices of Apollo Gold Corporation common stock reported on the American Stock Exchange for such shares on April 21, 2010)

(4)	Proposed maximum aggregate value of transaction:

$84,729,123.15

(5)	Total fee paid:

$16,945.82

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE AND MANAGEMENT INFORMATION CIRCULAR
FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO
BE HELD ON JUNE 24, 2010

CONCERNING, AMONG OTHER THINGS, THE ISSUANCE OF SHARES PURSUANT
TO THE PROPOSED PLAN OF ARRANGEMENT INVOLVING LINEAR GOLD
CORP., APOLLO GOLD CORPORATION AND 1526735 ALBERTA ULC

DATED MAY 26, 2010

These materials are important and require your immediate attention. They require the shareholders of Apollo Gold Corporation to make important decisions. If you are in doubt as to how to make your decisions, contact your financial, legal or other professional advisors.

If you have any questions regarding the information described in this Notice and Management
Information Circular or require assistance in voting your shares, please contact Laurel Hill Advisory
Group toll-free, at 1-888-987-3940 (Banks, Brokers and collect calls: 416-637-4661).

Dear fellow shareholder,

Our company is on the verge of an exciting milestone with the proposed business combination with Linear Gold Corp. (“Linear”) combining the strengths of Apollo and Linear to create Canada’s next mid-tier gold producer. If approved by shareholders, this transaction will result in Apollo shareholders owning approximately 53% and Linear shareholders owning approximately 47% of the combined entity based on current issued and outstanding shares of both companies.

As our shareholder, you have an important role in helping make history as the Apollo Board of Directors and management are asking for your support in voting “FOR” proposals 1 through 4 and 7 in this Management Information Circular, related to the Merger, and other business items in proposals 5 and 6, for this Annual and Special Meeting of Shareholders to be held on June 24, 2010.

This will be a new beginning for Apollo and, as part of the Merger, Apollo and Linear believe it is in the best interests of the combined company and shareholders to effect a change in Apollo’s name and to undertake a share consolidation on the basis of one post-consolidation combined entity common share for every four Apollo common shares outstanding immediately prior to the share consolidation.

I urge you to read the accompanying Management Information Circular for a full discussion of each of the proxy items.

We recently announced a new corporate identity and name, Brigus Gold Corp. (“Brigus Gold”) for the combined entity, which is expected to take effect upon closing of the proposed Merger, subject to shareholder approvals. We believe that Brigus Gold represents a solid foundation for growth in shareholder value based on the following value-building blocks:

i.	expected growth in production and cash flow from the Black Fox Mine;
ii.	an excellent development pipeline of gold and silver projects in predominantly low-risk operating jurisdictions;
iii.	a strengthened balance sheet that positions the company to capitalize on development and exploration opportunities;
iv.	a strong management team with development, operational and financial expertise; and
v.	improved access to the capital markets and enhanced trading liquidity.

Through the combined company, we expect to build a stronger and more financially flexible company with the immediate strengthening and de-leveraging of our balance sheet by combining with Linear’s strong, debt-free position and an expanded pipeline of projects from our complementary assets. While we believe Apollo and our flagship Black Fox Mine would continue to progress steadily, demonstrating improving operating and financial results on a standalone basis, this is a win-win Merger for Apollo and Linear as the combined company would generate momentum to deliver near and long-term value for all shareholders based on our combined expected outlook for increased gold production and resources.

Compelling Benefits of the Merger

Let me review the compelling benefits of the Merger for the new and current shareholders.

Expected growth in gold production and cash flow

Estimated gold production at the Black Fox Mine is expected to increase from an estimated range of 90,000 – 100,000 ounces in 2010 to approximately 110,000 ounces in 2011. With the expected production start up of Linear’s Goldfields property, in Saskatchewan, within five years, the combined entity’s combined gold production is expected to reach between 180,000 to nearly 200,000 ounces per year.

The combined company will initially focus on continuing to improve the Black Fox Mine performance with the objective of increasing cash flow from operations, which we expect to use in further debt reduction and advancing the development of the Box and Athona gold deposits at the Goldfields property.

At Black Fox, we believe that operating risks from the open pit have been significantly reduced as a result of ore grade control programs implemented over the past seven months, the achievement of steady state 2,000 tonnes per day of processing at the Black Fox Mill and the completion of the remaining start-up capital projects in the first quarter of 2010. With underground production expected to begin in July 2010 and projected to reach a production rate of 750 tonnes per day by the end of 2010, the mine is moving towards an open pit and underground production balance that is expected to result in improvements in both gold production and operating cash flow.

Excellent gold development pipeline in predominantly low-risk operating jurisdictions

Our combined project pipeline, located in politically stable jurisdictions, ranges from our Black Fox mine to exciting earlier stage exploration projects will position the combined company for continued internal growth:

Solid gold reserves and resources and exploration upside

Through the Merger, gold mineral reserves would total over 2.0 million ounces (within 32 million tonnes at an average gold grade of 2.3 grams per tonne (“gpt”)), with just over half from Black Fox (at an average gold grade of 6.4 gpt), and approximately 1.0 million ounces from the Goldfields Project at an average gold grade of 1.2 gpt.

Having greater financial flexibility and an expected improving cash flow from Black Fox would enable us to aggressively pursue the excellent potential to increase the gold mineral resources at Black Fox and the adjoining Pike River and Grey Fox properties. These three contiguous properties total 17 square kilometers, covering 6.5 kilometers of strike along the prolific Destor-Porcupine Fault Zone, which is the host structure for the Black Fox and other mines in Timmins, Ontario. The Black Fox deposit remains open at depth and along strike, representing significant exploration upside.

In Saskatchewan, the Box and Athona gold deposits are located within the under-explored Goldfields property, which extends over 25,000 hectares. Drilling completed in 2007 and 2010 has confirmed higher grade gold mineralization below the proposed Box open pit and the deposit is open at depth. In addition, a recent geophysical survey identified several prospective drill targets on the Goldfields property.

Balance sheet and financial position

Since the Merger announcement on March 9, 2010, Apollo has reduced its indebtedness under the Black Fox Project Facility to $51.8 million, using $10 million from the proceeds of a Cdn.$25 million private placement equity subscription by Linear in Apollo and $8.2 million by closing out in-the-money Canadian dollar hedges. These transactions have reduced annual interest payments by $1.3 million.

The combined company plans to reduce the debt by a further $10 million upon closing of the Merger and anticipates an additional $15 million repayment by December 31, 2010, resulting in a year-end debt balance of approximately $27 million. Increasing cash flow and a de-leveraged balance sheet are expected to enable the combined company to capitalize on future strategic growth opportunities.

The Linear private placement demonstrated Linear’s commitment to this Merger. In the joint news release about the private placement, my counterpart Wade K. Dawe, Linear’s Chief Executive Officer and President said, “This private placement by Linear demonstrates our commitment to our shareholders to create a new investment vehicle for gold investors looking for growth in gold production and resources in a safe mining jurisdiction, as well as our recognition of the untapped value of Apollo’s Black Fox Mine’s proposed underground operations and the resource upside potential at their adjacent Grey Fox and Pike River properties.”

Improved access to capital markets and enhanced market profile

Apollo and Linear shareholders are expected to continue to benefit from trading liquidity through our continued trading on the Toronto Stock Exchange and NYSE Amex. The combined company is expected to benefit from an enhanced market profile and have greater access to the capital markets following our rebranding and share consolidation.

Strong Board of Directors and management plus synergistic combination

The combined company would be under the stewardship of an experienced and skilled Board of Directors and management, led by Wade Dawe as CEO and President. The new Board of Directors would be equally weighted with three appointees from each of Linear and Apollo, and one technically experienced director to be mutually chosen and appointed. All three of Apollo’s appointees — our current Chairman Charles Stott, Audit Chairman David Peat and Audit Committee Member Marvin Kaiser — are independent and have been serving with distinction.

We have commenced an aggressive search for an accomplished Chief Operating Officer, proficient in operating both underground and open pit mines as well as developing new mines. The new COO will be a proven leader skilled in communicating with employees and external stakeholders.

Our skilled mine operating and development team that built the Black Fox open pit mine, and re-engineered and upgraded a defunct 1,000 tonnes per day (“tpd”) mill to a 2,000 tpd mill is experienced in underground development and all aspects of permitting, building, commissioning, environmental mitigation and, as importantly, working cooperatively with our Wahgoshig First Nation neighbors and local communities. Members of this team would be utilized to lead the development of the Goldfields Project with commercial production planned to commence within five years.

The Merger should also result in efficiencies of scale and reduced general and administrative overhead. In addition, the combined company would have combined tax assets of approximately $36 million to offset future income taxes in Canada.

Share consolidation proposal

We hope you will support the proposed post-Merger share consolidation on the basis of one post-consolidation Apollo share for every four Apollo shares outstanding immediately prior to the share consolidation. Both Apollo and Linear believe that the share consolidation would afford the combined company greater access to the capital markets, including access to those institutions and investors who only invest in stocks with a $1 minimum price.

If approved by shareholders, the share consolidation will affect all shareholders uniformly. In a share consolidation, there is no change in a shareholder’s percentage ownership interest or voting power.

Bright future as Brigus Gold

As a founder and shareholder of Apollo, I believe there can only be one captain of the ship and I am pleased to hand over the helm to an accomplished business leader like Wade. In working together with Wade these past few months, I have come to know Wade well and I am confident he will do an excellent job for our shareholders. Wade and the rest of the management team, including our mine management, will have the financial, development and operational skills to continue the optimization of the combined company’s suite of attractive assets.

It has been my privilege to serve you, our esteemed Directors and our 190 dedicated and professional employees. On behalf of our Board of Directors, management and our employees, I would like to thank you for keeping the faith in our company. We are all committed to building a great company and sharing in success in this next chapter as a combined Brigus Gold.

Sincerely,

“R. David Russell” (signed)

R. David Russell
President and Chief Executive Officer

May 26, 2010

APOLLO GOLD CORPORATION
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado
80111-3220

NOTICE OF ANNUAL AND SPECIAL MEETING
OF SHAREHOLDERS OF APOLLO GOLD CORPORATION

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Apollo Meeting”) of the holders (the “Apollo Shareholders”) of common shares (“Apollo Shares”) in the capital of Apollo Gold Corporation (“Apollo”) will be held at 11:00 a.m. (Denver time) on June 24, 2010 at the Embassy Suites Hotel — Denver Tech Center, 10250 East Costilla Avenue, Centennial, Colorado 80112, USA for the following purposes:

•	Proposal 1: to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution, the full text of which is attached to the accompanying management information circular (the “Circular”) of Apollo as Schedule A (the “Share Issuance Resolution”) approving the issuance of Apollo Shares, (including the Apollo Shares issuable upon exercise of Apollo warrants (the “Apollo Replacement Warrants”) and Apollo options (the “Apollo Replacement Options”)), the Apollo Replacement Warrants and Apollo Replacement Options, in each case in connection with a court-approved plan of arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “ABCA”), pursuant to which Linear Gold Corp. (“Linear”) will amalgamate with 1526735 Alberta ULC (“Apollo Sub”), a wholly-owned subsidiary of Apollo, such amalgamated corporation will become a wholly owned subsidiary of Apollo and securityholders of Linear will become securityholders of Apollo in accordance with the arrangement agreement dated March 31, 2010 entered into by and among Linear, Apollo and Apollo Sub, all as more particularly set forth in the Circular;
•	Proposal 2: conditional upon approval of the Share Issuance Resolution, to consider and, if deemed advisable, approve, with or without variation, an ordinary resolution authorizing certain amendments to the Apollo Stock Option Incentive Plan, the full text of which is attached to the Circular as Schedule B (the “Option Plan Amendment Resolution”);
•	Proposal 3: conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, approve, with or without variation, a special resolution authorizing the filing of articles of amendment to change the name of Apollo to “Brigus Gold Corp.,” the full text of which is attached to the Circular as Schedule C (the “Name Change Resolution”);
•	Proposal 4: conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, to approve, with or without variation, a special resolution authorizing the filing of articles of amendment to effect a consolidation of Apollo Shares on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the share consolidation, such amendment to be effected as soon as practicable following consummation of the Arrangement without further approval or authorization of the Apollo Shareholders (the “Share Consolidation Resolution”), the full text of which is attached to the Circular as Schedule D;
•	Proposal 5: to elect seven directors of Apollo;
•	Proposal 6: to re-appoint Apollo’s independent auditors and to authorize the directors to fix their remuneration;
•	Proposal 7: to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution ratifying Apollo’s shareholder rights plan (the “Rights Plan Resolution”), the full text of which is attached to the Circular as Schedule E;
•	to receive the audited consolidated financial statements of Apollo for the fiscal year ended December 31, 2009, together with the report of the auditors thereon; and

•	to transact such further or other business as may properly come before the Apollo Meeting and any adjournments or postponements thereof.

Only Apollo Shareholders of record as of 5:00 p.m. (Toronto time) on May 25, 2010, the record date for the Apollo Meeting (the “Record Date”), will be entitled to receive notice of the Apollo Meeting and to attend and vote at the Apollo Meeting or any adjournments or postponements thereof. This Notice is accompanied by the Circular, a letter of transmittal discussed below and a form of proxy. This Notice, the Circular, form of proxy and letter of transmittal are first being mailed to Apollo Shareholders on or about June 3, 2010.

The Circular provides additional information relating to the matters to be dealt with at the Apollo Meeting and is deemed to form part of this Notice. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Apollo Meeting will be held at a time and place to be specified either by Apollo before the Apollo Meeting or by the chairman at the Apollo Meeting.

Registered Apollo Shareholders should complete the accompanying letter of transmittal in accordance with its instructions, sign it and return it to CIBC Mellon Trust Company in the envelope provided, together with the certificates representing their Apollo Shares. The letter of transmittal contains complete instructions for registered Apollo Shareholders on how to exchange the certificate(s) representing their current Apollo Shares and receive their new Apollo Shares which will reflect the share consolidation and name change. Registered Apollo Shareholders will not actually receive their new certificate(s) until after the share consolidation and name change are approved and completed and they have returned their properly completed documents, including the letter of transmittal and the certificate(s) representing their Apollo Shares to CIBC Mellon Trust Company.

Dated this 26th day of May, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

“R. David Russell” (signed)

R. David Russell
President and Chief Executive Officer

Your vote is important. Accordingly, please complete, sign and return the enclosed proxy card or submit your proxy by facsimile according to the instructions on the proxy card. If you have any questions or need assistance, please call the Laurel Hill Advisory Group, which is assisting Apollo in its solicitation efforts, toll-free at (888) 987-3940. For additional information regarding voting your shares, see the section of the Circular entitled “General Information Concerning The Apollo Meeting” beginning on page 37 of the Circular.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 24, 2010.

The Notice of Annual and Special Meeting, Circular, Proxy and Apollo’s Annual Report for the Fiscal Year Ended December 31, 2009 are available at http://www.apollogold.com/en/AGM2010.htm.

i

GLOSSARY OF TERMS

“ABCA” means the Business Corporations Act (Alberta) and the regulations made thereunder, as promulgated or amended from time to time.

“Amalgamation” means the transaction pursuant to which Linear and Apollo Sub shall be amalgamated and continue as one unlimited liability corporation under the ABCA.

“AMEX” means the NYSE Amex Equities.

“Apollo Board” means the board of directors of Apollo, including (unless the context indicates otherwise) the board of directors of the combined company following consummation of the Arrangement.

“Apollo Fairness Opinion” means the written fairness opinion of Haywood Securities dated March 9, 2010, concluding that the consideration to be paid by Apollo in connection with the Arrangement is fair, from a financial point of view, to the Apollo Shareholders, a copy of which is attached hereto as Schedule L.

“Apollo Meeting” or “Meeting” means the annual and special meeting of Apollo Shareholders to be held on June 24, 2010 at 11:00 a.m. (Denver time), and any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Meeting.

“Apollo Proxy” means the instrument of proxy for Apollo accompanying this Circular.

“Apollo Replacement Options” means the stock options to be issued to former optionholders of Linear pursuant to the Arrangement.

“Apollo Replacement Warrants” means the warrants to be issued to former warrantholders of Linear pursuant to the Arrangement.

“Apollo Shareholder Approval” means the approval of the Share Issuance Resolution and the Option Plan Amendment Resolution by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

“Apollo Shareholders” means, at the relevant time(s), the holders of Apollo Shares.

“Apollo Shares” means common shares in the capital of Apollo, including (unless the context indicates otherwise) shares of the combined company following consummation of the Arrangement.

“Apollo Special Committee” means the special committee of independent directors of Apollo, comprised of Messrs. Stott, Peat, Kaiser and Vaughan, established to consider, among other things, the proposed Arrangement and the Share Issuance.

“Apollo Stock Option Incentive Plan” or “Stock Option Incentive Plan” means the stock option incentive plan of Apollo adopted in December 2003 and amended and restated as of May 16, 2009.

“Apollo Sub” means 1526735 Alberta ULC, a wholly owned subsidiary of Apollo incorporated as an unlimited liability corporation under the ABCA for the purpose of effecting the Arrangement.

“Apollo” means Apollo Gold Corporation, a corporation continued under the Laws of the Yukon Territory pursuant to the provisions of the YBCA.

“Arrangement” means the proposed arrangement under the provisions of section 193 of the ABCA upon the terms and conditions set forth in the Plan of Arrangement and any amendments thereto made in accordance with Article 7 of the Arrangement Agreement and Article 7 of the Plan of Arrangement or the direction of the Court in the Final Order.

“Arrangement Agreement” means the Arrangement Agreement dated March 31, 2010 among Linear, Apollo and Apollo Sub, a copy of which is attached hereto as Schedule F, and any amendments thereto or amendments and restatements thereof.

“Arrangement Resolution” means the special resolution of the Linear Shareholders approving the Arrangement.

“Articles of Arrangement” means articles of amalgamation in respect of the Arrangement required by the ABCA to be filed with the Registrar after the Final Order is made.

“Binding LOI” means the binding letter of intent dated March 9, 2010 between Apollo and Linear setting out the principal terms of the Arrangement, as amended by amendment no. 1 dated March 18, 2010.

“Business Day” means a day, other than a Saturday or a Sunday or a statutory or civic holiday in Halifax, Nova Scotia and Denver, Colorado.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time.

“CIM Standards” means the Definition Standards for Mineral Resources and Mineral Reserves adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Council on December 11, 2005.

“Circular” means this management information circular, including the Notice of Meeting and all Schedules attached hereto and all documents incorporated by reference herein, and all amendments hereof, sent to the Apollo Shareholders in connection with the Apollo Meeting.

“Completion Deadline” means the date by which the transactions contemplated by the Arrangement Agreement are to be completed, which date shall be no later than July 2, 2010.

“Continuance” means the proposed continuance of Linear from the Canadian federal jurisdiction into the Province of Alberta in order to facilitate the Arrangement.

“Continuance Resolution” means the special resolution of the Linear Shareholders approving the Continuance.

“Court” means the Court of Queen’s Bench of Alberta.

“Dissent Procedures” means the dissent procedures set out in Section 190 of the CBCA in respect of the Continuance and Section 191 of the ABCA in respect of the Arrangement, required to be complied with by Dissenting Shareholders in order to exercise Dissent Rights, as qualified in their entirety by the text of the Interim Order.

“Dissent Rights” means the rights of registered shareholders of Linear to dissent in respect of the Continuance or the Arrangement, as applicable, in compliance with the Dissent Procedures.

“Dissenting Shareholder” means a registered shareholder of Linear who dissents in respect of the Continuance or the Arrangement, as applicable, in strict compliance with the Dissent Rights.

“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system, maintained by the SEC.

“Effective Date” means the date shown on the Articles of Arrangement issued under the ABCA giving effect to the Arrangement.

“Effective Time” means 5:00 p.m. (Toronto time) on the Effective Date.

“Exchange Ratio” means 5.4742 Apollo Shares for each Linear Share.

“Final Order” means the order of the Court pursuant to section 193 of the ABCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed.

“Former Linear Shareholder” means a Linear Shareholder immediately following the Effective Time.

“Governmental Authority” means and includes, without limitation, any national, federal, provincial, state, county or municipal government, governmental or public department, court, tribunal, commission, board, bureau or agency or any political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Haywood Securities Engagement Letters” means the letter agreements dated December 30, 2009 and April 15, 2010 between the Apollo Special Committee and Haywood Securities pursuant to which Haywood Securities was retained to act as financial advisor to the Apollo Special Committee and provide the Apollo Fairness Opinion.

“Haywood Securities” means Haywood Securities Inc. in its capacity as financial advisor to the Apollo Special Committee.

“Indicated Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“Insider” has the meaning ascribed to such term in the Securities Act (Ontario).

“Interim Order” means the interim order of the Court dated May 25, 2010, as such order may be amended, with respect to the Arrangement providing for, among other things, the calling and holding of the Linear Meeting, a copy of which is attached hereto as Schedule I.

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, directives, instruments, policies, notices, directions and judgments or other requirements of any Governmental Authority.

“Linear Board” means the board of directors of Linear.

“Linear Circular” means the notice and management information circular (and all schedules and exhibits thereto and documents incorporated by reference therein) sent to the Linear Shareholders in connection with the Linear Meeting.

“Linear Listed Warrants” means, collectively, an aggregate of up to 5,203,750 Linear Warrants that were issued pursuant to the common share purchase warrant indenture dated November 19, 2009 between Linear and Computershare Trust Company of Canada, and are listed for trading on the TSX.

“Linear Meeting” means the special meeting of Linear Shareholders to be held on June 24, 2010 and any adjournments or postponements thereof, for the purpose of Linear Shareholders considering and, if deemed advisable, approving the Continuance Resolution and the Arrangement Resolution.

“Linear Optionholders” means the holders of Linear Options.

“Linear Options” means the outstanding options issued pursuant to the Linear Stock Option Plan.

“Linear Shareholder Approval” means the approval of the Continuance Resolution and the Arrangement Resolution by the Linear Shareholders present in person or represented by proxy at the Linear Meeting.

“Linear Shareholders” means, at the relevant time(s), the holders of Linear Shares.

“Linear Shares” means the outstanding common shares in the capital of Linear.

“Linear Stock Option Plan” means the stock option plan of Linear adopted on September 29, 2006.

“Linear Warrantholders” means the holders of Linear Warrants.

“Linear Warrants” means the outstanding common share purchase warrants of Linear.

“Linear” means Linear Gold Corp., a corporation incorporated under the federal Laws of Canada.

“Material Adverse Change” when used in connection with an entity means any change (or any condition, event or development involving a prospective change) in the business, affairs, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such entity which has or is reasonably likely to have a Material Adverse Effect on such entity and its parent (if applicable) or subsidiaries, taken as a whole.

“Material Adverse Effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries, taken as a whole.

“Measured Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“Mineral Reserve” means the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

“Mineral Resource” means a concentration or occurrence of natural solid inorganic material or natural solid fossilized organic material, including base and precious metals, in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

“Name Change Resolution” means the special resolution of the Apollo Shareholders, substantially in the form attached hereto as Schedule C, approving the Name Change.

“Name Change” means the proposed change of the name of Apollo to “Brigus Gold Corp.” upon completion of the Arrangement.

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects.

“Notice of Meeting” means the notice in respect of the Apollo Meeting, as the context requires, accompanying this Circular.

“Option Plan Amendment Resolution” means the ordinary resolution of Apollo Shareholders approving certain amendments to the Apollo Stock Option Incentive Plan required in order to facilitate the Arrangement, all as more particularly described in this Circular.

“Party” or “party” means either Linear, Apollo or Apollo Sub and “Parties”or “parties” means all of Linear, Apollo and Apollo Sub.

“Plan of Arrangement” means the plan of arrangement substantially in the form attached hereto as Schedule G and any amendment or variation thereto made in accordance with its provisions, Article 7 of the Arrangement Agreement or upon the direction of the Court in the Final Order.

“Private Placement” means the issuance from treasury of 62,500,000 Apollo Shares to Linear on March 18, 2010 at a price of Cdn.$0.40 per Apollo Share for aggregate gross proceeds of Cdn.$25,000,000.

“Probable Mineral Reserve” means the economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

“Project Facility Agreement” means the agreement among Apollo, the Project Lenders and RMB Resources Inc. dated February 20, 2009, as amended, relating to the Apollo credit facility in respect of the Black Fox project.

“Project Lenders” means, collectively, Macquarie Bank Limited and RMB Australia Holdings Limited, being the lenders to Apollo under the Project Facility Agreement.

“Proven Mineral Reserve” means the economically mineable part of a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

“Record Date” means 5:00 p.m. (Toronto time) on May 25, 2010.

“Registered Shareholder” means a registered holder of Apollo Shares as recorded in the shareholder register of Apollo as maintained by its transfer agent.

“Registrar” means the Registrar of Corporations or Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA.

“Resigning Directors” means R. David Russell, Robert W. Babensee, G. Michael Hobart, and W.S. (Steve) Vaughan, each a current director of Apollo who will resign from the Apollo Board upon closing of the Arrangement.

“Rights Plan Resolution” means the special resolution of the Apollo Shareholders, substantially in the form attached hereto as Schedule E, ratifying the Shareholder Rights Plan.

“SEC” means the United States Securities and Exchange Commission and includes any successor thereto.

“SEDAR” means the System for Electronic Document Analysis and Retrieval, maintained by the Canadian Securities Administrators.

“Share Consolidation” means the share consolidation of Apollo Shares on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the share consolidation.

“Share Consolidation Resolution” means the special resolution of the Apollo Shareholders, substantially in the form attached hereto as Schedule D, approving the Share Consolidation.

“Shareholder” means a Linear Shareholder or Apollo Shareholder, as the context requires.

“Share Issuance” means the issuance of Apollo Shares (including those issuable upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants), Apollo Replacement Options and Apollo Replacement Warrants in connection with the Arrangement.

“Share Issuance Resolution” means the ordinary resolution of the Apollo Shareholders, substantially in the form attached hereto as Schedule A, approving the Share Issuance.

“Shareholder Rights Plan” means the shareholder rights plan of Apollo originally adopted on January 17, 2007.

“subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, and the regulations made thereunder, as promulgated or amended from time to time.

“U.S. GAAP” means United States generally accepted accounting principles.

“U.S. Securities Act” means the United States Securities Act of 1933, and the regulations made thereunder, as promulgated or amended from time to time.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“YBCA” means the Business Corporations Act (Yukon) and the regulations made thereunder, as promulgated or amended from time to time.

GLOSSARY OF GEOLOGIC TERMS

adularia	a transparent or translucent variety of orthoclase (a monoclinic feldspar)
alloy	a homogeneous mixture or solid solution of two or more metals
breccia	rock consisting of angular fragments of other rocks held together by mineral cement or a fine-grained matrix
call	a financial instrument that provides the right, but not the obligation, to buy a specified number of ounces of gold or silver or of pounds of lead or zinc at a specified price
doré	unrefined gold bullion bars containing various impurities such as silver, copper and mercury, which will be further refined to near pure gold
electrum	an alloy of silver and gold
epithermal	pertaining to mineral veins and ore deposits formed from warm waters at shallow depth
fault	a rock fracture along which there has been displacement
feasibility study	a definitive engineering and economic study addressing the viability of a mineral deposit taking into consideration all associated technical factors, costs, revenues, and risks
fold	a curve or bend of a planar structure such as rock strata, bedding planes, foliation, or cleavage
formation	a distinct layer of sedimentary rock of similar composition
geotechnical	the study of ground stability
grade	quantity of metal per unit weight of host rock
host rock	the rock containing a mineral or an ore body
hydrothermal	the products of the actions of heated water, such as a mineral deposit precipitated from a hot solution
induced polarization	an exploration method which uses either the decay of an excitation voltage (time-domain method) or variations in the Earth’s resistivity at two different but low frequencies (frequency-domain method).
mafic	pertaining to or composed dominantly of the ferromagnesian rock-forming silicates; said of some igneous rocks and their constituent minerals
mapping or geologic mapping	the recording of geologic information such as the distribution and nature of rock units and the occurrence of structural features, mineral deposits, and fossil localities
metamorphism	the process by which rocks are altered in composition, texture, or internal structure by extreme heat, pressure, and the introduction of new chemical substances
metasediment	a sediment or sedimentary rock that shows evidence of having been subjected to metamorphism
mineral	a naturally formed chemical element or compound having a definite chemical composition and, usually, a characteristic crystal form
mineralization	a natural occurrence in rocks or soil of one or more metal yielding minerals
mining	the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

National Instrument 43-101	Canadian standards of disclosure for mineral projects
open pit	surface mining in which the ore is extracted from a pit or quarry, the geometry of the pit may vary with the characteristics of the ore body
ore	mineral bearing rock that can be mined and treated profitably under current or immediately foreseeable economic conditions
ore body	a mostly solid and fairly continuous mass of mineralization estimated to be economically mineable
outcrop	that part of a geologic formation or structure that appears at the surface of the earth
petrographic	the systematic classification and description of rocks, especially by microscopic examinations of thin sections
put	a financial instrument that provides the right, but not the obligation, to sell a specified number of ounces of gold or of pounds of lead or zinc at a specified price
pyrite	common sulfide of iron
quartz	a mineral composed of silicon dioxide, SiO2 (silica)
reclamation	the process by which lands disturbed as a result of mining activity are modified to support beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings storage facilities, leach pads and other mine features, and contouring, covering and re-vegetation of waste rock and other disturbed areas.
reclamation and closure costs	the cost of reclamation plus other costs, including without limitation certain personnel costs, insurance, property holding costs such as taxes, rental and claim fees, and community programs associated with closing an operating mine
recovery rate	a term used in process metallurgy to indicate the proportion of valuable material physically recovered in the processing of ore, generally stated as a percentage of the material recovered compared to the total material originally present
SEC Industry Guide 7	U.S. reporting guidelines that apply to registrants engaged or to be engaged in significant mining operations
sedimentary rock	rock formed at the earth’s surface from solid particles, whether mineral or organic, which have been moved from their position of origin and redeposited
stockwork	a complex system of structurally controlled or randomly oriented veins
strike	the direction or trend that a structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal
strip	to remove overburden in order to expose ore
sulfide	a mineral including sulfur (S) and iron (Fe) as well as other elements; metallic sulfur-bearing mineral often associated with gold mineralization
vein	a thin, sheet-like crosscutting body of hydrothermal mineralization, principally quartz
volcanic rock	originally molten rocks, generally fine grained, that have reached or nearly reached the earth’s surface before solidifying

CONVERSION FACTORS AND ABBREVIATIONS

For ease of reference, the following conversion factors are provided:

1 acre	= 0.4047 hectare	1 mile	= 1.6093 kilometers
1 foot	= 0.3048 meter	1 troy ounce	= 31.1035 grams
1 gram per metric tonne	= 0.0292 troy ounce/short ton	1 square mile	= 2.59 square kilometers
1 short ton (2000 pounds)	= 0.9072 tonne	1 square kilometer	= 100 hectares
1 tonne	= 1,000 kg or 2,204.6 lbs	1 kilogram	= 2.204 pounds or 32.151 troy oz
1 hectare	= 10,000 square meters	1 hectare	= 2.471 acres

The following abbreviations could be used herein:

Ag	= silver	m	= meter
Au	= gold	m(2)	= square meter
Au g/t	= grams of gold per tonne	m(3)	= cubic meter
g	= gram	Ma	= million years
ha	= hectare	Oz	= troy ounce
km	= kilometer	Pb	= lead
km(2)	= square kilometers	t	= tonne
kg	= kilogram	T	= ton
lb	= pound	Zn	= zinc

Note: All units in this Circular are stated in metric measurements unless otherwise noted.

NOTICE TO UNITED STATES SHAREHOLDERS

The Apollo securities to be issued in connection with the Arrangement have not been registered under the U.S. Securities Act or any U.S. state securities Laws and, to the extent that registration would otherwise be required under Section 5 of the U.S. Securities Act, are being issued in reliance on the exemption from such registration requirements set forth in Section 3(a)(10) thereof on the basis of the approval of the Court. Each of Apollo, Linear and Apollo Sub is a corporation existing under the Laws of Yukon, Canada and Alberta, respectively. The transactions contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with Canadian corporate Laws. Residents of the United States should be aware that such requirements differ from such requirements under the Laws of the United States and the states thereof.

Likewise, information in this Circular or in the documents incorporated by reference herein concerning the properties and operations of Apollo and Linear has been prepared in accordance with Canadian standards under applicable Canadian securities Laws, which differ from the requirements of U.S. securities Laws. The terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” used in this Circular or in the documents incorporated by reference herein are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the CIM Standards.

While the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are recognized and required by Canadian securities regulations, they are not recognized by the SEC. Pursuant to United States standards as promulgated by the SEC under Industry Guide 7 (“SEC Industry Guide”), mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. “ Inferred Mineral Resource” has a great amount of uncertainty as to its existence, as to whether they can be mined and as to its economic and legal feasibility, except in rare cases. It cannot be assumed that all or any part of an “Inferred Mineral Resource” will ever be upgraded to a higher category. Under Canadian securities regulations, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies, except in rare cases. Readers are cautioned not to assume that all or any part of a “Measured Mineral Resource” or “Indicated Mineral Resource” will ever be converted into Mineral Reserves. Readers are also cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists, or is economically or legally mineable. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC generally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. As such, certain information contained in this Circular or in the documents incorporated by reference herein concerning descriptions of mineralization and resources under Canadian standards may not be comparable to similar information made public by United States companies subject to reporting and disclosure requirements of the SEC.

In addition, the definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” under CIM standards differ in certain respects from the U.S. standards. Apollo’s Proven and Probable Mineral Reserves are estimated in accordance with definitions set forth in NI 43-101 and on a basis consistent with the definition of Proven and Probable Mineral Reserves set forth in SEC Industry Guide 7. Because Apollo reports its Mineral Reserves to both NI 43-101 and SEC Industry Guide 7 standards, it is possible for its reserve estimates to vary between the two. Where such a variance occurs it will arise from the differing requirements for reporting Mineral Reserves set forth by the different reporting authorities to which Apollo is subject.

The enforcement by Apollo Shareholders of civil liabilities under the United States federal securities Laws may be affected adversely by the fact that both Linear and Apollo are organized under the Laws of Canada, that some or all of their officers and certain directors and the experts named herein may be resident in jurisdictions outside the United States, and that all or a substantial portion of the assets of Linear and Apollo and such persons are located outside the United States. Accordingly, you may not be able to sue a foreign company or its officers or directors in a court outside the United States for violations of U.S. securities Laws. In addition, it may be difficult to compel a foreign company and its affiliates to subject themselves to judgment by a U.S. court.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Circular and the documents incorporated by reference herein contain certain “forward-looking statements” and “forward-looking information” under applicable securities Laws. Except for statements of historical fact, certain information contained in this Circular and the documents incorporated by reference herein, constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as “may”, “could”, “will”, “shall”, “might”, “plan”, “expect”, “project”, “schedule”, “forecast”, “budget”, “intend”, “believe”, “anticipate”, “estimate”, “hope” and other similar words, or statements that certain events or conditions “may”, “could”, “would”, “might” or “will” occur. Forward-looking statements include, without limitation, statements with respect to future development, future production, advancement towards feasibility, future cash flows, cash costs, strip ratios, grade, mill capacities, recovery costs, mine life, the estimation of commodity prices, the estimation of Mineral Reserves and resources, the realization of Mineral Reserve and Resource estimates, costs of exploration activities, the success of exploration activities, permitting time lines, costs of production, currency exchange rate fluctuations, expected capital expenditures, requirements for additional capital, government regulation of mining activities, environmental risks, unanticipated reclamation expenses, title disputes or claims, aboriginal disputes or claims, limitations on insurance coverage, the sufficiency of current working capital and anticipated operating cash flow, the sufficiency of Mineral Reserves and Resources and estimated exploration expenditures to be incurred on Linear’s and/or Apollo’s properties, compliance with environmental standards, timing of regulatory approvals and other matters related to the completion of the Arrangement. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Many of these assumptions are based on factors and events that are not within the control of Linear and Apollo and there is no assurance they will prove to be correct. These factors include, but are not limited to, the risks and uncertainties relating to, among other things, changes in commodity prices, currency fluctuations, financing, unanticipated Mineral Reserve and Resource grades, infrastructure, results of exploration activities, cost overruns, availability of materials and equipment, timeliness of government approvals, taxation, political risk and related economic risk and unanticipated environmental impact on operations as well as those factors discussed under the section entitled “Risk Factors” in Apollo’s Form 10-K dated March 17, 2010 which is incorporated by reference herein.

There are also certain risks related to the consummation of the Arrangement including, but not limited to, the risk that the businesses of Linear and Apollo may not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that the expected benefits may not be fully realized or not realized within the expected time frame; and other risks discussed in this Circular or in the documents incorporated by reference herein. Although Apollo has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The information contained in this Circular, including the information under the heading “Risk Factors” identifies additional factors that could affect the operations, results and performance of Apollo. Readers are urged to carefully consider these factors. Apollo undertakes no obligations to update forward-looking statements if circumstances or managements’ respective estimates or opinions change except as required by applicable securities Laws. The reader is cautioned not to place undue reliance on forward-looking statements.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$,” “US$” or “U.S. dollars” in this Circular refer to United States dollars and all references to “Cdn.$” or “Canadian dollars” in this Circular refer to Canadian dollars. The financial statements of Linear are reported in Canadian dollars and prepared in accordance with Canadian GAAP. The financial statements of Apollo that are incorporated by reference herein are reported in United States dollars and prepared in accordance with U.S. GAAP.

The following table sets out the high, low, average and closing exchanges rates for Canadian dollars in terms of United States dollars for each of the three years ended December 31, 2009:

	Year Ended December 31 (US$)
	2007(1)	2008(1)	2009(1)
High	1.0905	1.0289	0.9695
Low	0.8437	0.7711	0.7653
Average	0.9304	0.9381	0.8706
Closing	1.0120	0.8166	0.9564

(1)	Using the daily noon rates for each period.

On May 25, 2010, the exchange rate for one Canadian dollar expressed in United States dollars, based upon the noon buying rates provided by the Bank of Canada, was US$0.9278 (US$1.00 = Cdn.$1.0778).

INFORMATION CONTAINED IN THIS CIRCULAR

The information contained in this Circular is given as at May 26, 2010 except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted therein.

No person has been authorized by Apollo to give any information or to make any representation in connection with the Arrangement, the Share Issuance and any other matters described herein other than that contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by Apollo or Linear.

Certain information pertaining to Linear included or described herein (including financial statements of Linear) has been provided by or on behalf of Linear or is based on publicly available documents and records on file with the relevant Canadian provincial securities regulators and other public sources. Linear has reviewed this Circular and confirmed the accuracy and completeness of the information in respect of Linear herein. Although Apollo does not have any knowledge that would indicate that any such information is inaccurate or incomplete, Apollo assumes no responsibility for the accuracy or completeness of such information, nor for the failure by Linear to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to Apollo.

This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice and Apollo Shareholders are urged to consult their own professional advisors in connection herewith.

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE APOLLO MEETING

Q: What is the Arrangement?

A: Apollo and Linear are proposing to engage in a business combination transaction pursuant to which Apollo will acquire all of Linear’s outstanding common shares and Linear will amalgamate with Apollo Sub and the amalgamated corporation will become a wholly owned subsidiary of Apollo. The transaction will be carried out pursuant to (i) the Arrangement Agreement dated March 31, 2010 among Linear, Apollo and Apollo Sub, and (ii) a Court-approved arrangement under section 193 of the Business Corporations Act (Alberta), which we refer to herein as the Plan of Arrangement. The Arrangement Agreement and Plan of Arrangement provide that Apollo will acquire (i) each outstanding Linear Share (other than those held by Linear Shareholders who properly exercise their Dissent Rights) in exchange for 5.4742 Apollo Shares, (ii) each outstanding Linear Warrant in exchange for an Apollo Replacement Warrant and (iii) each outstanding Linear Option in exchange for an Apollo Replacement Option. In addition, pursuant to the Arrangement Agreement and the Plan of Arrangement, Apollo Sub and Linear will be amalgamated and continue as one unlimited liability corporation under the ABCA.

When the term “transaction” is used throughout this Circular, it means the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement.

Q: Why is Apollo proposing to combine its business with Linear’s?

A: Apollo is proposing to combine its business with Linear’s because Apollo believes that a combination allows Apollo to materially reduce Black Fox project debt levels, provides immediate capital to fund the new underground development at Black Fox as well as an aggressive exploration program at Grey Fox and Pike River to advance towards feasibility in the near term and expands Apollo’s portfolio of quality exploration assets to include Linear’s Goldfields Project in northern Saskatchewan, Canada, its properties in the Chiapas area of southern Mexico and the Ampliacion Pueblo Viejo II property in the Dominican Republic.

Q: Why am I receiving this Circular and Apollo Proxy card or form of Apollo Proxy?

A: You are receiving this Circular and Apollo Proxy or form of Apollo Proxy because you own Apollo Shares.

Q: What will happen to Apollo Shares in the Arrangement?

A: Nothing. Each Apollo Share outstanding will remain outstanding as a share of Apollo common stock.

Q: What will happen to Apollo Shares if Apollo Shareholders approve the Share Issuance Resolution, the Option Plan Amendment Resolution and the Share Consolidation Resolution?

A: As soon as practicable following consummation of the Arrangement, the number of Apollo Shares will be consolidated on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation. The Share Consolidation will affect all Apollo Shareholders uniformly and will not affect any Apollo Shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the Share Consolidation results in any Apollo Shareholders owning a fractional Apollo Share (in which case each fractional Apollo Share that is less than one-half of one Apollo Share will be cancelled without any compensation therefor and each fractional Apollo Share that is at least one-half of one Apollo Share will be adjusted upward to one whole Apollo Share). Following the Share Consolidation, the Apollo Shares will have the same voting rights and rights to dividends and distributions, if any, and will be identical in all other respects to the Apollo Shares now authorized.

Q: How do I obtain a new share certificate or certificates for my Apollo Shares that reflect the Share Consolidation and Name Change?

A: Registered Apollo Shareholders should complete the accompanying letter of transmittal in accordance with its instructions, sign it and return it to CIBC Mellon Trust Company in the envelope provided, together with the certificates representing their Apollo Shares. The letter of transmittal contains complete instructions for registered Apollo Shareholders on how to exchange the certificate(s) representing their current Apollo Shares and receive their new share certificates which will reflect the Share Consolidation and Name Change. Registered Apollo Shareholders will not actually receive their new certificate(s) until after the Share Consolidation and Name Change are approved and completed and they have returned their properly completed documents, including the letter of transmittal and the certificate(s) representing their Apollo Shares to CIBC Mellon Trust Company.

Q: When does Apollo expect to complete the Arrangement?

A: Apollo expects to complete the transaction toward the end of the second quarter of calendar year 2010. Because the transaction is subject to securityholder, governmental and regulatory approvals and other conditions, some of which are beyond the control of Apollo and Linear, the exact timing of completion of the transaction cannot be predicted.

Q: Who will manage the combined company after the Arrangement?

A: Following consummation of the Arrangement, the Apollo Board will consist of seven directors, which will be composed of (i) three Apollo designees (currently expected to be Marvin K. Kaiser, David W. Peat and Charles E. Stott); (ii) three Linear designees (including Wade Dawe, the current president and chief executive officer of Linear, who would be appointed as the chairman of the Apollo Board) and (iii) one nominee who would be a technical person mutually agreed upon by Apollo and Linear. In addition, upon consummation of the Arrangement, R. David Russell will resign as president and chief executive officer of Apollo and Wade Dawe will be appointed president and chief executive officer of Apollo.

Q: What is the role of Canadian courts in the Arrangement?

A: Under the Business Corporations Act (Alberta) (which we refer to in this Circular as the ABCA), an Alberta court must approve the Plan of Arrangement. If Linear Shareholders approve the Continuance Resolution and the Arrangement Resolution and Apollo Shareholders approve the Share Issuance Resolution and the Option Plan Amendment Resolution, the Court will hold a hearing regarding the Final Order. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court’s approval of the fairness of the Plan of Arrangement will serve as the basis for an exemption from the registration requirements of the U.S. Securities Act for the issuance of the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to the Linear Shareholders, Linear Optionholders and Linear Warrantholders in connection with the Arrangement.

Q: On what am I being asked to vote?

A: Apollo Shareholders are being asked to approve the following proposals:

•	Proposal 1: Apollo Shareholders will be asked to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution, the full text of which is attached to this Circularas Schedule A, approving the issuance of Apollo Shares, including the Apollo Shares issuable upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options, the Apollo Replacement Warrants and the Apollo Replacement Options, in each case in connection with the Plan of Arrangement, pursuant to which Linear would amalgamate with Apollo Sub and the amalgamated corporation would continue as a wholly owned subsidiary of Apollo and securityholders of Linear will become securityholders of Apollo in accordance with the Arrangement Agreement, all as more particularly set forth in this Circular.
•	Proposal 2: Conditional upon approval of Proposal 1, Apollo Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, an ordinary resolution authorizing certain amendments to the Apollo Stock Option Incentive Plan.
•	Proposal 3: Conditional upon approval of Proposals 1 and 2, Apollo Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, a special resolution authorizing the filing of articles of amendment to change the name of Apollo to “Brigus Gold Corp.”
•	Proposal 4: Conditional upon approval of Proposals 1 and 2, Apollo Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, a special resolution authorizing the filing of articles of amendment to effect a consolidation of Apollo Shares as soon as practicable following consummation of the Arrangement on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation.
•	Proposal 5: Apollo Shareholders will be asked to elect seven directors of Apollo. Each director, if elected, will serve for a one-year term and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. However, if the Arrangement is approved and consummated, as contemplated by and pursuant to the Arrangement Agreement and the Plan of Arrangement, (i) it is currently contemplated that Messrs. Russell, Babensee, Hobart and Vaughan will resign as directors of Apollo and (ii) the remaining Apollo directors would appoint Wade Dawe, Michael Gross, Derrick Gill and a nominee who would be a technical person mutually agreed upon by Apollo and Linearto fill the remaining vacancies created by such resignations. As a result thereof, if the Arrangement is consummated, it is expected that the Apollo Board would consist of seven directors, which would be composed of (i) Messrs. Kaiser, Peat and Stott (three Apollo designees); (ii) Wade Dawe (who would be Chairman of the Apollo Board), Michael Gross and Derrick Gill (three Linear designees) and (iii) a technical person mutually agreed upon by Apollo and Linear.
•	Proposal 6: Apollo Shareholders will be asked to re-appoint Apollo’s independent auditors and to authorize the directors to fix their remuneration.
•	Proposal 7: Apollo Shareholders will be asked to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution ratifying Apollo’s shareholder rights plan.

Apollo Shareholder approval of the Share Issuance Resolution is not required under Canadian corporate law or Apollo’s constating documents or by-laws, but is required by the rules and regulations of AMEX and TSX. In order for the Arrangement to be consummated, Apollo Shareholders must approve the Share Issuance Resolution and the Option Plan Amendment Resolution. Apollo Shareholder approval of the Share Consolidation Resolution and the Name Change Resolution is required by the YBCA. Apollo Shareholder ratification of Apollo’s shareholder rights plan is required by the terms of the rights plan. Apollo Shareholder approval of the amendments to the Apollo Stock Option Incentive Plan is required by the rules and regulations of AMEX and TSX.

Q: Why am I being asked to elect seven directors of Apollo if some of those directors are being replaced upon consummation of the Arrangement?

A: Apollo is nominating seven directors for election to the Apollo Board so that it will have, if elected, seven directors in the event that the Arrangement is not consummated for any reason. If the Arrangement is consummated, it is currently contemplated that Messrs. Russell, Babensee, Hobart and Vaughan will resign as directors of Apollo and the remaining Apollo directors would appoint Wade Dawe, Michael Gross, Derrick Gill and a nominee who would be a technical person mutually agreed upon by Apollo and Linear to fill the vacancies created by such resignations. If the Arrangement is not consummated, each of the seven directors nominated for election to the Apollo Board in this Circular would serve for a one-year term and until his successor is elected and qualified, subject to such director’s prior death, resignation, retirement, disqualification or removal from office.

Q: What vote is required to approve the proposals included in the Circular?

A:

•	Proposal 1: The Share Issuance Resolution must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. For the purposes of voting on the Share Issuance Resolution, a total of 62,500,000 Apollo Shares held by Linear (representing approximately 18.5% of the currently issued and outstanding Apollo Shares) will be excluded from voting.
•	Proposal 2: The amendments to the Apollo Stock Option Incentive Plan must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.
•	Proposal 3: The Name Change Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

•	Proposal 4: The Share Consolidation Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.
•	Proposal 5: The election of the directors nominated must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.
•	Proposal 6: The re-appointment of Deloitte & Touche LLP and approval of the resolution authorizing the directors to fix the remuneration of the auditors must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.
•	Proposal 7: Apollo’s shareholder rights plan must be ratified by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

Q: Who can vote?

A: Only Apollo Shareholders who hold Apollo Shares at the close of business on the record date, which is May 25, 2010, will be entitled to vote at the Apollo Meeting. Apollo Shares constitute the only class of Apollo capital stock entitled to vote at the Apollo Meeting.

Q: How does the Apollo Board recommend that I vote on the proposals?

A: The Apollo Board unanimously recommends that you vote “FOR” approval of each of the proposals.

Q: How do I vote my Apollo Shares?

A: You should carefully read and consider the information contained in or incorporated by reference into this Circular, including the schedules. You should also determine whether you hold your Apollo Shares directly in your name as a Registered Shareholder or through a broker, investment dealer, bank, trust company or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a Registered Shareholder of Apollo (that is, if you hold your Apollo Shares in certificate form), you may vote in any of the following ways:

•	in person at the Apollo Meeting — complete and sign a ballot at the Apollo Meeting;
•	by mail — complete, sign and date the enclosed Apollo Proxy and return it as soon as possible to Apollo, c/o CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario M1S 0A1, in the envelope provided for that purpose; or
•	by facsimile — complete, sign and date the enclosed Apollo Proxy and fax it to 416-368-2502 or toll free fax 1-866-781-3111.

If you are a non-registered holder of Apollo Shares (which for purposes of this Circular means that your Apollo Shares are held in “street name”), you should instruct your broker, investment dealer, bank, trust company or other nominee to vote your shares by following the instructions provided by them. You may vote in person if you obtain written authorization in your name from your broker, investment dealer, bank, trust company or other nominee. Please contact your broker, investment dealer, bank, trust company or other nominee to determine how to vote by mail and whether you will be able to vote by facsimile, telephone or over the Internet.

If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other intermediary how to vote, you will not be considered to be represented by proxy for the purpose of approving the matters to be voted upon at the Apollo Meeting (other than in respect of any proposal for which your broker, investment dealer, bank, trust company or other intermediary has discretionary authority to vote your Apollo Shares under applicable law, such as the proposal to re-appoint Deloitte & Touche LLP as Apollo’s independent auditors).The Apollo Shares represented by a properly executed proxy will be voted on any ballot that may be conducted at the Apollo Meeting in accordance with your instructions and, if you specify a choice with respect to any matter to be acted upon, your Apollo Shares shall be voted accordingly. In the absence of instructions your Apollo Shares will be voted “FOR” each of the matters referred to in the Apollo Proxy.

Proxies must be received no later than 9:00 a.m. (Toronto time) on June 22, 2010, unless the chairman of the Apollo Meeting elects to exercise his discretion to accept proxies subsequently received.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: No. If you hold your shares in “street name,” you will receive instructions from your broker, investment dealer, bank, trust company or other intermediary describing how to vote your Apollo Shares. Generally, if you do not instruct your broker, investment dealer, bank, trust company or other intermediary how to vote your shares, they may not vote your shares.

Q: What happens if I return my Apollo Proxy but don’t indicate how to vote?

A: If you properly return your Apollo Proxy, but do not include instructions on how to vote, your Apollo Shares will be voted “FOR” each of the matters referred to in the Apollo Proxy. Apollo’s management does not currently intend to bring any proposals to the Apollo Meeting other than those described in this Circular. If other proposals requiring a vote of shareholders are brought before the Apollo Meeting in a proper manner, the persons named in the enclosed Apollo Proxy intend to vote the shares they represent in accordance with their best judgment.

Q: What happens if I don’t return my Apollo Proxy or otherwise don’t vote?

A: Your failure to return your Apollo Proxy or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the Apollo Meeting.

Q: What does it mean if I receive more than one Apollo Proxy?

A: This means that you own Apollo Shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxies you receive in order to vote all of the Apollo Shares you own. If you vote by mail, please make sure you return each proxy in the return envelope that accompanied that Apollo Proxy.

Q: Can I change my vote after I have voted?

A: Yes. You can change your vote at any time before your Apollo Shares are voted at the Apollo Meeting.

If you are a registered Apollo Shareholder, you can do this in any of the following ways:

•	by depositing an instrument in writing executed by the Apollo Shareholder or by the Apollo Shareholder’s attorney duly authorized in writing or, if the Apollo Shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney either with CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (facsimile: 416-368-2502 or toll free facsimile 1-866-781-3111), or at the head office of Apollo at 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, Attention: Corporate Secretary;
•	by completing and submitting an Apollo Proxy bearing a later date and depositing it at or mailing it to the offices of CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (facsimile: 416-368-2502 or toll free fax 1-866-781- 3111);
•	by voting by facsimile after previously voting or submitting your Apollo Proxy;
•	by attending the Apollo Meeting and voting in person. Your attendance at the Apollo Meeting alone will not revoke your proxy. You must also vote at the Apollo Meeting in order to revoke your previously submitted proxy; or
•	in any other manner permitted by law.

If your shares are held in “street name,” you must contact your broker or other intermediary and follow the instructions provided to you in order to revoke your Apollo Proxy.

Q: Am I entitled to dissenters’ appraisal rights?

A: No. Holders of Apollo Shares are not entitled to dissenters’ appraisal rights in connection with the actions to be taken at the Apollo Meeting. See the section of this Circular under the heading “General Information Concerning the Apollo Meeting — Dissent Rights” beginning on page 40.

Q: Are there risks I should consider in deciding whether to vote for the Share Issuance Resolution?

A: Yes. A number of risk factors that you should consider in connection with the transaction are described in the section of this Circular entitled “Risk Factors” beginning on page 30.

Q: Who can help answer my questions about the transaction and the Apollo Meeting?

A: You may call Apollo’s proxy solicitor, Laurel Hill Advisory Group, 200-366 Bay Street, Toronto, Ontario, M5H 4B2 at (888) 987-3940 with any questions you may have about the transaction or the Apollo Meeting.

SUMMARY

The following information is a summary of certain information contained in this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular, including the Schedules hereto and the documents incorporated by reference herein. Capitalized terms in this Summary have the meanings set out in the Glossary of Terms or as set out in this Summary.

Date, Time and Place of Meeting

The Apollo Meeting will be held at 11:00 a.m. (Denver time) on June 24, 2010 at the Embassy Suites Hotel — Denver Tech Center, 10250 East Costilla Avenue, Centennial, Colorado 80112, USA.

The Record Date

The Record Date for determining the Apollo Shareholders entitled to receive notice of and to vote at the Apollo Meeting is as of 5:00 p.m. (Toronto time) on May 25, 2010.

Purpose of the Meeting

The purpose of the Apollo Meeting is (i) to consider and, if deemed advisable, to approve, with or without variation, the Share Issuance Resolution; (ii) conditional upon approval of the Share Issuance Resolution, to consider and, if deemed advisable, approve, with or without variation, the Option Plan Amendment Resolution; (iii) conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, approve, with or without variation, the Name Change Resolution; (iv) conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, approve, with or without variation, the Share Consolidation Resolution; (v) to elect seven directors of Apollo; (vi) to re-appoint Apollo’s independent auditors and to authorize the directors to fix their remuneration; (vii) to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution ratifying Apollo’s Shareholder Rights Plan; (viii) to receive the audited consolidated financial statements of Apollo for the fiscal year ended December 31, 2009, together with the report of the auditors thereon; and (ix) to transact such further or other business as may properly come before the Apollo Meeting and any adjournments or postponements thereof.

Parties to the Arrangement

Apollo Gold Corporation

Apollo is engaged in gold mining including extraction, processing, and production, as well as related activities including exploration and development. Apollo was continued pursuant to and is a corporation existing under the provisions of the YBCA. Apollo’s registered office is located at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9. Apollo maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220.

Apollo owns Black Fox, an open pit and underground mine and mill located near Matheson in the Province of Ontario, Canada (“Black Fox”). The Black Fox mine site is situated seven miles east of Matheson and the mill complex is twelve miles west of Matheson. Mining of ores from the open pit began in March 2009, milling operations commenced in April 2009, and commercial gold production commenced in late May 2009. Underground mining at Black Fox is expected to commence in the second half of 2010. Apollo also owns the adjoining Grey Fox and Pike River properties, which, together with the Black Fox property, give Apollo a total land package of 17 square kilometers which extends over a 6.5 kilometer strike along the Destor-Porcupine fault zone. Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico. The Huizopa project is subject to an 80% Apollo/20% Minas de Coronado joint venture agreement.

Apollo is a reporting issuer in the United States and in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador and Yukon Territory. The Apollo Shares trade on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT.”

See “Selected Information Concerning Apollo Gold Corporation” beginning on page 77 of this Circular.

Linear Gold Corp.

Linear is a corporation incorporated pursuant to the provisions of the CBCA. Linear’s registered and head office is located at 2000 Barrington Street, Suite 502, Halifax, Nova Scotia, B3J 3K1. Linear is a reporting issuer in the provinces of Ontario, British Columbia, Alberta, Manitoba, Québec and Nova Scotia. The Linear Shares trade on the TSX under the symbol “LRR.” Certain public disclosure relating to Linear, including, without limitation, the Linear Circular and other materials filed in connection with the Linear Meeting, may be accessed at www.sedar.com.

See “Detailed Information About Linear Gold Corp.” beginning on page 82 of this Circular.

General Information Concerning the Apollo Meeting

Apollo will hold an Annual and Special Meeting on June 24, 2010 at 11:00 a.m. (Denver time). The Apollo Board has fixed 5:00 p.m. (Toronto time) on May 25, 2010 as the record date for determining shareholders entitled to notice of and to vote at the Apollo Meeting.

The proposals to authorize the filing of articles of amendment to (i) change the name of Apollo to ”Brigus Gold Corp.” and (ii) effect a consolidation of Apollo Shares as soon as practicable following consummation of the Arrangement on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation must each be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. Each other proposal must be approved by a majority of the votes cast on such proposal by Apollo Shareholders present in person or by proxy at the Apollo Meeting. For the purposes of voting on the Share Issuance Resolution, a total of 62,500,000 Apollo Shares held by Linear (representing approximately 18.5% of the currently issued and outstanding Apollo Shares) will be excluded from voting.

The persons named in the enclosed Apollo Proxy are officers and/or directors of Apollo. An Apollo Shareholder has the right to appoint some other person, who need not be an Apollo Shareholder, to represent him or her at the Apollo Meeting and may do so by inserting such person’s name in the blank space provided in the enclosed Apollo Proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed applicable proxy at the offices of CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (facsimile: (416) 368-2502 or toll free facsimile (866) 781-3111).

A quorum of shareholders is necessary to hold a valid Apollo Meeting. Pursuant to Apollo’s by-laws, the presence in person or representation by proxy of one or more Apollo Shareholders at any meeting of Apollo Shareholders, holding, in the aggregate, not less than one-third of the outstanding Apollo Shares entitled to vote at the meeting will constitute a quorum. If a quorum is not present at the Apollo Meeting, the meeting may be postponed or adjourned, without notice other than announcement at the Apollo Meeting, until a quorum is present or represented, unless the Apollo Meeting is postponed or adjourned for an aggregate of thirty or more days. At any subsequent reconvening of the Apollo Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Apollo Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

See “General Information Concerning the Apollo Meeting” beginning on page 37 of this Circular.

The Arrangement

General

Apollo and Linear are proposing to engage in a business combination transaction pursuant to which Apollo will acquire all of the Linear Shares and Linear will amalgamate with Apollo Sub and the amalgamated corporation will become a wholly owned subsidiary of Apollo. The transaction will be carried out pursuant to (i) the Arrangement Agreement dated March 31, 2010 among Linear, Apollo and Apollo Sub, and (ii) a Court-approved arrangement under section 193 of the ABCA, which we refer to herein as the Plan of Arrangement. The Arrangement Agreement and Plan of Arrangement provide that Apollo will acquire (i) each outstanding Linear Share (other than those held by Linear Shareholders who properly exercise their

Dissent Rights) in exchange for 5.4742 Apollo Shares, (ii) each outstanding Linear Warrant in exchange for an Apollo Replacement Warrant and (iii) each outstanding Linear Option in exchange for an Apollo Replacement Option. In addition, pursuant to the Arrangement Agreement and the Plan of Arrangement, Apollo Sub and Linear will be amalgamated and continue as one unlimited liability corporation under the ABCA.

Based on the number of Apollo Shares outstanding on May 25, 2010 (being 275,473,660 Apollo Shares, not including the 62,500,000 Apollo Shares purchased by Linear pursuant to the Private Placement on March 18, 2010), Linear shareholders will hold approximately 46.8% of the approximately 517,556,870 Apollo Shares to be outstanding upon completion of the Arrangement, assuming no dissenting shareholders and no exercise of convertible securities of either Linear or Apollo outstanding subsequent to May 25, 2010 and without giving effect to the Share Consolidation. Linear and Apollo Sub will be amalgamated, the amalgamated corporation will be a wholly owned subsidiary of Apollo, and Linear will cease to be publicly traded. If the required securityholder approvals are received, the Final Order is obtained, every other requirement of the ABCA relating to the Arrangement is complied with and all other conditions set forth in the Arrangement Agreement are satisfied or waived, the Arrangement will become effective on the Effective Date. Linear and Apollo currently expect that the Effective Date will be on or about July 2, 2010.

See “The Arrangement” and “The Arrangement Mechanics” beginning on pages 42 and 57, respectively.

Reasons and Benefits of the Arrangement

The key strategic benefits identified by the Apollo Special Committee and Apollo Board include:

•	Advancing Black Fox — The transaction is expected to allow Apollo to reduce Black Fox project debt levels and provide capital to fund the new underground development at Black Fox as well as an exploration program at Grey Fox and Pike River to advance towards feasibility in the near term.
•	Additional Production — The transaction provides a near term development asset in Linear’s Goldfields project that is expected to add low-cost production of approximately 70,000 ounces of gold per year by 2013.
•	Improved Portfolio of Properties — The transaction expands the portfolio of quality exploration assets to include Linear’s Goldfields Project in northern Saskatchewan, Canada, Linear’s properties in the Chiapas area of southern Mexico and Linear’s Ampliacion Pueblo Viejo II property in the Dominican Republic.
•	Participation by Shareholders in the Assets of Linear — Apollo Shareholders, through the combination with Linear, will participate in any increase in the value of the mineral projects and other assets currently owned by Linear.
•	Improved Balance Sheet and Enhanced Financial Flexibility — The transaction and related Private Placement of Cdn.$25 million allows Apollo to reduce its outstanding indebtedness and enhance its working capital position thereby providing Apollo the flexibility to expand its business and pursue its exploration and development efforts.

See “The Arrangement — Reasons and Benefits of the Arrangement” beginning on page 45.

Haywood Fairness Opinion

Haywood Securities was retained by the Apollo Special Committee to provide advice and assistance to the Apollo Special Committee in connection with Apollo’s consideration of the Share Issuance. Pursuant to the terms of the Haywood Securities Engagement Letters, Haywood Securities agreed to consider the fairness, from a financial point of view, to the Apollo Shareholders of the consideration to be paid by Apollo in connection with the Arrangement.

As at the date of the Apollo Fairness Opinion and subject to the analysis, assumptions, qualifications and limitations contained in the Apollo Fairness Opinion, Haywood Securities has opined that the offered consideration pursuant to the Arrangement of 5.4742 Apollo Shares for each Linear Share is fair from a financial point of view, to the Apollo Shareholders. The Apollo Fairness Opinion is not a recommendation as to how the Apollo Shareholders should vote at the Apollo Meeting. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Haywood Securities in rendering its opinion. The summary of the Apollo Fairness Opinion in this Circular is qualified in its entirety by the full text of the Apollo Fairness Opinion which is attached as Schedule L to this Circular, and Apollo Shareholders are urged to read the Apollo Fairness Opinion in its entirety. Haywood Securities’ opinion was provided to the Apollo board of directors and addresses only the fairness, from a financial point of view, of the consideration to be paid by Apollo in connection with the Arrangement as of the date of the opinion. It does not address any other aspect of the transaction and does not constitute a recommendation to the Apollo Shareholders as to how to vote with respect to the Share Issuance Resolution or act on any other matter.

See “The Arrangement — Opinion of Apollo’s Financial Advisor — Haywood Securities Inc.” beginning on page 47.

Recommendation of the Apollo Board and Apollo Special Committee

The Apollo Board established the Apollo Special Committee to, among other things, review and consider the transaction with Linear. The Apollo Special Committee retained Haywood Securities as its financial advisor. Haywood Securities has provided the Apollo Fairness Opinion, which states that, as of the date of such Apollo Fairness Opinion and subject to the assumptions, qualifications and limitations set forth therein, the offered consideration of 5.4742 Apollo Shares for each Linear Share is fair, from a financial point of view, to the Apollo Shareholders. The Apollo Special Committee, having taken into account the Apollo Fairness Opinion, the results of due diligence investigations, and such other matters as it considered relevant, including consulting with its financial and independent legal advisors, unanimously determined that the Arrangement is in the best interests of Apollo. Accordingly, the Apollo Special Committee voted unanimously to recommend to the Apollo Board that it approve, among other things, the execution and delivery of the Binding LOI, the Arrangement Agreement and the Arrangement, and that the Apollo Board recommend that Apollo Shareholders vote for the Share Issuance.

Having received and considered the recommendation of the Apollo Special Committee, the directors of Apollo have unanimously determined that the Share Issuance pursuant to the Arrangement is fair to Apollo Shareholders and in the best interests of Apollo and have authorized the submission of the Share Issuance Resolution to the Apollo Shareholders for their approval at the Apollo Meeting. The directors of Apollo have determined and unanimously recommend that Apollo Shareholders vote “FOR” the Share Issuance Resolution, the Option Plan Amendment Resolution, the Name Change Resolution and the Share Consolidation Resolution.

See “The Arrangement — Recommendation of the Apollo Special Committee” and “The Arrangement — Recommendation of the Apollo Board” beginning on pages 52 and 53, respectively.

The Arrangement Agreement

Apollo and Linear entered into the Arrangement Agreement on March 31, 2010. The terms and conditions of the Arrangement are governed by the Arrangement Agreement. The Arrangement Agreement is attached to this Circular as Schedule F and is incorporated by reference herein. Apollo urges you to read the Arrangement Agreement carefully as it is the legal document that governs the Arrangement.

See “The Arrangement Agreement” beginning on page 61.

The Combined Company Upon Completion of the Arrangement

On completion of the Arrangement, Apollo will continue to be a corporation existing under the Laws of the YBCA and the Former Linear Shareholders will be shareholders of Apollo. After the Effective Date, Linear will amalgamate with Apollo Sub and the amalgamated corporation will be a wholly owned subsidiary of Apollo.

The business and operations of Apollo and Linear will be consolidated and Apollo expects that the principal executive office of the combined company will remain at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220 immediately following consummation of the Arrangement. Apollo will continue to maintain its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9.

Upon closing of the Arrangement, and subject to Apollo Shareholders approving the Name Change Resolution and the Share Consolidation Resolution, Apollo intends to file articles of amendment in order to change its name to “Brigus Gold Corp.”

See “The Combined Company Upon Completion of the Arrangement” beginning on page 74.

Risk Factors

There are certain risk factors relating to Apollo, Linear and the Arrangement which should be carefully considered by Apollo Shareholders, including the fact that the Arrangement may not be completed if, among other things, Linear Shareholder Approval and Apollo Shareholder Approval are not obtained at the Linear Meeting and the Apollo Meeting, respectively, or if any other conditions precedent to the completion of the Arrangement are not satisfied or waived, as applicable.

See “Risk Factors” and “Detailed Information About Linear Gold Corp.” beginning on pages 30 and 82, respectively.

Particulars of Matters to be Acted Upon at the Apollo Meeting

Proposal 1: The Share Issuance Proposal

The Apollo Shareholders will be asked at the Apollo Meeting to approve the Share Issuance in connection with the Arrangement. Pursuant to Section 611 of the TSX Company Manual, securityholder approval is required in those instances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. Similarly, rules of the AMEX require that a listed issuer obtain the consent of its shareholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer’s outstanding common stock.

Upon completion of the Arrangement and without giving effect to the Share Consolidation, the Former Linear Shareholders will receive approximately 242 million Apollo Shares, representing approximately 46.8% of the Apollo Shares anticipated to be outstanding immediately after the completion of the Arrangement (excluding the 62,500,000 Apollo Shares held by Linear, which will be cancelled upon completion of the Arrangement without payment of any consideration).

The Arrangement cannot be completed unless the Share Issuance Resolution is duly approved by Apollo Shareholders at the Apollo Meeting.

The full text of the Share Issuance Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule A to this Circular. The Share Issuance Resolution must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. For the purposes of voting on the Share Issuance Resolution, a total of 62,500,000 Apollo Shares held by Linear (representing approximately 18.5% of the currently issued and outstanding Apollo Shares) will be excluded from voting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Share Issuance Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Share Issuance Resolution.

See “Proposal 1: The Share Issuance Proposal” on page 142.

Proposal 2: The Stock Option Incentive Plan Amendments Proposal

The Apollo Shareholders will be asked at the Apollo Meeting to approve a proposal to amend the Apollo Stock Option Incentive Plan because such amendments are required in order to issue Apollo Replacement Options to former Linear optionholders as contemplated by the Arrangement. Specifically, the Apollo Stock Option Incentive Plan must be amended to:

•	increase the number of Apollo Shares issuable under the Apollo Stock Option Incentive Plan to a maximum of the lesser of: (a) 10% of the issued and outstanding Apollo Shares, from time to time; and (b) 51,755,687 Apollo Shares (an increase from 23,261,129 Apollo Shares as presently provided in the Apollo Stock Option Incentive Plan);

•	add holders of Linear Options who will not be Apollo employees following the consummation of the Arrangement to the definition of “Eligible Person” under the Apollo Stock Option Incentive Plan;
•	permit the Apollo Board to fix the exercise price per Apollo Share under any Apollo Replacement Option issued in the Arrangement at a price less than the market price per Apollo Share at the time of the exchange of the Linear Options for Apollo Replacement Options (this amendment is required because some of the Linear Options may be “in-the-money” and the Apollo Stock Option Incentive Plan presently prohibits issuance of “in-the-money” options); and
•	make other conforming changes in order to give effect to the foregoing.

The Apollo Board has approved an amended Stock Option Incentive Plan (the “Amended Plan”) in order to incorporate the changes described above, subject to shareholder and regulatory approval. The principal terms of the Amended Plan are summarized in this Circular under the heading “Proposal 2: The Stock Option Incentive Plan Amendments Proposal.” The principal terms of the Amended Plan are substantially similar to the Apollo Stock Option Incentive Plan, except for those provisions specifically identified above as amendments to the Apollo Stock Option Incentive Plan. The full text of the Amended Plan appears as Schedule J to this Circular.

The full text of the Option Plan Amendment Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule B to this Circular. The Option Plan Amendment Resolution must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Arrangement cannot be completed unless the Option Plan Amendment Resolution is duly approved by Apollo Shareholders at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Option Plan Amendment Resolution. The Apollo Board unanimously recommends that you vote “FOR” the approval of the Option Plan Amendment Resolution.

See “Proposal 2: The Stock Option Incentive Plan Amendments Proposal” beginning on page 142.

Proposal 3: The Name Change Proposal

Apollo Shareholders are also being asked to approve the Name Change Resolution to authorize an amendment to the articles of Apollo to change the name of Apollo to “Brigus Gold Corp.” The purpose of the proposed Name Change is to better reflect the combined business of Apollo and Linear after giving effect to the Arrangement. The Apollo Board is of the view that the proposed name of “Brigus Gold Corp.”, when combined with new marketing initiatives, will assist in re-branding the combined company as an emerging Canadian mid-tier gold producer.

The full text of the Name Change Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule C to this Circular. The Name Change Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Name Change Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Name Change Resolution.

See “Proposal 3: The Name Change Proposal” beginning on page 144.

Proposal 4: The Share Consolidation Proposal

The Apollo Board has unanimously approved and is recommending that Apollo Shareholders vote to authorize the filing of articles of amendment to effect a consolidation (or reverse stock split) of outstanding Apollo Shares on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation. Assuming the proposal is approved, it is anticipated that articles of amendment will be filed so as to effect the Share Consolidation as soon as practicable following consummation of the Arrangement. However, pursuant to the Share Consolidation Resolution, the Apollo

Board may, in its discretion, decide not to proceed with the Share Consolidation at any time prior to the filing of articles of amendment without further authorization from or notice to the Apollo Shareholders. This proposal is conditional upon Apollo Shareholder approval of the Share Issuance Resolution and the Option Plan Amendment Resolution.

If the Share Consolidation is implemented by the Apollo Board:

•	all of the issued and outstanding Apollo Shares (which, following the consummation of the Arrangement, will include Apollo Shares held by current holders of Apollo Shares and Former Linear Shareholders) will automatically be consolidated on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation;
•	subject to the terms and conditions of each optionholder’s option agreement with Apollo and each warrantholder’s warrant certificate, the number of Apollo Shares issuable upon the exercise of Apollo’s outstanding options and warrants (which, following the consummation of the Arrangement, will include Apollo Shares issuable upon the exercise of Apollo Replacement Options and Apollo Replacement Warrants), the exercise price thereof and the number of shares reserved for future issuances under Apollo’s Stock Option Incentive Plan will be adjusted as appropriate to reflect the Share Consolidation; and
•	the exercise price with respect to Apollo’s series A junior participating preferred stock pursuant to our Shareholder Rights Plan (assuming the Rights Plan Resolution is approved at the Apollo Meeting) and the number of Apollo Shares issuable upon exercise thereof shall be proportionately adjusted to reflect the Share Consolidation.

The full text of the Share Consolidation Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule D to this Circular. The Share Consolidation Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Share Consolidation Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Share Consolidation Resolution.

See “Proposal 4: The Share Consolidation Proposal” beginning on page 145.

Proposal 5: Election of Directors

The Apollo Shareholders will be asked at the Apollo Meeting to elect seven directors. Each director, if elected, will serve for a one-year term and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. However, if the Arrangement is approved and consummated, as contemplated by and pursuant to the Arrangement Agreement and the Plan of Arrangement, (i) it is currently contemplated that Messrs. Russell, Babensee, Hobart and Vaughan will resign as directors of Apollo and (ii) the remaining Apollo directors intend to appoint Wade Dawe, Michael Gross, Derrick Gill and a nominee who would be a technical person mutually agreed upon by Apollo and Linear to fill the remaining vacancies created by such resignations. As a result thereof, if the Arrangement is consummated, it is expected that the Apollo Board would consist of seven directors, which would be composed of (i) Marvin K. Kaiser, David W. Peat and Charles E. Stott (three Apollo designees), (ii) Wade Dawe (who would be Chairman of the Apollo Board), Michael Gross and Derrick Gill (three Linear designees) and (iii) a technical person mutually agreed upon by Apollo and Linear.

The election of the each director nominated must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board unanimously recommends that Apollo Shareholders vote “FOR” the election of Robert W. Babensee, G. Michael Hobart, Marvin K. Kaiser, David W. Peat, R. David Russell, Charles E. Stott and W.S. (Steve) Vaughan.

See “Proposal 5: Election of Directors” beginning on page 149.

Proposal 6: Re-appointment of Auditors Proposal

The Apollo Shareholders will be asked at the Apollo Meeting to re-appoint Deloitte & Touche LLP as Apollo’s independent registered chartered accountants and authorize the directors to fix their remuneration. The re-appointment of Deloitte & Touche LLP and approval of the resolution authorizing the directors to fix the remuneration of the auditors must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board recommends that you vote “FOR” the proposal to re-appoint Deloitte & Touche LLP as Apollo’s independent registered chartered accountants and the resolution authorizing the directors to fix the remuneration of the auditors.

See “Proposal 6: Re-appointment of Auditors Proposal” beginning on page 152.

Proposal 7: Ratification of the Shareholder Rights Plan Proposal

At the Apollo Meeting, Apollo Shareholders will be asked, as required by the TSX and as provided under the terms of the Shareholder Rights Plan, to vote on a resolution to ratify the Shareholder Rights Plan. Apollo believes that the Shareholder Rights Plan preserves the fair treatment of Apollo Shareholders, is consistent with current best Canadian corporate practices and conforms to institutional investor guidelines. The Arrangement does not trigger any of the terms of the Shareholders Rights Plan.

The full text of the Rights Plan Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule E to this Circular. The Shareholder Rights Plan must be ratified by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to ratify the Shareholders Rights Plan. The Apollo Board unanimously recommends that you vote “FOR” the ratification of the Shareholder Rights Plan.

See “Proposal 7: Ratification of the Shareholder Rights Plan Proposal” beginning on page 153.

SELECTED UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

The following table contains selected unaudited pro forma consolidated financial information for Apollo and Linear as a combined company, giving effect to the acquisition of Linear by Apollo as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma consolidated balance sheet data is presented as if the transaction had been completed on March 31, 2010. The unaudited pro forma consolidated statement of operations data for the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009 is presented as if the transaction had taken place on January 1, 2009. The transaction will be accounted for under the acquisition method of accounting.

You should read the selected unaudited pro forma consolidated financial information below together with the “Unaudited Pro Forma Financial Statements” and related notes thereto attached as Schedule N to this Circular and the respective consolidated financial statements and accompanying notes of Apollo and Linear which, in the case of Apollo, are incorporated by reference into this Circular and, in the case of Linear, are attached to this Circular as Schedule M. The unaudited pro forma operating data is presented for informational purposes only and is not necessarily indicative of what the actual combined results of operations of the combined company would have been for the periods presented, nor does this data purport to represent the results of future periods.

Linear’s consolidated financial statements are prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. For purposes of presenting the selected unaudited pro forma consolidated financial information, adjustments were made to Linear’s historical financial information to conform to U.S. GAAP. Please refer to Schedules 1, 2 and 3 of the “Unaudited Pro Forma Financial Statements” and related notes thereto attached as Schedule N to this Circular for descriptions of the adjustments required to conform Linear’s financial statements to U.S. GAAP.

	Three Months Ended March 31, 2010	Twelve Months Ended December 31, 2009
	(in thousands of U.S. dollars, except per share data)	(in thousands of U.S. dollars, except per share data)
Selected Pro Forma Statement of Operations Data:
Revenue from sale of gold	$17,626	$47,008
Total operating expenses	13,632	41,200
Operating income from operations	3,994	5,808
Net income (loss)	8,665	(61,678)
Per Common Share Data:
Basic and Diluted net income (loss) per share	0.02	(0.13)

As of March 31, 2010
(in thousands of U.S. dollars)
Selected Pro Forma Balance Sheet Data:
Cash and cash equivalents	$11,476
Share capital	278,465
Total assets	226,099
Total liabilities	153,304
Total shareholders’ equity	72,795

Comparative Per Share Data

The following table sets forth for the Apollo Shares and Linear Shares certain historical, pro forma consolidated and pro forma equivalent per share financial information. The pro forma consolidated and pro forma equivalent per share information gives effect to the transaction as if the transaction had been effective at January 1, 2009. The pro forma data in the table are derived from, and should be read in conjunction with, the “Unaudited Pro Forma Financial Statements” and related notes thereto attached as Schedule N to this Circular. Apollo’s historical per share information for the three month period ended March 31, 2010 is derived from the unaudited consolidated interim financial statements of Apollo as of March 31, 2010 contained in Apollo’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2010, which is incorporated by reference into this Circular. Apollo’s historical per share information for the twelve month period ended December 31, 2009 is derived from the audited consolidated financial statements of Apollo as at December 31, 2009 contained in Apollo’s Annual Report on Form 10-K for the year ended December 31, 2009, which is also incorporated by reference into this Circular. Linear’s historical per share information is derived from the unaudited consolidated balance sheet of Linear as at December 31, 2009, the unaudited interim consolidated statements of operations of Linear for the three month and nine month periods ended December 31, 2009 and 2008 and the audited consolidated financial statements of Linear for the year ended March 31, 2009, each of which is located in Schedule M to this Circular.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of the combined company would have been had the transaction been in effect for the periods described below or to project the future results of the combined company after the transaction.

Per Common Share Data	Apollo Historical (U.S. GAAP)	Linear Historical (Canadian GAAP)(5)	Unaudited Pro Forma Consolidated (U.S. GAAP)(4)	Pro Forma Equivalent Per Linear Share(1) (U.S. GAAP)
As of and for the three month period ended March 31, 2010:
Net income (loss)
Basic	$0.02	$(0.03)	$0.02	$0.11
Diluted	0.02	(0.03)	0.02	0.11
Cash dividends paid(2)	N/A	N/A	N/A	N/A
Book value(3)	0.07	1.74	0.13	0.71

Per Common Share Data	Apollo Historical (U.S. GAAP)	Linear Historical (Canadian GAAP)(5)	Unaudited Pro Forma Consolidated (U.S. GAAP)(4)	Pro Forma Equivalent Per Linear Share(1) (U.S. GAAP)
As of and for the twelve month period ended December 31, 2009:
Net loss
Basic	$(0.25)	$(0.12)	$(0.13)	$(0.71)
Diluted	(0.25)	(0.12)	(0.13)	(0.71)
Cash dividends paid(2)	N/A	N/A	N/A	N/A
Book value(3)	(0.05)	1.69	0.17	0.93

(1)	The equivalent per Linear Share was calculated by multiplying the unaudited pro forma consolidated per share data by an exchange ratio of 5.4742 in order to equate the pro forma consolidated amounts to the value of one Linear Share.
(2)	Following the completion of the transaction, Apollo’s dividend policy will be determined by its board of directors.

(3)	The unaudited pro forma consolidated book value per share was calculated by dividing the unaudited pro forma consolidated shareholders’ equity at March 31, 2010 and December 31, 2009 by the sum of the number of Apollo Shares outstanding at March 31, 2010 and December 31, 2009, respectively, and the number of additional Apollo Shares that would have been delivered to Linear Shareholders had the combination been completed on March 31, 2010 and December 31, 2009, respectively.
(4)	In conjunction with closing of the acquisition of Linear, Apollo intends to effect a share consolidation of outstanding Apollo Shares on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation. On this basis, the unaudited pro forma consolidated basic and diluted net income per share for the three months ended March 31, 2010 would be $0.07 and $0.06 respectively, and the basic and diluted net loss per share for the twelve months ended December 31, 2009 would be $(0.51). The unaudited pro forma consolidated book value per share would be $0.52 and $0.68 as of March 31, 2010 and December 31, 2009, respectively.
(5)	The Linear historical information for the three month period ended March 31, 2010 is derived from the unaudited interim consolidated financial statements of operations for the three month period ended December 31, 2009. The Linear historical information for the period ended December 31, 2009 is derived from the unaudited interim consolidated statements of operations for the nine month periods ended December 31, 2009 and 2008 and the audited consolidated financial statements of Linear for the year ended March 31, 2009.

Accompanying Documents

The Notice of Meeting of Apollo and the Circular are accompanied by several Schedules which are incorporated by reference into, form an integral part of, and should be read in conjunction with this Circular. It is recommended that Apollo Shareholders read the Notice of Meeting, this Circular and the attached Schedules in their entirety.

RISK FACTORS

In addition to the other information contained in or expressly incorporated by reference in this Circular (including the risk factors applicable to Apollo contained under the heading “Risk Factors” in Apollo’s annual information form and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 incorporated herein by reference and the risk factors applicable to Linear contained under the heading “Detailed Information about Linear Gold Corp.” beginning on page 82 of this Circular), the following factors should be considered carefully when considering risks related to the Arrangement and the combined company. These risks and uncertainties are not the only ones Apollo, Linear and combined company may face nor do they include all risks and uncertainties associated with the Arrangement. Additional risks and uncertainties not presently known to Apollo or that Apollo currently considers immaterial may also exist. If any of such risks actually occur, Apollo’s business, prospects, financial condition, cash flows and operating results could be materially adversely affected.

Risks Relating to the Arrangement

Failure to complete the Arrangement with Linear could negatively impact Apollo’s stock price and future business and financial results.

The Arrangement Agreement contains a number of important conditions that must be satisfied before Apollo can complete the Arrangement, including, among other things, conditions relating to (i) obtaining the Interim and Final Orders from the Court, (ii) approval of the transaction by the Linear Shareholders and the Apollo Shareholders, (iii) approval by the TSX and the AMEX of the listing of the Apollo Shares to be issued in the Arrangement, including the Apollo Shares issuable upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants, (iv) absence of certain actions, suits, proceedings or objection or opposition before any governmental or regulatory authority, (v) receipt of required regulatory approvals, (vi) the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants issued in the Arrangement being exempt from the registration requirements of the U.S. Securities Act and (vii) the effectiveness of a U.S. registration statement registering the issuance of the Apollo Shares issuable upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants under the U.S. Securities Act.

If the transaction is not completed for any reason, Apollo’s ongoing business and financial results may be adversely affected. For example, the amended repayment schedule agreed to on March 9, 2010 under the Project Facility Agreement with the Project Lenders requires Apollo to pay $10,000,000 upon the earlier to occur of July 2, 2010 and two Business Days following the consummation of the Arrangement. If the Arrangement with Linear is not consummated, Apollo may not have sufficient cash-on-hand to meet this and the other repayment obligations under the Project Facility Agreement or under the $4,290,000 principal amount of convertible debentures due August 23, 2010 owned by RAB Special Situations (Master) Fund Limited. In addition, if the transaction is not completed, Apollo will be subject to a number of additional risks, including the following:

•	Under the terms of the Arrangement Agreement, in certain circumstances, if the Arrangement is not completed, Apollo will be required to pay a Cdn.$4,000,000 termination fee to Linear; and
•	The price of Apollo Shares may decline to the extent that the current market price of Apollo Shares reflect a market assumption that the transaction will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the transaction was not consummated due to an adverse change in Apollo’s business or financial condition.

In addition, whether or not the transaction is completed, the pending transaction could adversely affect Apollo’s operations because:

•	matters relating to the Arrangement (including integration planning) require substantial commitments of time and resources by Apollo’s management and employees, whether or not the transaction is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to Apollo;
•	Apollo’s ability to attract new employees and consultants and retain its existing employees and consultants may be harmed by uncertainties associated with the transaction, and Apollo may be required to incur substantial costs to recruit replacements for lost personnel or consultants; and

•	shareholder lawsuits could be filed against Apollo challenging the transaction. If this occurs, even if the lawsuits are groundless and Apollo ultimately prevails, it may incur substantial legal fees and expenses defending these lawsuits, and the transaction may be prevented or delayed.

Apollo cannot guarantee when, or whether, the Arrangement will be completed, that there will not be a delay in the completion of the Arrangement or that all or any of the anticipated benefits of the Arrangement will be obtained. If the transaction is not completed or is delayed, Apollo may experience the risks discussed above which may adversely affect Apollo’s business, financial results and share price.

Apollo may be unable to successfully integrate the operations of Apollo and Linear.

Achieving the anticipated benefits of the Arrangement will depend in part upon Apollo’s ability to integrate its business with Linear’s business in an efficient and effective manner. Apollo’s attempt to integrate two companies that have previously operated independently may result in significant challenges, and Apollo may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. The process of integrating operations after the transaction could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty, lack of focus or turnover during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of Apollo and Linear successfully could have a material adverse effect on the business and financial condition of the combined company.

The issuance of Apollo Shares, Apollo Replacement Warrants and Apollo Replacement Options pursuant to the Arrangement may cause the market price of Apollo Shares to decline.

As of May 25, 2010, 337,973,660 Apollo Shares were outstanding and an additional 127,302,684 Apollo Shares were subject to outstanding options, warrants and convertible debentures to purchase or acquire Apollo Shares. Apollo currently expects that in connection with the Arrangement it will issue approximately 242 million Apollo Shares (assuming that no Linear Shareholder exercises Dissent Rights) to the Former Linear Shareholders and reserve approximately 60 million Apollo Shares for issue on exercise of the Apollo Replacement Options and Apollo Replacement Warrants. The issuance of these Apollo Shares and the sale of such Apollo Shares in the public market from time to time could depress the market price for Apollo Shares.

If Apollo is able to complete the transaction, Apollo Shareholders will experience immediate dilution as a consequence of the issuance of Apollo Shares as consideration in the transaction. The existence of a large minority share position may reduce the influence that current Apollo Shareholders have on the management of the combined company.

If the Arrangement is completed, the influence of current Apollo Shareholders, in their capacity as shareholders of the combined company, will be significantly reduced. Following the Arrangement, if consummated, current Apollo Shareholders would hold, in the aggregate, approximately 53.2% of the issued and outstanding shares of the combined company and current Linear Shareholders would hold, in the aggregate, approximately 46.8% of the combined company (based on the number of Apollo Shares and Linear Shares outstanding as of the date hereof). Therefore, certain Former Linear Shareholders may have the ability to exercise influence over the election of directors and other issues submitted to the shareholders of the combined company.

Apollo will incur significant transaction, combination-related and restructuring costs in connection with the transaction, some of which will be incurred even if the transaction is never completed.

Apollo expects that it will be obligated to pay transaction fees and other expenses related to the transaction of approximately $4.7 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees and mailing costs. This amount is a preliminary estimate and the actual amount may be higher or lower but a significant portion of these fees and expenses will be incurred even if

Apollo does not complete the transaction. In addition, in connection with the closing of the Arrangement, Linear is expected to pay up to Cdn.$1.7 million in payments and retention bonuses to Linear management and staff. Also, upon the resignation of R. David Russell as president and chief executive officer, Apollo expects to pay R. David Russell up to approximately $1.7 million in severance and other benefits under his employment agreement.

Furthermore, Apollo expects to incur significant costs associated with combining the operations of the two companies, including incurring additional employee severance costs. However, it will be difficult to predict the specific size of those charges before Apollo begins the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from Apollo’s efforts to integrate the operations of the two companies. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, combination-related and restructuring costs over time, we cannot give any assurance that a net benefit will be achieved in the near future, or at all.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of Apollo Shares following the transaction.

In accordance with U.S. GAAP, the transaction will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of Apollo Shares following completion of the transaction. Under the acquisition method of accounting, the total estimated purchase price will be allocated to Linear’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the transaction.

Apollo may incur additional expenses and find it necessary to record impairment to the value of acquired mineral resource properties after completion of the transaction. Changes in earnings per share, including as a result of this incremental expense, could adversely affect the trading price of Apollo Shares.

Potential payments made to the Dissenting Shareholders in respect of their shares could exceed the amount of consideration otherwise due to them under the terms of the Arrangement Agreement.

Under Canadian and Alberta corporate Laws, Linear Shareholders will have the right to dissent in respect of the Continuance Resolution and the Arrangement Resolution, as applicable. If the Linear Shareholders exercise their right to dissent in compliance with the Dissent Procedures, such Dissenting Shareholders will be entitled to be paid the judicially determined fair value of their Linear Shares. While Apollo and Linear believe that the value of the consideration to be paid to Linear Shareholders pursuant to the transaction is equal to or exceeds the fair value of the Linear Shares, there can be no assurance that a court would agree with this assessment and consequently the amount the Dissenting Shareholders receive could be higher than the consideration to which such shareholders would have been entitled under the Arrangement Agreement. As a result, Apollo may be required to pay a portion of the purchase price in cash where it otherwise would not have do so if all Linear Shares were exchanged for Apollo Shares in accordance with the Arrangement Agreement. Such payments to Dissenting Shareholders could have an adverse effect on the combined company’s financial position.

Linear’s public filings are subject to Canadian disclosure standards, which differ from SEC requirements.

Linear is a Canadian issuer that is required to prepare and file its periodic and other filings in accordance with Canadian disclosure requirements. As a result, certain of the information about Linear that is contained in this proxy statement was prepared with a view to compliance with Canadian GAAP and Canadian disclosure regulations, rather than the requirements that would apply in the United States. Because Canadian disclosure requirements are different from SEC requirements, the information about Linear contained in this proxy statement may not be comparable to similar information available about Apollo or other U.S. issuers.

Directors and executive officers of Apollo may have interests in the Arrangement that are different from those of Apollo Shareholders generally.

Certain executive officers and directors of Apollo may have interests in the Arrangement that may be different from, or in addition to, the interests of Apollo Shareholders generally. For example, R. David Russell, Apollo’s president and chief executive officer, will resign following the completion of the transaction and, in connection therewith, Apollo and Linear have agreed that, although the Arrangement does not qualify as a “change of control” as defined in Mr. Russell’s employment agreement, Mr. Russell will receive all termination and other amounts owing under his employment agreement as if he had been terminated without cause, which amounts will not exceed approximately $1.7 million. Furthermore, immediately following the Effective Time of the transaction, three directors who currently serve on the Apollo Board, currently expected to be Marvin K. Kaiser, David W. Peat and Charles E. Stott, will continue to serve as directors of the combined company.

Risks Relating to the Business of Apollo, Linear and the Combined Company

The business of the combined company will be subject to risks currently affecting the businesses of Apollo and Linear.

After the completion of the transaction, the business of the combined company, as well as the price of Apollo Shares, will be subject to numerous risks currently affecting the businesses of Apollo and Linear, including:

•	unexpected changes in business and economic conditions, including the recent significant deterioration in global financial and capital markets;
•	significant increases or decreases in gold prices;
•	changes in interest and currency exchange rates including the LIBOR rate;
•	timing and amount of production;
•	unanticipated changes in grade of ore;
•	unanticipated recovery or production problems;
•	changes in operating costs;
•	operational problems at the combined company’s mining properties;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	costs and timing of development of new reserves;
•	results of current and future exploration and development activities;
•	results of future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which the companies operate;
•	local and community impacts and issues;
•	banking relationships;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions; and
•	availability of external financing at reasonable rates or at all.

For a discussion of the businesses of Apollo and Linear, together with factors to consider in connection with those businesses, see the documents incorporated by reference in this Circular including Apollo’s Annual report on Form 10-K for the fiscal year ended December 31, 2009, the section of this Circular under the heading “Apollo’s Documents Incorporated by Reference” beginning on page 77 and the discussion of Linear’s business and the risks associated therewith under the heading “Detailed Information About Linear Gold Corp.” beginning on page 82.

The combined company’s substantial debt could adversely affect its financial condition, and its related debt service obligations may adversely affect its cash flow and ability to invest in and grow its businesses.

As of the date hereof, Apollo has approximately $51.8 million of indebtedness outstanding under the Project Facility Agreement. Under the revised repayment schedule relating to the Project Facility Agreement that was agreed to with the Project Lenders on March 9, 2010, Apollo will be required to make additional repayments totaling at least $25 million in 2010, which will be payable as follows: (i) $10 million on the earlier of July 2, 2010 and the date that is two Business Days following the consummation of the Arrangement, (ii) $10 million on the earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals $10 million, and (iii) $5 million on December 31, 2010. The remaining indebtedness outstanding under the Project Facility Agreement is to be repaid between March 31, 2011 and March 31, 2013 on dates to be agreed to by the combined company and the Project Lenders. If the combined company and the Project Lenders are unable to agree on a repayment schedule with respect to this remaining indebtedness on or before September 30, 2010, such amount will become due and payable on December 31, 2010. In addition, Apollo has approximately $4.29 million principal amount of convertible debentures that are due on August 23, 2010. If the combined company is unable to satisfy its indebtedness obligations, it will be unable to continue its operations, including its planned development and exploration activities.

Apollo will require significant additional capital to continue its and Linear’s exploration and development activities, and, if warranted, to develop mining operations.

Upon completion of the transaction, substantial expenditures will be required to develop Linear’s Goldfields mine development project located in Saskatchewan, Canada and to continue with exploration at Apollo’s Grey Fox and Pike River properties and its Huizopa exploration project, as well as Linear’s Ixhuatan project in Chiapas, Mexico and its exploration properties located in the Dominican Republic. In order to develop and explore these projects and properties, the combined company will be required to expend significant amounts for, among other things, geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of exploration. Apollo may not benefit from these investments if it is unable to identify commercially exploitable mineralized material. If Apollo is successful in identifying reserves, it will require significant additional capital to construct facilities necessary to extract those reserves. Apollo’s ability to obtain necessary funding depends upon a number of factors, including the state of the national and worldwide economy and the price of gold. Apollo may not be successful in obtaining the required financing for these or other purposes on terms that are favorable to it or at all, in which case its ability to continue operating would be adversely affected. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or potential development.

Even if the combined company is able to acquire capital to continue its exploration and development activities, there can be no certainty that its exploration and development activities will be commercially successful.

Linear currently has no properties that produce gold in commercial quantities. Similarly, Apollo’s Grey Fox and Pike River properties, as well as its Huizopa project, are in the exploration phase. Substantial efforts and regulatory hurdles are required to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Apollo cannot assure you that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis or at all.

The Linear properties could be subject to environmental risks, which Apollo will assume after the transaction and which could expose Apollo to significant liability and delay, suspension or termination of exploration and development efforts.

Mining is subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the properties in which Apollo may hold interests in the future, including the Linear properties, that are unknown to Apollo at the present and that have been caused by Apollo, Linear, or previous owners or operators, or that may have occurred naturally. Under applicable environmental Laws, prior property owners may be liable for remediating any damage that those owners may have caused. Mining properties that Apollo obtains from Linear in the Arrangement may cause Apollo to be liable for remediating any damage that Linear mayhave caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

INFORMATION ABOUT THE COMPANIES

Apollo Gold Corporation
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111-3220
(720) 886-9656
Internet address: www.apollogold.com

Apollo Gold Corporation is a Canadian-based mining company which is principally engaged in the extraction, processing, and refining of mineral deposits as well as related activities including the acquisition, exploration and development of such properties principally located in North America.

Apollo owns a 100% interest in the Black Fox property, an open pit and underground mine and mill located in the Province of Ontario. The Black Fox mine site is situated seven miles east of Matheson, Ontario and the mill complex is twelve miles west of Matheson, Ontario. Mining of ores from the open pit began in March 2009 and milling operations commenced in April 2009. Underground mining at Black Fox is expected to commence in 2010. Apollo owns two exploration properties adjacent to the Black Fox mine site: (a) Grey Fox; and (b) Pike River, which together with the Black Fox property, give Apollo a total land package of 17 square kilometers which extends over a 6.5 kilometer strike of the Destor-Porcupine fault zone.

Apollo also owns Mexican subsidiaries, which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico. The Huizopa project is subject to an 80% Apollo / 20% Minas de Coronado joint venture agreement.

Additional information about Apollo’s business is set forth in Apollo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the other documents that Apollo files with the SEC, which are available on the SEC’s website at www.sec.gov. See the heading “Additional Information” beginning on page 158

Linear Gold Corp.
2000 Barrington Street, Suite 501
Cogswell Tower
Halifax, Nova Scotia
B3J 3K1, Canada
(902) 422-1421
Internet address: www.lineargoldcorp.com

Linear is a Canadian-based mineral exploration and development company with interests in properties in Canada, Mexico and the Dominican Republic. During August 2009, Linear, through its wholly owned subsidiary 7153945 Canada Inc., acquired the Goldfields Development Project in the Lake Athabasca region of Saskatchewan, Canada from GLR Resources Inc. Linear is the registered mining claim holder of the mineral/mining claims and mineral/mining leases comprising the Goldfields Development Project which includes a 100% interest in the Box Mine and the Athona Mine properties, subject to certain royalties and other interests. Linear’s primary objective is advancing the Goldfields Development Project to production.

Additional information about Linear’s business is set forth in the Linear Circular and the other documents that Linear files with securities regulatory authorities in Canada, which are available under Linear’s SEDAR profile at www.sedar.com.

See the heading “Detailed Information about Linear Gold Corp.” beginning on page 82.

GENERAL INFORMATION CONCERNING THE APOLLO MEETING

This Circular is furnished in connection with the solicitation of proxies by the management and the Apollo Board for use at the Apollo Meeting for the purposes set forth in the accompanying Notice of Meeting.

Date, Time and Place

The Apollo Meeting will be held at 11:00 a.m. (Denver time) on June 24, 2010 at the Embassy Suites Hotel — Denver Tech Center, 10250 East Costilla Avenue, Centennial, Colorado 80112.

Purpose of the Apollo Meeting

The purpose of the Apollo Meeting is:

•	Proposal 1: to consider and, if deemed advisable, to approve, with or without variation, the Share Issuance Resolution;
•	Proposal 2: conditional upon approval of the Share Issuance Resolution, to consider and, if deemed advisable, approve, with or without variation, the Option Plan Amendment Resolution;
•	Proposal 3: conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, approve, with or without variation, the Name Change Resolution;
•	Proposal 4: conditional upon approval of the Share Issuance Resolution and the Option Plan Amendment Resolution, to consider and, if deemed advisable, approve, with or without variation, the Share Consolidation Resolution;
•	Proposal 5: to elect seven directors of Apollo;
•	Proposal 6: to re-appoint Apollo’s independent auditors and to authorize the directors to fix their remuneration;
•	Proposal 7: to consider and, if deemed advisable, to approve, with or without variation, the Rights Plan Resolution;
•	to receive the audited consolidated financial statements of Apollo for the fiscal year ended December 31, 2009, together with the report of the auditors thereon; and
•	to transact such further or other business as may properly come before the Apollo Meeting and any adjournments or postponements thereof.

Copies of the Arrangement Agreement, Plan of Arrangement, the Apollo Stock Option Incentive Plan and the Shareholder Rights Plan are attached to this Circular as Schedules F, G, J and K, respectively. Apollo Shareholders should review the Arrangement Agreement, Plan of Arrangement, the Apollo Stock Option Incentive Plan, the Shareholder Rights Plan and this Circular carefully and in their entirety before deciding how to vote.

The rules of the TSX require that a listed issuer obtain the consent of its shareholders prior to completing any acquisition that would result in the issuance of more than 25% of the issuer’s outstanding common stock. Similarly, rules of the AMEX require that a listed issuer obtain the consent of its shareholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer’s outstanding common stock. If the transaction is completed, Apollo will issue shares of common stock representing, in the aggregate, in excess of 25% of its outstanding shares of common stock.

In addition, shareholder ratification of Apollo’s Shareholder Rights Plan is required by the terms of the rights plan and shareholder approval of the amendments to the Apollo Stock Option Incentive Plan is required by the rules and regulations of the AMEX and the TSX.

Record Date

The Apollo Board has fixed 5:00 p.m. (Toronto time) on May 25, 2010 as the record date for determining shareholders entitled to notice of and to vote at the Apollo Meeting.

Outstanding Shares

As of 5:00 p.m. (Toronto time) on May 25, 2010, the record date for the Apollo Meeting, there were 337,973,660 Apollo Shares outstanding and entitled to vote (including 62,500,000 Apollo Shares held by Linear which are entitled to be voted on all proposals at the Apollo Meeting except the Share Issuance Resolution).

Shares Entitled to Vote

Shares entitled to vote at the Apollo Meeting are shares of Apollo common stock held as of the close of business on the record date, May 25, 2010. Each Apollo Shareholder is entitled to one vote at the Apollo Meeting for each Apollo Share held by that shareholder at the close of business on the record date.

Vote Required

The proposal to authorize the filing of articles of amendment to change the name of Apollo to “Brigus Gold Corp.” and the proposal to effect the Share Consolidation each must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. Each other proposal must be approved by a majority of the votes cast on such proposal by Apollo Shareholders present in person or by proxy at the Apollo Meeting.

The Apollo Board urges Apollo Shareholders to complete, date and sign the accompanying Apollo Proxy and return it promptly in the envelope provided for that purposeor to promptly submit their proxies by facsimile.

Recommendation of the Apollo Board

The Apollo Board recommends that Apollo Shareholders vote “FOR” each of the proposals set forth in this Circular and the Apollo Proxy.

Shares Beneficially Owned by Apollo Directors and Executive Officers

On the record date, Apollo directors and named executive officers beneficially owned and had the right to vote approximately 3.7 million Apollo Shares. These shares represent, in the aggregate, approximately 1.1% of the total voting power of Apollo’s outstanding shares of common stock entitled to vote at the Apollo Meeting (including 62,500,000 Apollo Shares held by Linear which are entitled to be voted on all proposals at the Apollo Meeting except the Share Issuance Resolution). On March 31, 2010, Linear entered into support agreements with each of the following directors and officers of Apollo: R. David Russell, Melvyn Williams, Marvin K. Kaiser, David W. Peat, Richard F. Nanna, Robert W. Babensee, W.S. (Steve) Vaughan, Brent E. Timmons, Timothy G. Smith, Wendy Yang, G. Michael Hobart and Charles E. Stott.

Pursuant to these support agreements, each Apollo director and officer party to such agreement committed to, among other things:

•	not sell, assign, transfer or otherwise convey, dispose of, encumber or restrict the voting rights of any of their Apollo securities (including Apollo Shares);
•	vote all of their Apollo Shares in favor of the Arrangement and any resolutions or matters relating thereto at any meeting of Apollo Shareholders called to consider the same;
•	not withdraw any proxy (if any) delivered to Apollo or its depositary agent in connection with any meeting of Apollo Shareholders called to approve the Arrangement; and
•	vote against any proposal (other than a Superior Proposal as defined in the Arrangement Agreement) submitted to Apollo Shareholders in respect of any amalgamation, merger, sale of Apollo’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Apollo or any of its subsidiaries; (i) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement; or (ii) which would reasonably be expected to result in a material adverse effect in respect of Apollo.

For more information regarding beneficial ownership of shares of Apollo Shares by each current Apollo director, certain executive officers of Apollo and all directors and executive officers of Apollo as a group, see “Securities and Principal Holders of Securities” beginning on page 114.

Quorum

A quorum of shareholders is necessary to hold a valid Apollo Meeting. Pursuant to Apollo’s by-laws, the presence in person or representation by proxy of one or more Apollo Shareholders at any meeting of Apollo Shareholders, holding, in the aggregate, not less than one-third of the outstanding Apollo Shares entitled to vote at the meeting will constitute a quorum. If a quorum is not present at the Apollo Meeting, the meeting may be postponed or adjourned, without notice other than announcement at the Apollo Meeting, until a quorum is present or represented, unless the Apollo Meeting is postponed or adjourned for an aggregate of thirty or more days. At any subsequent reconvening of the Apollo Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Apollo Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting. Shares held by Apollo in its treasury do not count toward a quorum.

Voting by Proxy

Your vote is very important. Whether or not you plan to attend the Apollo Meeting, please take the time to vote by completing, signing and mailing the enclosed Apollo Proxyor by facsimileaccording to the instructions on the Apollo Proxy. A signed and completed Apollo Proxy received by Apollo or its agent prior to or at the Apollo Meeting will be voted as instructed. If your broker or other nominee holds your shares in its name, carefully follow the instructions given to you by your broker or other nominee to ensure that your shares are properly voted.

Appointment of Proxies

The persons named in the enclosed Apollo Proxy are officers and/or directors of Apollo. An Apollo Shareholder has the right to appoint some other person, who need not be an Apollo Shareholder, to represent him or her at the Apollo Meeting and may do so by inserting such person’s name in the blank space provided in the enclosed Apollo Proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed applicable proxy at the offices of CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1, (facsimile: (416) 368-2502 or toll free facsimile (866) 781-3111).

An Apollo Shareholder forwarding the applicable proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the Apollo Shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The securities represented by the proxy submitted by an Apollo Shareholder will be voted in accordance with the directions, if any, given in the proxy.

To be valid, an Apollo Proxy must be executed by an Apollo Shareholder or by a Shareholder’s attorney duly authorized in writing or, if the Apollo Shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney.

Proxies without Instructions

If a proxy card is signed and dated by an Apollo Shareholder but does not include instructions on how to vote, the Apollo Shares represented by such Apollo Proxy will follow the respective Apollo Board recommendations and consequently will be voted “FOR” each of the proposals included in this Circular and the Apollo Proxy.

Revocation of Proxies

An Apollo Shareholder can change such shareholder’s vote at any time before such shareholder’s proxy is voted at the Apollo Meeting. A registered Apollo Shareholder may revoke such shareholder’s proxy in several ways:

•	by depositing an instrument in writing executed by the Apollo Shareholder or by the Apollo

Shareholders’ attorney duly authorized in writing or, if the Apollo Shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney either with CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (facsimile: (416) 368-2502 or toll free facsimile (866) 781-3111), or at the head office of Apollo at 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, Attention: Corporate Secretary;
•	by completing and submitting an Apollo Proxy bearing a later date and depositing it at or mailing it to the offices of CIBC Mellon Trust Company, Attention: Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (facsimile: 416-368-2502 or toll free facsimile 1-866-781-3111);
•	by voting by facsimile after previously voting or submitting your Apollo Proxy;
•	by attending the Apollo Meeting and voting in person. Your attendance at the Apollo Meeting alone will not revoke your proxy. You must also vote at the Apollo Meeting in order to revoke your previously submitted proxy; or
•	in any other manner permitted by law.

Apollo Shareholders whose shares are held in “street name” must contact their brokers or other nominee and follow the instructions provided to them in order to revoke their proxies.

Solicitation of Proxies

This Circular is being furnished in connection with the solicitation of Apollo Proxies by the management and the Apollo Board for use at the Apollo Meeting on June 24, 2010. Following the original mailing of the Circular and accompanying materials, directors, officers and employees of Apollo may, without payment of any additional consideration, solicit proxies by mail, telephone, facsimile, email or personal interviews. Apollo may request brokers, custodians, nominees and other record holders to forward copies of the Circular and soliciting materials to persons for whom they hold shares of Apollo and to request authority for the exercise of proxies. In such cases, Apollo may reimburse such holders for their reasonable expenses. The cost of soliciting proxies in connection with the Apollo Meeting will be borne directly by Apollo. Apollo and Linear have engagedLaurel Hill Advisory Group, 200-366 Bay Street, Toronto, Ontario, M5H 4B2, to assist in their proxy solicitation efforts at a base fee of Cdn.$50,000 and an additional Cdn.$50,000 success fee payable if the transaction receives the necessary shareholder approval from both Linear and Apollo Shareholders, plus reimbursement of expenses. The extent to which these proxy-soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your Apollo Proxy without delay.

Dissent Rights

Under applicable Canadian Law, Apollo Shareholders are not entitled to dissenters’ appraisal rights in connection with any matters to be acted upon at the Apollo Meeting.

Shareholder Proposals For Next Annual Meeting

Shareholder Proposals for Inclusion in Proxy Statement for 2011 Annual Meeting of Apollo Shareholders

To be considered for inclusion in Apollo’s proxy statement for the 2011 annual meeting of shareholders, a shareholder proposal must be received by Apollo no later than the close of business on February 3, 2011(assuming the 2011 annual meeting of shareholders is held on the same month and day as the Apollo Meeting). Shareholder proposals must be sent to the Secretary of Apollo at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. Apollo will not be required to include in its proxy statement any shareholder proposal that does not meet all the requirements for such inclusion established by applicable law, including Rule 14a-8 of the U.S. Exchange Act.

Other Shareholder Proposals for Presentation at 2011 Annual Meeting of Apollo Shareholders

In addition, in accordance with the rules and regulations of the SEC, a shareholder who intends to present an item of business at the 2011 annual meeting of shareholders (other than a proposal submitted for inclusion in Apollo’s proxy materials) must provide notice of such business to Apollo no later than April 19, 2011 (assuming the 2011 annual meeting of shareholders is held on the same month and day as the Apollo

Meeting). Notices of intention to present proposals at the 2011 annual meeting of shareholders should be sent to Secretary of Apollo at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220.

Other Matters

Apollo does not expect that any matters other than the proposals described in this Circular and set forth on the Apollo Proxy will be raised at the Apollo Meeting. However, if other matters are properly raised at the Apollo Meeting, the persons named as proxies will vote in accordance with the recommendations of the Apollo Board.

Transfer Agent

Apollo’s transfer agent is CIBC Mellon Trust Company. All communications concerning accounts of Apollo shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common stock and similar issues may be handled by calling Apollo — Investor Relations at (303) 524-3217, by calling CIBC Mellon Trust Company at 1-800-387-0825, by writing to CIBC Mellon Trust Company at P.O. Box 7010 Adelaide Street Postal Station, Toronto ON M5C 2W9, Canada, or by email to CIBC Mellon Trust Company at inquiries@cibcmellon.com. For other information about Apollo, you may visit Apollo’s web site at www.apollogold.com.

THE ARRANGEMENT

The following discussion contains material information pertaining to the transaction, including the Arrangement Agreement and the Plan of Arrangement. This discussion is subject, and qualified in its entirety by reference, to the Arrangement Agreement and the form of Plan of Arrangement, which are attached to this document as Schedules F and G, respectively. We urge you to read and review the Arrangement Agreement and the form of Plan of Arrangement in their entirety as well as the discussion in this Circular.

General

This section provides material information about the combination of the business of Linear and Apollo and the circumstances surrounding the transaction. The next sections of this document, entitled “The Arrangement Mechanics” and “The Arrangement Agreement” beginning on pages 57 and 61, respectively, contain additional and more detailed information regarding the legal documents that govern the transaction, including information about the conditions to completion of the transaction and the provisions for terminating the Arrangement Agreement.

Both the Apollo Board and the Linear Board have approved the Arrangement Agreement. The Arrangement Agreement and the Plan of Arrangement provide that Apollo will acquire all of the outstanding Linear Shares subject to, among other things:

•	approval of the Option Plan Amendment Resolution and the Share Issuance Resolution by Apollo Shareholders;
•	approval of the Continuance and the Arrangement by Linear Shareholders; and
•	approval of the Arrangement by the Court.

As a consequence of the transaction, Linear will amalgamate with Apollo Sub and the amalgamated corporation will become a wholly owned subsidiary of Apollo. Pursuant to the transaction, Apollo will acquire (i) each outstanding Linear Share (other than those held by Linear Shareholders who properly exercise their Dissent Rights) in exchange for 5.4742 Apollo Shares (ii) each outstanding Linear Warrant in exchange for an Apollo Replacement Warrant and (iii) each outstanding Linear Option in exchange for an Apollo Replacement Option. Linear Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Linear Shares. Non-registered holders of Linear Shares, Linear option holders and Linear warrant holders are not entitled to Dissent Rights. Dissenters’ appraisal rights are not available to Apollo Shareholders in connection with the transaction. See “Dissenting Shareholder Rights” beginning on page 55.

The purpose of the Arrangement is for Apollo to acquire all of the issued and outstanding Linear Shares, Linear Options and Linear Warrants upon the amalgamation of Apollo Sub and Linear and, as consideration therefor, to issue Apollo Shares to the Former Linear Shareholders, Apollo Replacement Options to the former Linear Optionholders and Apollo Replacement Warrants to the former Linear Warrantholders, all on the basis of the Exchange Ratio (subject to corresponding adjustment to the respective exercise prices of the Apollo Replacement Options and Apollo Replacement Warrants). If permitted by applicable Laws, Apollo intends to cause Linear to apply to de-list the Linear Shares and the Linear Listed Warrants from the TSX as soon as practicable following the Effective Date and to apply to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer. Apollo has agreed to use its commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued in exchange for the Linear Listed Warrants to be listed on the TSX and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014.

When the Arrangement Becomes Effective

Under the ABCA, the Court must approve the Plan of Arrangement. If Apollo Shareholder Approval is obtained at the Apollo Meeting and Linear Shareholder Approval is obtained at the Linear Meeting, the Court will hold a hearing regarding the Final Order. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

If the required securityholder approvals are received, the Final Order is obtained, every other requirement of the ABCA relating to the Arrangement is complied with and all other conditions set forth in the Arrangement Agreement are satisfied or waived, the Arrangement will become effective on the Effective Date. Linear and Apollo currently expect that the Effective Date will be on or about July 2, 2010.

Background of the Arrangement

The provisions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Apollo, Linear, and their respective legal and financial advisors. The following is a summary of the background to the execution of the Arrangement Agreement.

In June 2008, Haywood Securities approached the management team of Apollo and raised the concept of a business combination with Linear. Also in June 2008, but in separate discussions, Haywood Securities approached the management team of Linear and presented the idea of a business combination with Apollo. Both Apollo and Linear were receptive to exploring the opportunity further and certain preliminary discussions were held between the management of both companies. It was subsequently determined, however, that Apollo would continue to focus on the development of its Black Fox mine while Linear pursued alternative transaction opportunities. Preliminary discussions were again entertained in December of 2008; however, no agreement was able to be achieved.

In August 2009, the Apollo Board established the Apollo Special Committee to review and supervise any proposed transaction that could arise in respect of Apollo, and any potential issuance of securities, change of control or similar transaction. The Apollo Special Committee consisted of Messrs. Stott (Chairman), Kaiser, Peat and Vaughan. The Apollo Board fixed the compensation for each committee member at $20,000.

The Apollo Special Committee met only twice in calendar 2009. The Apollo Special Committee retained Stikeman Elliott LLP and Haywood Securities as its independent legal and financial advisors, respectively.

During December 2009, Apollo received inquiries from a third party outlining the potential acquisition of Apollo by such third party. In response to these inquiries, Haywood Securities contacted Linear to discuss Linear’s level of interest in pursuing some form of business combination transaction with Apollo. As a result of the positive outcome of these preliminary discussions between Haywood Securities and Linear, on or about December 18, 2009, a draft form of an indicative term sheet was prepared which outlined the preliminary terms and conditions that had been discussed to date of a potential merger between Linear and Apollo. On or about the date that Apollo received the indicative term sheet from Linear, Apollo received a draft indication of interest from the third party which was the result of previous oral communication between the third party and the Apollo Special Committee.

In an engagement letter dated December 30, 2009, the Apollo Special Committee and the Apollo Board formally engaged Haywood Securities as financial advisor to review the strategic alternatives available to Apollo, including but not limited to potential business combinations, an outright sale of Apollo, and potential financing opportunities. Concurrently with the evaluation of a potential business combination with Linear, Apollo and Haywood Securities continued to explore these strategic alternatives including but not limited to the potential acquisition of Apollo by the third party. Between December 30, 2009 and March 8, 2010, the Apollo Special Committee met ten times to review the progress of the potential business combination with Linear as well as these other various alternatives and opportunities.

On January 6, 2010, Apollo and Linear entered into a mutual confidentiality agreement in order to formally commence the due diligence analysis required to better assess a potential business combination. Upon execution of the confidentiality agreement, both Apollo and Linear provided each other with access to confidential information regarding their respective companies.

On January 18, 2010, representatives from Apollo, accompanied by a representative from Haywood Securities, and an independent mining consultant engaged by Apollo, visited Linear’s Goldfields project located near Uranium City, Saskatchewan to perform on-site due diligence on Linear’s exploration and development projects.

On January 27, 2010 and January 28, 2010, representatives from Linear visited Apollo’s Black Fox project located near Timmins, Ontario to perform on-site due diligence on Apollo’s exploration projects and mining operations.

By the end of February 2010, Apollo and Linear had substantially completed their mutual due diligence processes. Between March 1, 2010 and March 8, 2010, significant negotiations were held between Apollo, Linear and their respective advisors regarding the Arrangement.

As indicated above, in addition to its discussions with Linear, the Apollo Special Committee also considered a number of financing transactions and other alternatives available to Apollo. With the advice of its independent legal and financial advisors, the Apollo Special Committee examined in an in-depth manner, four potential financing and other transactions. Based on the outcome of the meetings it held between December 30, 2009 and March 8, 2010, the Apollo Special Committee determined that a transaction with Linear represented the best financing and strategic opportunity available to Apollo.

On March 8, 2010, both the Apollo Special Committee and the Apollo Board held meetings to further consider the final terms of the proposed transaction with Linear. After receiving a detailed review of the transaction and having a thorough discussion on, among other factors, the timing of the transaction in the context of market and economic conditions, the consideration being offered and possible alternatives to the Arrangement, the results of due diligence investigations of Linear and its assets, the Apollo Fairness Opinion and the assumptions and limitations outlined therein, the Apollo Special Committee and the directors of Apollo unanimously determined that the Arrangement is in the best interests of Apollo. Accordingly, the Apollo Special Committee voted unanimously to recommend to the Apollo Board that it approve, among other things, the execution and delivery of the Binding LOI and the Arrangement and that the Apollo Board recommend that Apollo Shareholders vote for the Share Issuance. The Apollo Board subsequently voted unanimously to approve the Arrangement and the Binding LOI.

Linear, Apollo, and their respective legal advisors completed the negotiation of the Binding LOI, at which time the Binding LOI was signed by the parties. A press release announcing the Arrangement was issued on March 9, 2010. The Binding LOI was amended on March 18, 2010 to reflect certain agreed changes to the proposed board and management of Apollo following completion of the Arrangement. The formal, definitive Arrangement Agreement was executed on March 31, 2010, thereby superseding the Binding LOI (as amended).

Consent, Lock-Up and Support of the Project Lenders

Concurrently with the execution of the Binding LOI, Apollo entered into a consent letter with the Project Lenders in respect of the Project Facility Agreement. Pursuant to the consent letter, the Project Lenders agreed, subject to the terms and conditions contained in the consent letter, (i) to consent to the Arrangement and the Private Placement, (ii) subject to completion of the Arrangement and satisfaction of various terms and conditions, not to accelerate repayment of any amounts owing under the Project Facility Agreement or to enforce any remedies in each case prior to September 30, 2010, in the event of certain “events of default” or “review events” (each as defined in the Project Facility Agreement), and (iii) to make certain amendments to the Project Facility Agreement. The amendments to the Project Facility Agreement include amendments to the original debt repayment schedule and an extension to September 30, 2010 of various covenants contained in the Project Facility Agreement, including relating to the satisfaction of certain completion tests related to the Black Fox project and the obligation to fund a debt reserve account.

On March 18, 2010, the Project Lenders entered into lock-up agreements in favour of Apollo and Linear pursuant to which the Project Lenders agreed to, subject to certain exceptions, refrain from offering, selling, contracting to sell, lending, or entering into any other agreement to transfer the economic consequences of any of the Apollo Shares or Apollo warrants held by them until December 31, 2010. The Project Lenders also entered into support agreements representing 8,716,800 Apollo Shares in the aggregate, pursuant to which they agreed, subject to customary exceptions in the context of a Superior Proposal and other terms and conditions set out in such agreements, to vote their Apollo Shares in favour of the Share Issuance Resolution and all other matters relating to the Arrangement at the Apollo Meeting.

Private Placement

On March 18, 2010, Apollo completed a private placement from treasury of 62,500,000 Apollo Shares to Linear at a price of Cdn.$0.40 per Apollo Share for aggregate gross proceeds of Cdn.$25,000,000. Linear did not own or exercise control over any securities of Apollo prior to completion of the Private Placement. Immediately following completion of the Private Placement, the 62,500,000 Apollo Shares owned by Linear represented approximately 18.6% of the issued and outstanding Apollo Shares. In the event that the Arrangement is not completed for any reason, Apollo has agreed to file a registration statement with the SEC in respect of the Apollo Shares issued pursuant to the Private Placement and to take all necessary steps in order to have such registration statement declared effective by the SEC as expeditiously as possible so as to register the resale of such shares by Linear in the United States. US$10 million of the gross proceeds from the Private Placement was applied to repay a portion of the debt owing under the Project Facility Agreement, and the remaining proceeds are being used to advance the development of the new Black Fox underground mine and for general working capital purposes.

Support Agreements

Prior to signing the Arrangement Agreement, the management and directors of both Apollo and Linear entered into customary support agreements, representing, in the aggregate, approximately 3.7 million Apollo Shares and 3.4 million Linear Shares.

Pursuant to the support agreements, each director and executive officer of Apollo party to such agreement committed to, among other things:

•	immediately cease and terminate existing discussions, if any, with any person with respect to any potential direct or indirect acquisition of, or any other business combination involving, Apollo or any material part of its assets (each, an “Apollo Acquisition Proposal”);
•	not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person, other than Apollo or its affiliates, relating to any Apollo Acquisition Proposal or participate in, any discussions or negotiations regarding any information with respect to any Apollo Acquisition Proposal or conduct any activity otherwise detrimental to the Arrangement;
•	not sell, assign, transfer or otherwise convey, dispose of, encumber or restrict the voting rights of any of their Apollo securities (including Apollo Shares);
•	vote all of their Apollo Shares in favor of the Arrangement and any resolutions or matters relating thereto at any meeting of Apollo Shareholders called to consider the same;
•	not withdraw any proxy (if any) delivered to Apollo or its depositary agent in connection with any meeting of Apollo Shareholders called to approve the Arrangement; and
•	vote against any proposal (other than a Superior Proposal as defined in the Arrangement Agreement) submitted to Apollo Shareholders in respect of any amalgamation, merger, sale of Apollo’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Apollo or any of its subsidiaries; (i) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement; or (ii) which would reasonably be expected to result in a material adverse effect in respect of Apollo.

Reasons and Benefits of the Arrangement

In evaluating and approving the Share Issuance, the directors of Apollo considered a number of factors including, among others, the following.

•	Advancing Black Fox — The transaction allows Apollo to materially reduce Black Fox project debt levels and provides immediate capital to fund the new underground development at Black Fox as well as an aggressive exploration program at Grey Fox and Pike River to advance towards feasibility in the near term.

•	Improved balance sheet and enhanced financial flexibility — The transaction and related Private Placement of Cdn.$25 million allows Apollo to reduce its project debt facility, enhance its working capital and advance the new underground mine development at Black Fox, thereby positioning Apollo with improved financial flexibility.
•	Additional Production — The transaction provides a near term development asset in Linear’s Goldfields project that will add low-cost production of approximately 70,000 ounces of gold per year by 2013.
•	Improved Portfolio of Properties — The transaction expands the portfolio of quality exploration assets to include Linear’s Goldfields Project in northern Saskatchewan, Canada, Linear’s properties in the Chiapas area of southern Mexico and Linear’s Ampliacion Pueblo Viejo II property in the Dominican Republic.
•	Participation by Shareholders in the Assets of Linear — Apollo Shareholders, through the combination with Linear, will participate in any increase in the value of the mineral projects and other assets currently owned by Linear.

In reaching their conclusion and making their recommendation, the members of the Apollo Special Committee and Apollo Board relied on their knowledge of Apollo and Linear and the industry in which they are involved, on the information provided by Apollo and its advisors and on the advice of its legal and financial advisors. The Apollo Special Committee and Apollo Board considered numerous other factors to be in favour of the transaction, including, among other things:

•	Fairness Opinion — The opinion of the Apollo Special Committee’s financial advisor, Haywood Securities, to the effect that, as of March 9, 2010 and subject to the analyses, assumptions, qualifications and limitations set forth in the Apollo Fairness Opinion, the offered consideration of 5.4742 Apollo Shares for each Linear Share pursuant to the Arrangement is fair, from a financial point of view, to the Apollo Shareholders.
•	Due Diligence — The positive results of the due diligence review conducted by Apollo’s management and Apollo’s financial and legal advisors.
•	Ability to Accept a Superior Proposal — Under the Arrangement Agreement, the Apollo Board remains able to respond, in accordance with its fiduciary duties, to certain unsolicited proposals that are more favourable to Apollo Shareholders than the Arrangement.
•	Apollo Shareholder Approval — The Share Issuance Resolution and the Option Plan Amendment Resolution must each be approved by no less than a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. For the purposes of voting on the Share Issuance Resolution, a total of 62,500,000 Apollo Shares held by Linear (representing approximately 18.5% of the currently outstanding Apollo Shares) will be excluded from voting. The Apollo Board believes that the required approvals protect the rights of Apollo Shareholders.
•	Absence of Competing Proposal — Since the entering into of the Arrangement Agreement on March 31, 2010, Apollo has not received any expressions of interest or competing offers related to a merger or acquisition transaction.
•	Market and Industry Trends — Current economic, industry and market trends affecting Apollo and Linear and the current and historical trading prices of their respective common stock.

The Apollo Special Committee and Apollo Board also considered potential adverse factors associated with the transaction, including, among other things:

•	Dilution of Apollo Shareholders’ Ownership Interest in the Combined Company; Ownership Interest by Linear Shareholders in the Combined Company — As a result of the issuance of Apollo Shares in the Arrangement, Apollo’s existing shareholders will experience a significant degree of dilution in their ownership of Apollo. Upon completion of the transaction and based on the number of Apollo

Shares and Linear Shares outstanding as of May 25, 2010, Apollo Shareholders and Linear Shareholders will own, respectively, approximately 53.2% and 46.8% of the combined company (on an undiluted basis).
•	Termination Fee — The fact that Apollo may be obligated to pay a termination fee under the Arrangement Agreement in certain circumstances.
•	Market Disruption if Transaction Not Completed — The fact that if the transaction is not completed, Apollo may be adversely affected due to potential disruptions in its operations and market perceptions.
•	Integration Challenges — The challenges inherent in the combination of two enterprises of the size and scope of Apollo and Linear and the possible resulting diversion of management attention for an extended period of time as well as the risk that anticipated benefits, long-term as well as short-term, of the transaction for the Apollo shareholders might not be realized.
•	Dissent Rights — The availability of Dissent Rights to the Linear Shareholders and that the Arrangement Agreement contains a condition that Linear Shareholders representing in excess of 5% of the outstanding Linear Shares will not have exercised rights of dissent in connection with the transaction.

The foregoing summary of the information and factors considered by the Apollo Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the directors of Apollo did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching their conclusions and recommendations. The recommendations of the directors of Apollo were made after consideration of all of the above-noted factors and in light of their collective knowledge of the business, financial condition and prospects of Linear, and were also based upon the advice of financial advisors and legal advisors to the Apollo Special Committee and the Apollo Board. In addition, individual directors of Apollo may have assigned different weights to different factors.

Opinion of Apollo’s Financial Advisor — Haywood Securities Inc.

Pursuant to the Haywood Securities Engagement Letters, Haywood Securities was formally engaged by the Apollo Special Committee to consider the proposed Arrangement and provide its opinion to the Apollo Special Committee as to the fairness, from a financial point of view, to the Apollo Shareholders, of the consideration to be paid by Apollo to the Linear Shareholders. The Haywood Securities Engagement Letters also provide the terms upon which Haywood Securities agreed to act as a financial advisor to Apollo in connection with an analysis of various strategic alternatives, including a potential business combination or an investment by a strategic investor. Pursuant to the Haywood Securities Engagement Letters, in consideration for the services provided by Haywood Securities thereunder, Apollo agreed to pay to Haywood Securities, in addition to reimbursement of its reasonable expenses, (i) 1.5% of the total value of all consideration paid or received by Apollo in connection with the transaction with Linear plus any amounts payable in respect of employment or consulting agreements (the “Success Fee”), and (ii) Cdn.$260,000 for the Apollo Fairness Opinion. Apollo currently estimates that, if the transaction is completed, the aggregate amount of fees payable to Haywood Securities under the Haywood Securities Engagement Letters would be approximately Cdn.$2.1 million, of which approximately Cdn.$1.9 million would represent the Success Fee. The Haywood Engagement Letters also state that in the event the proposed Arrangement is not consummated but that Apollo receives a break-up fee or any other payment as a result of the termination of the Arrangement, Apollo will pay to Haywood Securities the lesser of 20% of any such break-up fee or other payment received by Apollo and Cdn.$200,000.

On March 8, 2010, Haywood Securities delivered an oral form of the Apollo Fairness Opinion to the Apollo Special Committee with respect to the Share Issuance. Subsequent to the delivery of the oral form of Apollo Fairness Opinion, Haywood Securities delivered the written Apollo Fairness Opinion dated March 9, 2010 to the Apollo Special Committee. Based upon and subject to the various considerations set forth in the Apollo Fairness Opinion, Haywood Securities is of the opinion that the consideration to be paid by Apollo to the Linear Shareholders is fair, from a financial point of view, to the Apollo Shareholders. The Apollo

Fairness Opinion was provided to, and for the use and benefit of, the Apollo Special Committee solely for the purpose of its consideration of the Share Issuance and addresses the fairness, from a financial point of view, to the Apollo Shareholders, of the consideration to be paid by Apollo to the Linear Shareholders and does not address any other aspect of the Share Issuance Resolution or any other transaction.

The full text of the Apollo Fairness Opinion, which sets forth, among other things, the analysis, assumptions, qualifications and limitations on the scope of review undertaken by Haywood Securities in rendering the Apollo Fairness Opinion, is set forth in Schedule L attached to this Circular. Apollo Shareholders are urged to read the Apollo Fairness Opinion in its entirety. The Apollo Fairness Opinion does not address the merits of the underlying business decision to enter into the transaction contemplated by the Share Issuance Resolution versus any alternative strategy or transaction and does not constitute advice or a recommendation as to whether Apollo Shareholders should vote in favour of the Share Issuance Resolution or any other transaction and the Apollo Fairness Opinion states that it may not be used or relied upon by any other person other than the Apollo Special Committee and the Apollo Board without the express prior written consent of Haywood Securities. This summary of the Apollo Fairness Opinion is qualified in its entirety by reference to the full text of the Apollo Fairness Opinion as set forth in the attached Schedule L. Any capitalized terms used in this Summary of the Apollo Fairness Opinion but not otherwise defined in this Circular have the meanings ascribed to such terms in Schedule L.

The Apollo Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Apollo Fairness Opinion and the condition and prospects, financial and otherwise of Apollo and its subsidiaries and affiliates, as they were reflected in the information and documents reviewed by Haywood Securities and as they were represented to Haywood Securities in discussions with management of Apollo. Subsequent developments may affect the Apollo Fairness Opinion and Haywood Securities reserves the right to change, modify or withdraw the Apollo Fairness Opinion prior to the completion of the Arrangement.

Haywood Securities is one of Canada’s leading independent investment dealers with operations in investment banking, equity sales and trading and investment research. The Apollo Fairness Opinion represents the opinion of Haywood Securities and the form and content of the Apollo Fairness Opinion have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters. As per the Haywood Securities Engagement Letters, Haywood Securities is paid a fee upon delivery and publication of the Apollo Fairness Opinion and will be reimbursed for any out-of-pocket expenses.

Neither Haywood Securities nor any of its affiliated entities is an associated or affiliated entity or issuer insider (as those terms are defined in Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) of Linear or Apollo or any of their respective associates or affiliates. Haywood Securities may, in the future, in the ordinary course of business, provide financial advisory services to Linear or Apollo or any of their respective associates or affiliates.

The following is a list detailing all fees, commissions, shares, and warrants that Haywood Securities has received from Apollo in the past two years:

•	On July 24, 2008, Cdn.$928,347.87 and 1,713,873 broker warrants of Apollo exercisable at Cdn.$0.60 as sales commission relating to a financing;
•	On August 21, 2008, 1,020,000 broker warrants of Apollo exercisable at Cdn.$0.50 as sales commission relating to a financing;
•	On September 19, 2008, Cdn.$25,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On December 31, 2008, Cdn.$36,000 and 255,000 warrants of Apollo exercisable at Cdn.$0.30 for financial advisory services relating to a private placement financing;

•	On February 23, 2009, 2,172,840 common shares of Apollo and 2,567,901 broker warrants of Apollo exercisable at Cdn.$0.256 for financial advisory services;
•	On March 23, 2009, 1,000,000 common shares of Apollo relating to the successful completion of financial advisory services;
•	On July 15, 2009, Cdn.$718,250 and 1,292,796 broker warrants of Apollo exercisable at Cdn.$0.45 as sales commission relating to a financing;
•	On August 21, 2009, Cdn.$552,500 as sales commission relating to a financing;
•	From September to November, 2009, Cdn.$50,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On January 5, 2010, Cdn.$50,000 for financial advisory services relating to the analysis of strategic alternatives, including financing options and merger and acquisition opportunities;
•	On January 14, 2010, 300,000 common shares of Apollo for financial advisory services relating to the successful completion of a merger and acquisition transaction; and
•	In February, 2010, Cdn.$100,000 for financial advisory services relating to the analysis of strategic alternatives, including financing options and merger and acquisition opportunities.

In addition, Haywood Securities has provided services to Linear in connection with the analysis of potential merger and acquisition opportunities and its financing efforts. The following is a list detailing all fees, commissions, shares, and warrants Haywood Securities has received from Linear in the past two years:

•	From June to August, 2008, Cdn.$30,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On February 2, 2009, Cdn.$75,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities; and
•	On November 29, 2009, Cdn.$317,009.55 and 192,330 broker warrants of Linear exercisable at Cdn.$2.15 as sales commission relating to a financing.

In preparing the Apollo Fairness Opinion, Haywood Securities performed a variety of financial and comparative analyses, including those described below. The summary of Haywood Securities’ analyses described below is not a complete description of the analyses underlying the Apollo Fairness Opinion. In arriving at the Apollo Fairness Opinion, Haywood Securities made qualitative judgments as to the significance and relevance of each factor that it considered. Accordingly, Haywood Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and the Apollo Fairness Opinion.

In its analyses, Haywood Securities considered industry performance, general business, economic, market, political and financial conditions and other matters, many of which are beyond the control of Apollo and Linear. No company, transaction or business used in Haywood Securities’ analyses as a comparison is identical to Apollo or Linear or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the business combination, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Haywood Securities’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Haywood Securities’ analyses and estimates could be subject to substantial uncertainty.

In connection with the Apollo Fairness Opinion, Haywood Securities performed a variety of financial and comparative analyses, including but not necessarily limited to those described below. In performing its analyses and rendering its opinion with respect to the Share Issuance Resolution, Haywood, with the Apollo Board’s consent:

•	relied, without independent verification, upon all financial and other information that was obtained by it from public sources or that was provided to it by Apollo or Linear and their respective affiliates, associates, advisors or otherwise; and
•	assumed that this information was complete and accurate as of the date thereof and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading.

In assessing the fairness of the consideration, from a financial point of view, to be paid pursuant to the Arrangement by the Apollo Shareholders, Haywood Securities considered, among other factors, the following items and methodologies relative to Apollo and Linear and their peer group:

•	Discounted cash flow analysis;
•	Comparable company analysis;
•	Precedent transaction analysis; and
•	Historical share price trading analysis.

Discounted Cash Flow

The discounted cash flow (“DCF”) approach considers the present value of the future cash flows generated, incorporating the timing and relative certainty of projected cash flows. The DCF analysis requires that certain assumptions be made regarding, among other things, commodity prices, exchange rates, capital costs, operational costs and discount rates. In addition to considering the present value of the future cash flows generated, Haywood Securities assigns a value to exploration projects which have not necessarily demonstrated economically viable mineral deposits, but do in the opinion of Haywood Securities possess the potential for economically viable mineral deposits. To arrive at the net asset values (“NAV”) for Apollo and Linear, liabilities were subtracted from the total value of the assets for each respective company.

A range of discount rates of between 5% and 15% were selected for the various projects of Apollo and Linear based on Haywood Securities’ experience valuing mining companies. The discount rates reflect the risks associated with the projected free cash flows and incorporates factors including, but not limited to, the risk-free rate, risks associated with mining, estimated cost of capital, and development timelines for Apollo and Linear, as well as any non-sector risks such as country risk.

To complete the DCF analysis, Haywood Securities did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses. Variables used by Haywood Securities in the sensitivity analyses included, but were not limited to, commodity prices, mining grades, production rates, discount rates, capital expenditures and operating costs. Based on this sensitivity analysis, the consideration offered to Linear Shareholders in the Arrangement represented an average premium of approximately 30.7% over the average implied exchange ratio calculated on the relative NAV per-share for Apollo and Linear of approximately 4.2.

Comparable Company Analysis

Haywood Securities reviewed selected comparable public company trading ranges in terms of adjusted market capitalization (“AMC”) to ounces of gold equivalent resource. Metals were converted into gold equivalent (“AuEq”) based on Haywood Securities’ long-term metal price forecasts. Haywood Securities then evaluated Linear by applying an implied range of capitalization factors to Linear’s current resource base to evaluate the consideration offered to Linear Shareholders in the Arrangement versus the trading range of the peer group. The companies utilized for comparative purposes in Haywood Securities’ analysis were not identical to Linear. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected publicly traded companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Linear.

The data for the comparable multiple analysis as at March 8, 2010 is summarized as follows:

Company	Market Capitalization (US$M)	AMC (US$M)	Total Resource (M oz AuEq)	AMC/oz AuEq (US$)
Aurizon Mines Ltd.	$733.8	$645.4	5.6	$115.3
Minefinders Corporation Ltd.	$580.7	$599.1	7.0	$85.6
Kirkland Lake Gold Inc.	$483.2	$417.6	3.3	$126.5
St. Andrew Goldfields Ltd.	$248.7	$271.1	4.0	$67.8
Wesdome Gold Mines Ltd.	$199.1	$173.4	1.4	$123.9
Claude Resources Inc.	$122.5	$117.6	0.8	$147.0
Alexis Minerals Corp.	$50.5	$46.8	0.8	$58.5
			Low	$58.5
			Mean	$103.5
			Median	$115.3
			High	$147.0

Based on the market data as at March 8, 2010, the consideration offered to Linear Shareholders under the Arrangement implied an AMC/oz AuEq value for Linear of US$17.8/oz AuEq which was a premium to Linear’s AMC/oz AuEq as at March 8, 2010 of US$13.2/oz AuEq but was significantly below the median AMC/oz AuEq of US$115.3/oz AuEq for the comparable group evaluated.

Precedent Transactions

Haywood Securities reviewed publicly available information on selected merger and acquisition transactions in the mining sector, and compared these to the Arrangement. The basis for this analysis was to determine whether the consideration that other companies had paid in similar transactions was comparable to the consideration being offered to Linear Shareholders in the Arrangement. The analysis of these precedent transactions is not purely mathematical, but involves considerations and judgments concerning, among other things, differences in the comparable transactions, company-specific risk factors, share performance preceding each transaction announcement, and prevailing economic and market conditions, including metal prices.

In each case, two key metrics were evaluated:

a) Price/oz AuEq: Calculated by dividing the total acquisition price by the target company’s ounces of AuEq; and

b) Premium to 20-day VWAP: The premium of the acquisition price paid per share to the volume weighted average price (“VWAP”) of the target company’s shares for the 20 trading days prior to the announcement of the transaction.

Using company filings, company presentations, and information from data providers including, but not limited to, Minesearch, Bloomberg, Capital IQ, and Thomson One, Haywood Securities examined the following transactions:

Buyer	Target	Date	Price/oz AuEq (US$)	Premium to 20-day VWAP
AngloGold Ashanti Ltd.	Golden Cycle Gold Corp.	January 2008	$35.1	29.7%
Eldorado Gold Corp.	Frontier Pacific Mining Corp.	April 2008	$90.1	34.8%
Iamgold Corp.	Orezone Resources Inc.	December 2008	$37.2	162.9%
B2Gold Corp.	Central Sun Mining Inc.	January 2009	$19.0	71.0%
Avocet Mining PLC	Wega Mining ASA	April 2009	$60.9	50.9%
Paramount Gold & Silver Corp.	Klondex Mines Ltd.	July 2009	$27.1	24.1%
Ramelius Resources Ltd.	Dioro Exploration NL	July 2009	$30.5	40.8%
International Minerals Corp.	Ventura Gold Corp.	September 2009	$75.5	40.7%
Ontex Resources Ltd.	Roxmark Mines Ltd.	October 2009	$77.8	31.0%
Argonaut Gold Inv.	Castle Gold Corp.	December 2009	$66.1	n.a.

		Low	$19.0	24.1%
		Mean	$51.9	54.0%
		Median	$49.1	40.7%
		High	$90.1	162.9%

Based on the market data as at March 8, 2010, the consideration offered to Linear Shareholders under the Arrangement implied a Price/oz AuEq value for Linear of US$31.3 and represented a 20% premium over Linear’s 20-day VWAP, both of which are below the median metrics represented in the analysis of the precedent transactions.

Historical Share Price Trading Analysis

Haywood Securities reviewed the historical trading price of Apollo Shares and Linear Shares. Haywood Securities specifically reviewed the 5-day, 10-day, 15-day, 20-day, 30-day, and 60-day VWAP prior to the announcement of the Binding LOI on March 9, 2010. The VWAPs were calculated based on the closing price and daily volume for each of Apollo and Linear’s common shares on the TSX as at March 8, 2010.

The following table summarizes the implied share price ratio for each of the VWAP periods listed as well as the premium of the consideration offered to Linear Shareholders under the Arrangement to such share price ratio:

VWAP	Apollo (Cdn.$)	Linear (Cdn.$)	Ratio (Apollo/Linear)	Consideration Premium
5-day	$0.4160	$2.0077	4.8260	13.4%
10-day	$0.4133	$1.9662	4.7576	15.1%
15-day	$0.4238	$1.9628	4.6311	18.2%
20-day	$0.4280	$1.9523	4.5614	20.0%
30-day	$0.4273	$1.8997	4.4456	23.1%
60-day	$0.4754	$2.0171	4.2430	29.0%

The consideration offered under the Arrangement Agreement represents a premium of between 13.4% to 29.0% to the implied exchange ratios for the VWAP periods listed.

Recommendation of the Apollo Special Committee

The Apollo Special Committee held a meeting on March 8, 2010 and unanimously recommended that the Apollo Board approve, among other things, the execution and delivery of the Binding LOI. The Apollo Special Committee, having taken into account such factors and other matters as it considered relevant, including the Apollo Fairness Opinion, unanimously determined that the Arrangement is in the best interests of Apollo and unanimously recommended that the Apollo Board approve the Binding LOI and that the Apollo Board recommend that the Apollo Shareholders vote “FOR” the Share Issuance.

Recommendation of the Apollo Board

The directors of Apollo have considered all factors they have deemed necessary to be considered based on the information available to them, including the Apollo Fairness Opinion and the approval and recommendation of the Share Issuance by the Apollo Special Committee and have unanimously determined that the offered consideration of 5.4742 Apollo Shares for each Linear Share under the Arrangement is fair, from a financial point of view, to Apollo Shareholders and that the Share Issuance is in the best interests of Apollo. Accordingly, the directors of Apollo unanimously recommend that the Apollo Shareholders vote “FOR” the Share Issuance Resolution and each of the other proposals set forth in this Circular.

Issuance and Resale of Apollo Shares

The Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued pursuant to the Arrangement have not been, and will not be registered under the U.S. Securities Act or the securities Laws of any other jurisdiction. The Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued in the Arrangement will be issued pursuant to an exemption from the prospectus requirements of Canadian securities law and from the registration requirements of the U.S. Securities Act under and exemption provided by Section 3(a)(10) of the U.S. Securities Act based on the approval of the Plan of Arrangement by the Court.

Section 3(a)(10) of the U.S. Securities Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity, after a hearing upon the fairness of the terms and conditions of exchange at which all persons to whom the securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. If the Court approves the Plan of Arrangement, its approval will constitute the basis for the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued without registration under the U.S. Securities Act in reliance on the exemption from the registration requirements of the U.S. Securities Act by Section 3(a)(10) of the U.S. Securities Act.

On May 25, 2010, Linear submitted the Interim Order to the Court. The Interim Order provides for the calling and holding of the Linear Meeting and for Linear to submit the Arrangement Resolution to the Linear Meeting and to seek approval thereof from the Linear Shareholders in the manner set forth in the Interim Order. Subject to obtaining Linear Shareholder Approval at the Linear Meeting, the hearing in respect of the Final Order is scheduled to take place on June 24, 2010 at 4:00 p.m. (Alberta Time) or as soon thereafter as is reasonably practicable.

The Apollo Shares issued in the Arrangement will be freely transferable under U.S. federal securities Laws, except by persons who are deemed to be “affiliates” (as that term is defined under the U.S. Securities Act) of Apollo after the Arrangement. Shares held by Apollo affiliates may be resold only in transactions permitted by Rule 901 in combination with Rule 903 or Rule 904 of Regulation S under the U.S. Securities Act, the resale provisions of Rule 144 under the U.S. Securities Act or as otherwise permitted under the U.S. Securities Act. Rule 144 generally provides that “affiliates” of Apollo may not sell securities of Apollo received in the Arrangement unless the sale is effected by use of an effective registration statement or in compliance with the volume, current public information, manner of sale and timing limitations set forth in Rule 144 under the U.S. Securities Act. These limitations generally permit sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding shares of Apollo common stock or the average weekly reported trading volume in such securities over the four calendar weeks preceding the placement of the sell order, provided the sales are made in unsolicited, open market “broker transactions” and that current public information on Apollo is available. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that directly or indirectly control, are controlled by, or are under common control with, that issuer and may include officers and directors of the issuer as well as beneficial owners of 10% or more of any class of capital stock of the issuer.

Section 3(a)(10) of the U.S. Securities Act does not exempt the issuance of Apollo Shares upon exercise of the Apollo Replacement Options or the Apollo Replacement Warrants from the registration requirements of the U.S. Securities Act. Accordingly, pursuant to the terms of the Arrangement Agreement, Apollo has agreed to file with the SEC a registration statement on Form S-8 and a registration statement on Form S-3 or a supplement to its currently effective shelf registration statement on Form S-3 to register the Apollo Shares issuable upon the exercise of Apollo Replacement Options and the Apollo Replacement Warrants.

Regulatory and Other Approvals Required for the Arrangement

Under the Arrangement Agreement, Apollo and Linear have both agreed to use commercially reasonable best efforts to effect all necessary registrations, filings and submissions requested by any governmental entity required in order to consummate the transaction and to obtain all consents, approvals and authorizations required to obtained under applicable Law or from any governmental entity which would, if not obtained, materially impede the completion of the transaction.

Shareholder Approvals.  In order for the Arrangement to become effective, Apollo Shareholders must approve the Share Issuance Resolution and the Option Plan Amendment Resolution at the Apollo Meeting, and the Linear Shareholders must approve the Continuance Resolution and the Arrangement Resolution at the Linear Meeting.

Court Approval.  An arrangement under the ABCA requires Court approval. On May 25, 2010, Linear submitted the Interim Order to the Court. The Interim Order provides for the calling and holding of the Linear Meeting and for Linear to submit the Arrangement Resolution to the Linear Meeting and to seek approval thereof from the Linear Shareholders in the manner set forth in the Interim Order. A copy of the Interim Order is attached to this Circular as Schedule I.

The hearing in respect of the Final Order is currently scheduled to be held on June 24, 2010 at 4:00 p.m. (Alberta Time) or as soon thereafter as is reasonably practicable, subject to approval of the Continuance Resolution and the Arrangement Resolution by Linear Shareholders. A copy of the Notice of Petition in respect of the Final Order is attached to this Circular as Schedule H. In accordance with the Interim Order, should the Court adjourn the hearing to a later date, notice of the later date will be given to those who have filed and delivered an appearance in accordance with the Interim Order. Any Linear Shareholder who wishes to appear or be represented and to present evidence or arguments must serve and file an appearance as set out in the Notice of Petition in respect of the Final Order and satisfy any other requirements of the Court. The Court is expected to consider, among other things, the fairness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

After the Final Order is obtained and the other conditions in the Arrangement Agreement are satisfied or waived, the Articles of Arrangement must be filed with the Registrar to give effect to the Arrangement and the various other documents necessary to consummate the transactions contemplated under the Arrangement Agreement must be executed and delivered.

Regulatory Matters.  There are no material filings, consents, waiting periods or approvals required to be made with, applicable to, or required to be received from any Governmental Authority in connection with the Arrangement prior to the Effective Time, except for the approval of the Final Order by the Court, which will be sought on June 24, 2010 or as soon as practicable thereafter and which is a condition to the completion of the Arrangement.

Stock Exchange Approvals.  The Linear Shares and the Linear Listed Warrants are listed on the TSX. The TSX has conditionally approved the Arrangement, subject to Linear Shareholder Approval being obtained at the Linear Meeting and the approval of the Court.

The Apollo Shares are listed on the TSX and on the AMEX. It is a condition to closing the transaction that the Apollo Shares to be issued to the holders of Linear Shares and the Apollo Shares to be issued upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants be approved for listing by the AMEX subject only to official notice of issuance and other customary conditions. It is also a condition to closing the transaction that the Apollo Shares to be issued to the holders of Linear Shares and the Apollo Shares to be issued upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants be

conditionally approved for listing by the TSX subject only to customary conditions. In addition, pursuant to the Arrangement Agreement, Apollo is required to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the TSX and to maintain that listing until November 19, 2014. On May 20, 2010, the TSX conditionally approved the listing of the Apollo Shares to be issued pursuant to the Arrangement and the Apollo Replacement Warrants to be issued upon exchange of the Linear Listed Warrants pursuant to the Arrangement, subject to Apollo Shareholder Approval being obtained and the satisfaction of customary listing requirements. Pursuant to section 712 of the AMEX company guide, approval of shareholders is required as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common stock of 20% or more. Apollo expects to receive AMEX approval of the Apollo Shares to be issued in connection with the Arrangement, including the Apollo Shares issuable upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants, on or about June 25, 2010.

Dissenting Shareholder Rights

Under applicable Canadian Law, Apollo Shareholders are not entitled to dissenters’ appraisal rights with respect to any matters to be acted upon at the Apollo Meeting. Any registered holder of Linear Shares who properly dissents from the Continuance Resolution to be considered at the Linear Meeting in accordance with the CBCA or the Arrangement Resolution in accordance with the ABCA will be entitled, in the event the transaction becomes effective, to be paid by Apollo in accordance with the terms of the Plan of Arrangement the fair value of the Linear Shares held by the Dissenting Shareholder determined as of the close of business on the day before the such resolution is approved.

Accounting Treatment

The transaction will be accounted for as an acquisition of Linear by Apollo under U.S. GAAP. As required under U.S. GAAP, we considered all pertinent facts and circumstances in identifying Apollo as the acquiring entity for accounting purposes. These facts and circumstances include the relative voting rights in the combined company of former holders of Linear Shares and holders of Apollo Shares prior to the combination, the composition of the board of directors of the combined company and the terms of the exchange of Apollo Shares for Linear Shares. Under the acquisition method of accounting, the assets and liabilities of Linear will be recorded, as of the completion of the transaction, at their respective fair values and added to those of Apollo. The reported financial condition and results of operations of Apollo issued after completion of the transaction will reflect Linear’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial position or results of operations of Linear. Following the completion of the transaction, the earnings of the combined company will reflect acquisition accounting adjustments.

Fees, Costs and Expenses

Except as otherwise noted herein, all fees, costs and expenses incurred in connection with the Arrangement will be paid by the party incurring those expenses.

Interests of Apollo Directors and Executive Officers in the Arranngement

You should be aware that certain members of the management of Apollo and the Apollo Board have interests in the transaction that may be different from, or in addition to, the interests of Apollo Shareholders generally. These interests include, but are not limited to, the following:

Compensation Payable to R. David Russell, President and Chief Executive Officer of Apollo.  Upon the successful completion of the Arrangement, Mr. Russell will resign from the position of president and chief executive officer of Apollo. Apollo and Linear have agreed that Mr. Russell will receive all termination and other amounts owing under his employment agreement as if he had been terminated without cause, which amounts shall not exceed approximately $1.7 million in the aggregate. See the “Interests of Insiders and Others in Material Transactions — Related Party Transactions — Arrangement Agreement and Related Transactions” beginning on page 138.

Appointments to the Combined Company’s Board of Directors.  Immediately following the Effective Time, three directors who currently serve on the Apollo Board, currently expected to be Messrs. Kaiser, Peat, and Stott, will continue to serve on the board of directors of the combined company. See the “Interests of Insiders and Others in Material Transactions — Related Party Transactions — Arrangement Agreement and Related Transactions” beginning on page 138.

THE ARRANGEMENT MECHANICS

The Arrangement

The purpose of the Arrangement is to effect the acquisition of all of the issued and outstanding securities of Linear by Apollo. If the Option Plan Amendment Resolution and the Share Issuance Resolution are approved at the Apollo Meeting and the Continuance Resolution and the Arrangement Resolution are approved at the Linear Meeting, and all other conditions to the closing of the Arrangement are satisfied or waived, the Arrangement will be implemented by way of a Court-approved plan of arrangement under the ABCA.

Pursuant to the terms of the Plan of Arrangement, the following events will occur and be deemed to occur in the following order without further act or formality:

•	immediately prior to the Effective Time, each Linear Share in respect of which Dissent Procedures have been exercised shall be deemed to be transferred to Apollo, following which Apollo shall pay to such Dissenting Shareholder the fair value of such Dissenting Shareholder’s Linear Shares;
•	at the Effective Time, Linear and Apollo Sub shall be amalgamated and continue as one unlimited liability corporation under the ABCA (we refer to this below as the Amalgamation);
•	immediately upon the Amalgamation, all Linear Shares held by Apollo Sub, if any, shall be cancelled without any repayment of capital in respect thereof;
•	immediately upon the Amalgamation, all Linear Shares (other than Linear Shares acquired by Apollo in accordance with the Dissent Procedures) held by Former Linear Shareholders (other than Dissenting Shareholders) shall be exchanged with Apollo for Apollo Shares on the basis of 5.4742 Apollo Shares for each Linear Share, and shall thereafter be cancelled without any repayment of capital in respect thereof;
•	immediately upon the Amalgamation, each Linear Share acquired by Apollo in accordance with the Dissent Procedures shall be cancelled;
•	immediately upon the Amalgamation, each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Option;
•	immediately upon the Amalgamation, each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Warrant;
•	immediately upon the Amalgamation, each Apollo Share held by Linear (including the 62,500,000 Apollo Shares acquired in the Private Placement) shall be cancelled without the payment of any consideration;
•	immediately upon the Amalgamation, each common share of Apollo Sub shall be exchanged for one share of the resulting unlimited liability corporation following the Amalgamation; and
•	immediately upon the Amalgamation, the resulting unlimited liability corporation following the Amalgamation shall be a wholly owned subsidiary of Apollo and there shall not be any issued or outstanding options, warrants or other rights or privileges to acquire securities of such corporation.

Assuming all outstanding Linear Shares are exchanged for Apollo Shares, no Linear Shareholders exercise Dissent Rights and that none of the Linear Options or Linear Warrants are exercised prior to the completion of the Arrangement, and based upon the number of Linear Shares and Apollo Shares outstanding as of May 25, 2010, immediately following the completion of the Arrangement, existing Linear Shareholders will hold approximately 46.8% of the outstanding Apollo Shares (on an undiluted basis). Following consummation of the Arrangement, Linear will amalgamate with Apollo Sub and the amalgamated corporation will become a wholly owned subsidiary of Apollo in the manner described above and Linear will cease to be publicly traded.

In addition, if the Share Consolidation Resolution is approved and implemented by the Board:

•	all of the issued and outstanding Apollo Shares (which, following the consummation of the Arrangement, will include Apollo Shares held by current holders of Apollo Shares and Former Linear Shareholders) will automatically be consolidated on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation.
•	subject to the terms and conditions of each optionholder’s option agreement with Apollo and each warrantholder’s warrant certificate, the number of Apollo Shares issuable upon the exercise of Apollo’s outstanding options and warrants (which, following the consummation of the Arrangement, will include Apollo Shares issuable upon the exercise of Apollo Replacement Options and Apollo Replacement Warrants), the exercise price thereof and the number of shares reserved for future issuances under Apollo’s Stock Option Incentive Plan will be adjusted as appropriate to reflect the Share Consolidation; and
•	the exercise price with respect to Apollo’s series A junior participating preferred stock pursuant to our Shareholder Rights Plan (assuming the Rights Plan Resolution is approved at the Apollo Meeting) and the number the Apollo Shares issuable upon exercise thereof shall be proportionately adjusted to reflect the Share Consolidation.

See “Proposal 4:  The Share Consolidation Proposal” beginning on page 145 for additional information regarding the Share Consolidation.

Articles of Arrangement

Upon the Linear Shareholders approving the Continuance in accordance with the CBCA and the Arrangement in accordance with the Interim Order, the Apollo Shareholders approving the resolutions at the Apollo Meeting as required by the Arrangement Agreement and applicable Laws, including the rules and policies of the TSX and AMEX and Linear and Apollo Sub obtaining the Final Order, Linear shall proceed with the Continuance and thereafter Linear and Apollo Sub shall jointly file the Articles of Arrangement, in duplicate, with the Registrar together with such other documents as may be required in order to effect the Arrangement.

Fractional Shares

No fractional shares of Apollo common stock will be issued pursuant to the Plan of Arrangement. In lieu of any fractional shares of Apollo common stock, any fractional number of Apollo Shares issuable pursuant to the Plan of Arrangement shall be rounded up or down to the nearest whole number.

Apollo Replacement Warrants

On May 25, 2010, there were outstanding Linear Warrants exercisable to acquire a total of approximately 8,177,000 Linear Shares at prices between Cdn.$1.50 and Cdn.$3.00, with various expiration dates to November 19, 2014.

Each Linear Warrant that is outstanding as of the Effective Time will be deemed to be exchanged for or converted into an Apollo Replacement Warrant exercisable to acquire that number of Apollo Shares (rounded to the nearest whole number) that is the product of (A) the number of Linear Shares that would be deliverable upon exercise of such Linear Warrant immediately prior to the Effective Time multiplied by (B) 5.4742. The exercise price per Apollo Share represented by any such Apollo Replacement Warrant shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742.

The Apollo Replacement Warrants will otherwise be subject to same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time.

In accordance with the terms of the Arrangement Agreement, Apollo has agreed to file with the SEC a registration statement on Form S-3 or a supplement to its currently effective shelf registration statement on Form S-3 to register the Apollo Shares issuable upon exercise of the Apollo Replacement Warrants. Apollo also has agreed to use its commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of 5,203,750 of the Linear Listed Warrants (which were listed on the TSX upon execution of the Arrangement Agreement) to be listed on the TSX and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014.

Apollo Replacement Options

As of May 25, 2010, there were outstanding Linear Options which, when vested, would be exercisable to acquire a total of approximately 2,770,000 Linear Shares at prices between Cdn.$1.05 and Cdn.$3.00, with various expiration dates to October 5, 2014.

Each Linear Option that has not been exercised prior to the Effective Time will be exchanged for orconverted into an Apollo Replacement Option issued under the Apollo Stock Option Incentive Plan which shall be exercisable to purchase a number of Apollo Shares (rounded to the nearest whole number) equal to the product of (A) the number of Linear Shares that would be deliverable upon exercise of the Linear Option multiplied by (B) 5.4742. The exercise price per Apollo Share represented by any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742.

Current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options and (ii) the first anniversary of the date of completion of the Arrangement. Current employees of Linear holding Linear Options whose employment is not terminated in connection with the Arrangement shall receive Apollo Replacement Options with the same expiration dates as those of their Linear Options. The remaining conditions to and manner of exercising and all other terms and conditions of the Apollo Replacement Options, including, without limitation, terms in respect of the vesting periods for such options, will otherwise be materially unchanged from those of the Linear Options. In order to effect the exchange of Linear Options for Apollo Replacement Options, Apollo must make certain amendments to its existing Stock Option Incentive Plan. For this reason, Apollo is submitting the Option Plan Amendment Resolution for approval by its shareholders at the Apollo Meeting. For more information, see “Proposal 2: The Stock Option Incentive Plan Amendments Proposal” on page 142.

In accordance with the terms of the Arrangement Agreement, Apollo has agreed to file with the SEC a registration statement on Form S-8 and/or a registration statement on Form S-3 or a supplement to its currently effective shelf registration statement on Form S-3 to register the Apollo Shares issuable upon the exercise of the Apollo Replacement Options.

Court Approval of the Arrangement and Completion of the Arrangement

An arrangement under the ABCA requires Court approval. On May 25, 2010, Linear submitted the Interim Order to the Court. The Interim Order provides for the calling and holding of the Linear Meeting and other procedural matters. A copy of each of the Notice of Petition in respect of the Final Order and the Interim Order are attached to this Circular as Schedules H and I, respectively.

Subject to the approval of the Continuance Resolution and the Arrangement Resolution by Linear Shareholders at the Linear Meeting and the approval of the Share Issuance Resolution and the Option Plan Amendment Resolution by Apollo Shareholders at the Apollo Meeting, the hearing in respect of the Final Order is expected to take place on June 24, 2010 at 4:00 p.m. (Alberta Time) or as soon thereafter as is reasonably practicable in the Court at the Courts Centre, 601-5th Street S.W., Calgary, Alberta.

In making its determination, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

Stock Exchange Listings

The Linear Shares are listed on the TSX, trading under the symbol “LRR” and the Linear Listed Warrants are listed on the TSX under the symbol “LRR.WT.” Conditional approval of the TSX in respect of the Arrangement and related transactions has been obtained by Linear. It is expected that following the Effective Date the Linear Shares will be delisted from the TSX.

The Apollo Shares are listed on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT”. The obligation of Apollo and Linear to complete the Arrangement is subject to, among other matters, the TSX and AMEX approving the listing of the Apollo Shares to be issued pursuant to the Arrangement, including, without limitation, those Apollo Shares to be issued upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants. In addition, pursuant to the Arrangement Agreement, Apollo is required to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the TSX and to maintain that listing until November 19, 2014. On May 20, 2010, the TSX conditionally approved the listing of the Apollo Shares to be issued pursuant to the Arrangement and the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants pursuant to the Arrangement, subject to Apollo Shareholder Approval being obtained and the satisfaction of customary listing requirements. Pursuant to section 712 of the AMEX company guide, approval of shareholders is required as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common stock of 20% or more. Apollo expects to receive AMEX approval of the Apollo Shares to be issued in connection with the Arrangement, including the Apollo Shares issuable upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants, on or about June 25, 2010.

Ongoing Reporting Obligations

Linear is a reporting issuer in the provinces of Ontario, British Columbia, Manitoba, Alberta, Québec and Nova Scotia. Upon completion of the Arrangement, Linear will be a wholly owned subsidiary of Apollo. Accordingly, after the Effective Date, Apollo will, on Linear’s behalf, apply to the applicable securities regulatory authorities in Canada to cease to be a reporting issuer, so as to no longer be subject to statutory financial and reporting requirements under Canadian securities Laws.

Apollo is a reporting issuer in the U.S. and in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador and Yukon Territory. Upon completion of the Arrangement, Apollo will continue to be a reporting issuer in these provinces of Canada and in the U.S. Apollo will also continue to be subject to the ongoing statutory financial and other reporting requirements of applicable Canadian and U.S. securities Laws.

THE ARRANGEMENT AGREEMENT

Apollo and Linear entered into the Arrangement Agreement on March 31, 2010. The following is a summary of certain provisions of the Arrangement Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Arrangement Agreement, a copy of which is attached as Schedule F to this Circular and is incorporated herein by reference. We urge you to read the Arrangement Agreement carefully and in its entirety because it, and not this description or this Circular, is the legal document that governs the Arrangement.

General; The Arrangement

At the Effective Time of the Arrangement, upon the terms and subject to the conditions of the Arrangement Agreement and in accordance with the Plan of Arrangement, Apollo will acquire all of the Linear Shares and Linear will amalgamate with Apollo Sub and the amalgamated corporation will become a wholly owned subsidiary of Apollo. The Arrangement Agreement and Plan of Arrangement provide that Apollo will acquire (i) each outstanding Linear Share (other than those held by Linear Shareholders who properly exercise their Dissent Rights) in exchange for 5.4742 Apollo Shares, (ii) each outstanding Linear Warrant in exchange for an Apollo Replacement Warrant and (iii) each outstanding Linear Option in exchange for an Apollo Replacement Option. Linear Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Linear Shares.

The Plan of Arrangement, which is deemed part of the Arrangement Agreement, provides that, on the Effective Date, a series of events shall occur without any further act or formality thereby giving effect to the transactions contemplated by the Arrangement. See the discussion above under the heading “The Arrangement Mechanics — The Arrangement” on page 57 for a summary of these events. See also the discussion above under the heading “The Arrangement — When the Arrangement Becomes Effective” on page 42.

Treatment of Linear Options

In accordance with the terms of the Plan of Arrangement, each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Option issued under the Apollo Stock Option Incentive Plan, provided that the rights of the holders under the Apollo Replacement Options shall not materially adversely differ from the rights of the holders of such Linear Options outstanding immediately prior to the Effective Time. Current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement.

The number of Apollo Shares (rounded to the nearest whole number) issuable under an Apollo Replacement Option shall be equal to the product of: (A) the number of Linear Shares subject to such Linear Option immediately prior to the Effective Time and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Options as so exchanged shall be assumed by Apollo. Assuming completion of the Arrangement, all unvested Linear Options will vest in full immediately prior to the Effective Time.

Treatment of Linear Warrants

In accordance with the terms of the Plan of Arrangement, each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Warrant which shall be exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time, the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Warrant immediately prior to the Effective Time; and (B) 5.4742.

The exercise price per Apollo Share subject to any such Apollo Replacement Warrants shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Warrants as so exchanged shall be assumed by Apollo and Apollo agreed to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the TSX and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014.

Treatment of Apollo Options

In accordance with the terms of the Arrangement Agreement, immediately prior to the Effective Date (a) the terms of the Apollo Options held by the Resigning Directors (other than R. David Russell) shall be amended to provide that such Apollo Options shall expire on the earlier of: (i) the current expiry date of such Apollo Options; and (ii) the first anniversary of the Effective Date regardless of whether such Resigning Directors are “Eligible Persons” under the terms of the Apollo Stock Option Incentive Plan; and (b) an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on March 31, 2010 will expire on the first anniversary of the Effective Date.

Representations and Warranties

Pursuant to the Arrangement Agreement, Linear made customary representations and warranties to Apollo and Apollo Sub. The Arrangement Agreement also contains customary representations and warranties made by Apollo and Apollo Sub to Linear. These representations and warranties include, among other things, representations and warranties made by each of Linear on the one hand and Apollo and Apollo Sub on the other hand as to:

•	corporate organization and valid existence, power to conduct business, qualification and good standing of the respective entities and their subsidiaries;
•	ownership of subsidiaries and other investments;
•	encumbrances on the capital stock of their subsidiaries;
•	licenses, registrations, qualifications, permits and consents necessary to conduct their business;
•	properties and mining rights;
•	technical reports in respect of their properties;
•	compliance with disclosure obligations of the TSX, AMEX, Canadian securities regulators, the U.S. Securities Act and the U.S. Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder;
•	compliance with other applicable Laws and regulations;
•	accuracy and completeness of financial statements and other information provided to the respective entities;
•	tax matters;
•	matters concerning their auditors;
•	matters affecting the voting or control of the securities of the respective entities and their subsidiaries;
•	interests of officers, directors and affiliates in the Arrangement;
•	litigation and government proceedings;
•	material contracts;
•	intellectual property;
•	capitalization;
•	indebtedness;

•	leases;
•	insurance;
•	employment matters;
•	maintenance of internal accounting and disclosure controls;
•	environmental matters;
•	brokers’ fees; and
•	compliance with covenants contained in the Letter of Intent, dated March 9, 2010, between Apollo and Linear, as amended.

Many of the representations and warranties are qualified by the concept of Material Adverse Effect. The representations and warranties contained in the Arrangement Agreement do not survive the Effective Time of the Arrangement and will expire on the Effective Date.

Mutual Covenants

Under the terms of the Arrangement Agreement, Linear on the one hand and Apollo and Apollo Sub on the other hand made a number of commitments in connection with the Arrangement including, but not limited to, the following undertakings:

•	file, proceed with and diligently prosecute an application to the Court for the Interim Order and carry out the terms of the same;
•	prepare and file a proxy circular in respect of the Arrangement;
•	take all commercially reasonable lawful action to solicit shareholders to vote in favour of the Arrangement including, without limitation, retaining a proxy solicitation agent;
•	recommend to their respective Shareholders that they vote in favour of the Arrangement and the other transactions contemplated thereby;
•	use reasonable efforts to deliver or cause to be delivered all certificates and legal, tax and other opinions necessary to support the disclosure contained or to be contained in their respective proxy circulars;
•	not adjourn, postpone or cancel their respective shareholder meetings at which the Arrangement is to be considered except under limited circumstances;
•	file, proceed with and diligently prosecute an application for the Final Order and carry out the terms of the same;
•	conduct business only in the usual and ordinary course of business and consistent with past practice, and use all reasonable commercial efforts to maintain and preserve their respective assets and advantageous business relationships;
•	refrain from declaring, setting aside or paying any dividend or making any other distribution or payment in respect of their respective outstanding securities;
•	refrain from issuing or agreeing to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after March 31, 2010 in a manner consistent with past practice;
•	refrain from redeeming, purchasing or otherwise acquiring outstanding shares or other securities (other than redemptions required pursuant to their respective constating documents) or splitting, combining, or reclassifying any securities;
•	refrain from adopting a plan of liquidation or resolutions providing for liquidation, dissolution, merger, consolidation or reorganization;

•	refrain from selling, pledging, disposing of or encumbering any assets other than in the ordinary course of business for consideration in excess of $500,000 individually or $1,000,000 in the aggregate;
•	refrain from expending or committing to expend more than $1,000,000 individually or $2,000,000 in the aggregate;
•	refrain from expending or committing to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement;
•	refrain from acquiring (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of $1,000,000 in the aggregate;
•	refrain from acquiring any assets with an acquisition cost in excess of $1,000,000 in the aggregate;
•	refrain from incurring any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement;
•	refrain from authorizing, recommending or proposing any release or relinquishment of any material contract right;
•	refrain from waiving, abandoning, releasing, granting or transferring any material assets or rights of value or modify or change in any material respect any existing material license, lease, contract or other material document;
•	refrain from entering into or terminating any hedges, swaps or other financial instruments or like transactions;
•	refrain from making any payment to any employee, officer or director outside of its ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to March 31, 2010 and has been disclosed to, and approved by, the other party;
•	refrain from granting any officer, director or employee an increase in compensation in any form;
•	refrain from taking any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees;
•	refrain from amending any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder;
•	refrain from advancing any loan to any officer, director or any other party not at arm’s length, other than as may be agreed to by the parties;
•	refrain from adopting or amending or making any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;
•	refrain from taking any action, permitting any action to be taken or not taken, inconsistent with the Arrangement Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement or that could reasonably be expected to render any representation or warranty made by such party untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on such party;

•	except in limited circumstances, refrain from making any changes to the existing accounting practices or making any material tax election inconsistent with past practice;
•	refrain from entering into or modifying any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant;
•	refrain from settling or compromising any claim brought by any present, former or purported holder of securities in connection with the transactions contemplated by the Arrangement Agreement prior to the Effective Time without the prior written consent of the other party;
•	refrain from renewing or modifying in any respect any material contract, agreement, lease, commitment or arrangement, except insofar as may be necessary to permit or provide for the completion of the Arrangement;
•	use all commercially reasonable best efforts to satisfy, or cause to be satisfied, all conditions precedent to the respective party’s obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by the Arrangement Agreement, including using its commercially reasonable best efforts to:
•	obtain the approval of shareholders in accordance with the provisions of the CBCA, the YBCA, the Interim Order, and the requirements of any applicable regulatory authority, as applicable;
•	obtain all other consents, approvals and authorizations as are required to be obtained under any applicable Law or from any Governmental Authority which would, if not obtained, materially impede the completion of the transactions contemplated by the Arrangement Agreement or have a Material Adverse Effect;
•	effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated by the Arrangement Agreement and participate and appear in any proceedings of any party thereto before any Governmental Authority;
•	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the Arrangement Agreement; and
•	fulfill all conditions and satisfy all provisions of the Arrangement Agreement and the Plan of Arrangement required to be fulfilled or satisfied;
•	make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated by the Arrangement Agreement and take all reasonable action necessary to be in compliance with such Laws;
•	use its commercially reasonable best efforts to conduct their affairs and to cause their subsidiaries to conduct their affairs so that all of the representations and warranties of such party contained in the Arrangement Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date;
•	continue to make available and cause to be made available to the other party, all documents, agreements, corporate records and minute books as may be necessary to enable such party to effect a thorough examination of disclosing party and the business, properties and financial status thereof;
•	deliver title opinions in respect of their respective material mineral properties; and
•	execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated by the Arrangement Agreement such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other party.

Mutual Conditions to Closing

Each of Apollo’s and Linear’s obligations to complete the transactions contemplated by the Arrangement Agreement are subject to fulfillment or waiver of the following conditions on or before the Effective Time:

•	the Interim Order and the Final Order shall each have been obtained in form and substance satisfactory to the parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;
•	the Continuance Resolution and the Arrangement Resolution shall have been approved by the Linear Shareholders at the Linear Meeting in accordance with the provisions of the CBCA and the ABCA (as applicable), the Interim Order and the requirements of any applicable regulatory authority;
•	the Share Issuance Resolution and the Option Plan Amendment Resolution shall have been approved by the Apollo Shareholders at the Apollo Meeting;
•	the Articles of Arrangement shall be in form and substance satisfactory to the parties;
•	the TSX and the AMEX shall have approved the listing of the Apollo Shares to be issued in connection with the Arrangement, including, without limitation, those Apollo Shares to be issued upon exercise of the Apollo Replacement Options and Apollo Replacement Warrants, subject only to customary conditions;
•	there shall not be in force any Law and no Governmental Authority shall have issued any order or decree restraining or prohibiting the completion of the transactions contemplated by the Arrangement Agreement;
•	the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued in the United States pursuant to the Arrangement are exempt from registration requirements under Section 3(a)(10) of the U.S. Securities Act and the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the U.S. Securities Act (other than as may be prescribed by Rule 144 and Rule 145 under the U.S. Securities Act);
•	the registration statement or registration statements of Apollo as filed with the SEC regarding the issuance of Apollo Shares upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options shall have been declared effective by the SEC; and
•	the Arrangement Agreement shall not have been terminated.

Conditions in Favour of Linear

The obligations of Linear to complete the transactions contemplated by the Arrangement Agreement are subject to the fulfillment of each of the following conditions on or before the Effective Date or such other time as specified below:

•	the representations and warranties made by Apollo and Apollo Sub in the Arrangement Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (with certain exceptions), and each of Apollo and Apollo Sub shall have provided to Linear a certificate of two senior officers certifying such accuracy on the Effective Date;
•	Apollo and Apollo Sub shall have complied in all material respects with their covenants and obligations in the Arrangement Agreement and each of Apollo and Apollo Sub shall have provided to Linear a certificate of two senior officers certifying compliance with such covenants on the Effective Date;
•	no Material Adverse Change shall have occurred in respect of Apollo and its subsidiaries, taken as a whole, from and after March 31, 2010 and prior to the Effective Date, and no Material Adverse Change in respect of Apollo and its subsidiaries, taken as a whole, shall have occurred prior to March 31, 2010 or shall occur from and after March 31, 2010 and prior to the Effective Date from that reflected in the audited consolidated financial statements of Apollo as at and for the fiscal year ending December 31, 2009 (other than a Material Adverse Change resulting from certain market conditions);
•	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Apollo or would have a Material Adverse Effect on the ability of the parties to complete the Arrangement;
•	all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Apollo or Apollo Sub or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Linear;
•	all directors and officers of Apollo shall have entered into a support agreement with Linear and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof;
•	the consent to the Arrangement and lock-up and support agreements entered into by the Project Lenders shall be in full force and effect and, other than as otherwise may be agreed to by Linear, unamended as of the Effective Date;
•	the directors of each of Apollo and Apollo Sub shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Apollo and Apollo Sub to permit the consummation of the Arrangement;
•	the new Apollo Board shall be constituted in accordance with the Arrangement Agreement;
•	the directors of Apollo shall not have withdrawn or modified in a manner adverse to Linear their approval or recommendation to Apollo Shareholders of the transaction contemplated by the Arrangement Agreement;
•	R. David Russell shall have tendered his resignation as president and chief executive officer of Apollo and all amounts owing to R. David Russell pursuant to his employment agreement, to a maximum of $1,700,000, shall have been paid (or arrangements satisfactory to Linear shall have been made to pay such amounts following the Effective Date) to him, and all steps, actions and proceedings necessary to appoint Wade Dawe as president and chief executive officer of Apollo shall have been taken; and
•	Apollo shall have provided to Linear evidence of the director and liability insurance required under the Arrangement Agreement.

Conditions in Favour of Apollo and Apollo Sub

The obligations of Apollo to complete the transactions contemplated by the Arrangement Agreement are subject to the fulfillment of each of the following conditions on or before the Effective Date or such other time as specified below:

•	the representations and warranties made by Linear in the Arrangement Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (with certain exceptions), and Linear shall have provided to Apollo a certificate of two senior officers certifying such accuracy on the Effective Date;
•	Linear shall have complied in all material respects with its covenants and other obligations in the

Arrangement Agreement and Linear shall have provided to Apollo a certificate of two senior officers certifying compliance with such covenants on the Effective Date;
•	no Material Adverse Change shall have occurred in respect of Linear and its subsidiaries, taken as a whole, from and after March 31, 2010 and prior to the Effective Date, and no Material Adverse Change in respect of Linear and its subsidiaries, taken as a whole, shall have occurred prior to March 31, 2010 or shall occur from and after March 31, 2010 and prior to the Effective Date from that reflected in the audited consolidated financial statements of Linear as at and for the fiscal year ending March 31, 2009 or in the unaudited financial statements of Linear as at and for the nine months ending December 31, 2009 (subject to certain exceptions more particularly described in the Arrangement Agreement);
•	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Linear or would have a Material Adverse Effect on the ability of the parties to complete the Arrangement;
•	all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Linear or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Apollo and Apollo Sub;
•	if Dissent Rights are granted to Linear Shareholders by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Linear Shares shall have exercised rights of dissent in relation to the Arrangement;
•	the consent to the Arrangement and lock-up and support agreements entered into by the Project Lenders shall be in full force and effect and, other than as otherwise may be agreed to by Linear, unamended as of the Effective Date;
•	all directors and officers of Linear shall have entered into a support agreement and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof; and
•	the directors of Linear shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Linear and its subsidiaries to permit the consummation of the Arrangement and the directors of Linear shall not have withdrawn or modified in a manner adverse to Apollo their approval or recommendation to Linear Shareholders of the transaction contemplated by the Arrangement Agreement.

No Solicitation Covenant

Each of Linear and Apollo has agreed that, except as otherwise permitted by the Arrangement Agreement, it will not, directly or indirectly, through any Representative:

•	solicit, facilitate, initiate or encourage any Acquisition Proposal;
•	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing;

•	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or
•	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal.

The Arrangement Agreement defines an “Acquisition Proposal”to mean with respect to any party, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Arrangement Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to the other party under the Arrangement Agreement or the Arrangement.

Pursuant to the Arrangement Agreement, Linear and Apollo reaffirmed their respective non-solicitation obligations under the Binding LOI. Specifically, pursuant to the terms of the Binding LOI, the parties mutually agreed to: (a) immediately cease, and instruct its representatives to immediately cease, and cause to be terminated any existing discussions and negotiations with respect to any Acquisition Proposal and immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with such party relating to an Acquisition Proposal; and (b) refrain from authorizing or permitting, directly or indirectly, any of its representatives to: (i) solicit, facilitate, initiate or encourage any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing; (iii) waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or (iv) accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal.

Exceptions to Non-Solicitation Covenant; Ability to Accept Superior Proposal

Each of Linear and Apollo agreed that, notwithstanding the non-solicitation obligations of the parties described above, each of Apollo and Linear and its officers, directors and advisers may:

•	enter into or participate in any discussions or negotiations with a third party who seeks, on an unsolicited basis, to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill agreement, may furnish to such third party information concerning such party and its business, properties and assets, in each case if, and only to the extent that such discussion and negotiations involve a Superior Proposal (as defined below);
•	accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if, prior to such acceptance, recommendation, approval or implementation, the board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of the Arrangement Agreement and after receiving the advice of outside counsel, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws;

•	Linear or Apollo, as the case may be, has delivered written notice to the other party of the determination of the Linear Board or the Apollo Board, as the case may be, that the Acquisition Proposal is a Superior Proposal and of the intention of the Linear Board or the Apollo Board, as the case may be, to approve or recommend such Superior Proposal and/or of Linear or Apollo to enter into an agreement with respect to such Superior Proposal;
•	at least 72 hours have elapsed since the date Apollo or Linear, as the case may be, received the notice referred to in the immediately preceding bullet point and, if the other party has offered to amend the provisions of the Arrangement and the Arrangement Agreement, the Linear Board or the Apollo Board, as the case may be, shall have determined that such Acquisition Proposal continues to be a Superior Proposal compared to the proposed amended provisions of the Arrangement and the Arrangement Agreement by Apollo or Linear, as the case may be; and
•	Linear or Apollo terminates the Arrangement Agreement in accordance with its terms.

The Arrangement Agreement defines a “Superior Proposal”as a written Acquisition Proposal made after March 31, 2010 in respect of which the board of directors of the party receiving the proposal (the “Receiving Party”) determines in good faith:

•	that funds or other consideration necessary for the Acquisition Proposal are available;
•	(after consultation with its financial advisor) would, if consummated in accordance with its terms, result in a transaction financially superior for securityholders of the Receiving Party than the transaction contemplated by the Arrangement Agreement;
•	after receiving the advice of outside counsel as reflected in minutes of the board of directors of the Receiving Party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws;
•	that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal;
•	which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Receiving Party or its respective officers and employees beyond 5:00 p.m. (Toronto time) on the fifth Business Day after which access is afforded to the third party making the Acquisition Proposal;
•	that the board of directors of the Receiving Party has determined to recommend to the shareholders of such party; and
•	that was not solicited in contravention of the Arrangement Agreement.

Right to Match

Each of Linear and Apollo has agreed that, during the 72 hour period referred to above in the preceding section, Apollo or Linear, as the case may be, will have the opportunity to offer to amend the provisions of the Arrangement and the Arrangement Agreement. Linear or Apollo, as the case may be, has agreed that it will negotiate in good faith with the other party to enable the other party to make such adjustments to the provisions of the Arrangement and the Arrangement Agreement as the other party deems appropriate and as would enable it to proceed with the Arrangement on such adjusted provisions. The Linear Board or the Apollo Board, as the case may be, will review any such offers to amend the terms of the Arrangement and the Arrangement Agreement in order to determine, in good faith and in the exercise of its fiduciary duties, whether such offer would result in the relevant Acquisition Proposal ceasing to be a Superior Proposal compared to the amendment to the provisions of the Arrangement and the Arrangement Agreement offered by Apollo or Linear, as the case may be.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Date by either of Apollo or Linear if:

•	the parties so designate by mutual written consent;

•	if either party is in breach of its obligations or covenants regarding non-solicitation; or
•	if the Arrangement is not completed by the Completion Deadline.

The Arrangement Agreement may be terminated at any time prior to the Effective Date by Apollo if:

•	the conditions to Apollo’s obligation to close the transaction are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline;
•	there is an Acquisition Proposal in respect of Linear and (A) the directors of Linear shall have withdrawn or modified in a manner adverse to Apollo and Apollo Sub their approval or recommendation of the Arrangement or shall have failed, after being requested by Apollo in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated in the Arrangement Agreement as promptly as possible after receipt of such written request from Apollo; or (B) such Acquisition Proposal constitutes a Superior Proposal and Linear shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal; or
•	in the event that, prior to the Apollo Meeting, the Apollo Board authorizes Apollo, subject to complying with the terms of the Arrangement Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time after March 31, 2010 and prior to the Apollo Meeting, provided that Apollo pays the required break fee (described below).

The Arrangement Agreement may be terminated at any time prior to the Effective Date by Linear if:

•	the conditions to Linear’s obligation to close the transaction are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline;
•	there is an Acquisition Proposal in respect of Apollo and (A) the directors of Apollo shall have withdrawn or modified in a manner adverse to Linear their approval or recommendation of the Arrangement or shall have failed, after being requested by Linear in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated in the Arrangement Agreement as promptly as possible after receipt of such written request from Linear; or (B) such Acquisition Proposal constitutes a Superior Proposal and Apollo shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal; or
•	in the event that, prior to the Linear Meeting, the Linear Board authorizes Linear, subject to complying with the terms of the Arrangement Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time after March 31, 2010 and prior to the Linear Meeting, provided that Linear pays the required break fee (described below).

Break Fee

In the event that the Arrangement Agreement is terminated for any of the following reasons, Apollo will pay to Linear a break fee in the amount of Cdn.$4,000,000:

•	as a result of the Apollo Shareholders failing to approve the Arrangement at the Apollo Meeting;
•	if an Acquisition Proposal or Superior Proposal (as applicable) in respect of Apollo is consummated; or
•	in the event that, prior to the Apollo Meeting, the Apollo Board authorizes Apollo, subject to complying with the terms of the Arrangement Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time after March 31, 2010 and prior to the Apollo Meeting.

In the event that the Arrangement Agreement is terminated for any of the following reasons, Linear will pay to Apollo a break fee in the amount of Cdn.$4,000,000:

•	as a result of the Linear Shareholders failing to approve the Continuance or the Arrangement at the Linear Meeting;
•	if an Acquisition Proposal or Superior Proposal (as applicable) in respect of Linear is consummated; or
•	in the event that, prior to the Linear Meeting, the Linear Board authorizes Linear, subject to complying with the terms of the Arrangement Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time after March 31, 2010 and prior to the Linear Meeting.

Amendment

The Arrangement Agreement may, at any time and from time to time before or after the holding of the Linear Meeting or the Apollo Meeting, be amended by mutual written agreement of Linear and Apollo without, subject to applicable Law, further notice to or authorization on the part of the Linear Shareholders or the Apollo Shareholders, provided that the Exchange Ratio cannot be amended without the prior approval of the Linear Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Board of Directors

As of the Effective Time, the Apollo Board will consist of seven (7) directors appointed as follows: three (3) current Apollo Board members or Apollo nominees; three (3) Linear nominees (including Wade Dawe who shall be appointed chairman of the board of directors of the combined company); and one (1) nominee who shall be a technical person mutually agreed upon by Apollo and Linear. Each of the Resigning Directors will resign as a director of Apollo effective as of the Effective Time.

Name Change

Immediately following the Effective Time and subject to Apollo Shareholders duly approving the Name Change Resolution, Apollo will file articles of amendment with the Registrar under the YBCA to change the name of Apollo to “Brigus Gold Corp.”

Management Changes

In accordance with the terms of the Arrangement Agreement, immediately prior to the completion of the Arrangement and subject to the approval of the Linear Board, Linear will effect and pay (as applicable) certain terminations, buyouts, severance payments and retention bonuses in respect of certain Linear management and staff in accordance with management contracts and applicable law in amounts not to exceed an aggregate of Cdn.$1,700,000. Apollo will enter into employment agreements with any Linear management and staff whose employment shall continue with Apollo following completion of the Arrangement in form and substance satisfactory to each of Linear and Apollo, each acting reasonably.

Upon completion of the Arrangement, R. David Russell will resign as president and chief executive officer of Apollo and, subject to delivery of customary releases, will be paid all termination and other amounts owing pursuant to his employment agreement (not to exceed approximately $1,700,000 in the aggregate) and an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on the date hereof will remain in effect for a period of one year following the Effective Date. Upon completion of the Arrangement, R. David Russell will enter into a consulting agreement with Apollo in form and substance satisfactory to Linear and Apollo, each acting reasonably.

Cancellation of Apollo Shares

Effective as of the Effective Time, an aggregate of 62,500,000 Apollo Shares acquired by Linear pursuant to the Private Placement will be cancelled without any payment.

Indemnification and Insurance

Apollo has agreed to purchase and maintain director and officer liability “run-off” insurance for the benefit of the former directors and officers of Linear and Apollo for a period of not less than six years following the Effective Date with coverage of not less than $10,000,000 with respect to claims arising from facts or events that occurred on or before the Effective Date, including with respect to the Arrangement.

Additionally, Apollo agreed that all rights to indemnification or exculpation in favour of the current and former directors and officers of Linear and its subsidiaries provided in the articles or by-laws of Linear or its subsidiaries, or in any indemnity agreements entered into between Linear and such directors and officers shall survive the completion of the Arrangement and shall be binding upon Apollo and continue in full force and effect.

THE COMBINED COMPANY UPON COMPLETION OF THE ARRANGEMENT

On completion of the Arrangement, Apollo will continue to be a corporation existing under the Laws of the YBCA and the Former Linear Shareholders will be shareholders of Apollo. After the Effective Date, Linear will, pursuant to the Amalgamation with Apollo Sub, be a wholly owned subsidiary of Apollo.

The business and operations of Apollo and Linear will be consolidated and Apollo expects that the principal executive office of the combined company will remain at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220 immediately following consummation of the Arrangement. Apollo will continue to maintain its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9.

Upon closing of the Arrangement, and subject to Apollo Shareholders approving the Name Change Resolution, Apollo intends to file articles of amendment in order to change its name to “Brigus Gold Corp.”

See “The Arrangement — Name Change”.

Organizational Chart

The following chart shows the corporate relationship between Apollo, Linear and their respective subsidiaries following completion of the Arrangement:

(1)	Assuming Apollo Shareholders approve the Name Change Resolution, Apollo expects that articles of amendment will be filed immediately following the closing of the Arrangement to change the name of Apollo to “Brigus Gold Corp.”
(2)	In connection with the Plan of Arrangement, Linear will amalgamate with 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo, and such amalgamated corporation will be come a wholly-owned subsidiary of Apollo.
(3)	Assuming Apollo Shareholders approve the Name Change Resolution, Apollo expects to change the name of this entity to “Brigus Gold Inc.”

Directors and Officers of the Combined Company

Following the Effective Date, it is anticipated that the Apollo Board will be comprised of seven directors, who will consist of Wade Dawe, who will be nominated as chairman of the Apollo Board, two other Linear nominees (who are currently contemplated to be Michael Gross and Derrick Gill), three existing Apollo Board members or individuals nominated by Apollo (who are currently contemplated to be Messrs. Kaiser, Peat and Stott), and one technical person mutually agreed upon by Apollo and Linear.

In addition, upon consummation of the Arrangement, R. David Russell will resign as president and chief executive officer of Apollo and Wade Dawe will be appointed president and chief executive officer of the combined company.

Description of Share Capital

The share capital of Apollo will remain unchanged as a result of the completion of the Arrangement, other than for the issuance of the Apollo Shares contemplated in the Arrangement.

Apollo’s authorized share capital will consist of an unlimited number of common shares without par value. Immediately following completion of the Arrangement, Apollo is expected to have approximately 517.5 million Apollo Shares issued and outstanding and the Former Linear Shareholders will, in the aggregate, hold approximately 46.8% of the issued and outstanding Apollo Shares.

Holders of shares of the combined company will be entitled to receive on a pro rata basis dividends if, as and when declared by the board of directors of the combined company, subject to the prior rights of the holders of any shares ranking senior to such shares in the payment of dividends. The Project Facility Agreement imposes significant restrictions on Apollo’s ability to pay dividends while such agreement is in effect and therefore the combined company will similarly be subject to such restrictions. In the event of the dissolution, liquidation or winding-up of the combined company, the holders of the shares of the combined company, subject to the prior rights of the holders of any shares ranking senior to such shares with respect to priority in the distribution of the property and assets of the combined company upon dissolution, liquidation or winding-up, will be entitled to receive on a pro rata basis the remaining property and assets of the combined company. Holders of shares of the combined company will be entitled to receive notice of, attend and vote at any meeting of the shareholders of the combined company, except meetings where only the holders of another class or series of shares are entitled to vote separately as a class or series. The shares of the combined company will carry one vote per share.

Selected Unaudited Pro Forma Financial Information

The Apollo unaudited pro forma consolidated balance sheet as at March 31, 2010 and the unaudited proforma consolidated statements of operations for the three month period ended March 31, 2010 and the year ended December 31, 2009 are attached as Schedule N to this Circular. The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments and are not necessarily indicative of Apollo’s consolidated financial position and results from operations if the events reflected therein were in effect for the periods presented, nor do they purport to project Apollo’s consolidated financial position or results from operations for any future period.

Post-Arrangement Shareholdings and Principal Shareholders

Upon completion of the Arrangement, Linear will amalgamate with Apollo Sub to become a wholly owned subsidiary of Apollo. Assuming that no Linear Shareholder exercises Dissent Rights and based upon the number of Linear Shares and Apollo Shares outstanding as of May 25, 2010, the existing Linear Shareholders will own approximately 46.8% of the outstanding Apollo Shares immediately following the consummation of the Arrangement.

Immediately following the completion of the Arrangement, to the knowledge of Apollo (based solely upon a review of filings made with the SEC pursuant to sections 13(d) and 13(g) of the U.S. Exchange Act), there will be no person who beneficially own or controls or directs, directly or indirectly, more than 5% of the voting securities of Apollo, other than as set out below:

Name	Number of Apollo Shares(1)		Percentage (%) of the Outstanding Apollo Shares(2)
RMB Australia Holdings Limited	38,661,702	(3)	7.01
Macquarie Bank Limited	50,505,463	(4)	8.95

(1)	Without giving effect to the Share Consolidation.
(2)	Based on an estimated 517,556,869 Apollo Shares outstanding following completion of the Arrangement

(which amount reflects the cancellation of 62,500,000 shares currently held by Linear, assumes no Apollo Replacement Options or Apollo Replacement Warrants are exercised and does not give effect to the Share Consolidation). Assumes exercise of all warrants held by each of the listed entities.
(3)	Based on information reported by RMB Australia Holdings Limited in its Schedule 13D/A filed with the SEC on May 10, 2010. Apollo Shares beneficially owned includes: (i) 4,716,800 Apollo Shares and (ii) an aggregate of 33,944,902 Apollo Shares issuable upon exercise of Apollo Share purchase warrants beneficially owned by RMB Australia Holdings Limited, of which (a) 1,000,000 warrants are exercisable to purchase 1,000,000 Apollo Shares at a price of Cdn.$0.65 per share, (b) 21,307,127 warrants are exercisable to purchase 21,307,127 Apollo Shares at a price of Cdn.$0.221 per share and (c) 11,637,775 warrants are exercisable to purchase 11,637,775 Apollo Shares at a price of Cdn.$0.252 per share.
(4)	Based on information reported by Macquarie Bank Limited in its Schedule 13D/A filed with the SEC on May 11, 2010. Apollo Shares beneficially owned includes: (i) 4,000,000 Apollo Shares and (ii) an aggregate of 46,505,463 Apollo Shares issuable upon exercise of Apollo Share purchase warrants beneficially owned by Macquarie Bank Limited, of which (a) 2,000,000 warrants are exercisable to purchase 2,000,000 Apollo Shares at Cdn.$0.65 per share, (b) 21,307,127 warrants are exercisable to purchase 21,307,127 Apollo Shares at a price of Cdn.$0.221 per share and (c) 23,198,336 warrants are exercisable to purchase 23,198,336 Apollo Shares at a price of Cdn.$0.252 per share.

SELECTED INFORMATION CONCERNING APOLLO GOLD CORPORATION

General

Apollo was first incorporated under the Laws of the Province of Ontario on June 30, 1936 under the name “Brownlee Mines (1936) Limited.” Apollo subsequently changed its name from Brownlee Mines (1936) Limited to “Joliet-Quebec Mines, Limited” on January 7, 1939. Pursuant to articles of amendment dated August 14, 1978, Apollo changed its name from Joliet-Quebec Mines, Limited to “J-Q Resources Inc.” and pursuant to articles of amendment dated August 6, 1987, further changed its name from J-Q Resources Inc. to “International Pursuit Corporation.” Pursuant to a court order dated June 20, 2002, International Pursuit Corporation and Nevoro Gold Corporation entered into a plan of arrangement, and effectively changed the name of the resulting company to “Apollo Gold Corporation.” Pursuant to articles of continuance dated May 28, 2003, Apollo Gold Corporation was continued under the Laws of the Yukon Territory.

Apollo maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656.

Apollo is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador and Yukon Territory. Apollo’s shares trade on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT.”

Apollo’s Documents Incorporated by Reference

The SEC and Canadian securities regulatory authorities allow Apollo to incorporate by reference information into this Circular. This means that Apollo may disclose important information to you by referring you to another document filed separately with the SEC or Canadian securities regulatory authorities. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document as described below.

Copies of the Apollo documents incorporated by reference herein and of Apollo’s permanent information record may be obtained on request without charge from Apollo at 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, Attention: Wendy Yang, Vice President, Investor Relations, telephone: (303) 524-3217 and are also available to the public free of charge on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act, other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in connection with such information, from the date of this Circular to the date of the Apollo Meeting:

Apollo SEC Filings
Period or Date Filed
Annual Report on Form 10-K
Year Ended December 31, 2009
Quarterly Report on Form 10-Q
Quarter Ended March 31, 2010
Current Reports on Form 8-K
Filed on January 6, 2010, January 11, 2010, February 3, 2010, March 1, 2010, March 9, 2010, March 23, 2010, April 1, 2010, April 13, 2010 and April 26, 2010

Apollo SEDAR Filings

Annual Report on Form 10-K
Year Ended December 31, 2009
Quarterly Report on Form 10-Q
Quarter Ended March 31, 2010
Material Change Reports
Filed on January 6, 2010, January 11, 2010, February 3, 2010, March 2, 2010, March 12, 2010, March 24, 2010, April 14, 2010, April 15, 2010 and April 27, 2010
Management Information Circular
Management information circular dated as at April 3, 2009 relating to Apollo’s annual meeting of shareholders held on May 7, 2009

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus (excluding confidential reports), filed by Apollo with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Circular and prior to the Apollo Meeting shall also be deemed to be incorporated by reference in this Circular from the date of this Circular to the date of the Apollo Meeting.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Making such a modifying or superseding statement shall not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, untrue statement of a material fact, nor an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

The reports of the Compensation and Audit Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Circular into any filing under the U.S. Securities Act or the U.S. Exchange Act, except to the extent that Apollo specifically incorporates this information by reference, and shall not otherwise be deemed filed under the U.S. Securities Act or the U.S. Exchange Act.

Description Of Apollo’s Share Capital

Apollo’s authorized share capital is composed of an unlimited number of common shares, without par value. As at May 25, 2010, there were 337,973,660 Apollo Shares issued and outstanding.

Holders of Apollo Shares are entitled to receive on a pro rata basis dividends if, as and when declared by the Apollo Board, subject to the prior rights of the holders of any shares ranking senior to the Apollo Shares in the payment of dividends. In the event of the dissolution, liquidation or winding-up of Apollo, the holders of the Apollo Shares, subject to the prior rights of the holders of any shares ranking senior to the Apollo Shares with respect to priority in the distribution of the property and assets of Apollo upon dissolution, liquidation or winding-up, will be entitled to receive on a pro rata basis the remaining property and assets of Apollo. Holders of Apollo Shares are entitled to receive notice of, attend and vote at any meeting of the Apollo Shareholders, except meetings where only the holders of another class or series of shares are entitled to vote separately as a class or series. The Apollo Shares carry one vote per share.

Dividend Record And Policy

Apollo has not paid dividends to date on the Apollo Shares and has no plans to pay dividends in the near future. Any decision to pay dividends in the future will be based on Apollo’s earning and financial requirements and other factors that the Apollo Board may consider appropriate in the circumstances. The Project Facility Agreement imposes significant restrictions on Apollo’s ability to pay dividends while such agreement is in effect.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of Apollo as of March 31, 2010 before the Arrangement. This table should be read in conjunction with the annual audited financial statements of Apollo for the year ended December 31, 2009 included in Apollo’s Annual Report on Form 10-K and the unaudited financial statements of Apollo for the quarter ended March 31, 2010 included in Apollo’s Quarterly Report on Form 10-Q, including the notes thereto, and Apollo’s management’s discussion and analysis included in such reports, each of which is incorporated by reference in this Circular.

As of March 31, 2010
(In thousands of U.S. Dollars Except Per Share and Option Amounts)
Long term debt	$75,399
Shareholders’ Equity	$22,088
Share Capital	$230,450
Shares Outstanding	337,973,660
Options Outstanding	11,761,871
Contributed Surplus	$45,962
Deficit	$(254,304)

Prior Sales

The following table sets forth the Apollo Shares and securities convertible into Apollo Shares issued by Apollo within the 12 months prior to the date of this Circular:

Date	Number/Type of Securities	Type of Issuance	Issue Price Per Security	Aggregate Issue Price
March 22, 2010	800,000 Apollo Shares	Private placement(1)	(1)	(1)
March 18, 2010	1,592,733 Apollo Shares	Private placement(2)	(2)	(2)
March 18, 2010	62,500,000 Apollo Shares	Private placement to Linear	Cdn.$0.40	Cdn.$25,000,000
March 3, 2010	8,580,000 Apollo Shares	Warrant exercise	Cdn.$0.25	Cdn.$2,145,000
February 26, 2010	2,145,000 common share purchase warrants	Private placement(1)	(1)	(1)
January 14, 2010	300,000 Apollo Shares	Private placement(3)	(3)	(3)
December 11, 2009	250,000 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$44,000
November 9, 2009	133,100 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn$23,425.60
November 4, 2009	50,000 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$8,800
November 4, 2009	2,166,667 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$381,333.39
October 23, 2009	166,666 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$29,333.22
October 21, 2009	12,270 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$2,159.52
July 15, 2009	12,221,640 Apollo Shares	Private placement(4)	Cdn.$0.45	Cdn.$5,499,738
July 15, 2009	13,889,390 flow through Apollo Shares	Private placement(4)	Cdn.$0.54	Cdn.$7,500,270.60
July 15, 2009	1,566,662 compensation common share purchase options	Private placement(4)	(4)	(4)
May 28, 2009	250,000 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$44,000
May 27, 2009	316,666 Apollo Shares	Warrant exercise	Cdn.$0.176	Cdn.$55,733.22

(1)	On February 23, 2007, Apollo concluded a private placement pursuant to which it sold US$8,580,000 aggregate principal amount of convertible debentures due February 23, 2009 (the “Convertible Debentures”). As originally issued, each US$1,000 principal amount of the Convertible Debentures was convertible at the option of the holder into 2,000 Apollo Shares, at any time until February 23, 2009. Additionally, each US$1,000 principal amount of the Convertible Debentures included 2,000 common share purchase warrants entitling the holder thereof to purchase one of the Company’s common shares at an exercise price of US$0.50 per share, which such warrants originally expired on February 23, 2009 (the “Warrants”). On February 26, 2010, the Company and RAB Special Situations (Master) Fund Limited (“RAB”), which owns US$4,290,000 aggregate principal amount of Convertible Debentures and 8,580,000 Warrants, entered into an agreement that pursuant to which RAB agreed to extend the maturity date of the Convertible Debentures held by RAB to August 23, 2010 and in consideration therefor, Apollo agreed to repay the US$772,200 of accrued interest through February 23, 2010 on the Convertible Debentures held by RAB in cash and agreed to issue to RAB (i) 800,000 Apollo Shares and (ii) 2,145,000 common share purchase warrants, which warrants entitle RAB to purchase one Apollo Common Share at an exercise price of US$0.50 per share at any time before 5:00 p.m. (Toronto time) on February 23, 2011.
(2)	On March 12, 2010, Apollo entered into a purchase agreement with Calais Resources, Inc., Calais Resources Colorado, Inc. (together, “Calais”), Duane A. Duffy, Glenn E. Duffy, Luke Garvey and James Ober (the “Duffy Group”) pursuant to which Apollo issued 1,592,733 common shares to the Duffy Group in exchange for the assignment of its rights, title and interest in and to, among other things, a promissory note from Calais with an outstanding balance, including accrued interest thereon, of $653,020.
(3)	On January 14, 2020, Apollo granted 300,000 Apollo Shares to Haywood Securities as compensation for financial advisory services rendered in connection with Apollo’s sale of all the outstanding capital stock of Montana Tunnels Mining, Inc. to Elkhorn Goldfields LLC.
(4)	On July 15, 2009, Apollo completed a private placement of 12,221,640 common shares issued to purchasers within and outside the United States at Cdn$0.45 per share and 13,889,390 common shares issued to Canadian purchasers at Cdn$0.54 per share on a “flow through” basis pursuant to the Income Tax Act (Canada). In consideration for placement agent services provided in connection therewith, among other things, Apollo issued to Haywood Securities and Blackmont Capital Inc. compensation options to purchase 1,566,662 Apollo Shares.

Trading Price and Volume

The Apollo Shares are listed and posted for trading on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT.” On March 8, 2010, the last trading day prior to the announcement of the Arrangement, the closing price of the Apollo Shares on the AMEX was $0.42 and on the TSX was Cdn.$0.42.

The following table sets forth, for the periods indicated, the reported high and low market closing prices of Apollo Shares on the AMEX and the TSX:

	AMEX (AGT)		Toronto Stock Exchange (APG)
	High	Low	High	Low
	($)		(Cdn.$)
2010
First Quarter	$0.50	$0.33	$0.53	$0.33
Second Quarter (through May 25, 2010)	0.38	0.29	0.39	0.31
2009
First Quarter	$0.38	$0.19	$0.47	$0.24
Second Quarter	0.49	0.30	0.55	0.38
Third Quarter	0.52	0.37	0.56	0.41
Fourth Quarter	0.59	0.44	0.61	0.47

The following table sets forth, for the periods indicated, the reported high and low trading prices of Apollo Shares on the TSX and the aggregate trading volume of Apollo Shares on the TSX:

Month	High (Cdn.$)	Low (Cdn.$)	Aggregate Volume
May 2010 (through May 25, 2010)	0.38	0.295	9,288,581
April 2010	0.39	0.33	8,753,776
March 2010	0.44	0.33	18,051,091
February 2010	0.47	0.40	4,010,801
January 2010	0.53	0.39	11,264,692
December 2009	0.59	0.47	4,952,355
November 2009	0.60	0.48	19,019,451
October 2009	0.62	0.46	13,863,854
September 2009	0.62	0.41	13,177,387
August 2009	0.52	0.40	5,697,340
July 2009	0.495	0.40	5,416,097
June 2009	0.56	0.45	7,624,455
May 2009	0.59	0.46	4,302,192
April 2009	0.53	0.35	5,440,260
March 2009	0.43	0.31	6,639,941

DETAILED INFORMATION ABOUT LINEAR GOLD CORP.

General

The information contained under this heading “Detailed Information About Linear Gold Corp.” has been provided by or on behalf of Linear and has not been independently verified by Apollo.

Linear is a mineral exploration and development company and was formed on January 31, 1989 as H.L. International Inc. by Certificate of Amalgamation pursuant to the provisions of the Business Corporations Act (Alberta) by the amalgamation of H.L. International Inc. and Nik Capital Corporation. By articles of amendment dated May 3, 1989, Linear’s issued and outstanding common shares were consolidated on the basis of three old shares for one new share. By articles of amendment dated February 13, 1996, Linear changed its name to Maple Mark International Inc. Linear consolidated the outstanding common shares on the basis of ten old shares for one new share and changed its name to Linear Resources Inc. pursuant to articles of amendment dated October 6, 1999. Linear changed its name to Linear Gold Corp. pursuant to articles of amendment dated November 24, 2003 and Linear was continued under the Canada Business Corporations Act on November 10, 2004.

Linear’s head, principal and registered office is located at 2000 Barrington Street, Suite 502, Halifax, Nova Scotia B3J 3K1 and the telephone number at the office is (902) 422-1421.

Linear is a reporting issuer in the provinces of Ontario, British Columbia, Alberta, Manitoba, Québec and Nova Scotia. The Linear common shares trade on the TSX under the symbol “LRR”.

Linear and all of its subsidiaries as at May 25, 2010 are as depicted in the chart below.

Description of Business

Linear is a mineral exploration and development company listed on the TSX. Linear is in the process of exploring and developing its properties in Canada, Mexico and the Dominican Republic. Linear’s primary focus is the development of its Goldfields Project located in Saskatchewan, Canada.

Goldfields Project, Canada

On August 20, 2009, Linear completed the acquisition, from GLR Resources Inc. (“GLR”), of a 100% interest in the Goldfields Project located near Uranium City, Saskatchewan, Canada (the “Goldfields Project”), substantially in accordance with the definitive Purchase and Sale Agreement dated May 25, 2009. Prior to announcement of the Arrangement, Linear had intended to develop the Goldfields Project and expected that it would become its flagship operating property going forward. Linear, through its subsidiary 7153945 Canada Inc., paid GLR US$5.0 million in cash and issued 727,272 Linear Shares, valued at $1.95 per share, as consideration for a 100% interest in the Goldfields Project assets. In addition to the cash payment and shares issued, Linear assumed equipment construction contracts previously entered into by GLR with aggregate remaining payments of approximately Cdn.$18.6 million as of December 31, 2009.

As of this date, the Goldfields Project is Linear’s primary and most advanced project in its portfolio of properties. Unless otherwise noted, the following description of the Goldfields Project is derived from the Box Mine - Goldfields Project Technical Report, dated June 29, 2007, as revised May 12, 2008, and further revised September 24, 2009 (the “Box Mine Report”), and the Athona Pit Pre-Feasibility Box Mine — Goldfields Project Technical Report dated September 25, 2009 (the “Athona Deposit Report”) by Bikerman Engineering and Technology Associates, Inc. (“BETA”). Both the Box Mine Report and the Athona Deposit Report may be found under Linear’s profile on SEDAR at www.sedar.com.

Location

The Goldfields Property is located on the north shore of Lake Athabasca in the northwestern portion of Saskatchewan. The property area is situated approximately 55 km (34.16 miles) south of the Saskatchewan and Northwest Territory boundary and approximately 75 km (46.58 miles) east of the Saskatchewan and Alberta boundary. The property forms a rough triangle approximately 23.3 km (14.5 miles) southwest, 17.6 km (10.9 miles) northeast and 23.3 km (14.5 miles) southeast of Uranium City. The Goldfields Property derived its name from the former mining town of Goldfields located between the site of the Box Mine property to the west and the site of the Athona Mine property to the southeast.

The Goldfields Property consists of 31 contiguous mineral claims plus five mineral leases, covering 25,685 ha (approximately 63,000 acres) in the Beaverlodge Lake area, Northern Mining District, Saskatchewan, Canada and is located within NTS map sheets 74N-06, 74N-07, 74N-08, 74N-09 and 74N-10.

The coordinates of the triangular shaped property with Uranium City on the western boundary are approximately 649, 240 mE and 6,617,650 mN in the northeast, 625,980 mE and 6,584,900 mN in the southeast, and 650,990 mE and 6,588,150 mN in the east (UTM Zone 12, NAD 83).

Accessibility

The Goldfields Property location does impact the logistics for both freight and personnel transport. The property is, however, the beneficiary of the infrastructure developed to support previous mining ventures, in this historical mining area.

Access to the Goldfields Property site is via a network of gravel and dirt roads from Uranium City with one branch leading to the former Box Mine site. Uranium City is serviced by commercial flights originating in Saskatoon and Regina. Charter air service is also available from those centres and northern communities of Prince Albert, La Ronge and Stony Rapids.

Heavy equipment and supplies are transported by barge service operating from Stony Rapids, Saskatchewan to the communities along the shore of Lake Athabasca from mid-May to early October.

Climate and Meteorology

Average total precipitation for the Goldfields Property area ranges from 16.89 mm in February to 50 mm in each of July and August. Maximum precipitation occurring in the period between 1956 and 1983 was 118 mm, falling as rain, in August 1962. Average wind speed measured from 1956 to 1983 is 11 km/hr, blowing from the east to the northeast, 8% to 15% of the time.

Average daily temperature ranges between -26°C in January and 16°C in July. Average minimum temperatures recorded from 1953 – 1986 range from 11°C in July to -31.7°C in January. The extreme low temperature recorded from 1956 – 1983 was -48.9°C, occurring in January of 1974. Average extreme low temperature is -43.9°C. Average maximum temperature recorded from 1953 – 1986 ranges from 21°C in July to -21°C in January. The extreme high temperature recorded from 1956 – 1983 was 34.7°C, occurring in July of 1984. The average extreme high temperature between 1956 and 1983 is 28.7°C.

Local Resources and Infrastructure

The economy of northern Saskatchewan is based on mining, tourism and traditional hunting and gathering activities.

Basic community infrastructure includes water treatment plants, sewage lagoons and electrical power supply. Surface water from Black Lake provides water for the community of Black Lake, Fond du Lac River provides water for the community of Stony Rapids and the Fredette River provides water for the community of Uranium City. The community of Fond du Lac use wells for drinking water. Oil or wood burning stoves are the primary methods for heating homes and other buildings.

Power for the Goldfields site is expected to be supplied by SaskPower via an existing power line and right of way. The existing feed from Wellington to the existing line is at 115kV and will be transformed to 72kV for transmission along the existing line to the Goldfields Property. The maximum forecasted load will be 5 MVA with an annual load factor of 90 percent.

Physiography

The elevation of Lake Athabasca is 211.5 meters (694 feet) above sea level (ASL). The topographic relief of the area near the Beaverlodge-Goldfields area consists of moderately high hills with the highest being Beaverlodge Mountain at 419.7 meters (1,377 feet). North of the property, near Virgin Lake, the mean elevation of the area is about 450 meters (1,476 feet).

In the northern portion of the Goldfields Property, Contact Lake is approximately 427 meters (1,401 feet) ASL and the surrounding hills of conglomerate of the Martin Group, to the north of Contact Lake, are up to 445 meters (1,460 feet) ASL and hills of basement rocks of the Tazin Group to the south are approximately 455 meters (1,493 feet) ASL. The relief decreases sharply to the north from approximately 445 meters (1,460 feet) to 350 meters (1,148 feet) in the sandstone and arkose units of the Martin Group located between Contact Lake and Cutler Lake.

Box Mine Project Description

As described in the Box Mine Report, the Box Mine is planned as an open pit mine operation with a 5,000 tonne per day (1.8 million tonne per year) mill. The average mine grade is 1.43 grams per tonne minable at a strip ratio of 3.4:1 utilizing shovel-truck fleets. The mill circuit will consist of conventional crushing and grinding with gravity separation, flotation and agitation leach. Gold will be recovered by carbon adsorption and electrowinning.

History

The Box Mine originally went into production at a low tonnage on June 27, 1939 after a reported expenditure of Cdn.$4,000,000. The milling rate stepped up to over 1200 tons per day in December 1939. The first gold brick was poured August 15, 1939. A total of 8,000 ounces of gold was produced in 1939 at an operating cost of $1.81 per ton. During 1940 the milling rate averaged 1400 tons per day. Despite increased milling rates and reduction of operating costs the mine was only marginally profitable. Operations were suspended in May 1942 and the mine closed August 15, 1942. The mine produced a total of 64,066 ounces of gold from 1,418,320 tons of ore at an average grade of 0.0452 ounce per ton.

GLR and its former companies actively conducted exploration programs in the Greater Beaverlodge area since 1987. Mary Ellen Resources Ltd. amalgamated with Lenora Explorations Ltd. and AXR Resources Ltd., effective December 31, 1988 to form Greater Lenora Resources Corporation (“Greater Lenora”). On July 24, 2001, Greater Lenora completed a plan of arrangement pursuant to which GLR Resources Inc. acquired all of the assets of Greater Lenora.

The exploration activities pertaining to the Box Mine project are summarized below.

In 1987, the Kasner Group of Companies optioned both the Box Mine property from Cominco Limited and the Athona Mine property from New Athona Mines Ltd.

During 1988, the Kasner Group of Companies completed 3 diamond drill holes from September 2 to 23. These holes, LB-88-1 to LB-88-3, totaled 1,132.1 meters. Drill holes LB-88-1 and LB-88-2 are located approximately 700 meters northeast of Shaft No.2 and had an azimuth of N310°E, dipping 45°. LB-88-2 is approximately 50 meters at N130°E from LB-88-1 and these holes did not contain significant gold values. Hole LB-88-3 was drilled to test the down dip extension of the Box Mine deposit under Neiman Bay and contained a number of anomalous gold values with the best intersection being 4.663 g/t (0.136 opt) over 3.0 meters (AF 74N07-0328). A 9,000 ton bulk sample from the Box Mine trenches and a 4,000 ton bulk sample from the Athona Mine trenches returned a reported grade of 1.88 g/t (0.055 opt) gold.

Also, a single drill hole (VI-88-1) was completed to test potential of the Vic Lake Fault zone. This drill hole was located at the boundary of the Box Mine and Lodge Bay project boundaries. No significant gold assays were obtained.

During 1988, 52 drill holes were completed totaling 6,381 meters. In the summer of 1988, nine diamond drill holes were surveyed with a Mount Sopris down-hole radiometric logging instrument. The survey results indicated none of the holes contained uranium mineralization. A slight increase in radioactivity was detected in the Box Mine granite, foliated granite and hanging wall gneisses, which may be caused from the decay of potassium in the feldspars and sericite. In 1988, Greater Lenora completed a pre-feasibility ore reserves estimation, using 1934 to 1988 data (AF 74N-0005).

The 1989 drilling program completed 47 reverse circulation drill holes (RCD) with a total footage of 3,169 meters over a small area, 150 meters of strike length. Western Caissons, using a Reverse Circulation hammer drill, conducted the drilling. During the drilling the bit size was reduced every 25 meters from 5.5”, to 5.25”, 5.125” and so on. Individual samples were taken at one-meter intervals. Samples weighed approximately 36kg and were assayed by total cyanide leaching by Casmyn Research.

Samples were assayed by fire assay technique by early participants as well as several drill holes in the 1988 Greater Lenora program. The remainder of the 1988 drill holes and those of the 1989 RCD drill program were assayed by the cyanide leach technique. From 1994 onwards, the complete BQ drill core was assayed by the total metallic technique.

In 1989, Greater Lenora completed on-site metallurgical testing, bulk sampling and 3,199 meters of reverse circulation drilling on the Box property and 1,037 meters reverse circulation drilling on the Athona property (AF 74N-0005). Greater Lenora completed 52 drill holes totaling 6,704 meters in 1994. In 1994, they released the results of drill holes B94-109 to -150. These infill drill holes were designed to test the deposit below the level of the existing mine workings.

Between 1994 and 1995 delineation holes B95-151 to 250 and an environmental impact study were completed on the deposit (AF 74N-0006). The Box Mine mineral resources were re-estimated at this time. In 1995, 17 drill holes and an environmental impact study were completed on the Box-Athona mines (AF 7408-0150). In October 1995, the combined reserves for Box-Athona were published. A total of 18,560 meters of BQ diamond drilling in 97 holes were completed during the 1995 summer program. The program was designed to fill in voids from previous drilling programs, define the strike limits and define the down dip extension of the mineralized zone below the level of the proposed open pit. F. Hurdy completed geological mapping of the trenches at the Box Mine. During 1995, the diamond drill holes and several of the original survey monument and mine workings (vent raises, shaft collars, etc.,) were located and surveyed. This information was incorporated into the various databases used for the resource estimations. The surface trenches surveyed at both the Box Mine and the Athona Mine were incorporated into the up-dated database.

In 1996, Greater Lenora announced a new, lower combined resource estimation for Box and Athona deposits. This was published in The Northern Miner on May 13, 1996, p1-2.

In 1997, Behre Dolbear completed an audit of the published resources for the combined Box-Athona deposits. In 1997, Pearson, Hoffman & Associates completed a resource evaluation of the Box Mine. In the same year, GLR flew an airborne EM, resistivity, magnetic, and spectrometer survey over the property (AF 74N-0007).

In 1999, Greater Lenora announced intentions to proceed with a small-scale development and production plan which will focus on open pit mining a part of the Box Mine deposit.

In 2001, Greater Lenora stated that an environmental impact study had been completed and Gekko of Australia tried simple gravity separation of Box Mine ore and received excellent recoveries. Greater Lenora also concluded that the Fishhook and Nickolson deposits were unconformity type Au-PGE deposits similar to the Coronation Hill deposit in Australia.

In August 2009, Linear, through its wholly owned subsidiary, 7153945 Canada Inc., purchased from GLR Resources Inc., as vendor, all of the interests of GLR in the Goldfields Property for a purchase price of U.S.$5,000,000 in cash, the assumption of certain liabilities relating to the Goldfields project and the issuance of 727,272 common shares of Linear. Linear and GLR are unrelated companies and the transaction was made at arm’s length.

Geology and Mineralization

The Box Mine deposits is a complex of auriferous quartz vein sets infilling fractures caused by several shearing and faulting events. The host rock is composed of a suite of metasedimentary lithological units, which has been subjected to various alteration processes common to hydrothermal fluid migration.

The Box Mine orebody is contained in a predominantly red granitic sill-like body 760 meters long and averaging 55 meters wide. This body and enclosing rocks strike northeast and dip 42° to the southeast and is located on the northwestern limb of the Goldfields syncline. The granitic body is bounded to the northwest by quartzite and granitized quartzite; to the southeast it passes gradationally into granitized quartzite. The boundary is best marked by a decrease in volume of quartz veins. The granite comprises almost equal amounts of quartz and pink-red feldspar. It contains no ferromagnesian minerals except chlorite which occurs along small fractures. In thin section, the feldspar comprises microcline, microcline-perthite and albite.

Royalties and Encumbrances

The mineral rights for the Box Mine and the Athona Mine properties are now owned 100% by Linear, through its wholly owned subsidiary, 7153945 Canada Inc., with Franco-Nevada Corporation owning a 2% net smelter royalty (NSR) on an area of interest of 10 miles from the external property boundaries of the Box Mine property, Athona Mine property, Fish Hook Bay property and the Nicholson Bay property.

The Box Mine is also subject to a 1.5% NSR on all production from the area beneath 50 meters below mean sea level that is on the original Cominco Limited mining claims. This royalty does not apply to the current Box Mine planned production since that production will be from an area above the minus 50 meters below sea level elevation.

Mineral Dispositions

The Saskatchewan Provincial government is empowered by the Crown Minerals Act to grant mineral dispositions in the form of permits, claims and leases, within its jurisdiction, to qualified entities. The regulations covering these dispositions are contained in “The Mineral Disposition Regulations, 1986” otherwise known as Saskatchewan Regulation 30/86 and the pertinent subsequent amendments.

As defined by the Crown Minerals Act, those dispositions designated as mineral/mining “claims” do not require a legal survey, prior to registration. Mineral/mining “leases” require a legal survey. The mineral claims indicated above have not been the subject of a legal survey. The leases have been legally surveyed.

Under the terms and conditions in the Crown Minerals Act, all of the claims and leases pertaining to the Goldfields Property are designated as “Active”. Linear has had the claims and leases transferred to the name of its wholly owned subsidiary, 7153945 Canada Inc., following the acquisition of the claims and leases from GLR.

In order to preserve the validity and good standing of the claims and leases, the holder of these dispositions must comply with the assessment work requirements as stipulated by the Crown Minerals Act. The Goldfields Property has been the subject of extensive work which fulfills the assessment work requirements to date. Linear has confirmed the status of the assessment work requirement for each mineral disposition comprising the Goldfields Property and will ensure compliance with these requirements in order to preserve the validity and good standing of the claims and leases on an ongoing basis.

Existing Environmental Liabilities

The Goldfields Property has been the object of previous mining operations. Linear is not aware of any environmental liabilities to which the project is subject.

UMA Engineering Ltd. Report entitled “Greater Lenora Resources Inc., Environmental Impact Statement; Box Starter Pit Mine, Goldfields Project, Northern Saskatchewan” as submitted in January 2007, has addressed environmental issues and, to Linear’s knowledge, provided the appropriate remediation and mitigation measures.

Permitting Requirements

The permitting process for mine construction and development is expected to involve the following.

ENVIRONMENTAL PERMIT	CONTROLLING REGULATORY AGENCY	CONTROLLING LAW(S)	PERMITTING STATUS
(Environmental Impact Statement Approval)	Ministry of Environment (Saskatchewan) as the leading Regulatory Agency	— Environmental Assessment Act (Saskatchewan) — Canadian Environmental Assessment Act (CEAA) — Canada-Saskatchewan Agreement on Environmental Assessment Cooperation	The required Environmental Impact Statement has been submitted to the Ministry of Environment (Saskatchewan). The Federal Regulatory Agencies have indicated that their involvement is currently not required.
Surface Land Lease Approval	Ministry of Industry and Resources (Saskatchewan), Ministry of Environment (Saskatchewan), Department of Northern Affairs, Provincial Cabinet (Signatory)	Mineral Dispositions Regulations, 1986	Preliminary Discussion Phase. An approved Environmental Impact Statement is a prerequisite. This is a negotiated agreement and due to the project’s location, Northern Affairs is an integral participant.
Barge Landing	Department of Fisheries and Oceans Canada, Transport Canada, Ministry of Environment (Saskatchewan)	Fisheries Act, Harmful Alteration, Disruption or Destruction (HADD)	Preliminary Discussion Phase
Water Usage Permit	SaskWater Corp., Ministry of Environment (Saskatchewan), Department of Fisheries and Oceans Canada	Fisheries Act	Preliminary Discussion Phase
Tailing Management Facility — Effluent Discharge	Ministry of Environment (Saskatchewan), Department of Fisheries and Oceans Canada	Metal Mining Effluent Regulations (MMER), Fisheries Act	Preliminary Discussion Phase
Logging Permit	Ministry of Environment (Saskatchewan),	Forest Resources Management Act
Winter Roadway Construction	Ministry of Environment (Saskatchewan), Saskatchewan Department of Highways and Transportation		Preliminary Discussion Phase. Permitting will be required should the Fort Chipewyan to Uranium City ice road route be required.
Construction Permit	Ministry of Industry and Resources (Saskatchewan), Department of Northern Affairs

Environmental Permitting

The Box Mine, due to its location, is under the jurisdiction of both Canadian federal and provincial regulatory agencies. The Environmental Assessment Branch of the Saskatchewan Environment & Resource Management (SERM) ministry is empowered to regulate the operation of this project under the terms of the Environmental Assessment Act. Additionally, due to the project’s possible impact on aquatic habitat, the Canadian federal Department of Fisheries and Oceans (DFO), under the terms of the Aquatic Habitat Protection Permit, maintains jurisdiction, as a regulatory agency. Linear anticipates that water quality parameters, as defined by the “Metal Mining Effluent Regulations” (MMER), of the Canadian federal Fisheries Act, will define the discharge parameters for effluents generated by the future operations of the project.

In order to simplify and facilitate the environmental review process, under the terms of Canada-Saskatchewan Agreement on Environmental Assessment Cooperation, the Ministry of Environment (Saskatchewan) is designated as the Coordinating Regulatory Agency. In this role as Coordinator, the Ministry of Environment (Saskatchewan) assesses the project’s potential impacts on the environment and subsequently solicits the participation of the appropriate regulatory agencies, in the review process.

The Environmental Assessment Act states that a person shall not proceed with a development (as defined in the Act) until ministerial approval has been received. It further sets requirements for a process of environmental impact assessment intended to inform the Minister of the potential impacts of a development prior to making a decision regarding the development.

Preliminary approval of the development of the Box Mine was received from the Minister of Environment on May 29, 2008, stating that the Ministry is “satisfied that the requirements of the Act regarding the environmental assessment process have been met, including those required of the proponent.” This approval is of particular importance, as it is a prerequisite for obtaining the additional approvals and permits required for this project.

Documents submitted to both the Canadian federal and Saskatchewan environmental regulatory agencies in reference to the development of the Box Mine include: Clifton Associates Ltd., “Feasibility Study, Box and Athona Mines, Goldfields Project, Lake Athabasca,” in 1995, and UMA Engineering Ltd., “Greater Lenora Resources Inc., Environmental Impact Statement, Box Starter Pit Mine, Goldfields Project, Northern Saskatchewan,” in January 2007. That report describes the differences in the environmental assessment findings (impacts and mitigation) previously presented to both Canadian federal and Saskatchewan provincial regulatory agencies and the anticipated environmental impacts and mitigation requirements for the Box Mine as proposed by the study.

Exploration and Drilling

Initial surface and underground diamond drilling was conducted on the Box Mine property during 1935 to 1939.

Diamond drilling by GLR commenced in 1987-1988 on both properties. This was followed by reverse circulation drilling in 1989 and two additional programs of diamond drilling in 1994 and 1995. In total (1935 to 2005), 402 holes totaling 48,561 meters containing 17,226 assays have been completed on the Box Mine property. The underground sampling of the drifts and crosscuts were compiled into 32 pseudo-drill holes totaling 6,548 meters containing 4,385 assays.

The following table summarizes the diamond drill and underground sampling at the Box Mine.

Box Mine Drill Hole and Sample Summary

Year(s)	Company	Type	Location	Number of Holes	Drill Core Size	Length (meters)	Length (feet)	Number of Samples
1935 – 39	Cominco	channel	underground	32		6,548.65	21,485.07	4,385
1935 – 39	Cominco	DDH	surface	42	EX	4,576.12	15,013.52	1,708
1939	Cominco	DDH	underground	72	EX	4,594.98	15,075.39	2,959
1987 – 88	GLR	DDH	surface	52	BQ	6,383.73	20,944.00	2,628
1989	GLR	RCD	surface	47		3,168.60	10,395.67	2,715
1994	GLR	DDH	surface	52	BQ	6,705.77	22,000.56	2,443
1995	GLR	DDH	surface	100	BQ	18,825.00	61,761.81	3,469
2004	GLR	DDH	surface	15	NQ	1,007.67	3,306.00	577
2005	GLR	DDH	surface	22	NQ	3,299.15	10,823,98	782
Totals:				434		55,109.67	180,806.00	21,611

Since Linear’s acquisition of the Goldfields Project, Linear carried out an exploration program on the property between January 2010 and March 2010. The program consisted of diamond drill testing the down-dip potential of the Box Gold Deposit, below the bottom level of proposed open pit, and a geophysical program to define new drill targets using the Titan 24 deep IP geophysical system. The IP survey area was designed to define chargeability and/or resistivity anomalies with the potential to host mineralized systems near the Box and Athona Gold Deposits including the two kilometer area between the deposits. Sixteen drill holes were completed for a total of 4168 meters.

Metallurgy

Test work has indicated that the recoverable values are finely disseminated with some nugget gold. There are no metallurgical or environmental hindrances associated with the mineralization in terms of recovery, even though some of the gold is associated with pyrite. Extensive test work dating back to 1936 has determined that the gold can be recovered by a variety of gravity and leaching methods. The feasibility flow sheet calls for gravity, flotation, and concentrate leaching methods. The amount of test data conducted is sufficient to design the processing facilities.

Work began on the current flow sheet in late 1998 and continued through to 2005 at Gekko Systems in Australia and Lakefield in Canada, using the Gekko test protocol. Primary and cleaner gravity recovery in Gekko inline pressure jigs with scavenging in a Falcon concentrator gave recoveries in the mid 1980’s for ore ground to a P80 of 500 microns, followed by regrind and cyanidation of concentrates. Concentrates produced were tested for leaching in the Gekko inline leach reactor with the gold extracted by direct electrowinning. Cyanide destruction, using peroxide, was tested by Gekko.

Test work for the Box Mine ore was originally conducted by Cominco Limited, when the plant was operated from 1939 to 1942 with underground ore. Whole ore cyanidation with 24-hours retention and Merrill-Crowe precipitation on zinc was employed from ore ground to 55% -200 mesh. Recovery is reported as between 94 and 98%.

In 1981, to compare heap leaching with flotation, Dawson Laboratories conducted leach tests on ore crushed to ¾ inch and flotation tests on ore ground to 50% -200 mesh. Recoveries were about 20% for the heap leach samples and 92 to 97% for the flotation test.

In 1988 Casmyn Engineering conducted test work at ORTECH that showed that gravity concentration was effective in recovering gold. In 1988, a simulated vat leach scoping test conducted by INNOVAT Limited showed that ore crushed to ¼ inch yielded 69% recovery.

In 1994 – 5, Richard C. Swider Consulting Engineers Limited designed and supervised a test program at Lakefield Research on behalf of Greater Lenora Resources Corporation. Work was done on both the Box and Athona ores, including bulk samples at depth and at-grade samples. Work indices were determined, as well as the suitability and design parameters for semi-autogenous grinding.

Flotation of spiral tailings demonstrated effective concentration of gold values. Cyanidation of gravity concentrates was also demonstrated in the Swider program. Some liquid-solid separation work was done for environmental purposes as well as pore water determination.

Under the supervision of INNOVAT Limited in 1997, leaching of spiral classifier tailings and whole ore was conducted at ORTECH and Lakefield. Both programs indicated economical recoveries on ore crushed to 10 mesh.

A program in 1995-6 was conducted at Lakefield Research Limited with input from Pocock Industrial Inc. to determine settling and filtration characteristics of the ore and tailings. Ore characterization studies were made on whole rock, gravity tailings, flotation tailings, and cyanidation tailings, including EPA acid-base accounting, EPA leachate extraction, and size distribution of residues.

Acid-Base accounting and cyanide destruction tests are continuing to back up the Environmental Impact Statement as well as further assurance that targets will be met. Current test work involves using the INCO SO2/Air process for cyanide destruction to confirm results and reagent requirements.

Preliminary Mine Plan

General

BETA was commissioned to prepare a technical report on the Box Mine, the details of which were set out in the Box Mine Report. As described in the Box Mine Report, mining of the Box Mine was expected to be by open-pit methods utilizing mid-size earth moving equipment. Feasible pit shapes complete with haul-road designs have been modeled based on: the disposition of grade values in the resource model; economic parameters such as gold price and mining and operating costs; and technical parameters such as pit slopes and gold recovery. Silver values were not taken into consideration in the mine model.

As reported in the Box Mine Report, minable reserves for the Box Mine were based upon the measured and indicated resources in the computerized 3-D block model. Minable pit shapes optimize the extraction of the mineral inventory given the economic and technical parameters determined for this feasibility. The pit optimization procedures utilized in definition of the final pit design took the following factors and assumptions into consideration:

•	gold price of US$750 per ounce;
•	gold price is US$735 net of royalty of 2% NSR;
•	process recovery of 93% of the contained gold values;
•	mining cost of US$2.60 per tonne of ore moved;
•	mining cost of US$1.66 per tonne of waste moved;
•	crushing cost of US$1.07 per tonne of ore;
•	processing and laboratory cost of US$ 4.98 per tonne of ore;
•	general and administrative and social cost of US$1.32 per tonne of ore;
•	environmental cost of US$ 0.36 per tonne of ore;
•	overall pit slope of 45 degrees on footwall and 55 degrees on hanging wall;
•	minimum pit bottom of 18 meters;
•	six-meter bench mining heights;
•	bench face slope of 65 degrees;
•	ultimate haul road grade of no greater than 10%; and
•	total haul road width of 24 meters with berms.

A Lerchs-Grossman algorithm was utilized to optimize the pit. This algorithm provided a basic pit shape outline that served as the basis for final pit design.

Pre-production activities are expected to be carried out in the months prior to production. This includes development of waste the dump and stockpile areas, including clearing and grubbing and top-soil removal as necessary; and haul road development. A topsoil stockpile is expected to be situated near the pit.

The open pit design for the Box Mine deposit is predicated on the assumption that the existence of the previous underground stopes (areas of prior underground ore extraction) will not significantly disrupt the proposed mining schedule. These stopes remain open and can measure 50m x 50m and may extend vertically from the 232m to 136m elevations. The smaller underground working such as the ventilation and access infrastructure (drifts, raises and winzes) is not expected to impact open pit planning as the volume of material required to fill these structures is insignificant; however, knowledge of the location of this infrastructure is required to avoid accidents.

To minimize the disruptive impact of these pre-existing stopes on mine design and scheduling, these large voids will be filled prior to their interception by the open pit mining. The blasthole drills are expected to be used to intercept and confirm the dimensions of these underground stoping voids. Linear expects that these drills would then be required to complete a pattern of drill holes that are expected to be used to develop a drop raise connecting these voids to the surface (drop raises use vertical crater retreat blasting methods to develop near vertical openings connecting two points where top access is available). Linear expects that these voids would then be backfilled by trucks dumping low grade ore material hauled from within the open pit; the use of this low grade material is expected to minimize dilution during the subsequent extraction of ore within these areas.

Operating Schedules	Ready	Shifts	Daily	Hourly
	days/year		mtpd	mtph
Overall	360	24 x 7	5000	208
Primary Crushing	360	12 x 5	14000	1200
Fine Ore Crushing	360	12 x 7	10000	416
Milling	360	24 x 7	5000	208
Gravity Processing	360	24 x 7	5000	208
Concentrate Leaching	360	24 x 7	187.2	7.8
Elution	360	24 x 7	187.2	7.8
Gold pour	360	Weekly

The Box Mine Report projected that the mine would operate three shifts per day, seven days per week. The following feasible mining schedule was utilized in this analysis.

Year	Ore Mined (tonnes)	Ore Grade (g/tonne)	Waste Mined (tonnes)	Strip Ratio	Total Mines (tonnes)
1	1,500,000	1.495	5,189,000	3.46	6,689,000
2	1,800,000	1.349	6,128,000	3.40	7,928,000
3	1,800,000	1.428	6,150,000	3.42	7,950,000
4	1,800,000	1.353	6,080,000	3.38	7,880,000
5	1,800,000	1.277	6,001,000	3.33	7,801,000
6	1,800,000	1.533	7,446,000	4.14	9,246,000
7	1,800,000	1.495	6,585,000	3.66	8,385,000
8	1,800,000	1.685	6,751,000	3.75	8,551,000
9	808,000	1.081	713,000	0.88	1,521,000
TOTAL	14,908,000	1.431	51,043,000	3.42	65,951,000

Projected Mine Operating Cost

The Box Mine Report estimated operating and maintenance costs for a 1.8 million tonne per year operation. Operating cost was presented for each of the following categories:

mu (T/Year)	General Admin ($/T)	Mining Ore ($/T ore)	Mining Waste ($/T waste)	Crushing ($/T)	Processing ($/T)	Environmental ($/T)
1,800,000	1.32	2.60	1.66	1.07	4.98	0.36

The operating cost was itemized into cost components for labor (supervisory, operating & maintenance); operating consumable supplies; maintenance supplies; and power generation.

A fuel cost of $1.54 per liter was utilized throughout the Box Mine Report.

The estimated operating cost was expressed in 2nd quarter 2009 U.S. dollars without escalation. Canadian dollars were assumed to be equivalent to U.S. dollars, which was a conservative assumption as the Canadian dollar was trading at about a 10% discount to the U.S. dollar at the time of completion of the Box Mine Report. Changes in the currency exchange rate between the Canadian dollar and the U.S. dollar is expected to affect these estimates.

Labor costs and social burdens are expected costs of skilled laborers in Uranium City.

Power costs were based on detailed estimates and bids for all electrical installations and assume 100% grid-supplied power at the Goldfields site.

The Box Mine operation was expected to employ a total of 129 persons. The following tables give summary details of the operating costs.

G&A Summary*
	Unit Cost	Annual Cost
Corporate office	$0.172	310,000
Mine Site	$1.128	2,029,950
Social Program	$0.015	27,300
Total	$1.315	2,367,250

Ore Mining Operating Cost Summary*
ORE	Unit Cost	Annual Cost
Mine Labor	$0.943	1,698,125
Maintenance Labor	$0.323	581,250
Equipment Expense	$0.971	1,748,262
Mine Consumables	$0.006	9,900
Maintenance Consumables	$0.017	30,000
Explosives	$0.287	516,424
Major Repairs	$0.100	90,000
Totals	$2.597	4,673,961

Waste Mining Operating Cost Summary*
WASTE	Unit Cost	Annual Cost
Mine Labor	$0.486	2,998,125
Maintenance Labor	$0.121	743,750
Equipment Expense	$0.788	4,857,992
Mine Consumables	$0.002	9,900
Maintenance Consumables	$0.005	30,000
Explosives	$0.247	1,521,649
Major Repairs	$0.015	90,000
Totals	$1.663	10,251,416

Crushing Cost Summary*
	Unit Cost	Annual Cost
Labor	$0.611	1,100,000
Crushing Consumables	$0.397	714,600
Power	$0.042	103,009
Totals	$1.065	1,917,609

Processing Cost Summary*
	Unit Cost	Annual Cost
Process Labour	$0.569	1,025,000
Assay Lab Labour	$0.322	580,000
Maintenance Labour	$0.386	695,500
Consumables	$3.053	5,496,255
Power	$0.620	1,116,136
Equipment	$0.027	49,439
Totals	$4.979	8,962,330

Environmental Cost Summary*
	Unit Cost	Annual Cost
Labor	$0.090	162,500
Consumables	$0.110	198,000
Power	$0.157	281,849
Totals	$0.357	642,349

*	in US$

Mine Capital Costs

The capital cost estimate was based on quotations received by BETA from GLR, Linear and Dan Mackie Associates from manufacturers, as well as from trade publications, Machinery Trader, and historical data from current operations. The cost estimate was considered accurate to within +/- 15% at the summary level and is expressed in U.S. dollars. These cost estimates were being reviewed and will likely be adjusted to account for increased costs and changes to currency exchange rates.

Total capital cost was estimated at US$65.7 million, as detailed below.

Goldfields Box Mine Project Capital Costs Summary
Mining and Mine Support Equipment	$14,336,000
Crushing & Conveying	$4,009,147
Process Plant & Refinery	$16,903,036
Electrical Generation and Distribution	$1,280,000
Electrical Hardware, Software and Installation	$5,633,800
Tailings Facility	$250,000
Buildings and Support Systems	$4,620,600
E.P.C.M.	$3,617,945
Civil Construction	$4,095,000
Environmental Bond	$3,000,000
Fuel Tank Farm	$2,000,000
Contingency	$6,000,000
TOTAL	$65,745,528

In addition to the above, working capital is estimated at $3,000,000, to be repaid at the end of mine life.

Linear is currently reviewing the capital cost estimates completed by BETA. The results of the initial review, while not conclusive, indicate that capital costs may exceed the estimates provided by BETA and accordingly could impact the value of the project. As of this date, management estimates that capital costs of developing the Goldfields Box Mine Project could be in the range of US$80 – 100 million.

Athona Mine Project Description

BETA was commissioned to prepare a technical report on the Athona Mine - the Athona Mine Report. The Athona Mine property is approximately 3/8 of a mile (0.6 km) southeast of Neiman Bay, and about 3/4 mile south of the former town site of Goldfields. The mine is situated on the Lucky-Willy Group of 14 claims which were staked in 1934 by Great Bear Lake Mines Ltd., following the discovery of gold on the adjoining Box Mine property of Cominico of Canada Ltd. The Willy claims 1 and 2 and Lucky claims 1 – 12 were staked in the fall of 1934 and spring of 1935 for Great Bear Lake Mines Limited. In 1935 the name of the company was changed to Athona Mines Limited. Work between 1935 and 1938 consisted of extensive trenching and diamond drilling (7344 meters or 24,097 ft.) which located several zones of mineralization. Work began on two shafts in 1935. Both shafts were sunk on the Main zone. In 1937 the company was reorganized, following the acquisition of Greenlee Mines Limited properties, and renamed Athona Mines (1937) Limited. Operations were discontinued in June 1939. Approximately $600,000 had been spent on development of the property up to this time. The Athona mine reportedly closed not from the lack of ore or grade, as sufficient development work had been done to bring the mine into production, but no arrangements had been made with Cominco for treatment of ore on a custom basis, and no satisfactory source of power was available for operation of a mill. No further work was reported on the property until 1980.

Geology and Mineralization

The gold bearing zones at the Athona Deposit are from west to east: the eastern portion of the West Mine Granite, the Athona Deposit Granite, the Pond Zone and in a prominent en echelon and bouginage quartz vein system of the East Zone. The underground mine development was concentrated in the western portion of the Athona Deposit Granite and the eastern quartz vein systems (H, I, J, K veins) on the 125 and 250 foot levels. The Athona West Granite (AWG) is a medium to coarse grained, reddish hematitic altered granite, dipping moderately westwards, containing fracture filling quartz veining within the footwall sheared contact or mylonite zone. The unit is underlain by the central gabbroic to amphibolitic intrusive which separates the AWG from the Athona Mine Granite (AMG).

The Athona Mine Granite (AMG) is porphyroblastic with similar amounts of potassium feldspars and plagioclase. This unit may represent a complex multi-intrusive with variable composition or a metamorphosed sequence of sedimentary lithologies. The northern portion of the original mining claim has exposures of quartzite. The auriferous sulphides are contained within the AMG and in the fracture/shear zone filled with quartz veins trending N20E and dipping 80° west. The sulphides are less than 1% fine grained pyrite, trace amounts of galena and sphalerite with minor amounts of pyrrhotite. This zone appears to be shallow dipping to the west and is underlain by a thin gabbroic sill which separates a deeper, coarse grained granite locally termed “ombstone granite.” The Pond Zone appears very similar to that of the Athona Deposit Granite.

The major quartz vein systems containing the H, I, J and K veins are located at or near the eastern extent of the AMG. The veining has been traced from surface to below the second level and for a strike length of approximately 100 meters. The vein set is a combination of en echelon and boudinage veins trending approximately N10E and dipping 72° east. Further to the southeast, a parallel to sub-parallel vein sets, L and M veins, appear to be contained within a north-northeast shear/fault zone which may extent towards the vicinity of Shaft 2.

The mineralization occurs within a grey to pink-red megacrystic leucogranite, the “Athona granite”. The granite body is apparently conformable with surrounding rocks that strike N to NW and dip westerly. The granite is in two parts, separated by an amphibolite (the “Upper gabbro”). The structurally lower part overlies a further amphibolite body (the “Lower gabbro”). Underlying the Lower gabbro is porphyritic fine-grained granite. NW-SE trending diabase dykes cut the granite and amphibolite. On the east side of the peninsula is a NNE-trending, easterly dipping reverse fault.

The Main zone is approximately 24 meters wide and appears in plan as a zone parallel to the granite- ‘Upper gabbro’ contact. It is characterized by numerous parallel quartz veins oblique to the strike of the contact. The veins are rarely more than 8 centimeters wide. They trend NNE and dip 80° west. The veins are very persistent and can be traced up to 120 meters. Narrow quartz stringers commonly branch from the main veins in various directions. The veins occur almost exclusively in the granite. Where they intersect the granite — ‘Upper gabbro’ contact they pass into the overlying amphibolite, but pinch out within a few centimeters.

The total percentage of metallic minerals is low, possibly not more than one percent. Sphalerite, galena, pyrite, gold and rare chalcopyrite occur in the quartz veins and the granite. In the granite pyrite is the only common sulphide. Gold in the granite is commonly associated with ‘clots’ of chlorite; more rarely it fills fractures in feldspar. In the quartz veins sphalerite and galena predominate over pyrite and chalcopyrite. They commonly occur as “lumpy” aggregates.

Sphalerite and galena generally indicate high grade of local extent. Most of the gold is fairly coarse and occurs alone or with the sulphides in the quartz veins. There is a marked enrichment in gold along the amphibolite contact. The East zone comprises veins similar in attitude and mineralogy to those of the Main zone. In contrast to the Main zone, the East zone exhibits locally two additional sets of quartz stringers. They apparently do not contain gold. Pyrite, galena, sphalerite and gold occur in the main quartz veins. These minerals, but particularly galena and gold, are frequently present as replacements in the wall rock along fractures adjacent to the main veins. The latter fractures are not quartz-filled. The East zone makes ore in two shoots separated by a low grade section.

Drilling

Initial surface and underground diamond drilling was conducted on the Box Mine and the Athona Mine properties during 1935 to 1939.

Diamond drilling by GLR commenced in 1987-1988 on both properties. This was followed by reverse circulation drilling in 1989 and two additional programs of diamond drilling in 1994 and 1995. In total (1935 to 2005), 402 holes totaling 48,561 meters containing 17,226 assays has been completed on the Box Mine property. The underground sampling of the drifts and crosscuts were compiled into 32 pseudo-drill holes totaling 6,548 meters containing 4,385 assays.

Athona Deposit Drilling

In total (1935 to 2005), 263 holes totaling 23,899 meters (12,650 samples) has been completed on the Athona Mine property. The table below summarizes the diamond drilling completed at the Athona Mine property by type and location.

Year(s)	Type	Location	Number of Holes	Length (meters)	Length (feet)	Number of Samples
1935 to 1939	DDH	surface	44	5,065.60	16,619.42	831
1939	DDH	underground	23	1,587.25	5,207.51	765
1987 to 1988	DDH	surface	55	5,656.20	18,557.09	4,105
1989	RCD	surface	11	1,176.00	3,858.27	560
1994	DDH	surface	52	4,000.60	13,125.33	1,871
1995	DDH	surface	78	6,413.00	21,040.03	4,518
Totals –			263	23,898.65	78,407.64	12,650

In 2006, GLR conducted a diamond drilling campaign at Athona, totaling 1592 meters, on the Mining Lease ML 5523. The diamond drilling program consisted of 16 NQ core size drill holes. The stated purpose of the 2006 summer drilling program was to bring the Athona Deposit up to NI 43-101 standards.

Ixhuatán Project, Mexico

Prior to its acquisition of the Goldfields Project, Linear’s primary area of focus has been Mexico, where Linear owns a 100% interest, through its subsidiary Linear Gold Mexico, S.A. de C.V. (“Linear Gold Mexico”), in the Ixhuatán Project located in Chiapas, Mexico. Pursuant to an option agreement signed on October 22, 2007, Kinross Gold Corporation (“Kinross”) became the operator of the Ixhuatán Project. Pursuant to the Option Agreement with Kinross, Kinross could have earned up to a 70% interest in Ixhuatán by incurring exploration expenditures of US$15 million over a 24-month period and making cash payments of up to US$115 million to Linear. In December 2009, Kinross notified Linear that the option would not be exercised. Pursuant to the terms of the Option Agreement, Kinross will pay Linear US$3.4 million, representing the difference between the minimum required expenditures and the actual expenditures incurred by Kinross during the option period. Accordingly, Linear continues to hold a 100% interest in the Ixhuatán Project.

A technical report on the Ixhuatán Project, as defined in National Instrument 43-101, was filed on SEDAR on January 13, 2006. On June 14, 2006, the results of an independent resource calculation on Ixhuatán’s Campamento Deposit, compliant with National Instrument 43-101, were announced by the Company and a Technical Report was filed on SEDAR on July 7, 2006.

Property Description and Location

Linear owns 100% of the mineral rights on four contiguous exploration concessions covering 98,044 hectares representing the Ixhuatán Project in northern Chiapas State, Mexico. The majority of the surface rights to the Ixhuatán concessions are controlled by various ejidos (government created local farm communities) and private owners. An agreement was signed with the local community holding surface rights to the Campamento Deposit as well as significant other surface lands within the Company’s concession. The agreement grants access rights to drilling for a period of three years covering all areas within the terrain of the community. In addition, agreements have been reached with 19 additional surrounding communities granting access for exploration activities.

The Ixhuatán Project is located immediately southwest of the Santa Fe mine owned by Minera Frisco. The project is accessible by unimproved roads running five kilometers east of the town of Rayon, Chiapas. Rayon is situated two hours south of Villahermosa, Tabasco, on an all season federal highway 195. Access within the property is difficult and attained primarily through trails and small dirt roads. The area is one of dense tropical vegetation, covered by thick soils, rugged topography with incised rivers making travel difficult. Maximum elevation in the general area is 2,470 meters above sea level.

All required environmental permits for the project have been acquired and to date, all the conditions of grant have been adhered to. Under terms of the environmental drilling permit, any significant disruption to the land surface caused by drilling activities must be reclaimed.

History

The Ixhuatán property was acquired by Linear Gold Mexico in 2000, following completion of a stream sediment geochemical orientation study carried out in the northern part of Chiapas State by Mount Isa Mines (MIM). The study covered an area in the general proximity of the Santa Fe poly-metallic deposits, a former gold, silver and copper producer.

The Santa Fe/La Victoria gold deposits are located to the immediate east-northeast of the Ixhuatán property. Property boundaries are common. Physiographically the area is underlain by the Chiapas Northern Range and Chiapas Highlands geological sub-provinces. The original discovery was made during the later stages of the nineteenth century and over the years Mexican, British and French mining companies have carried out limited mining activity in the area. The Santa Fe deposits have been mined since the beginning of the 20th century by a number of companies, both foreign and domestic, and although no historical production records exist, it is assumed that the richest surface ore shoots were exploited. The La Victoria deposits were discovered more recently and records suggests exploitation from 1966 to 1970 by Minera Corzo, S.A. who commenced operation in 1966 but soon ceased as a result of the company’s poor economic situation.

Geological Setting

As defined by Consejo de Recursos Minerales of Mexico (“CRM”), the Ixhuatán — Santa Fe region is underlain by folded sedimentary units intruded by Tertiary intrusives of possible economic interest included within the Chiapas Fold and Fault Belt. A volcanic/plutonic igneous complex crosscuts the deformed underlying sedimentary basement.

Geological mapping by Linear personnel in the south-central portion of the property has outlined a volcanic/plutonic complex of andesitic to syenitic porphyritic intrusive rocks, lahars, tuffs and volcaniclastic breccias of Pliocene age developed in and on a sequence of Eocene-Pliocene aged carbonates, siltstones and sandstones. The volcanic sequence is intruded by Tertiary age syenites, diorites and granodiorites. Mineralization appears to be related to hydrothermal alteration associated with multiple phases of the younger intrusive activity.

Exploration

Linear Gold and Kinross have completed extensive stream sediment, soil, and rock sampling programs over the Ixhuatán property. Approximately 1,950 stream sediment samples, 7,895 soil samples and 7,258 rock samples have been collected through to March 2009. The detailed surface sampling has outlined gold and copper anomalies over an area of 4 by 5 kilometers, associated with the volcanic/plutonic complex that trends northeast-southwest through the area. Detailed soil sampling has identified numerous gold and copper soil anomalous areas in excess of 400 x 400 meters in area. All of the anomalies, including the Campamento, Cerro la Mina, San Isidro, Caracol (formerly Northern), Laguna Grande, Western, Laguna Chica, Central, and Cacate areas display the alteration and mineralization characteristics typical of porphyry intrusive related districts.

Soil Samples 100 ppb Gold at Ixhuatán. Grid lines every 500 meters.

Follow-up surface exploration by Kinross from October 2007 to date has included geological mapping and rock sampling focusing mainly on the known anomalies. An in-fill 482 sample, soil geochemical survey (Caracol Road), covering the area between the Cerro la Mina and Caracol anomalies has defined an elongate cluster of anomalous gold values centered on the Central Zone and extending 200 meters to the south as well as a gold anomaly to the north. In addition, soil geochemical surveys were conducted in an area to the south and the east of San Isidro.

Caracol Road Soil Survey Results. Grid lines every 500 meters.

Drilling

Linear initiated a drilling program in early 2004, and this drilling program has continued without interruption, with approximately 71,500 meters of drilling in 288 drill holes being completed through the date of this report.

Early-stage drilling by Linear focused on the San Isidro (drill holes IX-01-04, 06), Buenos Aires (drill hole IX-05), Cerro la Mina (drill hole IX-07) and Central (drill hole IX-08) anomalies before making the first significant gold discovery at the Campamento Zone with drill hole IX-09. Drilling subsequently focused on the Campamento Zone and has extended to the Cerro la Mina, Caracol, Laguna Grande and Laguna Chica areas. A summary of these individual areas and drill result highlights is included in this AIF under Section 4.2 Ixhuatán Project — Individual Zones.

Since Kinross became the operator of the Ixhuatán project in October 2007, Kinross has reported on approximately 18,700 meters of drilling completed in 60 drill holes to March 31, 2009.

Kinross has focused on defining the Cerro la Mina anomaly and the north-northwest structure, as well as, testing the Laguna Chica, San Isidro, Central and Caracol anomalies.

Sampling and Analysis

All core samples have been split in half using a saw, hydraulic splitter or manually with samples taken at continuous two meter intervals. Samples and embedded internal and commercial standards are shipped by air freight to the ALS Chemex labs in Guadalajara, Mexico where gold is analyzed by 30 or 50 gram digestion with a fire assay-AA finish, with samples greater than 10 grams per tonne of gold by gravimetric finish. Silver and base metals are analyzed by Induction Coupled Plasma spectrometry (ICP). Check analyses are performed on both pulps and bulk reject material at ALS Chemex and BSI Inspectorate Labs of Reno, Nevada. Review of assays from internal standards and check assays has verified the quality of the analytical results.

Current Exploration Program

Following receipt of Kinross’ December 2009 notice that it will not exercise their option to acquire an interest in the Ixhuatán Project, Linear is reviewing data and considering future exploration programs for the project. No exploration work is in progress at this time.

Future Exploration and Development

Future drilling is expected to continue on the known anomalous zones at Ixhuatán in order to add more gold, copper and silver resources to the project.

Other Properties

Linear’s other mineral properties are less advanced and Linear has no immediate plans to carry out significant exploration programs on these properties. Linear does not plan to complete technical reports on these properties until they are considered, by Linear, to be material.

Dominican Republic

In the Dominican Republic, Linear owns a 100% interest in two properties and a 50% interest in a third property, through its subsidiary Linear Gold Caribe, S.A. Linear has granted options to Everton Resources Inc. (“Everton”) to earn up to a 65% interest in each of the Dominican Republic properties, with Everton becoming operator of the properties during the term of the options. The agreements require cash payments by Everton to Linear, the completion of work commitments by Everton over a three-year period and the issuance of Everton common shares to Linear.

Brazil

In fiscal 2008, Linear entered into four separate option agreements to acquire up to a 100% interest in four gold-focused exploration properties in Mato Grosso, Brazil by making cash payments and incurring exploration expenditures over a three-year period. During the year ended March 31, 2009, Linear terminated all four of its option agreements in Brazil, resulting in a write-down of resource properties in Brazil of Cdn.$2.1 million for the year.

Linear Stock Price History

The outstanding common shares of Linear are traded on the TSX under the trading symbol “LRR”. The following table sets forth, for the periods indicated, the high and low market closing prices per share of our common shares as reported by the Toronto Stock Exchange:

	Toronto Stock Exchange (LRR)
	High	Low
	(Cdn.$)
Annual Information
2005(1)	$4.14	$3.15
2006	$7.20	$3.26
2007	$6.65	$2.00
2008	$3.10	$0.65
2009	$2.77	$0.78
Quarterly Information
2010
First Quarter	$2.30	$1.54
2009
First Quarter	$1.28	$0.78
Second Quarter	$1.59	$1.01
Third Quarter	$2.40	$1.21
Fourth Quarter	$2.77	$1.85
2008
First Quarter	$3.10	$2.15
Second Quarter	$2.47	$1.77
Third Quarter	$2.18	$0.90
Fourth Quarter	$1.10	$0.65
Monthly Information
October 2009	$2.77	$1.89
November 2009	$2.38	$1.85
December 2009	$2.25	$1.91
January 2010	$2.03	$1.73
February 2010	$2.05	$1.70
March 2010	$2.05	$1.54
April 2010	$1.95	$1.73
May 2010(2)	$1.90	$1.57

(1)	From November 3, 2005
(2)	Through May 25, 2010

Selected Financial Data

This data is derived from Linear’s audited consolidated financial statements for the five fiscal years ended March 31, 2009, and Linear’s unaudited consolidated financial statements for the nine month periods ended December 31, 2009 and 2008, which were prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP. The following selected financial data has been extracted from the more detailed consolidated financial statements and is qualified in its entirety by such consolidated financial statements. The following selected financial data should be read in conjunction with the consolidated financial statements of Linear as at March 31, 2009 and 2008 and for the fiscal years ended March 31, 2009, 2008 and 2007 and the notes thereto attached to this Circular as Schedule M. The consolidated financial statements of Linear as at March 31, 2007, 2006 and 2005 and for the years ended March 31, 2006 and 2005 do not accompany this Circular and are not incorporated herein by reference, but may be found under Linear’s profile on SEDAR at www.sedar.com. There are several material differences between Canadian GAAP and U.S. GAAP that are applicable to the financial information disclosed or summarized herein. Reference is made to the attached consolidated financial statements of Linear for an explanation of material differences between Canadian GAAP and U.S. GAAP as at March 31, 2009 and 2008 and for the fiscal years ended March 31, 2009 and 2008 and as at December 31, 2009 and for the nine month periods ended December 31, 2009 and 2008. The following information should be read in conjunction with the “Operating and Financial Review and Prospects” section below. The information contained below and on Schedule M has been provided by or on behalf of Linear and has not been independently verified by Apollo.

The data presented is expressed in thousands of Canadian dollars, except share amounts:

	For the nine months ended December 31,		For the years ended March 31,
	2009	2008	2009	2008	2007	2006	2005
Canadian GAAP Data
Operating revenue:	$—	$—	$—	$—	$—	$—	$—
Income (loss) from operations	(3,471)	(4,341)	(6,486)	(5,027)	(2,629)	(2,259)	(2,498)
Net income (loss)	(3,317)	(3,588)	(4,900)	(3,679)	(1,853)	(1,701)	(2,234)
Net income (loss) from operations per share	(0.10)	(0.16)	(0.23)	(0.18)	(0.12)	(0.11)	(0.16)
Net loss per share – basic and diluted	(0.10)	(0.13)	(0.17)	(0.13)	(0.08)	(0.08)	(0.14)
Total assets	79,375	54,754	58,557	57,797	59,539	37,817	36,592
Net assets	78,355	54,362	58,159	57,295	58,730	36,745	36,043
Cash dividends per common share	—	—	—	—	—	—	—
Common shares outstanding	44,218,208	27,917,980	32,563,435	27,917,980	27,207,980	21,380,980	20,476,506

	For the nine months ended December 31,		For the years ended March 31,
	2009	2008	2009	2008
US GAAP
Net income (loss)	168	(2,955)	(3,155)	(6,577)
Net income (loss) per share – basic and diluted	0.00	(0.11)	(0.11)	(0.24)
Total assets	56,484	27,265	32,180	29,675
Net assets	55,224	26,873	31,782	29,173
Cash dividends per common share	—	—	—	—
Common shares outstanding	44,218,208	27,917,980	32,563,435	27,917,980

Annual Dividends

Linear has not paid cash dividends on its common shares and it does not anticipate paying any cash dividends until its financial position and earnings so permit. For the foreseeable future, Linear’s cash resources will be used to evaluate existing properties, acquire new properties and fund ongoing activities.

Although Linear has not paid cash dividends on its common shares, Linear completed a reorganization and distribution of its wholly owned subsidiary, Linear Metals, as a dividend-in-kind to shareholders of record on June 26, 2006. The dividend-in-kind distribution to Linear’s shareholders was on the basis of eight units of Linear Metals for every ten shares of Linear. Each unit consisted of one common share of Linear Metals and one-tenth warrant, with each full warrant entitling the holder to purchase one share of Linear Metals.

Operating and Financial Review and Prospects

Results of Operations

Three-month period ended December 31, 2009

During the quarter ended December 31, 2009, Linear incurred a net loss of Cdn.$1.0 million, which is Cdn.$1.1 million less than the net loss incurred in the third quarter of fiscal 2009. During this quarter, Linear incurred salaries and benefits expenses of Cdn.$0.5 million, an increase of 83% compared to the third quarter of fiscal 2009 as Linear increased staffing levels to advance the Goldfields Project and to increase investor relations activities. Following the acquisition of the Goldfields Project, Linear increased marketing activities, resulting in expenditures during the current quarter of Cdn.$0.1 million. Linear also incurred non-cash stock-based compensation expense of Cdn.$0.2 million attributable to the estimated value of stock options earned during the period. Travel costs for the quarter increased by Cdn.$0.1 million compared to the same quarter of the prior fiscal year, consistent with increased staffing levels. During the third quarter of the prior fiscal year, Linear incurred a write-down of resource properties of Cdn.$1.7 million as a result of its decision to terminate certain resource property interests in Brazil. Linear did not incur any such write-downs during the quarter ended December 31, 2009. Linear will continue to review its portfolio of exploration properties and write-down the carrying cost of any properties considered to be impaired in value.

Interest income decreased by 81% compared to the third quarter of fiscal 2009, primarily as a result of significantly lower short-term interest rates in Canada on a year-over-year basis.

During the three-month period ended December 31, 2009, Linear earned management fees and other income of approximately Cdn.$37,000 arising from the provision of management services to Linear Metals Corporation and Ucore Uranium Inc., the sub-leasing of office space by Linear and the rental of certain equipment to Kinross in Mexico. Linear also recognized a loss on disposal of equipment of Cdn.$4,133 and a loss on sale of marketable securities of Cdn.$9,514 during the quarter.

Linear recognized a foreign exchange loss of approximately Cdn.$0.1 million during the current quarter, similar to the loss of Cdn.$0.1 million during the third quarter of fiscal 2009. Linear may continue to incur foreign exchange gains and losses arising from changes in the value of the Mexican, United States, Dominican Republic, and Brazilian currencies used in the conduct of its business, relative to the Canadian dollar.

Nine-month period ended December 31, 2009

During the nine-month period ended December 31, 2009, Linear incurred a net loss of Cdn.$3.3 million, which is Cdn.$0.3 million less than the net loss in the same period of the prior fiscal year. Operating expenses for the period were Cdn.$3.5 million, a decrease of Cdn.$0.9 million, or 20%, over the prior fiscal year. During the prior fiscal year, Linear incurred a Cdn.$2.4 million write-down of resource properties following its decision to terminate its interests in certain resource properties in Mexico and Brazil. Linear did not incur any such write-downs of its resource properties during the current year. The absence of a property write-down in the current period was offset by a 59% increase in salaries and benefits expense compared to the first three quarters of fiscal 2009, as Linear increased staff levels to complete the acquisition, exploration and development of the Goldfields Project and to evaluate a number of other strategic opportunities. Investor relations and marketing expenses increased Cdn.$0.7 million as Linear completed a significant investor relations and marketing campaign following the acquisition of the Goldfields Project. Linear also incurred non-cash stock-based compensation expense of Cdn.$0.9 million attributable to the estimated value of stock options earned during the period and impacted by the cancellation of 660,000 stock options during the current year. Linear capitalized Cdn.$34,518 of non-cash stock-based compensation to its exploration expenditures costs during the current year, representing the estimated value of stock options earned by certain exploration personnel.

Interest income decreased by 69% compared to fiscal 2009, primarily as a result of significantly lower short-term interest rates in Canada on a year-over-year basis.

During the nine-month period ended December 31, 2009, Linear earned management fees and other income of Cdn.$0.2 million arising from the provision of management services to Linear Metals Corporation and Ucore Uranium Inc., the sub-leasing of office space by Linear and the rental of certain equipment to Kinross in Mexico.

Linear recognized a foreign exchange loss of approximately Cdn.$0.2 million during the current period, compared to a loss of Cdn.$0.1 million during the same period of the prior fiscal year. Linear may continue to incur foreign exchange gains and losses arising from changes in the value of the Mexican, United States, Dominican Republic, and Brazilian currencies used in the conduct of its business, relative to the Canadian dollar.

Year Ended March 31, 2009

During the year ended March 31, 2009, Linear experienced a net loss of Cdn.$4.9 million, which is Cdn.$1.2 million greater than the net loss in the previous fiscal year. Operating expenses for the year were Cdn.$6.5 million, an increase of Cdn.$1.5 million, or 29%, over the prior fiscal year. The increase in operating expenditures was primarily a result of Linear’s write-down of resource properties during the year. In Brazil, Linear terminated its interest in all four of its property option agreements, resulting in a write-down of resource properties of Cdn.$2.1 million. In Mexico, Linear was retaining a 20% interest in the Cobre Grande property purchase option with the Community of San Baltzar Guelavila which was not exercised, resulting in a write-down of resource properties of Cdn.$1.2 million. Finally, Linear’s decision to terminate its interests in the Motozintla property in Mexico resulted in a write-down of resource properties of Cdn.$0.3 million. The write-down of these resource properties totaled Cdn.$3.6 million, an increase of Cdn.$1.6 million over the prior year. Linear will continue to review its portfolio of exploration properties and write-down the carrying cost of any properties considered to be impaired in value. Other significant operating expenses during the period included salaries and benefits expenses of Cdn.$1.1 million, a decrease of 17% compared to the prior fiscal year, primarily a result of lower levels of exploration, administrative and investor relations staffing during the year. Linear also incurred non-cash stock-based compensation expense of Cdn.$1.0 million attributable to the value of stock options earned during the year, representing an increase of 28% compared to the value recognized in the previous fiscal year. Linear capitalized Cdn.$18,569 of non-cash stock-based compensation to its exploration expenditures costs during the year, representing the value of stock options earned by exploration personnel, net of amounts related to the cancellation of unvested options previously granted to exploration staff. Professional services increased by Cdn.$0.2 million when compared to the prior year as Linear incurred increased legal, engineering and other consulting fees associated with the evaluation of potential strategic acquisitions during the year. Linear’s investor relations expense was 87% lower and travel expense was 48% lower than in fiscal 2008, a result of significantly lower investor relations activities and lower travel during the year, in light of current market conditions.

Linear received a termination break fee of Cdn.$1.0 million from Central Sun Mining Inc. (“CSM”) which has been recorded, net of related costs of Cdn.$0.5 million, in other income. The direct costs related to the proposed transaction with CSM included professional fees of approximately Cdn.$248,000, management bonuses as a result of the CSM transaction of approximately Cdn.$165,000, independent directors committee fees of approximately Cdn.$55,000, and travel costs of approximately Cdn.$16,000.

While the Cdn.$5.0 million private placement financing, completed in March 2009, contributed to a higher cash balance at March 31, 2009 when compared to March 31, 2008, interest income decreased by 22% during the year as a result of the decline in Canadian interest rates during the fiscal year.

During the year ended March 31, 2009, Linear earned management and other fees of Cdn.$0.3 million arising from the provision of management services to Linear Metals Corporation and Ucore Uranium Inc., the sub-leasing of office space by Linear and the rental of certain equipment in Mexico.

Linear recognized a foreign exchange loss of Cdn.$0.1 million during fiscal 2009, a decrease of 39% from the previous year. Linear may continue to incur foreign exchange gains and losses arising from changes in the value of the Mexican, Brazilian, United States and Dominican Republic currencies used in the conduct of its business, relative to the Canadian dollar.

During the year, Linear realized a Cdn.$0.1 million loss on disposal of equipment relating to the sale of certain fixed assets, primarily in Brazil, during fiscal 2009.

Liquidity and Capital Resources

Linear’s only significant source of recurring income is interest earned on its cash balance; accordingly, the Linear expects to continue to incur operating losses for the foreseeable future. Linear will continue to fund operating losses, exploration expenditures and the development of the Goldfields Project out of existing working capital, which was Cdn.$30.4 million at March 31, 2009 and Cdn.$44.6 million at December 31, 2009. A payment in the amount of U.S. $1.0 million, scheduled for October 2009 pursuant to a construction contract assumed as part of the Goldfields Project acquisition, has not been recorded in accounts payable or in the working capital calculation as a result of contract deficiencies currently being discussed with the supplier.

Three-months ended December 31, 2009

At December 31, 2009, Linear had working capital of Cdn.$44.6 million, as compared to working capital of Cdn.$22.3 million at the end of the previous quarter, an increase of Cdn.$22.3 million, primarily due to the completion of a financing on November 19, 2009 that raised net proceeds of Cdn.$21.1 million.

During the quarter ended December 31, 2009, Linear realized an increase in cash of Cdn.$0.5 million from operating activities, as a result of the collection of accounts receivable from previous quarters, offset by ongoing general and administrative expenses, including salaries and benefits expenses. Linear purchased capital assets of Cdn.$1.3 million during the quarter, primarily consisting of payments made pursuant to the equipment construction contracts assumed as part of the acquisition of the Goldfields Project. Linear also sold certain equipment in Mexico and Brazil for proceeds of approximately Cdn.$18,000 and sold marketable securities for proceeds of approximately Cdn.$24,000. Linear incurred net resource property acquisitions and expenditures, including the net impact of recoverable sales taxes, of approximately Cdn.$0.2 million during the period.

Nine-months ended December 31, 2009

During the nine-month period ended December 31, 2009, Linear realized a decrease in cash of Cdn.$1.1 million from operating activities, consisting primarily of general and administrative expenses, including salaries and benefits expenses and investor relations and marketing expenses, offset by the collection of accounts receivable. Linear purchased capital assets of Cdn.$2.3 million during the period, including the land, buildings and equipment acquired as part of the acquisition of the Goldfields Project and total payments of Cdn.$1.8 million made pursuant to the equipment construction contracts assumed pursuant to the acquisition of the Goldfields Project. Linear also disposed of certain equipment in Mexico and Brazil for total proceeds of approximately Cdn.$37,000 and received proceeds of approximately Cdn.$24,000 on the sale of marketable securities. In addition to the resource properties acquired as part of the Goldfields Project acquisition, Linear received cash of Cdn.$0.4 million during the first quarter of the year from Everton Resources Inc., pursuant to the option agreement between the parties, resulting in net resource property acquisitions and expenditures of Cdn.$6.0 million during the nine-months ended December 31, 2009. Linear recovered approximately Cdn.$16,000 during the nine-month period ended December 31, 2009 in net sales taxes related to resource property acquisitions.

In September 2009, Bikerman Engineering & Technology Associates, Inc. (BETA) completed an updated National Instrument 43-101 compliant Technical Report, initially dated June 2007 and revised on May 12, 2008 on the Box Mine Deposit and a Pre-Feasibility study on the Athona Deposit, which indicates an estimated pre-production capital cost of US$65.7 million. Linear is currently undertaking a detailed review of the mine plan, the equipment, the processing plant, and the infrastructure requirements for the development of the Goldfields Project, following which a specific development timeline will be completed. In the future, Linear expects to rely on additional equity financings, debt financings and/or entering into joint venture arrangements in order to fund these capital costs and to continue exploration on its properties. There can be no assurance that Linear will be able to obtain the required financing, and the failure to do so could result in development delays or cancellations.

On November 19, 2009, Linear completed a public offering of 10,407,500 units at a price of Cdn.$2.10 per unit and 520,000 flow-through common shares at a price of Cdn.$2.40 per flow-through share, for aggregate gross proceeds of Cdn.$23,103,750. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to acquire one Linear common share at an exercise price of Cdn.$3.00 for a period of five years, expiring on November 19, 2014. The value allocated to the common shares issued was Cdn.$18,316,300, and the value allocated to the warrants was Cdn.$4,787,450. Total costs associated with the offering were Cdn.$2,545,678, including cash costs for commissions, professional fees and regulatory costs of Cdn.$2,021,157 and 655,651 broker warrants issued as a commission with a calculated value of Cdn.$524,521. Each broker warrant entitles the holder to acquire one Linear common share at an exercise price of Cdn.$2.15 for a period of two years, expiring on November 19, 2011. Linear has allocated Cdn.$2,015,086 of the issue costs to the common shares and Cdn.$530,592 of the issue costs to the warrants.

Year Ended March 31, 2009

At March 31, 2009, Linear had working capital of Cdn.$30.4 million, as compared to working capital of Cdn.$27.4 million at the end of fiscal 2008, an increase of Cdn.$3.0 million.

During the year ended March 31, 2009, Linear recognized an increase in cash of Cdn.$0.3 million from operating activities, primarily a result of the recovery of an amount on deposit during the year. During fiscal 2007, Linear was advised that the income tax authority in Mexico had reviewed the funding of Linear Gold Mexico, S.A. de C.V. by its previous owners and determined that this funding was taxable as revenue. As such, the tax authorities in Mexico issued an assessment of approximately MXN$9,175,000 for income tax and value-added tax on this assessed revenue, including interest and penalties. During the prior year, Linear placed approximately MXN$9,175,000 on deposit with the income tax authority in Mexico. During the current fiscal year, Linear received a favorable ruling from the income tax authority in Mexico and the entire amount of the deposit, plus interest, was recovered during the fourth quarter of the year.

On March 19, 2009, Linear completed a private placement financing of 4,545,455 units at a price of Cdn.$1.10 per unit, for aggregate gross proceeds of Cdn.$5,000,001. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of Cdn.$1.50 until March 19, 2011. The value allocated to the common shares issued was Cdn.$4,409,092, and the value allocated to the warrants was Cdn.$590,909. Total costs associated with the private placement were Cdn.$276,097, including cash paid for commissions of Cdn.$140,000, legal and regulatory fees of Cdn.$26,097 and 100,000 units issued to the agent valued at Cdn.$110,000. Linear allocated Cdn.$243,468 to the costs of issuing the common shares and Cdn.$32,629 to the costs of issuing the warrants.

During the year ended March 31, 2009, Linear used cash of Cdn.$1.6 million to fund resource property expenditures, the majority of which were incurred in Brazil. Linear recovered cash of Cdn.$0.5 million from sales taxes related to resource property expenditures, primarily in Mexico. Linear also used cash of Cdn.$0.1 million to purchase equipment during the year.

Off-Balance Sheet Arrangements

At December 31, 2009, Linear had no material off-balance sheet arrangements such as guarantee contracts, contingent interest in assets transferred to an entity, derivative instruments obligations or any obligations that trigger financing, liquidity, market or credit risk for Linear.

Legal Proceedings

Linear is not aware of any material pending or threatened litigation or of any proceedings known to be contemplated by governmental authorities which are, or would be, likely to have a material adverse effect upon its operations, taken as a whole. There are no material proceedings pursuant to which any of Linear’s directors, officers or affiliates or any owner of record or beneficial owner of more than 5% of its securities or any associate of any such director, officer or security holder is a party adverse to Linear or has a material interest adverse to Linear.

Tabular Disclosure of Contractual Obligations

Linear has contractual obligations to make future payments under non-cancelable operating lease agreements, equipment construction contracts and an office copier lease agreement. The following tables set forth these contractual obligations as of March 31, 2009:

Contractual Obligations as of March 31, 2009 (in Canadian Dollars)
	Payments Due by Period
	Total ($)	Less Than 1 Year	1 – 3 Years	3 – 5 Year	Over 5 years
Rent or operating lease	$155,554	$109,212	$44,197	$2,145	$—
Equipment construction contracts	$20,900,000	$3,000,000	$17,900,000	$—	$—

Quantitative and Qualitative Disclosures About Market Risk

Linear does not believe that it has material market risk exposure. Linear does have financial instruments consisting of cash and cash equivalents, marketable securities, receivables, sales taxes recoverable, and accounts payable. Management does not believe these financial instruments expose Linear to any significant credit risks, with the exception of the fact that a significant portion of the its cash and cash equivalents are on deposit with a major Canadian chartered bank and at December 31, 2009, approximately 99% of Linear’s accounts receivable are receivable from Kinross Gold Corporation. All of the sales taxes recoverable are with either the governments of Canada or Mexico. A significant portion of Linear’s transactions occur in United States, Mexican, Brazilian, and Dominican Republic currencies and accordingly, the related financial assets and liabilities are subject to fluctuations in the respective exchange rates. Linear has cash and cash equivalents and no interest-bearing debt; accordingly, Linear’s interest income is susceptible to fluctuations in interest rates. The fair market values of these financial instruments approximate their carrying values, unless otherwise noted.

The prices of metals fluctuate widely and are affected by many factors outside of Linear’s control. The relative prices of metals and future expectations for such prices have a significant impact on the market sentiment for investment in mining and mineral exploration and development companies. Linear relies on equity financing for its long-term working capital requirements and to fund its exploration and development programs. Linear does not have sufficient funds to put any of its resources interests into production from its own financial resources. There is no assurance that such financing will be available to Linear, or that it will be available on acceptable terms.

Linear Operational Risk Factors

You should carefully consider the risk factors set forth below and all of the other information contained in this proxy statement (including, without limitation, risk factors and information in the documents incorporated by reference). If any event arising from these risks occurs, Linear’s properties, projects, prospects, financial condition, results of operations or cash flows could be adversely affected. The risks described herein are not the only risks facing Linear. Additional risks and uncertainties not currently known to Linear, or that Linear currently deems immaterial, may also materially and adversely affect its business.

Linear may not meet production and cost estimates, and this may impact Linear’s cash flow and profitability.

Linear may provide forecasts of its future production and future total cash costs. Linear cannot guarantee that actual future production or actual future cash costs will not differ materially from forecasts, for any number of reasons, including operational difficulties, unexpected changes in the cost of key inputs, labour disruption, permitting issues, opposition to mining activities and the other risks described in this proxy statement.

A decrease in the amount of, or a change in the timing of the production, or in the prices realized for, gold produced by Linear, or an increase in actual cash or operating costs in relation to the production of gold will directly affect the amount and timing of Linear’s cash flow from operations, its revenue and its profitability. The actual effect of such a decrease on Linear’s cash flow from operations or profitability would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of receipt of revenue and cash would result in delays in using such cash to fund capital expenditures, including capital for Linear’s development projects in the future. Any such financing requirements could adversely affect Linear’s ability to access capital markets in the future to meet any external financing requirements or increase its debt financing costs.

Linear will require significant capital in the future which may not be available or not available on terms acceptable to Linear.

Linear will be subject to significant capital requirements associated with expanding its operations, including additional funding requirements for the development of the Goldfields Development Project, and to expand its portfolio of development projects. Linear will have to generate sufficient internal cash flow or be able to utilize available financing sources to finance its expansion and growth and sustain capital requirements. Linear may have to raise significant additional capital through equity financings in the capital markets or to incur significant borrowings through debt financings to meet these capital requirements. If these financings are required, they may not be available to Linear on attractive terms or Linear’s cost of raising capital in the future may be adversely affected and/or further dilution to its shareholders may occur. In addition, if Linear is required to make significant interest and principal payments resulting from a debt financing, Linear’s financial condition and ability to raise additional funds may be adversely impacted. Any significant delay in completing its development projects or in achieving commercial production from them on a consistent basis or the incurring of capital costs that are significantly higher than estimated, could have a significant adverse effect on Linear’s results of operations, cash flow from operations and financial condition.

Linear’s exploration and development properties are highly speculative in nature and may not be successful.

Linear’s activities are primarily directed towards the development of mineral deposits and the exploration for and the future development of mineral deposits. The exploration for, and development of, precious metal deposits involves significant risks which even a combination of careful evaluation, experience and knowledge cannot eliminate. While the discovery of a precious metal deposit may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a precious metal deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical and unpredictable; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of precious metals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Linear not receiving an adequate return on invested capital or abandoning or delaying the development of a mineral project. There is no certainty that the expenditures made by Linear towards the search and evaluation of precious metal deposits will result in discoveries of commercial quantities of such metals.

The development of the Goldfields Development Project is subject to a number of risks and its development into a commercially viable mine cannot be assured.

The Goldfields Development Project is currently at the pre-development stage. Construction and development of the project is subject to numerous risks, including, but not limited to, delays in obtaining equipment, material and services essential to completing construction of the project in a timely manner; changes in environmental or other government regulations; currency exchange rates; financing risks; labour shortages; and fluctuation in metal prices, as well as the continued support of the local community. Further, the development of the Goldfields Development Project will be subject to the assessment of the combined company at the completion of the Arrangement, which may determine that delaying development in favour of focusing on other properties of the combined company may be in the best interests of the combined company and its shareholders. There can be no assurance that the construction will commence or continue in accordance with current expectations or at all.

In addition, the Goldfields Development Project has no recent operating history upon which to base estimates of future commercial viability. Estimates of mineral resources and mineral reserves are, to a large extent, based on the interpretation of geological data obtained from drillholes and other sampling techniques and feasibility studies. This information is used to calculate estimates of the capital cost and operating costs based upon anticipated tonnage and grades of gold to be mined and processed, the configuration of the mineral resource, expected recovery rates, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, it is possible that difference in such estimates could have a material adverse effect on Linear’s business, financial condition, results of operations and prospects. There can be no assurance that Linear will be able to complete development of its mineral projects, or any of them, at all or on schedule or within budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures and controls will be adequate to support Linear’s operations. Should any of these events occur, it would have a material adverse effect on Linear’s business, financial condition, results of operations and prospects.

Linear’s exploration project in the Dominican Republic is subject to a joint venture.

Linear’s exploration projects in the Dominican Republic are subject to a joint venture with Everton Resources Inc. The termination of this joint venture could potentially have an impact on Linear and/or the share price of Linear. Linear is currently relying on Everton to advance these projects and there is no assurance that Everton’s funding of these exploration projects will continue.

Forecasted production, capital and operating cost estimates for development projects may be inaccurate.

The level of production and capital and operating cost estimates relating to development projects, which are used in establishing mineral reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainty. It is very likely that actual results, including actual capital and operating costs for Linear’s development projects, will differ from estimates and assumptions, and these differences may be material. For example, Linear has determined that cost estimates contained in the Box Mine Report will require updating and these revised estimates are expected to increase. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, or increase capital or operating costs above, estimates. If actual results are less favourable than currently estimated, Linear’s business, results of operations, financial condition and liquidity could be materially adversely affected and it is possible that development of a project could be delayed, impaired or halted altogether.

Mining operations involve a high degree of operational risk.

Mining operations involve a high degree of operational risk. Linear’s mining operations will be subject to all the hazards and risks normally encountered in the production of gold, including, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding, and other conditions involved in the drilling and removal of material, as well as the failure of equipment, labour disputes, and local opposition to mining activities, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage (including spills, leaks and tailings dam failures), delays or stoppage of mining and production activities, increased capital and operating costs and possible legal liability.

No assurance can be given that Linear’s estimation of mineralization, including mineral reserves, if any, will prove accurate.

The figures for mineralized material estimates, including mineral reserves and mineral resources, that have been publicly filed in Canada are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that mineral reserves could be mined or processed profitably. There are numerous uncertainties inherent in estimating mineralized material, including many factors beyond Linear’s control. Such estimation is a subjective process, and the accuracy of any mineralized material estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the mineral reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any particular accounting period. In addition, there can be no assurance that gold recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of mineralized material, or of Linear’s ability to extract these mineral reserves, could have a material adverse effect on Linear’s results of operations and financial condition.

Exploration and development activities may not identify mineral reserves that will be commercially mineable or viable.

The exploration and development of natural resources involve a high degree of risk and few properties which are explored are ultimately developed into producing properties. Although the mineralized material estimates included in Linear’s Canadian filings have been carefully prepared and reviewed or verified by independent mining experts, these amounts are estimates only and no assurance can be given that an identified mineralized material will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.

Short-term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in reserves or resources, grades, dilution estimates or recovery rates may affect the economic viability of a project. The estimated reserves and resources contained in Linear’s Canadian filings should not be interpreted as assurances of mine life or of the profitability of future operations. The long term profitability of Linear’s operations will be in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish mineral resources through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that resources will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

Linear discloses technical information in Canada related to its properties under Canadian standards, which differs significantly from standards in the United States

Linear files reports in Canada that are prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Technical disclosure regarding Linear’s properties included or incorporated by reference in Linear’s Canadian filings on SEDAR (the “Technical Disclosure”) has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of the United States securities laws. Without limiting the foregoing, the Technical Disclosure uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with National Instrument 43-101 of the Canadian Securities administrators (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained in the Technical Disclosure have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the United States Securities and Exchange Commission, and resource information contained in the Technical Disclosure may not be comparable to similar information disclosed by U.S. companies. For example, use of the terms “probable mineral reserves,” “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” comply with the reporting standards in Canada but are not recognized by the United States Securities and Exchange Commission.

Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, or inferred mineral resources will ever be upgraded to a higher category or that such resources are economically or legally mineable. The United States Securities and Exchange Commission normally only permits issuers to report mineralization that does not constitute “reserves” as in place tonnage and grade without reference to unit measures. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the United States Securities and Exchange Commission Industry Guide 7. Accordingly, information contained in the Technical Disclosure may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Currency fluctuations may adversely affect Linear’s financial position.

Exchange rate fluctuations may affect the costs that Linear incurs in its operations. Gold is sold in U.S. dollars and Linear’s costs are incurred principally in Canadian dollars, United States dollars, and Mexican pesos. The appreciation of non-US dollar currencies against the U.S. dollar can increase the cost of gold production and capital expenditure in U.S. dollar terms and the depreciation of non-U.S. dollar currencies against the U.S. dollar can decrease the cost of gold production and capital expenditure in U.S. dollar terms.

Linear does not hedge any currency exposure, and as such, Linear’s financial position may be adversely affected by adverse changes in the value of Canadian dollars, Mexican pesos and U.S. dollars.

Government regulations may have an adverse effect on Linear.

The mining, processing, development and exploration activities of Linear are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could have an adverse effect on Linear’s financial position and results of operations.

Linear’s foreign operations are subject to numerous risks associated with operating in foreign jurisdictions.

Linear’s operations and development and mineral exploration activities are currently conducted in Mexico, Canada, and the Dominican Republic and are reported in Canadian dollars, and as such Linear’s operations are exposed to various levels of political and economic risks, as well as various other uncertainties.

These risks and uncertainties vary for each country and include, but are not limited to, high rates of inflation; labor unrest; fluctuations in currency and exchange rates; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; corruption and high crime rates and changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of or purchase supplies from a particular jurisdiction.

Changes, if any, in mining or investment policies or shifts in political attitude in these countries could adversely affect Linear’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on Linear’s operations or profitability.

Environmental and other regulatory risks may adversely affect Linear.

All phases of Linear’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Linear’s operations. Environmental hazards may exist on the properties on which Linear holds interests which are unknown to Linear at present and which have been caused by previous or existing owners or operators of the properties.

Government approvals and permits are currently, and may in the future be, required in connection with Linear’s operations. To the extent that such approvals are required and not obtained, Linear may be curtailed or prohibited from continuing its mining operations or from proceeding with planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on Linear and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

While appropriate steps will be taken to prevent discharges of pollutants into the ground water and the environment, Linear may become subject to liability for hazards that it may not be insured against.

There can be no assurance that Linear will continue to hold all permits necessary to develop or continue operating at any particular property.

Linear’s operations in Canada, Mexico, and the Dominican Republic are subject to receiving and maintaining permits from appropriate governmental authorities. Although Linear’s operations currently have all required permits for their operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations, additional permits for any possible future changes to operations, or additional permits associated with new legislation. There can be no assurance that Linear will continue to hold all permits necessary to develop or continue operating at any particular property.

Title to some of Linear’s mineral properties may be challenged or defective.

The acquisition of title to mineral properties is a very detailed and time-consuming process. Title to mineral concessions may be disputed. Although Linear believes it has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of such properties will not be challenged or impaired. Third parties may have valid claims underlying portions of Linear’s interest, including prior unregistered liens, agreements, transfers or claims, including aboriginal land claims, and title may be affected by, among other things, undetected defects. As a result, Linear may be constrained in its ability to operate its properties or unable to enforce its rights with respect to its properties. An impairment to or defect in Linear’s title to its properties could have a material adverse effect on its business, financial condition or results of operations.

ANNUAL BUSINESS OF THE APOLLO MEETING

Securities and Principal Holders of Securities

The authorized share capital of Apollo consists of an unlimited number of common shares. Each Apollo Share entitles the holder thereof to one vote on all matters to be acted upon at the Apollo Meeting. As at May 25, 2010, there are 337,973,660 Apollo Shares issued and outstanding.

The following table sets forth certain information known to Apollo with respect to the beneficial ownership of Apollo Shares as of May 25, 2010 by (i) all persons who are known to Apollo to be beneficial owners of five percent (5%) or more of the Apollo Shares, (ii) each of the director nominees, (iii) the chief executive officer, the chief financial officer, three other most highly compensated executive officers (collectively, the “Named Executive Officers”) and (iv) all directors nominees and Named Executive Officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Apollo Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of May 25, 2010 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all Apollo Shares shown as beneficially owned by them, subject to applicable community property Laws.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(2)
Linear Gold Corp.(3)	62,500,000		18.49%
RAB Special Situations (Master) Fund Limited(4)	26,158,465	(5)	7.49	%(6)
Baker Steel Capital Managers LLP(7)	25,054,500	(8)	7.41%
RMB Australia Holdings Limited(9)	38,661,702	(10)	10.40	%(11)
Macquarie Bank Limited(12)	50,505,463	(13)	13.14	%(14)
W.S. (Steve) Vaughan (Director)	270,000	(15)	*
G. Michael Hobart (Director)	325,545	(15)(16)	*
Charles E. Stott (Director)	523,300	(15)(16)	*
Robert W. Babensee (Director)	320,000	(15)(16)	*
Marvin K. Kaiser (Director)	255,000	(15)	*
David W. Peat (Director)	267,500	(15)(16)	*
R. David Russell (CEO and President, Director)	3,692,100	(15)(16)(17)	1.09	%(18)
Melvyn Williams (Sr. Vice President and CFO)	1,930,846	(15)(16)	*
Richard F. Nanna (Sr. Vice President)	2,332,138	(15)	*
Timothy G. Smith (Vice President and General Manager)	641,220	(15)	*
Brent E. Timmons (Vice President & Controller)	388,525	(15)(16)	*
All Named Executive Officers and directors as a group (11 persons)	10,945,901	(15)(16)	3.17	%(19)

*	Represents less than 1% of the outstanding Apollo Shares.
(1)	Unless otherwise noted, all shares are Apollo Shares.
(2)	Unless otherwise noted, based on 337,973,660 Apollo Shares outstanding as of May 25, 2010.
(3)	The address for Linear Gold Corp. is 2000 Barrington Street, Suite 502, Halifax, Nova Scotia, B3J 3K1.
(4)	The address for RAB Special Situations (Master) Fund Limited is P.O. Box 908 GT, Walker House Mary Street, George Town, Cayman Islands.

(5)	Based on information provided on behalf of RAB Special Situations (Master) Fund Limited on or about April 8, 2010. RAB Special Situations (Master) Fund Limited reported having sole voting and dispositive power over (i) 14,661,265 Apollo Shares (ii) $4,290,000 principal amount of convertible debentures convertible, along with interest payable in the form of Apollo Shares, into Apollo Shares to acquire up to a maximum additional 9,352,200 Apollo Shares, which convertible debenture was acquired in Apollo’s Series 2007-A convertible debenture placement which was completed in February 2007 (the “2007 Convertible Debenture Offering”) and (iii) 2,145,000 warrants to purchase Apollo Shares with an exercise price of $0.50 per share, expiring February 23, 2011. William Philip Seymour Richards, the fund manager of RAB Special Situations (Master) Fund Limited, reported having sole voting and dispositive power over 350,000 Apollo Shares and having shared voting and dispositive power over the securities described in (i), (ii) and (iii) above. The convertible debentures acquired in the 2007 Convertible Debenture Offering by RAB Special Situations (Master) Limited were amended on February 26, 2010 to extend the term of the convertible debentures to August 23, 2010, the consideration for which was the issue of the 2,145,000 warrants described in (iii) above and the issue of an additional 800,000 Apollo Shares to RAB Special Situations (Master) Fund Limited. Concurrent with execution of the amendment, RAB Special Situations (Master) Fund Limited exercised 8,580,000 warrants at $0.25 per share.
(6)	Calculated based on 349,470,860 Apollo Shares outstanding (337,973,660 Apollo Shares outstanding as of May 25, 2010 plus (i) 9,352,200 Apollo Shares issuable upon conversion of $4,290,000 principal amount of convertible debentures, plus interest payable thereon in the form of Apollo Shares and (ii) 2,145,000 warrants to purchase Apollo Shares with an exercise price of $0.50 per share, expiring February 23, 2011, in each case owned by RAB Special Situations (Master) Fund Limited). Under the terms of the warrants and convertible debenture acquired in the 2007 Convertible Debenture Offering, and as amended on February 26, 2010, in no event shall such securities be converted into or exercised for Apollo Shares, if after giving effect to such conversion or exercise, the holder would, in aggregate, beneficially own Apollo Shares in excess of 9.99% of the then issued and outstanding Apollo Shares, within the meaning of Rule 13d-1 of the U.S. Exchange Act.
(7)	The address for Baker Steel Capital Managers LLP is 86 Jermyn Street, London, SW1Y 6JD.
(8)	Based on information provided by Baker Steel Capital Managers LLP on or about April 7, 2010. Apollo Shares beneficially owned by Baker Steel Capital Managers LLP are held through various affiliated entities including, but not limited to, Genus Dynamic Gold Fund, CF Ruffer Baker Steel Gold Fund, RIT Capital Partners PLC, Select Gold Fund, Genus National Resources Fund and Rothschild Investment Trust. Each of the foregoing funds is managed by Baker Steel Capital Managers LLP and, consequently, the funds share voting and dispositive power with Baker Steel Capital Managers LLP in respect of the 25,054,500 total Apollo Shares.
(9)	The address for RMB Australia Holdings Limited is Level 13, 60 Castlereagh Street, Sydney, NSW 2000 Australia.
(10)	Based on information reported by RMB Australia Holdings Limited in its Schedule 13D/A filed with the SEC on May 10, 2010. Apollo Shares beneficially owned includes: (i) 4,716,800 Apollo Shares and (ii) an aggregate of 33,944,902 Apollo Shares issuable upon exercise of Common Share purchase warrants beneficially owned by RMB Australia Holdings Limited, of which (a) 1,000,000 warrants are exercisable to purchase 1,000,000 Apollo Shares at a price of Cdn.$0.50 per share, (b) 21,307,127 warrants are exercisable to purchase 21,307,127 Apollo Shares at a price of Cdn.$0.221 per share and (c) 11,637,775 warrants are exercisable to purchase 11,637,775 Apollo Shares at a price of Cdn.$0.252 per share.
(11)	Calculated based on 371,918,562 Apollo Shares outstanding (337,973,660 Apollo Shares outstanding as of May 25, 2010 plus the 33,944,902 Apollo Shares issuable upon exercise of the 33,944,902 Common Share purchase warrants owned by RMB Australia Holdings Limited described in footnote (10) above).
(12)	The address for Macquarie Bank Limited is 1 Martin Place, Sydney, NSW 2000, Australia.
(13)	Based on information reported by Macquarie Bank Limited in its Schedule 13D/A filed with the SEC on May 11, 2010. Apollo Shares beneficially owned includes: (i) 4,000,000 Apollo Shares and (ii) an aggregate of 46,505,463 Apollo Shares issuable upon exercise of Common Share purchase warrants beneficially owned by Macquarie Bank Limited, of which (a) 2,000,000 warrants are exercisable to purchase 2,000,000 Apollo Shares at Cdn.$0.65 per share, (b) 21,307,127 warrants are exercisable to purchase 21,307,127 Apollo Shares at a price of Cdn.$0.221 per share and (c) 23,198,336 warrants are exercisable to purchase 23,198,336 Apollo Shares at a price of Cdn.$0.252 per share.

(14)	Calculated based on 384,479,123 Apollo Shares outstanding (337,973,660 Apollo Shares outstanding as of May 25, 2010 plus the 46,505,463 Apollo Shares issuable upon exercise of the 46,505,463 Common Share purchase warrants owned by Macquarie Bank Limited as described in footnote (13) above).
(15)	Amounts shown include Apollo Shares subject to options exercisable within 60 days of May 25, 2010 as follows: 270,000 Apollo Shares for Mr. Vaughan; 270,000 Apollo Shares for Mr. Hobart; 352,500 Apollo Shares for Mr. Stott; 230,000 Apollo Shares for Mr. Babensee; 230,000 Apollo Shares for Mr. Kaiser; 230,000 Apollo Shares for Mr. Peat; 1,906,000 Apollo Shares for Mr. Russell; 1,331,013 Apollo Shares for Mr. Williams; 1,304,013 Apollo Shares for Mr. Nanna; 616,250 Apollo Shares for Mr. Smith and 312,625 Apollo Shares for Mr. Timmons.
(16)	Amounts shown include Apollo Shares subject to warrants exercisable within 60 days of May 25, 2010 as follows: 54,545 Apollo Shares for Mr. Hobart; 5,000 Apollo Shares for Mr. Stott; 20,000 Apollo Shares for Mr. Babensee; 12,500 Apollo Shares for Mr. Peat; 50,000 Apollo Shares for Mr. Russell; 50,000 Apollo Shares for Mr. Williams and 20,000 Apollo Shares for Mr. Timmons.
(17)	Includes 100 Apollo Shares owned by a member of Mr. Russell’s immediate family.
(18)	Calculated based on 339,929,660 Apollo Shares outstanding (337,973,660 Apollo Shares outstanding as of May 25, 2010 plus (i) 1,906,000 Apollo Shares issuable upon exercise of stock options held by Mr. Russell and described in footnote (16) above and (ii) 50,000 Apollo Shares issuable upon exercise of warrants held by Mr. Russell and described in footnote (17) above).
(19)	Calculated based on 345,238,106 Apollo Shares outstanding (337,973,660 Apollo Shares outstanding as of May 25, 2010 plus (i) 7,052,401 Apollo Shares issuable upon exercise of stock options described in footnote (16) above and (ii) 212,045 Apollo Shares issuable upon exercise of warrants described in footnote (17) above).

Statement of Corporate Governance Practices

The Canadian securities regulatory authorities have adopted National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), which requires disclosure of Apollo’s approach to corporate governance, and National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), which provides guidance on corporate governance practices. In the U.S., we are subject to disclosure requirements pursuant to (i) Regulation 14A promulgated under the Exchange Act, (ii) the United States Sarbanes-Oxley Act of 2002 (“SOX”) and (iii) the AMEX listing standards and corporate governance requirements (“AMEX Standards”), which require similar disclosure.

A detailed description of Apollo’s governance practices is provided in Schedule O to this Circular. The following are reports of committees of the Apollo Board, which summarize the mandates and activities of each committee.

Board Committees

During 2009, in addition to the Apollo Special Committee described elsewhere in this Circular, the Apollo Board had four standing committees, namely, the Audit Committee, Compensation Committee, Technical Committee, and Nominating Committee.

Audit Committee

The Audit Committee held ten meetings during the year ended December 31, 2009, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during the year. The Audit Committee is composed of the following three independent non-employee directors: Messrs. Babensee, Kaiser and Peat. Mr. Peat is chairperson of the Audit Committee. The Apollo Board has determined that each of Messrs. Babensee, Kaiser and Peat meet the independence and the financial literacy requirements of National Instrument 52-110 “Audit Committees,” the TSX and AMEX and the applicable rules and regulations promulgated by the SEC. The Apollo Board has determined that Mr. Peat is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Apollo Board has adopted a Charter of the Audit Committee, which, among other responsibilities, requires the Audit Committee to oversee Apollo’s financial reporting process and the quality of its financial reporting. In discharging its responsibilities, the Audit Committee meets regularly with Apollo’s auditors and chief financial officer. The Audit Committee Charter is posted on Apollo’s website at www.apollogold.com.

Report of the Audit Committee

In the performance of its oversight function, the Audit Committee reviewed and discussed Apollo’s audited consolidated financial statements as of and for the year ended December 31, 2009, with management and Deloitte & Touche LLP. Management and Deloitte & Touche LLP represented to the Audit Committee that Apollo’s audited consolidated financial statements as of and for the year ended December 31, 2009, were prepared in accordance with accounting principles generally accepted in the U.S. (except for Note 23, Differences Between U.S. and Canadian GAAP). The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as amended. PCAOB Rule 3526 requires the independent auditor to disclose in writing to the Audit Committee all relationships between the auditor and Apollo that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

Based on the reviews and discussions of the Audit Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 16, 2010 regarding Apollo’s audited consolidated financial statements as of and for the year ended December 31, 2009, the Audit Committee recommended to the Apollo Board, and the Apollo Board approved, that such financial statements be included in Apollo’s annual report on Form 10-K for the year ended December 31, 2009, to be filed with the SEC.

Submitted by: Audit Committee

David W. Peat, Chairperson
Robert W. Babensee
Marvin K. Kaiser

Compensation Committee

The Compensation Committee held five meetings during the year ended December 31, 2009, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during the year. The Compensation Committee is composed of the following three independent non-employee directors: Messrs. Babensee, Peat and Stott. Mr. Stott serves as chairperson of the Compensation Committee.

The Apollo Board has adopted a Compensation Committee Charter, which, among other responsibilities, requires the Compensation Committee to establish, administer, and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; make recommendations to the board regarding director and executive compensation; and review the performance and determine the compensation of the president and chief executive officer, based on criteria including Apollo’s performance and accomplishment of long-term strategic objectives. The Compensation Committee Charter is posted on Apollo’s website at www.apollogold.com.

Compensation Committee Interlocks and Insider Participation

During 2009, each of Messrs. Babensee, Peat and Stott served on Apollo’s Compensation Committee. None of these directors was a current or former officer or employee of Apollo, and none had any related person transaction involving Apollo. During 2009, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on the Apollo Board.

Compensation Committee Risk Assessment

In 2010, the Compensation Committee reviewed Apollo’s compensation policies and practices for all employees, including executive officers. As part of the review, the Compensation Committee assessed the compensation programs for design features that have the potential to encourage excessive risk-taking such as compensation policies emphasizing unreasonable goals or thresholds. The Compensation Committee determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support long-term value creation. The Compensation Committee intends to continue, on an on-going basis, reviewing Apollo’s compensation policies and programs to determine if such programs encourage excessive risk taking.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CDA”) with management and, based on that review and discussion, has recommended to the Apollo Board that the CDA be included with this Circular.

Submitted by: Compensation Committee

Charles E. Stott, Chairperson
Robert W. Babensee
David W. Peat

Technical Committee

The Technical Committee held six meetings during the year ended December 31, 2009, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during 2009. The Technical Committee is composed of Messrs. Russell, Stott, and Kaiser. Mr. Stott served as chairperson during 2009.

The Apollo Board has adopted a Charter of the Technical Committee, which, among other responsibilities, requires the Technical Committee to review and to approve the methodology and procedure for calculating the resource and ore reserve estimates of Apollo and its subsidiaries; to review and to report on Apollo’s environmental compliance program and its effectiveness; and to review and to report on Apollo’s safety program and its effectiveness. The Charter of the Technical Committee is posted on Apollo’s website at www.apollogold.com.

During 2009, the Technical Committee reported to the Apollo Board on its findings and recommendations with respect to ore reserves, exploration initiatives, land acquisitions and environmental and safety affairs of Apollo.

Submitted by: Technical Committee

Charles E. Stott, Chairperson
Marvin K. Kaiser R.
David Russell

Nominating Committee

The Nominating Committee held two meetings during the year ended December 31, 2009, and is satisfied that it appropriately fulfilled its mandate to the best of its ability during 2009.

The Nominating Committee is composed of the following non-employee directors: Messrs. Vaughan, Hobart, and Babensee. Mr. Babensee served as chairperson during 2009.

The Apollo Board has adopted a Nominating Committee Charter, which, among other responsibilities, requires the Nominating Committee to identify individuals qualified to become board members and recommend to the Apollo Board proposed nominees for membership on the Apollo Board; to recommend to the Apollo Board which directors should serve on each committee; and to ensure that the Audit Committee, Compensation Committee, Technical Committee and Nominating Committee of the Apollo Board have the benefit of qualified and experienced “independent directors.” The Nominating Committee Charter is posted on Apollo’s website at www.apollogold.com.

Submitted by: Nominating Committee

Robert W. Babensee, Chairperson
G. Michael Hobart
W.S. (Steve) Vaughan

Director Nominations

The Apollo Board will consider all potential candidates for nomination by the Apollo Board for election as directors who are recommended by Apollo’s shareholders, directors, officers, and employees. The Nominating Committee has adopted written procedures to be followed by shareholders in submitting such recommendations. Candidates proposed by shareholders will be evaluated by the Nominating Committee in the same manner as candidates who are not proposed by shareholders. While shareholders may propose director nominees at any time, Apollo must receive the required notice (described below) on or before the date set forth under the heading “Shareholder Proposals For Next Annual Meeting” on page 40 of this Circular in order to be considered by the Nominating Committee in connection with Apollo’s next annual meeting of shareholders.

Apollo Shareholders wishing to recommend a director candidate to serve on the Apollo Board may do so by providing advance written notice to the Chairman of the Nominating Committee, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220.

The notice shall contain the following information:

•	The name of the nominating shareholders and the address, phone number and e-mail address at which the nominating shareholders can be contacted.
•	Evidence of the number of Apollo Shares held by the nominating shareholders, a statement of how long the nominating shareholders have held those Apollo Shares, and a statement that the nominating shareholders will continue to hold those Apollo Shares at least through Apollo’s next annual meeting of shareholders.
•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.
•	A statement of the candidate’s qualifications and experiences, and any other qualities that the nominating shareholders believe that the candidate would bring to the Apollo Board.
•	A description of all arrangements or understandings, if any, between the shareholders and the candidate and any other person or persons with respect to the candidate’s proposed service on the Apollo Board.
•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors of public companies on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.
•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Nominating Committee and the Apollo Board, he or she will (i) be a nominee for election to the Apollo Board, (ii) provide all information necessary for Apollo to include in Apollo’s proxy statement under applicable SEC or AMEX rules, and (iii) serve as a director if he or she is elected by shareholders.
•	Any additional information that the nominating shareholders believe is relevant to the Nominating Committee’s consideration of the candidate.

The Nominating Committee may employ any of the following procedures in identifying nominees to serve as directors of Apollo: (a) evaluating persons suggested by shareholders or others, (b) conducting inquiries into background and qualifications, (c) retaining a search firm, (d) obtaining advice and assistance from internal or external legal, accounting, or other advisors, and (e) other procedures appropriate to the character of the expertise or other director characteristic needed on the Apollo Board in any specific situation.

The Apollo Board has adopted the following series of minimum qualifications and specific qualities and skills for Apollo’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating Committee:

•	integrity;
•	commitment to devoting necessary time and attention to his or her duties to Apollo;
•	independence;
•	business experience;
•	specialized skills or experience;
•	diversity of background and experience (including race, ethnicity, nationality, gender and age);
•	freedom from conflicts of interest; and
•	other criteria appropriate to the character of the expertise or other director characteristic needed on the Apollo Board in any specific situation.

With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Apollo Board are also considered. The Apollo Board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of skills, experience, and knowledge that will assure that the Apollo Board can continue to fulfill its responsibilities. The Apollo Board takes into account the benefits of, but does ascribe any specific weight to, diversity of background and experience including matters of race, ethnicity, nationality, gender and age. Because the assessment of the diversity of the Apollo Board as well as the effectiveness of achieving diversity from a variety of perspectives is based on the individual subjective evaluation of each of the Apollo Board members, the Apollo Board does not engage in any formal benchmarking procedure in respect thereof.

The Nominating Committee did not receive any recommendations from shareholders regarding candidates to serve on the Apollo Board for this Meeting.

Director Compensation and Related Information

Summary of Board of Directors and Committee Meetings Held

For the 12-month period ended December 31, 2009	Number of Meetings Held
Board of Directors	12
Audit Committee	10
Compensation Committee	5
Technical Committee	6
Nominating Committee	2
Total number of meetings held	35

Summary of Attendance of Directors

Director	Board Meetings Attended	Committee Meetings Attended
G. Michael Hobart	11	2
R. David Russell	12	6
Charles E. Stott	12	11
W.S. (Steve) Vaughan	9	2
Robert W. Babensee	11	17
Marvin K. Kaiser	12	16
David W. Peat	11	15

Directors’ Compensation

The director compensation program is designed to enable Apollo to attract and retain highly qualified individuals to serve as directors. In 2009, directors’ compensation, which is paid only to non-employee directors, consisted of:

•	an annual retainer of $12,500;
•	additional annual retainer of chairman of the Apollo Board of $15,000;
•	a board meeting fee of $1,000 per meeting if attended in person or $500 if attended telephonically;
•	an additional annual retainer for audit committee chairperson of $10,000 and additional annual retainer for other committee chairpersons of $5,000;
•	a committee meeting fee of $750 per meeting if attended in person or $500 if attended telephonically;
•	a travel fee of $500 per travel day, other than a day on which a meeting occurs; and
•	reimbursement of related travel and out-of-pocket expenses.

The compensation entitlements referred to above were adopted by the Apollo Board effective January 1, 2009. Directors of Apollo are also eligible to receive options to acquire shares of Apollo. The number of options is determined by the Apollo Board after reviewing the recommendations of the Compensation Committee.

The following table summarizes the compensation paid by Apollo to non-employee directors for the fiscal year ended December 31, 2009:

Name	Fees Earned ($)	Stock Awards ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
G. Michael Hobart	24,000	0	10,822	0	0	0	34,822
Marvin K. Kaiser	34,500	0	10,822	0	0	0	45,322
David W. Peat	43,000	0	10,822	0	0	0	53,822
Robert Babensee	38,000	0	10,822	0	0	0	48,822
Charles E. Stott, Jr.	55,500	0	14,068	0	0	0	69,568
W.S. (Steve) Vaughan	21,500	0	10,822	0	0	0	32,322

(1)	As of December 31, 2009, the aggregate number of option awards outstanding for each director was as follows: G. Michael Hobart — 295,000 (of which 227,500 were vested), Marvin K. Kaiser — 255,000 (of which 187,500 were vested), David W. Peat — 255,000 (of which 187,500 were vested), Robert Babensee — 255,000 (of which 187,500 were vested), Charles E. Stott, Jr. — 385,000 (of which 295,000 were vested) and W.S. Steve Vaughan — 295,000 (of which 227,500 were vested).
(2)	The fair value of each option granted is estimated at the time of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	2009	2008	2007
Risk-free interest rate	1.9%	2.9%	4.0%
Dividend yield	0%	0%	0%
Volatility	78%	73%	71%
Expected life in years	6	6	6
Weighted average grant-date fair value of stock options	$0.22	$0.44	$0.37

As at December 31, 2009, the aggregate number of options granted to non-employee directors was 1,740,000, of which 1,312,500 had vested.

On March 31, 2009, Mr. Stott was granted 65,000 options and each of Messrs. Hobart, Babensee, Kaiser, Peat and Vaughan were granted 50,000 options at a strike price of $0.32 with a term of 10 years. The options vest 50% on the first anniversary of the grant and 50% on the second anniversary. The grant date fair value was $68,175 (which amount includes amounts that are not allocable to 2009).

Compensation Discussion and Analysis

Apollo experienced dramatic changes during the past year. To properly understand Apollo and its compensation philosophies, it is important to understand its business environment and the recent hardships that it has faced. Among other things, during 2009 Apollo transitioned its operational focus from its Montana Tunnels mine, which ceased milling operations on April 30, 2009 to its Black Fox mine, a new mining operation, which began commercial gold production in late May 2009. Apollo believes that fully understanding the steps it has taken over the past year to forge ahead into the next decade will provide insight into its past compensation practices and the steps it intends to take in the future to align the interests of its executives with the interests of the Apollo’s shareholders.

Business Environment

In 2009, Apollo encountered a number of significant challenges. During the first quarter of 2009, Apollo expended substantial effort to obtain the necessary financing to satisfy certain debt obligations and fund the start up of its Black Fox mine. During the second quarter of 2009, Apollo faced the operational challenge of transitioning the Montana Tunnels property from an operational mine and milling facility to a care and maintenance property while concurrently bringing its Black Fox mine into production to ensure continuity in Apollo’s revenue stream. Finally, although the Black Fox mill was processing ore at the rate planned and recoveries were satisfactory, the grade of ore delivered to the mill was lower than expected. As a result, for the three-month period ended July 31, 2009, gold production was less than 80% of the amount that we agreed to produce with the Project Lenders. This shortfall triggered a “review event” as defined in the Project Facility Agreement. A “review event” enables the Project Lenders to review the Project Facility Agreement and determine if they wish to continue with the financing. Despite these and other challenges, our management team was able to:

•	negotiate and enter into the Black Fox project finance facility and completion of a private placement in July 2009 which enabled Apollo to move forward with the development of its Black Fox mine;
•	commence commercial gold production at the Black Fox mine and increase throughput of the Black Fox mill;
•	complete the acquisition of certain mineral properties referred to as the Pike River Property located near Apollo’s Black Fox mine and Grey Fox property;
•	commence an exploratory drilling program on the Grey Fox and Pike River properties;
•	place the Montana Tunnels mine on care and maintenance and adopt a plan to sell Apollo’s interest in the mine, which sale was completed in 2010;
•	negotiate a series of deferments in connection with the Black Fox project finance facility thereby allowing Apollo to work with the Project Lenders to develop a new resource model and life of mine plan; and
•	continue standardization of processes and procedures at Black Fox to eliminate redundancies and reduce costs.

Overview of Executive Compensation For 2009

Historically, Apollo has awarded incentive compensation to its executive officers based, in part, on individual performance as generally discussed in the sections that follow. This individual component of incentive compensation is paid in the form of cash bonuses and equity compensation and is generally distributed in during the first quarter each year.

In light of the pending transaction with Linear, the Apollo Board has not made any decisions or assessments regarding incentive compensation for the fiscal year ended December 31, 2009. The Apollo Board, upon the recommendation of the Compensation Committee, has determined that this deviation from historical compensation practices is appropriate because of the pendency of the Arrangement and the restrictions on payments of incentive compensation and grants of equity compensation contained in the Arrangement Agreement.

Objectives of Apollo’s Compensation Program

The Compensation Committee of the Apollo Board (for the purposes of this discussion, the “Committee”) has responsibility for approving the compensation program for Apollo’s Named Executive Officers. The Committee acts pursuant to the Compensation Committee Charter that has been approved by the Apollo Board.

The compensation program for Apollo’s Named Executive Officers is designed to attract, retain and reward talented executives who can contribute to Apollo’s long-term success and thereby build value for Apollo’s shareholders. The program is organized around four fundamental principles:

A Substantial Portion of Apollo’s Named Executive Officer Compensation Program Should Be Performance-Based.  Apollo’s compensation program is designed to reward superior performance. It accomplishes this in a number of ways. In terms of cash compensation, target award opportunities provided to each Named Executive Officer under Apollo’s bonus plan (which pays bonuses on the basis of performance over a one-year period) are set at a percentage of each Named Executive Officer’s base salary, which is generally in the range of 50% for vice presidents, 75% for senior vice presidents and up to 100% for the chief executive officer. Whether and to what extent bonuses under the bonus plan are paid depends entirely on the extent to which the company-wide, mine and project and individual goals set by the Committee pursuant to the bonus plan are attained.

A Substantial Portion of Named Executive Officer Compensation Should Be Delivered in the Form of Equity Awards.  The Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of Apollo’s Named Executive Officers with the interests of Apollo’s shareholders. In terms of equity awards, the target award opportunities provided to each Named Executive Officer are set as a percentage of each Named Executive Officer’s base salary, which is generally in the range of 50% for vice presidents, 75% for senior vice presidents and 100% for the chief executive officer. Whether and to what extent equity awards are made depends entirely on the extent to which the company-wide, mine and project and individual goals set by the Committee are attained. The stock option awards are valued at the grant date fair value.

Apollo’s Compensation Program for Named Executive Officers Should Enable Apollo to Compete for First-Rate Executive Talent.  Apollo Shareholders are best served when Apollo can attract and retain talented executives with compensation packages that are competitive but fair. The Committee has historically striven to create a compensation package for Named Executive Officers that delivers total compensation that is competitive in comparison to the average of the total compensation delivered by certain peer companies with which Apollo competes for executive talent (the “Peer Group”). To assist in making this comparison, the Committee subscribes to the annual Mining Industry Salary Survey published by Coopers Consulting Ltd. In 2009, the Peer Group selected by the Committee consisted of the following companies:

Lake Shore Gold Corp.	Alamos Gold Inc.
Aurizon Mines Ltd.	Eldorado Gold Corp.
Golden Star Resources Ltd.	Minefinders Ltd.

Apollo’s Compensation Program for Named Executive Officers Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to Apollo’s Named Executive Officers:

(i) to the compensation, as described above, provided to officers of the companies included in the Peer Group, as a means to measure external fairness; and

(ii) to other senior employees of Apollo, as a means to measure internal fairness.

The Elements of Apollo’s Compensation Program

This section describes the various elements of Apollo’s compensation program for Named Executive Officers, together with a discussion of various matters relating to those items, including why the Committee chooses to include the items in the compensation program.

Cash Compensation

Apollo’s compensation program for Named Executive Officers is designed so that a percentage of each Named Executive Officer’s total compensation is paid in cash. Cash compensation paid is comprised of salary and, if earned, a cash bonus pursuant to Apollo’s bonus plan. The percentage of cash compensation paid relative to a Named Executive Officer’s total compensation is generally set at up to 75% of total compensation in the case of vice presidents, up to 70% for senior vice presidents and up to 67% for the president. Salary is included in Apollo’s Named Executive Officer compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to Named Executive Officers be in a form that is fixed and liquid. Performance-based bonuses are included to incentivize Apollo’s Named Executive Officers to attain particular objectives that the Committee believes are consistent with the overall goals set for Apollo by its board of directors. The components comprising the cash portion of total compensation are described below.

Salary.   Base salary for Named Executive Officers for any given year is generally fixed by the Committee at its meeting in March of each year. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the performance of Apollo overall, Apollo’s mining projects and the particular individual. Other than the fact that executive officers have employment agreements with a minimum level of salary specified within the agreement, the Committee is free to set Named Executive Officer salary at any level it deems appropriate. In fixing salaries, the Committee is generally mindful of its overall goal to keep cash compensation for its executive officers within the range of cash compensation paid by companies in Apollo’s Peer Group. The amount of cash compensation that is provided in the form of salary is generally less, assuming threshold performance levels are met, than the amount that is provided in the form of bonuses and equity awards under Apollo’s short and long-term bonus plans, each of which is described below. This weighting reflects the Committee’s objective of ensuring that a substantial amount of each Named Executive Officers total compensation is tied to company-wide, mine and project results and individual performance goals.

Bonus Plans.  Apollo has a cash bonus plan in which Named Executive Officers participate. This plan, which is described below, provides cash compensation to Named Executive Officers only if, and to the extent that, performance conditions set by the Committee are met. Bonus targets are set annually based on Apollo’s plan and budget for such fiscal year and are set at levels that Apollo believes will be reasonably difficult to achieve.

In determining the amount of target bonuses under the bonus plan, the Committee considers several factors, including:

(i) the target bonuses set, and actual bonuses paid, in recent years;

(ii) the desire to ensure, as described above, that a substantial portion of total compensation is performance-based;

(iii) the relative importance, in any given year, of the long and short-term performance goals established pursuant to the bonus plan; and

(iv) the compensation practices of the Peer Group, as determined in published compensation surveys.

Performance objectives for the bonus plan are developed through an iterative process. Based on a review of business plans, management, which includes the Named Executive Officers, develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes final goals. In establishing final goals, the Committee strives to ensure that the incentives provided pursuant to the bonus plan are consistent with the strategic goals set by the Apollo Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall Named Executive Officer compensation program established by the Committee. The Committee reserves the discretion to reduce or not pay bonuses under the bonus plan even if the relevant performance targets are met.

If the Arrangement is not consummated, the Compensation Committee intends to reevaluate the payment of incentive compensation relative to each executive officer’s individual performance in accordance with its customary practices as outlined below and make recommendations to the Apollo Board in respect thereof at the first meeting of the Apollo Board immediately following termination of the Arrangement. If the Arrangement is consummated, the Compensation Committee will reevaluate the payment of incentive compensation relative to each executive officer’s individual performance and make recommendations to the Apollo Board in respect thereof at the first meeting of the Apollo Board following consummation of the Arrangement.

For the fiscal year ended December 31, 2009, the bonus targets upon which cash bonuses were to be based included the following objectives:

•	completion of the project financing of the Black Fox project by February 2009;
•	commencement of gold production at Black Fox during May 2009 and the achievement of planned production;
•	completion of the stripping of the glacial till for Phase I of the Black Fox open pit by June 2009;
•	completion of all mine site infrastructure at Black Fox by October 2009;
•	ensuring that the Black Fox project passes all of the completion tests, as set out in the Project Facility Agreement, by October 31, 2009;
•	commencement of permitting Phase II and III of the Black Fox open pit during the second quarter 2009, to be substantially completed by December 31, 2009;
•	completion of the initial exploration work program at Grey Fox by November 2009 with the goal of publishing an inferred resource in the first quarter 2010;
•	production at the Montana Tunnels mine to average a mill throughput rate of 13,000 tpd ore for the period January through April 2009 at planned metal production;
•	placement of the Montana Tunnels mine on care and maintenance in May 2009; and
•	conversion of Apollo’s financial reporting from Canadian GAAP to U.S. GAAP for the fiscal year ended December 31, 2009.

Some of the bonus targets above were not achieved; in particular the targeted Black Fox mine gold production and the completion of the tests required by the Project Lenders as part of the Project Facility Agreement. Production of gold did commence on schedule in May 2009 and the mill was successful in achieving the targeted throughput rate of 2,000 tonnes per day of ore during the last quarter 2009. However, as noted in Apollo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, Apollo triggered a review event as defined in the Project Facility Agreement as a result of failing to achieve 80% of its targeted production during that quarter.

In light of the pending transaction with Linear and the limitations contained in the Arrangement Agreement on awarding incentive compensation prior to the closing of the Arrangement, the Apollo Board has not made any decisions or individual assessments regarding incentive compensation for the fiscal year ended December 31, 2009.

Equity Compensation

As described above, the Committee believes that a portion of each Named Executive Officer’s compensation should be in the form of equity awards because the Committee believes that such awards serve to align the interests of Named Executive Officers and Apollo’s shareholders. Equity awards to Apollo’s Named Executive Officers are made pursuant to the Apollo Stock Option Incentive Plan. The Apollo Stock Option Incentive Plan provides for awards in the form of stock options. The principal terms of the Apollo Stock Option Incentive Plan are summarized below under the heading “Proposal 2: Stock Option Incentive Plan Amendments Proposal.”

The amount of equity compensation that is provided to each Named Executive Officer in a given year is generally determined by reference to the Named Executive Officer’s base salary for that year. That is, the Committee each year approves an equity award or awards for each Named Executive Officer with a cash value that is determined by multiplying the Named Executive Officer’s base salary by a percentage that is chosen by the Committee. The percentage that the Committee selects for these purposes in a given year is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing Named Executive Officers and the practices, as reported in published compensation surveys, of other companies in the Peer Group.

In light of the pending transaction with Linear and the limitations contained in the Arrangement Agreement on awarding equity compensation prior to the closing of the Arrangement, the Apollo Board has not made any decisions or individual assessments regarding equity awards for the fiscal year ended December 31, 2009.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making all option grants to its executive officers during the first quarter of each year based on the previous year’s performance. For the last five years, the Committee has granted these annual awards at its regularly scheduled meeting in March. Apollo does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

While the bulk of Apollo’s option awards to Named Executive Officers have historically been made pursuant to Apollo’s annual grant program, the Committee retains the discretion to make additional awards to Named Executive Officers at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. Apollo refers to such grants as “ad hoc” awards. The Committee has generally followed the practice of making such ad hoc awards only during a time when Apollo’s Named Executive Officers would be permitted, pursuant to Apollo’s insider trading policy, to trade in Apollo’s securities. Other than in this respect, Apollo does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

Peer Comparisons and Survey Data

In its annual evaluation of the compensation of Apollo’s executive officers, the Committee uses peer comparisons and survey sources to obtain a general understanding of current compensation practices for the market in which Apollo competes. Specifically, the Committee reviews the annual Mining Industry Salary Survey published by Coopers Consulting Ltd., a national, broad-based industry survey, and relevant data from the peer group identified above. The Committee does not benchmark executive compensation at a certain level or percentile based on the survey or peer comparison data. Rather, this data is only one of the components considered when setting executive compensation. Other factors include, but are not necessarily limited to, level of responsibility, individual performance, and budget constraints.

In evaluating the appropriateness and adequacy of Apollo’s compensation structure for its executive officers, the Committee considered a peer group of companies with similar principal corporate offices, levels of mineral production and amount of Mineral Reserves. The Committee believes these factors are appropriate as reference points to determine the composition of the peer group because they provide a reasonable basis for comparing like positions and scopes of responsibilities.

Perquisites

Apollo’s Named Executive Officers receive various perquisites provided by or paid for by us. These perquisites can include memberships in social and sports clubs, car allowances and gross up payments equal to the taxes payable on certain perquisites.

Apollo provides these perquisites because:

(i) in many cases, such as membership in social and sports clubs, the perquisite makes Apollo’s executives more efficient and effective and thereby is a benefit to us, and

(ii) these perquisites are provided by a number of companies in the Peer Group to their named executive officers and it is therefore important for retention and recruitment purposes that Apollo does the same.

The Committee reviews the perquisites provided to its Named Executive Officers on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for Named Executive Officers that maximizes the interests of Apollo’s shareholders.

Executive Officers

Set forth below is certain information concerning the executive officers of Apollo.

Name	Age	Title(s)
R. David Russell	53	President and Chief Executive Officer
Melvyn Williams	61	Senior Vice President — Finance and Corporate Development and Chief Financial Officer
Richard F. Nanna	61	Senior Vice President — Exploration
Timothy G. Smith	53	Vice President — U.S. and Canadian Operations
Brent E. Timmons	39	Vice President & Controller

R. David Russell.  Mr. Russell is a director of Apollo and has served as Apollo’s president and chief executive officer since June 2002. Mr. Russell was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo Gold Corporation, and served as its president from February 2002 through June 2002. Mr. Russell was an independent mining consultant from 1999 to 2002. Mr. Russell also serves as a director of General Moly, Inc. and Pure Nickel, Inc. Mr. Russell received his mining engineering degree from Montana Tech at the University of Montana.

Melvyn Williams.  Mr. Williams has served as chief financial officer since January 2005 and as the senior vice president — finance and corporate development since March 2004. From November 2003 through January 2004, Mr. Williams served as chief financial officer of Atlantico Gold, a private Brazilian mining company which held the Amapari gold project. From 2000 to November 2003, he served as Chief Financial Officer of TVX Gold Inc., a gold mining company with five operating mines. Mr. Williams also serves as a director of Andina Minerals, Inc. Mr. Williams is a chartered certified accountant and received a Master’s of Business Administration from Cranfield (UK) in 1988.

Richard F. Nanna.  Mr. Nanna has served as Apollo’s senior vice president - exploration since June 2002. Mr. Nanna was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo Gold Corporation, and served as its vice president — exploration from February 2002 through June 2002. From 1999 to 2002, Mr. Nanna worked as an independent consultant. Mr. Nanna also serves as a director of General Moly, Inc. and Azteca Gold Corp. Mr. Nanna received a Master’s Degree in Geology from Akron University in Ohio.

Timothy G. Smith.  Mr. Smith has served as vice president — U.S. and Canadian operations since November 2008 and was previously vice president and general manager of Montana Tunnels Mining, Inc., formerly a wholly owned subsidiary of Apollo, from February 2004. Prior to joining Apollo, Mr. Smith worked for Cominco Ltd. (before its merger with Teck Corp.) as operating manager at the Red Dog Mine from 1996 through 2003. Mr. Smith holds a Bachelor of Engineering — Metallurgical, from McGill University and is a Professional Engineer registered in British Columbia.

Brent E. Timmons.  Mr. Timmons joined Apollo in April 2005 in the position of senior accountant and has been vice president and controller since March 2007. Prior to joining Apollo, Mr. Timmons worked for Enterprise Rent-A-Car for six years and prior to that worked as a Certified Public Accountant performing audit services in the private and governmental sectors. Mr. Timmons holds a Master of Accountancy from Brigham Young University and is a certified public accountant.

Employment Agreements

Apollo has employment agreements with the following Named Executive Officers: R. David Russell, its president and chief executive officer, Melvyn Williams, its senior vice president — finance and corporate development and chief financial officer, Richard F. Nanna, its senior vice president — exploration, Timothy G. Smith, its vice president — U.S. and Canadian operations, and Brent E. Timmons, its vice president and controller. The Committee believes that the employment agreements and the severance provided for therein are an important part of overall compensation for Apollo’s Named Executive Officers. The Committee believes that these agreements will help to secure the continued employment and dedication of Apollo’s Named Executive Officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as allor nearly all of the companies with which Apollo competes for executive talent have similar agreements in place for their senior employees. To determine the terms of the change in control provisions, the Committee analyzed the terms of the similar arrangements. These factors lead to the amounts and the triggering events provided for under the agreements.

R. David Russell.  Apollo assumed the terms and conditions of an employment agreement dated as of April 1, 2002 between Mr. Russell and Nevoro Gold Corporation, Apollo’s predecessor. Mr. Russell’s employment agreement was amended on January 23, 2006 and March 18, 2009 and provides that:

•	Mr. Russell receives a minimum annual base salary of $380,000 and a discretionary annual cash bonus based on Apollo’s performance. As at May 25, 2010 Mr. Russell’s annual salary was $380,000;
•	Mr. Russell is entitled to receive an automobile allowance of $15,000 per annum and an allowance for social/sports club membership of $5,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Russell will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period (such bonus entitlement is based on a percentage of annual base salary of up to 100%), and any other compensation to which he would otherwise have been entitled during such 36 month period and (ii) any options granted to Mr. Russell shall immediately vest.

Mr. Russell will resign from the position of president and chief executive officer of Apollo upon the successful completion of the Arrangement. Subject to delivery of customary releases, Mr. Russell shall receive all termination and other amounts owing under his employment agreement as if a termination without cause had occurred thereunder. See the discussion under the heading “Potential Payments Upon Termination Or Change In Control” on page 134 below.

Melvyn Williams.  Mr. Williams’ employment agreement of February 16, 2004 was amended on January 23, 2006 and March 18, 2009 and provides that:

•	Mr. Williams receives a minimum annual base salary of $265,000 and a discretionary annual cash bonus based on Apollo’s performance. As at May 25, 2010 Mr. Williams’ annual salary was $265,000;
•	Mr. Williams is entitled to receive an automobile allowance of $10,000 per annum; and
•	in the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Williams will be entitled to receive severance equal to 24 months of his base salary, 50% of the bonus entitlement for the 24 month period (such bonus entitlement is based on a percentage of annual base salary of approximately 75%), and any other compensation to which he would otherwise have been entitled during such 24 month period and (ii) any options granted to Mr. Williams shall immediately vest.

Richard F. Nanna.  Apollo assumed the terms and conditions of an employment agreement dated as of April 1, 2002, between Mr. Nanna and Nevoro Gold Corporation, Apollo’s predecessor. Mr. Nanna’s employment agreement was amended on January 23, 2006 and March 18, 2009 and provides that:

•	Mr. Nanna receives a minimum annual base salary of $230,000 and a discretionary annual cash bonus based on Apollo’s performance. As at May 25, 2010 Mr. Nanna’s annual salary was $230,000;
•	Mr. Nanna is entitled to receive an automobile allowance of $15,000 per annum and an allowance for social/sports club membership of $5,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Nanna will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period (such bonus entitlement is based on a percentage of annual base salary of approximately 75%), and any other compensation to which he would otherwise have been entitled during such 36 month period and (ii) any options granted to Mr. Nanna shall immediately vest.

Timothy G. Smith.  Mr. Smith’s employment agreement provides that:

•	Mr. Smith receives a minimum annual base salary of $200,000 and a discretionary annual cash bonus based on the performance of the Black Fox and Montana Tunnels mines. As at May 25, 2010 Mr. Smith’s annual salary was $200,000;
•	Mr. Smith is entitled to an automobile for personal use; and
•	In the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Smith will be entitled to receive severance equal to 15 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Brent E. Timmons.  Mr. Timmons’ employment agreement provides that:

•	Mr. Timmons receives a minimum annual base salary of $140,000 and a discretionary annual cash bonus based on the performance of Apollo. As at May 25, 2010 Mr. Timmons’ annual salary was $140,000;
•	Mr. Timmons is entitled to an automobile allowance of $10,000 per annum; and
•	In the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Timmons will be entitled to receive severance equal to 12 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

Stock Ownership Guidelines

Apollo has not established stock ownership guidelines for the Named Executive Officers. Apollo’s Insider Trading and Confidentiality Policy prohibits Apollo’s executive officers from engaging in selling short Apollo’s common stock or engaging in hedging or offsetting transactions regarding Apollo’s common stock.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of each Named Executive Officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions and recommendations reached, which cover salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise discretion in modifying any of the recommended salary adjustments or annual awards. Executive officers of Apollo have no role in the compensation of directors.

Indemnification Agreements

Apollo has entered into indemnification agreements with its directors and senior executives. These agreements indemnify such persons against certain liabilities that may arise by reason of their status as a director or officer, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under the directors and officers liability insurance policy. Apollo believes these indemnification agreements enhance Apollo’s ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Implications of Executive Compensation

Apollo’s program was structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which places a limit of $1,000,000 on the amount of compensation that may be deducted by Apollo in any year with respect to the Named Executive Officers unless the compensation is performance based compensation as described in such Section 162(m).

Summary Compensation Table For Named Executive Officers

The following table sets forth the compensation earned by the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and other Named Executive Officers for services rendered to Apollo and its subsidiaries for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
R. David Russell, President and Chief Executive Officer	2009	366,638	0	0	140,680	0	0	18,091	(2)	525,409
	2008	299,423	272,800	0	218,642	0	0	15,903	(2)	806,768
	2007	255,000	136,000	0	187,738	0	0	13,306	(2)	592,044

Melvyn Williams, Chief Financial Officer and Senior VP – Finance and Corporate Development	2009	248,654	0	0	99,130	0	0	20,397	(2)	360,181
	2008	174,231	130,950	0	98,389	0	0	20,170	(2)	423,740
	2007	150,000	100,000	0	150,190	0	0	19,380	(2)	420,570

Richard F. Nanna, Senior Vice President – Exploration	2009	220,385	0	0	99,130	0	0	8,900	(2)	328,415
	2008	174,231	130,950	0	98,389	0	0	6,925	(2)	410,495
	2007	150,000	100,000	0	150,190	0	0	5,535	(2)	405,725

Timothy G. Smith, Vice President – U.S. and Canadian Operations	2009	188,462	0	0	43,827	0	0	13,668	(3)	245,957
	2008	147,582	67,500	0	59,033	0	0	3,653	(3)	278,768
	2007	135,000	50,000	0	50,689	0	0	5,542	(3)	241,231

Brent E. Timmons, Vice President & Controller	2009	135,192	0	0	33,601	0	0	15,733	(4)	184,526
	2008	112,115	51,750	0	50,288	0	0	14,895	(4)	229,048
	2007	94,615	50,000	0	30,038	0	0	12,001	(4)	186,654

(1)	Apollo calculates the fair value of each option award granted at the time of grant using the Black-Scholes option-pricing model. For the assumptions made in calculating the fair value of options, see footnote (2) to the table in “Grants of Plan-Based Awards” on page 132 of this Circular and “Note 14 — Share Capital” to the financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(2)	In 2007, 2008 and 2009 Apollo paid a vehicle allowance, plus a sports club allowance, life insurance, and a contribution towards his tax liability related to the preceding items.
(3)	In 2007, 2008 and 2009 Apollo paid a vehicle allowance and life insurance.
(4)	In 2007, 2008 and 2009 Apollo paid a vehicle allowance, a sports club allowance and life insurance.

Grants Of Plan-Based Awards

The following table provides information related to non-equity and equity-based awards made to the Named Executive Officers for the 2009 fiscal year:

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)(2)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
R. David Russell, President and Chief Executive Officer	March 31, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	650,000	0.32
Melvyn Williams, Chief Financial Officer and Senior Vice President – Finance and Corporate development	March 31, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	458,025	0.32
Richard F. Nanna, Senior Vice President – Exploration	March 31, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	458,025	0.32
Timothy G. Smith, Vice President – U.S. and Canadian Operations	March 31, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	202,500	0.32
Brent E. Timmons, Vice President and Controller	March 31, 2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	155,250	0.32

(1)	All options were granted under Apollo’s Stock Option Incentive Plan.
(2)	The fair value of each option granted is estimated at the time of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	2009	2008	2007
Risk-free interest rate	1.9%	2.9%	4.0%
Dividend yield	0%	0%	0%
Volatility	78%	73%	71%
Expected life in years	6	6	6
Weighted average grant-date fair value of stock options	$0.22	$0.44	$0.37

Outstanding Equity Awards At Fiscal Year-End

The following table provides information related to any equity-based awards outstanding as of December 31, 2009 for the Named Executive Officers:

Name and Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. David Russell, President and Chief Executive Officer(1)	250,000			2.24	2/18/2013
	250,000			0.65	3/10/2015
	81,000			0.48	8/10/2016
	500,000			0.57	2/6/2017
	250,000	250,000		0.66	3/27/2018
		650,000		0.32	3/31/2019
Melvyn Williams, Chief Financial Officer and Senior Vice President – Finance and Corporate Development(2)	200,000			2.05	3/10/2014
	125,000			0.65	3/10/2015
	125,000			0.65	3/28/2016
	27,000			0.48	8/10/2016
	400,000			0.57	2/6/2017
	112,500	112,500		0.66	3/27/2018
		458,025		0.32	3/31/2019
Richard F. Nanna, Senior Vice President – Exploration(3)	200,000			2.24	2/18/2013
	250,000			0.65	3/10/2015
	400,000			0.57	2/6/2017
	112,500	112,500		0.66	3/27/2018
		458,025		0.32	3/31/2019
Timothy G. Smith, Vice President – US and Canadian Operations(4)	60,000			2.05	3/10/2014
	125,000			0.65	3/10/2015
	60,000			0.20	12/12/2015
	135,000			0.57	2/6/2017
	67,500	67,500		0.66	3/27/2018
		202,500		0.32	3/31/2019
Brent E. Timmons, Vice President and Controller(5)	40,000			0.20	12/12/2015
	80,000			0.57	2/6/2017
	57,500	57,500		0.66	3/27/2018
		155,250		0.32	3/31/2019

(1)	R. David Russell — 250,000 unexercised options with a strike price of $0.66 vested on March 27, 2010. Of the 650,000 unexercised options with a strike price of $0.32, 50% vested on March 31, 2010 and 50% will vest on March 31, 2011.
(2)	Melvyn Williams — 112,500 unexercised options with a strike price of $0.66 vested on March 27, 2010. Of the 458,025 unexercised options with a strike price of $0.32, 50% vested on March 31, 2010 and 50% will vest on March 31, 2011.

(3)	Richard F. Nanna — 112,500 unexercised options with a strike price of $0.66 vested on March 27, 2010. Of the 458,025 unexercised options with a strike price of $0.32, 50% vested on March 31, 2010 and 50% will vest on March 31, 2011.
(4)	Timothy G. Smith — 67,500 unexercised options with a strike price of $0.66 vested on March 27, 2010. Of the 202,500 unexercised options with a strike price of $0.32, 50% vested on March 31, 2010 and 50% will vest on March 31, 2011.
(5)	Brent E. Timmons — 57,500 unexercised options with a strike price of $0.66 vested on March 27, 2010. Of the 155,250 unexercised options with a strike price of $0.32, 50% vested on March 31, 2010 and 50% will vest on March 31, 2011.

Option Exercises and Stock Vested

The following table provides information related to stock options exercised by the Named Executive Officers and restricted stock that became vested during the 2009 fiscal year for the Named Executive Officers:

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. David Russell, President and Chief Executive Officer	0	0	0	0
	0	0	0	0
Melvyn Williams, Chief Financial Officer and Senior Vice President – Finance and Corporate Development	0	0	0	0
	0	0	0	0
	0	0	0	0
Richard F. Nanna, Senior Vice President – Exploration	0	0	0	0
	0	0	0	0
	0	0	0	0
Timothy G. Smith, Vice President – U.S. and Canadian Operations	0	0	0	0
	0	0	0	0
	0	0	0	0
Brent E. Timmons, Vice President and Controller Administration	0	0	0	0
	0	0	0	0
	0	0	0	0

Potential Payments Upon Termination Or Change In Control

As noted under “Compensation Discussion and Analysis — Employment Agreements” on page 128 of this Circular, Apollo has entered into employment agreements with the following Named Executive Officers: R. David Russell, Melvyn Williams, Richard F. Nanna, Timothy G. Smith and Brent E. Timmons. These employment agreements provide for payments and other benefits if the Named Executive Officer is terminated under the circumstances specified in the employment agreements following a “change of control” as defined in such employment agreements. Described below are the terms of such payments and estimates regarding the amounts for each of the Named Executive Officers.

Upon the successful completion of the Arrangement, Mr. Russell shall resign from the position of president and chief executive officer of Apollo. Apollo and Linear have agreed that Mr. Russell shall receive all termination and other amounts owing under his employment agreement as if he had been terminated without cause, which amounts shall not exceed approximately $1.7 million.

R. David Russell.  In the event of the termination of his employment without cause or upon a change of control of Apollo (defined, according to the March 20, 2009 amendment to Mr. Russell’s employment agreement with Apollo, as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Russell will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation/benefits to which he would otherwise have been entitled during such 36 month period (such bonus entitlement is based on a percentage of annual base salary of up to 100%) and (ii) any options granted to Mr. Russell shall immediately vest.

If Mr. Russell had been terminated on December 31, 2009 without cause or as the result of a change of control, he would have been entitled to the following:

Salary	$1,140,000	Lump sum
Bonus	570,000	Lump sum
Health care benefits	45,000	3 years duration
Vehicle	45,000	3 years duration
Sports Club	15,000	3 years duration
Total	$1,715,000

Melvyn Williams.  Mr. Williams’ employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of Apollo (defined, according to the March 20, 2009 amendment to Mr. Williams’ employment agreement with Apollo, as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Williams will be entitled to receive severance equal to 24 months of his base salary, 50% of the bonus entitlement for the 24 month period (such bonus entitlement is based on a percentage of annual base salary of approximately 75%), and any other compensation/benefits to which he would otherwise have been entitled during such 24 month period and (ii) any options granted to Mr. Williams shall immediately vest.

If Mr. Williams had been terminated on December 31, 2009 without cause or as the result of a change of control, he would have been entitled to the following:

Salary	$530,000	Lump sum
Bonus	198,750	Lump sum
Health care benefits	30,000	2 years duration
Vehicle	20,000	2 years duration
Total	$778,750

Richard F. Nanna.  Mr. Nanna’s employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of Apollo (defined, according to the March 20, 2009 amendment to Mr. Nanna’s employment agreement with Apollo, as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), (i) Mr. Nanna will be entitled to receive severance equal to 36 months of his base salary, 50% of the bonus entitlement for the 36 month period, and any other compensation/benefits to which he would otherwise have been entitled during such 36 month period and (ii) any options granted to Mr. Nanna shall immediately vest.

If Mr. Nanna had been terminated on December 31, 2009 without cause or as the result of a change of control, he would have been entitled to the following:

Salary	$690,000	Lump sum
Bonus	258,750	Lump sum
Health care benefits	45,000	3 years duration
Vehicle	45,000	3 years duration
Sports Club	15,000	3 years duration
Total	$1,053,750

Timothy G. Smith.  Mr. Smith’s employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Smith will be entitled to receive severance equal to 15 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

If Mr. Smith had been terminated on December 31, 2009 without cause or as the result of a change of control, he would have been entitled to the following:

Salary	$250,000	Lump sum
Health care benefits	18,750	1 year duration
Vehicle	10,000	1 year duration
Total	$278,750

Brent E. Timmons.  Mr. Timmons’ employment agreement provides that, in the event of the termination of his employment without cause or upon a change of control of Apollo (defined as the occurrence, within a single transaction or series of related transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Apollo Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions), Mr. Timmons will be entitled to receive severance equal to 12 months of his base salary and benefits to which he would otherwise have been entitled for a period of 12 months.

If Mr. Timmons had been terminated on December 31, 2009 without cause or as the result of a change of control, he would have been entitled to the following:

Salary	$140,000	Lump sum
Health care benefits	15,000	1 year duration
Vehicle	10,000	1 year duration
Total	$165,000

Indebtedness Of Directors And Officers

No director or officer of Apollo, and no associate of any director or officer of Apollo, was indebted to Apollo at any time during the year ended December 31, 2009.

Equity Compensation Plan Information

The following table provides information about Apollo Shares that may be issued upon the exercise of options or warrants under Apollo’s existing equity compensation plan as of December 31, 2009.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	(b) Weighted- Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders:
Stock Option Incentive Plan	11,594,371	$0.64	11,666,758
Equity compensation plans not approved by security holders	0	N/A	0
Total	11,594,371	$0.64	11,666,758

Directors’ and Officers’ Insurance

Apollo has directors’ liability insurance for the directors and officers of Apollo and its subsidiaries. The aggregate annual premium is $136,600. The annual insurance coverage under the applicable policy is limited to $10,000,000 per policy year with an additional $10,000,000 excess coverage per year.

There is a $150,000 deductible provision for securities claims and $100,000 deductible provision for all other claims made by Apollo. The limit does not apply to claims by any director or officer.

INTERESTS OF INSIDERS AND OTHERS IN MATERIAL TRANSACTIONS

Policy Regarding Related Party Transactions

Apollo or one of its subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include Apollo’s executive officers, directors, 5% or more beneficial owners of Apollo Shares, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Apollo refers to transactions with these related persons as “related party transactions.” All related party transactions may be consummated or continue only if:

•	the audit committee shall have approved or ratified such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with unrelated third parties;
•	the transaction is approved by the disinterested members of the Apollo Board; or
•	the transaction involves compensation approved by Apollo’s Compensation Committee.

Apollo’s policy regarding related party transactions is evidenced by a written policy which was adopted by the Apollo Board. All of the related party transactions described below under the heading “Interests of Insiders and Others in Material Transactions — Related Party Transactions” have been approved pursuant to these policies and procedures.

Related Party Transactions

Except as described below and elsewhere in this Circular, no director or senior officer or associate of a director or senior officer nor, to the best knowledge of the directors or senior officers of Apollo after having made reasonable inquiry, any person or company who beneficially owns, directly or indirectly, voting securities of Apollo carrying more than five (5%) percent of the voting rights attached to any class of voting securities of Apollo outstanding at the date hereof, or any associate or affiliate thereof, has any interest in any material transaction involving Apollo currently proposed or to which Apollo was or became a party during the fiscal year ended December 31, 2009.

Arrangement Agreement and Related Transactions

On March 31, 2010, Apollo and Linear entered into the Arrangement Agreement which provides that Mr. Russell shall receive all termination and other amounts owing under his employment agreement as if he had been terminated without cause, which amounts shall not exceed approximately $1.7 million. In addition, immediately following the Effective Time, it is contemplated that three directors who currently serve on the Apollo Board, currently expected to be Messrs. Kaiser, Peat, and Stott, will continue to serve on the board of directors of the combined company.

On March 31, 2010, in connection with the Arrangement Agreement, the management and directors of both Apollo and Linear entered into customary support agreements, representing, in the aggregate, approximately 3.7 million Apollo Shares and 3.4 million Linear Shares. Pursuant to the support agreements, each director and executive officer of Apollo party to such agreement committed to, among other things:

•	immediately cease and terminate existing discussions, if any, with any person with respect to any potential direct or indirect acquisition of, or any other business combination involving, Apollo or any material part of its assets, which we collectively refer to in this Circular as an Apollo Acquisition Proposal;
•	not, directly or indirectly, make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person, other than Apollo or its affiliates, relating to any Apollo Acquisition Proposal or participate in, any discussions or negotiations regarding any information with respect to any Apollo Acquisition Proposal or conduct any activity otherwise detrimental to the Arrangement;
•	not sell, assign, transfer or otherwise convey, dispose of, encumber or restrict the voting rights of any of their Apollo securities (including Apollo Shares);

•	vote all of their Apollo Shares in favor of the Arrangement and any resolutions or matters relating thereto at any meeting of Apollo Shareholders called to consider the same;
•	not withdraw any proxy (if any) delivered to Apollo or its depositary agent in connection with any meeting of Apollo Shareholders called to approve the Arrangement; and
•	vote against any proposal (other than a Superior Proposal as defined in the Arrangement Agreement) submitted to Apollo Shareholders in respect of any amalgamation, merger, sale of Apollo’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, shareholder rights plan, liquidation or winding-up of, reverse take-over or other business combination or similar transaction involving Apollo or any of its subsidiaries; (i) which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Arrangement; or (ii) which would reasonably be expected to result in a material adverse effect in respect of Apollo.

Transactions with the Project Lenders

On February 20, 2009, Apollo entered into the Project Facility Agreement with the Project Lenders pursuant to which Apollo borrowed $70,000,000 in order to the fund the development, construction and operation of its Black Fox project. The Project Facility Agreement replaced the $15,000,000 bridge facility agreement that Apollo had previously entered into on December 10, 2008.

In connection with the Project Facility Agreement, Apollo issued 34,836,111 warrants to the Project Lenders (11,637,775 to RMB Australia Holdings Limited and 23,198,336 to Macquarie Bank Limited) as partial consideration for financing services provided in connection with the Project Facility Agreement. Each warrant entitles the holder thereof to purchase one Apollo Share pursuant to the terms and conditions of the warrant. The warrants expire 48 months from their date of issuance and have an exercise price of Cdn.$0.252 per warrant share, subject to customary anti-dilution adjustments. Such warrants are in addition to the 42,614,254 warrants (21,307,127 to each Project Lender) issued to the Project Lenders in connection with the bridge facility agreement. Assuming exercise by the Project Lenders of all warrants held by them, following completion of the Arrangement, RMB Australia Holdings Limited and Macquarie Bank Limited would beneficially own approximately 7.01% and 8.95%, respectively, of Apollo’s issued and outstanding capital stock (on an otherwise undiluted basis).

On September 28, 2009, Apollo entered into an agreement with the Project Lenders and RMB Resources Inc., acting as agent to the Project Lenders (the “Agent”), pursuant to which the Project Lenders agreed, subject to the condition that Apollo provide a new resource model and life of mine plan in respect of the Black Fox project to the Project Lenders prior to November 15, 2009, to defer (i) the first scheduled repayment of $9,300,000 due on September 30, 2009 (the “Deferred Payment”) under the Project Facility and (ii) the requirement to fund the debt service reserve account also due on September 30, 2009 (the “Deferred Funding Obligation”), which, in accordance with the terms of the Project Facility Agreement, requires a reserve amount equal to, at all times after initial funding, the greater of $5,000,000 or the aggregate repayment amount due on the next repayment date (collectively, the “First Deferral”).

In addition, as part of the First Deferral, the Project Lenders agreed to conduct a technical review of the Black Fox project and extend the date by which the project completion test under the Project Facility must be satisfied to March 31, 2010. The project completion test was originally required to be successfully completed by October 31, 2009 and requires Apollo to demonstrate to the Agent, acting on behalf of the Project Lenders, that the Black Fox mine satisfies certain general and operational criteria during a predetermined test period. As a result of the First Deferral, the Deferred Payment and the Deferred Funding Obligation was made payable on the earlier to occur of (i) the completion of the Project Lenders’ technical review process of the Black Fox mine and (ii) December 31, 2009.

On December 30, 2009, Apollo entered into a second agreement with the Project Lenders pursuant to which the Project Lenders agreed to further defer the Deferred Payment and the Deferred Funding Obligation, and to defer the second scheduled repayment under the Project Facility Agreement of $6,000,000 originally due on December 31, 2009 (the “Second Repayment”), in each case, until the earlier to occur of (i) the completion of the Project Lenders’ technical review process of the Black Fox mine and (ii) February 28, 2010 (collectively, the “Second Deferral”).

On February 25, 2010, Apollo entered into a third agreement with the Project Lenders pursuant to which the Project Lenders agreed to further defer the Deferred Payment, the Deferred Funding Obligation, and the Second Repayment, in each case, until the earlier to occur of (i) the completion of the Project Lenders’ technical review process of the Black Fox mine and (ii) March 31, 2010.

On March 9, 2010, the Project Lenders executed and delivered a consent letter (the “Consent Letter”), which was agreed to and accepted by each of Apollo and Linear, pursuant to which the Project Lenders agreed, subject to the terms and conditions contained in the Consent Letter:

•	to consent to the Arrangement (the “Consent”);
•	prior to the earliest to occur of (i) the date on which the Agent determines, acting reasonably, that the Arrangement has been terminated or will not be completed, (ii) March 31, 2010, if the definitive agreements in respect of the Arrangement had not been executed by such date, or (iii) September 30, 2010, not to make demand, accelerate payment or enforce any security or any other remedies upon an “event of default” or a “review event” under the Project Facility Agreement unless and until the occurrence of certain “override events” set forth in Schedule B to the Consent Letter (which “override events” are primarily related to breaches of certain covenants and provisions of the Consent Letter and the Project Facility Agreement) (the “Standstill Provisions”); and
•	to amend certain provisions of the Project Facility Agreement, including without limitation to incorporate the following revised repayment schedule:

Repayment Date	Repayment Amount
The earlier of two Business Days following completion of the Private Placement and March 19, 2010	$10,000,000
The earlier of July 2, 2010 and the date that is two Business Days following the consummation of the Arrangement	$10,000,000
The earlier of September 30, 2010 and the date on which the proceeds from any one or more equity raisings following the consummation of the Arrangement equals $10,000,000	$10,000,000
December 31, 2010	$5,000,000
The remaining repayment dates between March 31, 2011 and March 31, 2013 to be agreed between Apollo and the Agent by no later than September 30, 2010 to reflect the “Cashflow Model” (as defined under the Project Facility Agreement). In the absence of agreement between Apollo and the Agent by September 30, 2010, “Secured Moneys” (as defined under the Project Facility Agreement) shall be due and payable on December 31, 2010.	$35,000,000

The Project Lenders’ agreement to the Consent and the Standstill Provisions is subject to a number of conditions, including without limitation (i) the support agreements delivered by officers and directors of Linear and Apollo being satisfactory to the Project Lenders in form and substance, (ii) prior approval by the Project Lenders of press releases and other public statements regarding the Arrangement that refer to the Project Lenders, (iii) the Agent, acting reasonably, being satisfied that the completion of the Arrangement will not cause a breach or default under any Project Documents (as defined in the Project Facility Agreement), (iv) the Agent, acting reasonably, being satisfied that the Arrangement will not have any material negative tax implications for Apollo, Linear and each of their direct or indirect subsidiaries, (v) the Agent being satisfied, acting reasonably, that, immediately following completion of the Arrangement and after making the payment of $10,000,000 contemplated by the second row in the repayment schedule set forth above, Apollo having cash on hand of not less than Cdn.$10,000,000, (vi) no amendment to the definitive agreements related to the Arrangement, no representation in such definitive agreements being untrue, no breach of any material covenant and no waiver of any material condition precedent in such definitive agreements, and (vii) at completion of the Arrangement, the Agent, acting reasonably, being satisfied regarding indebtedness and encumbrances of Linear and its direct and indirect subsidiaries.

On March 18, 2010, the Project Lenders entered into lock-up agreements in favour of Apollo pursuant to which the Project Lenders agreed to, subject to certain exceptions, refrain from offering, selling, contracting to sell, lending, or entering into any other agreement to transfer the economic consequences of any of the Apollo Shares or Apollo warrants held by them until December 31, 2010. The Project Lenders also entered into support agreements pursuant to which they agreed, subject to customary exceptions in the context of a Superior Proposal and other terms and conditions set out in such agreements, to vote their Apollo Shares in favour of the Share Issuance Resolution and all other matters relating to the Arrangement at the Apollo Meeting. See the heading “The Arrangement — Background of Arrangement — Consent, Lock-Up and Support of the Project Lenders” below.

Other Transactions

In 2009, Apollo paid $12,000 for consulting services to Surradial Inc., an entity owned by the brother of R. David Russell, the president and chief executive officer of Apollo. In 2009, Apollo paid Fogler, Rubinoff LLP $428,000, in respect of legal services provided to Apollo. Mr. Hobart, a director and assistant secretary of Apollo, is a partner at Fogler, Rubinoff LLP.

Interest of Certain Persons in Matters to Be Acted Upon

Except as described elsewhere in this Circular, no person who was a director or executive officer of Apollo at any time since the beginning of Apollo’s last completed fiscal year, no person who is a proposed nominee for election as a director of Apollo and no associate of any such director, executive officer or proposed nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2010 Apollo Meeting other than the interest of the director nominee in his own election.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Exchange Act requires Apollo’s officers and directors, and persons who own more than ten percent (10%) of any class of equity securities of Apollo, to file reports of ownership and changes of ownership of such securities with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Apollo pursuant to Section 16a-3 of the U.S. Exchange Act, no person who at any time during 2009 was a director, officer, or beneficial owner of more than ten percent (10%) of any class of equity securities of Apollo failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the U.S. Exchange Act during the most recent fiscal year.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE APOLLO MEETING

The following discussion contains material information pertaining to the Apollo Meeting, including the Share Issuance Resolution, the Option Plan Amendment Resolution, the Name Change Resolution and the Share Consolidation Resolution and the Share Consolidation Resolution. This discussion is subject, and qualified in its entirety by reference, to the full text of these documents and resolutions, which are attached as Schedules to this Circular. We urge you to read and review these Schedules in their entirety as well as the discussion in this Circular.

Proposal 1: The Share Issuance Proposal

The Apollo Shareholders will be asked at the Apollo Meeting to approve the Share Issuance in connection with the Arrangement. Pursuant to Section 611 of the TSX Company Manual, securityholder approval is required in those instances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. Similarly, rules of the AMEX require that a listed issuer obtain the consent of its shareholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer’s outstanding common stock. Upon completion of the Arrangement, the Former Linear Shareholders will receive approximately 242,083,209 Apollo Shares (without giving effect to the Share Consolidation), representing approximately 46.8%of the Apollo Shares anticipated to be outstanding immediately after the completion of the Arrangement.

The Arrangement cannot be completed unless the Share Issuance Resolution is duly approved by Apollo Shareholders at the Apollo Meeting.

Required Vote; Recommendation of the Apollo Board

The full text of the Share Issuance Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule A to this Circular. The Share Issuance Resolution must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting. For the purposes of voting on the Share Issuance Resolution, a total of 62,500,000 Apollo Shares held by Linear (representing approximately 18.5% of the currently issued and outstanding Apollo Shares) will be excluded from voting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Share Issuance Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Share Issuance Resolution.

Proposal 2: The Stock Option Incentive Plan Amendments Proposal

The Apollo Board is submitting this proposal to amend the Apollo Stock Option Incentive Plan because such amendments are required in order to issue Apollo Replacement Options to former Linear optionholders as contemplated by the Arrangement. Specifically, the Apollo Stock Option Incentive Plan must be amended to:

•	increase the number of Apollo Shares issuable under the Apollo Stock Option Incentive Plan to a maximum of the lesser of: (a) 10% of the issued and outstanding Apollo Shares, from time to time; and (b) 51,755,687 Apollo Shares (an increase from 23,261,129 Apollo Shares as presently provided in the Apollo Stock Option Incentive Plan);

•	add holders of Linear Options who will not be Apollo employees following the consummation of the Arrangement to the definition of “Eligible Person” under the Apollo Stock Option Incentive Plan;

•	permit the Apollo Board to fix the exercise price per Apollo Share under any Apollo Replacement Option issued in the Arrangement at a price less than the market price per Apollo Share at the time of the exchange of the Linear Options for Apollo Replacement Options (this amendment is required because some of the Linear Options may be “in-the-money” and the Apollo Stock Option Incentive Plan presently prohibits issuance of “in-the-money” options); and

•	make other conforming changes in order to give effect to the foregoing.

The Board has approved an amended Stock Option Incentive Plan (the “Amended Plan”) in order to incorporate the changes described above, subject to shareholder and regulatory approval. The principal terms of the Amended Plan are summarized below. The principal terms of the Amended Plan are substantially similar to the Apollo Stock Option Incentive Plan, except for those provisions specifically identified above as amendments to the Apollo Stock Option Incentive Plan. The following summary is qualified in its entirety by the full text of the Amended Plan, which appears as Schedule J to this Circular.

Purpose.  The purpose of the Amended Plan is to attract and motivate directors, officers, employees of and service providers to Apollo and its subsidiaries and thereby advance Apollo’s interests by affording such persons an opportunity to acquire an equity interest in Apollo through the stock options.

Administration.  The Compensation Committee, which administers the Apollo Stock Option Incentive Plan, will have authority under the Amended Plan to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements, subject to requirements of applicable regulatory authorities. The Amended Plan permits the Apollo Board to grant options for the purchase of Apollo Shares for a term of up to 10 years.

Authorized Shares; Limits on Awards.  The number of Apollo Shares granted pursuant to each option is determined in the discretion of the Apollo Board, provided that in the case of any one person, the aggregate number of Apollo Shares reserved for issuance may not exceed 5% of the Apollo Shares outstanding at the time of the grant. The aggregate number of Apollo Shares reserved for issuance to Insiders of Apollo, at any time, or in any one-year period, under all security based compensation arrangements, cannot exceed 10% of the outstanding Apollo Shares.

Eligibility.  Persons eligible to receive awards under the Amended Plan include directors, executive officers, employees and consultants of Apollo and its affiliates. Vesting provisions with respect to the options shall be determined and imposed by the Apollo Board, at their discretion.

Pricing of Awards.  In accordance with the provisions of the Amended Plan, the option price and the terms and conditions on which the options may be exercised are set out in written stock option agreements, in the form approved by the Apollo Board, entered into by Apollo and each option holder. Under the Apollo Stock Option Incentive Plan, the option price is determined by the Apollo Board and may either be in Canadian dollars or United States dollars. If the exercise price is in Canadian dollars, the exercise price shall not be lower than the closing price on the TSX on the trading day prior to the date of the grant. If the exercise price is in United States dollars, the exercise price shall not be lower than the greater of: (a) the closing price on the AMEX on the trading day prior to the date of the grant, or (b) the closing price on the TSX (such closing price converted into United States dollars using the Bank of Canada noon nominal rate of exchange on the same date as such closing price) on the trading day prior to the date of the grant.

Transfer Restrictions; Termination of Awards.  The options are not transferable and terminate on the earlier of the expiry date and the date that the optionee ceases to be eligible for any reason whatsoever, other than death. In the event of death, the option is fully exercisable by the optionee’s legal representative on the earlier of the expiry date and one year from the date of death. Option agreements approved by the Apollo Board may provide that all or any part of the options that are outstanding upon the occurrence of a change of control may continue to be exercised by the holder for such extended period up to and including the normal expiry date of such options.

Loans.  Subject to compliance with applicable corporate and securities Laws, the Apollo Board may at any time authorize Apollo to loan money to a Participant in order to assist him or her to exercise options granted under the Amended Plan. Such loan shall be provided on a non-recourse basis, shall be non-interest bearing and shall be on such other terms and conditions to be determined from time to time by the Apollo Board. The Apollo Board has not loaned any money to option holders and has no intention to do so in the future.

Changes to the Amended Plan.  The Amended Plan may be amended by the Apollo Board, subject to approval of the shareholders as well as the TSX and the AMEX.

Required Vote; Recommendation of the Apollo Board

The full text of the Option Plan Amendment Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule B to this Circular. The Option Plan Amendment Resolution must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Arrangement cannot be completed unless the Option Plan Amendment Resolution is duly approved by Apollo Shareholders at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Option Plan Amendment Resolution. The Apollo Board unanimously recommends that you vote “FOR” the approval of the Option Plan Amendment Resolution.

Proposal 3: The Name Change Proposal

General

Apollo Shareholders are also being asked to consider and, if deemed advisable, approve, with or without variation, the Name Change Resolution to authorize an amendment to the articles of Apollo to change the name of Apollo to “Brigus Gold Corp.” The purpose of the proposed Name Change is to better reflect the combined business of Apollo and Linear after giving effect to the Arrangement. The Apollo Board is of the view that the proposed name of “Brigus Gold Corp.,” when combined with new marketing initiatives, will assist in re-branding the combined company as an emerging Canadian mid-tier gold producer.

The Apollo Board has unanimously authorized the submission of the Name Change Resolution to the Apollo Shareholders. Notwithstanding approval of the proposed Name Change by the Apollo Shareholders, at any time prior to the Name Change becoming effective, the Apollo Board, in its sole discretion, may revoke the Name Change Resolution, and abandon the Name Change, without further approval or action by or prior notice to the Apollo Shareholders.

Pursuant to section 175 of the YBCA, an amendment to Apollo’s articles of a corporation to change the corporation’s name requires shareholder approval by special resolution.

Effect of the Name Change

The change of our name to “Brigus Gold Corp.” will not by itself affect in any way the validity of currently outstanding Apollo share certificates or the trading of our securities. Our shareholders will not be required to surrender or exchange any Apollo share certificates that they currently hold.

If the Name Change Resolution is approved by the Apollo Shareholders at the Apollo Meeting and the Apollo Board decides to implement the Name Change, Apollo will file articles of amendment with the director under the YBCA on the Effective Date or as soon as is reasonably practicable thereafter.

Share Certificates

See “Proposal 4: The Share Consolidation Proposal — Share Certificates” below on page 145 for important information regarding how to obtain new share certificates reflecting the Name Change.

Required Vote; Recommendation of the Apollo Board

The full text of the Name Change Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule C to this Circular. The Name Change Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Name Change Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Name Change Resolution.

Proposal 4: The Share Consolidation Proposal

Introduction

The Apollo Board has unanimously approved and is recommending that Apollo Shareholders authorize the filing of articles of amendment to effect a consolidation (or reverse stock split) of outstanding Apollo Shares on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation. Assuming the proposal is approved, it is anticipated that articles of amendment will be filed so as to effect the Share Consolidation as soon as practicable following consummation of the Arrangement. However, pursuant to the Share Consolidation Resolution, the Apollo Board may, in its discretion, decide not to proceed with the Share Consolidation at any time prior to the filing of articles of amendment without further authorization from or notice to the Apollo Shareholders. This proposal is conditional upon Apollo Shareholder approval of the Share Issuance Resolution and the Option Plan Amendment Resolution.

If this proposal is approved and the Apollo Board implements the Share Consolidation, it will become effective immediately after articles of amendment to amend Apollo’s articles of continuance are filed with the registrar under the YBCA.

If the Share Consolidation is implemented by the Apollo Board:

•	each of the issued and outstanding Apollo Shares (which, following the consummation of the Arrangement, will include Apollo Shares held by current holders of Apollo Shares and Former Linear Shareholders) will automatically be consolidated on the basis of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Consolidation;

•	subject to the terms and conditions of each optionholder’s option agreement with Apollo and each warrantholder’s warrant certificate, the number of Apollo Shares issuable upon the exercise of Apollo’s outstanding options and warrants (which, following the consummation of the Arrangement, will include Apollo Shares issuable upon the exercise of Apollo Replacement Options and Apollo Replacement Warrants), the exercise price thereof and the number of shares reserved for future issuances under Apollo’s Stock Option Incentive Plan will be adjusted as appropriate to reflect the Share Consolidation; and

•	the exercise price with respect to Apollo’s series A junior participating preferred stock pursuant to our Shareholder Rights Plan (assuming the Rights Plan Resolution is approved at the Apollo Meeting) and the number of Apollo Shares issuable upon exercise thereof shall be proportionately adjusted to reflect the Share Consolidation.

Purpose of the Proposed Share Consolidation

The principal purpose of the Share Consolidation is to increase the per share market price of Apollo Shares and to reduce the number of Apollo Shares outstanding, which we believe will have several benefits to Apollo and Apollo Shareholders. The Apollo Board believes that increasing the market price of Apollo Shares will generate greater investor interest in the combined company, facilitate trading and liquidity in the shares of the combined company, enhance the prestige of the shares of the combined company in the marketplace and better enable the combined company to raise funds to finance its planned operations.

Investors may be less interested in purchasing low-priced securities, because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such securities. Also, institutional investors (other than those which focus on small-capitalization companies or low-priced securities) are less likely to invest in low-priced securities. In light of the foregoing, the Apollo Board believes that it is in the best interests of Apollo Shareholders to approve the Share Consolidation.

While Apollo expects that the Share Consolidation will increase the combined company’s share price, the long-term consequences are less predictable. The price of the combined company’s shares is likely to be affected by the combined company’s performance and by general market and economic conditions that cannot be predicted or evaluated by the Apollo Board at this time. Accordingly, even if the Share Consolidation is successful in achieving a higher share price in the short-term, there is no assurance that the market value of the combined company’s shares will be greater after the Share Consolidation than it would be without ever effecting the Share Consolidation.

If the Share Consolidation proposal is approved, the Apollo Board may nevertheless decide not to proceed with the Share Consolidation. Under this proposal, the Apollo Board is retaining this discretion because the closing price of the combined company’s shares could substantially increase before or after the Apollo Meeting therefore weakening the reasons for any share consolidation.

Material Effects of the Proposed Share Consolidation

If the Share Consolidation Resolution is approved at the Apollo Meeting and the Apollo Board elects to effect the proposed Share Consolidation, each Apollo Share outstanding immediately prior to the Share Consolidation would automatically be changed, as of the effective time of the Share Consolidation, into one-fourth of one Apollo Share. In addition, subject to the terms and conditions of each optionholder’s option agreement with Apollo and each warrantholder’s warrant certificate, the number of Apollo Shares issuable upon the exercise of Apollo’s outstanding options and warrants (which, following the consummation of the Arrangement, will include Apollo Shares issuable upon the exercise of Apollo Replacement Options and Apollo Replacement Warrants), the exercise price thereof and the number of shares reserved for future issuances under Apollo’s Stock Option Incentive Plan will be adjusted as appropriate to reflect the Share Consolidation.

The Share Consolidation will affect all Apollo Shareholders uniformly and will not affect any Apollo Shareholder’s percentage ownership interests or proportionate voting power, except to the extent that the Share Consolidation results in any Apollo Shareholders owning a fractional Apollo Share in which case each fractional Apollo Share that is less than one-half of one Apollo Share will be cancelled without any compensation therefor and each fractional Apollo Share that is at least one-half of one Apollo Share will be adjusted upward to one whole Apollo Share. After the Share Consolidation, the Apollo Shares will have the same voting rights and rights to dividends and distributions, if any, and will be identical in all other respects to the Apollo Shares now authorized. The Apollo Shares issued pursuant to the Share Consolidation will remain fully paid and non-assessable. The Share Consolidation is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the U.S. Exchange Act. Following the Share Consolidation, the combined company will continue to file Forms 10-K, 10-Q and 8-K and will remain subject to the reporting requirements of the U.S. Exchange Act.

Apollo Shareholders should recognize that if the Share Consolidation is effected, they would own fewer Apollo Shares than they presently own. In addition, the Share Consolidation may increase the number of Apollo Shareholders who own odd-lots (less than 100 shares). Apollo Shareholders who hold odd-lots may experience an increase in the cost of selling their Apollo Shares, as well as greater difficulty in effecting such sales.

The Share Consolidation is not being proposed in response to any effort of which Apollo is aware to accumulate outstanding Apollo Shares or obtain control of Apollo. Other than the proposal to ratify the Apollo Shareholder Rights Plan described in this Circular, the Apollo Board does not currently contemplate recommending the adoption of any other proposals that could be construed to limit the ability of third parties to take over or change the control of Apollo.

Procedure for Effecting Share Consolidation and Exchange of Stock Certificates

If Apollo Shareholders authorize this proposal, Apollo intends to file articles of amendment with the registrar under the YBCA as soon as practicable following consummation of the Arrangement, at which time the Share Consolidation will take effect.

Effect on Beneficial Holders of Apollo Shares (i.e., stockholders who hold in “street name”)

Upon the Share Consolidation, Apollo intends to treat Apollo Shares held by stockholders in “street name,” through a broker, investment dealer, bank, trust company or other nominee, in the same manner as registered shareholders whose Apollo Shares are registered in their names. Brokers, investment dealers, banks, trust companies or other nominees will be instructed to effect the Share Consolidation for their beneficial holders holding the Apollo Shares in “street name.” However, these brokers, investment dealers, banks, trust companies or other nominees may have different procedures than registered shareholders for processing the Share Consolidation. If a shareholder holds Apollo Shares with a broker, investment dealer, bank, trust company or other nominee and has any questions in this regard, such shareholder is encouraged to contact his or her broker, investment dealer, bank, trust company or other nominee.

Share Certificates

The letter of transmittal (the “Letter of Transmittal”) which is being sent to registered Apollo Shareholders with this Circular sets out the procedure to be followed by registered Apollo Shareholders for use in transmitting their share certificates to Apollo’s registrar and transfer agent, CIBC Mellon Trust Company, in exchange for new certificates reflecting (i) the number of Apollo Shares to which such Apollo Shareholder is entitled as a result of the Share Consolidation and (ii) the new name of Apollo.

In order to receive the new consolidated Apollo Shares reflecting the Name Change, a registered Apollo Shareholder must deliver or send the Letter of Transmittal, properly completed and duly executed, together with certificate(s) representing its Apollo Shares and all other required documents to CIBC Mellon Trust Company at the address set forth in the Letter of Transmittal. It is each registered Apollo Shareholder’s responsibility to ensure that the Letter of Transmittal is received by CIBC Mellon Trust Company. No certificates for fractional consolidated Apollo Shares will be issued. Apollo Shareholders holding Apollo Shares in the name of a broker, bank or other nominee should contact that nominee for instructions and assistance in exchanging their Apollo Shares pursuant to the Share Consolidation and Name Change.

If the Share Consolidation and Name Change are approved and effected, Apollo Shareholders are entitled to receive new share certificates reflecting both the Share Consolidation and the Name Change. If the Share Consolidation is approved and effected, but the Name Change is not, Apollo Shareholders will only receive new share certificates reflecting the Share Consolidation. If the Name Change is approved and effected, but the Share Consolidation is not, Apollo Shareholders will only receive new share certificates reflecting the Name Change. If neither the Share Consolidation nor the Name Change are approved and effected, the existing certificate or certificates and all other ancillary documents submitted to CIBC Mellon Trust Company will be returned forthwith to the Apollo Shareholder at the address set out in the Letter of Transmittal or, failing such address being specified, to the Apollo Shareholder at the last address of the undersigned as it appears on the securities register of Apollo.

No Fractional Shares

No fractional Apollo Shares will be issued if, as a result of the proposed Share Consolidation, an Apollo Shareholder would otherwise become entitled to a fractional Apollo Share. Instead, each fractional Apollo Share that is less than one-half of one Apollo Share will be cancelled without any compensation therefor, and each fractional Apollo Share that is at least one-half of one Apollo Share will be adjusted upward to one whole Apollo Share.

Dissenter’s Rights

Under the YBCA, Apollo Shareholders do not have any dissent and appraisal rights with respect to the proposed Share Consolidation.

Possible Disadvantages of the Proposed Share Consolidation

Even though the Apollo Board believes that the potential advantages of a share consolidation (or reverse stock split) outweigh any disadvantages that might result, the following are some of the possible disadvantages:

•	The reduced number of Apollo Shares resulting from a share consolidation could adversely affect the liquidity of Apollo Shares.

•	There can be no assurance that the market price per Apollo Share after the proposed Share Consolidation will remain unchanged or increase in proportion to the reduction in the number of Apollo Shares outstanding before the Share Consolidation. For example, based on a closing price of the Apollo Shares of $0.40 per share and the ratio of one post-consolidation Apollo Share for every four Apollo Shares outstanding immediately prior to the Share Consolidation, there can be no assurance that the post-Share Consolidation market price of the Apollo Shares would be $1.60 per share or greater. Accordingly, the total market capitalization of the Apollo Shares (the aggregate value of all the issued and outstanding Apollo Shares at the prevailing market price) after the proposed Share Consolidation may be lower than the total market capitalization before the proposed Share Consolidation. Moreover, in the future, the market price of the Apollo Shares following the Share Consolidation may not exceed the market price prior to the Share Consolidation.

•	A share consolidation may leave certain stockholders with one or more “odd lots,” which are holdings in amounts of less than 100 Apollo Shares. These odd lots may be more difficult to sell than Apollo Shares in even multiples of 100.

•	While the Apollo Board believes that a higher share price may help generate investor interest, there can be no assurance that the proposed Share Consolidation will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the shares of the combined company may not necessarily improve.

Certain U.S. Federal Income Tax Consequences of the Proposed Share Consolidation

The following is a summary of certain U.S. federal income tax consequences relating to the proposed Share Consolidation as of the date hereof. This summary addresses only U.S. holders who hold their Apollo Shares as a capital asset for U.S. federal income tax purposes (i.e., generally, property held for investment).

For purposes of this summary, a “U.S. holder” means a beneficial owner of Apollo Shares who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, and may adversely affect the U.S. federal income tax consequences described herein. This summary does not discuss all of the tax consequences that may be relevant to particular Apollo Shareholders or to Apollo Shareholders subject to special treatment under U.S. federal income tax laws. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, state, local, foreign or other tax consequences of the Share Consolidation.

Each Apollo Shareholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the proposed Share Consolidation, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject. There can be no assurance that the Internal Revenue Service will agree with one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the Share Consolidation.

A share consolidation will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes. The U.S. holder’s aggregate adjusted bases of the post-Share Consolidation shares will be the same as the U.S. holder’s aggregate adjusted bases of the pre-Share Consolidation shares. The holding period of the post-Share Consolidation shares will include a U.S. holder’s holding periods for the pre-Share Consolidation shares.

The combined company will not recognize any gain or loss as a result of the proposed Share Consolidation.

Required Vote; Recommendation of the Board

The full text of the Share Consolidation Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule D to this Circular. The Share Consolidation Resolution must be approved by at least two-thirds of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to approve the Share Consolidation Resolution. The Apollo Board unanimously recommends that you vote “FOR” the Share Consolidation Resolution.

Proposal 5: Election of Directors

The constating documents of Apollo authorize between three (3) and fifteen (15) directors. The Nominating Committee of Apollo has nominated seven persons for election to the Apollo Board, each of which has served as a member of the Apollo Board as of the dates indicated below. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director. However, if a nominee should be unable to so serve for any reason prior to the Meeting, the persons named in the enclosed Apollo Proxy reserve the right to vote for another nominee in their discretion.

Each director, if elected, will serve for a one-year term and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. However, if the Arrangement is approved and consummated, as contemplated by and pursuant to the Arrangement Agreement and the Plan of Arrangement, (i) it is currently contemplated that Messrs. Russell, Babensee, Hobart and Vaughan will resign as directors of Apollo and (ii) the remaining Apollo directors intend to appoint Wade Dawe, Michael Gross, Derrick Gill and a nominee who would be a technical person mutually agreed upon by Apollo and Linear to fill the remaining vacancies created by such resignations. As a result thereof, if the Arrangement is consummated, it is expected that the Apollo Board would consist of seven directors, which would be composed of (i) Messrs. Kaiser, Peat and Stott (three Apollo designees), (ii) Wade Dawe (who would be Chairman of the Apollo Board), Michael Gross and Derrick Gill (three Linear designees) and (iii) a technical person mutually agreed upon by Apollo and Linear.

The persons named in the enclosed Apollo Proxy intend to vote “FOR” the election of all of the nominees whose names are set forth below.

The following table and the notes thereto state the names of all persons proposed to be nominated for election as directors, all other positions or offices with Apollo and its subsidiaries now held by them, their principal occupations or employment, the year in which they became directors of Apollo, the approximate number of Apollo Shares beneficially owned, or controlled or directed, directly or indirectly, by each of them, as of May 25, 2010.

Name and Municipality of Residence	Present Principal Occupation	Year First Became Director	Apollo Shares Beneficially Owned, or Controlled or Directed Directly or Indirectly(1)	Age
Robert W. Babensee(2)(3)(5) Etobicoke, Ontario	Retired Partner of BDO Dunwoody LLP	2005	70,000	69
G. Michael Hobart(5) Toronto, Ontario	Partner, Fogler, Rubinoff LLP, a law firm	2002	55,545	51
Marvin K. Kaiser(2)(4) Mayfield, Kentucky	Retired Business Executive	2006	25,000	68
David W. Peat(2)(3) Fernandina Beach, Florida	Financial Consultant	2006	25,000	57
R. David Russell(4) Aurora, Colorado	President and Chief Executive Officer of Apollo	2002	1,736,100(6)	53
Charles E. Stott(3)(4) Evergreen, Colorado	Independent Mining Consultant	2002	165,800(7)	76
W.S. (Steve) Vaughan(5) Toronto, Ontario	Partner, Heenan Blaikie LLP, a law firm	2002	Nil	72

(1)	Information regarding Apollo Shares held does not include Apollo Shares issuable upon the exercise of options, warrants or other convertible securities of Apollo.
(2)	A current member of the Audit Committee.
(3)	A current member of the Compensation Committee.
(4)	A current member of the Technical Committee.
(5)	A current member of the Nominating Committee.
(6)	Includes 100 Apollo Shares that are held indirectly by Mr. Russell for the benefit of his minor child.
(7)	Juanita Stott, Mr. Stott’s wife, is the registered holder of an additional 153,800 Apollo Shares.

Nominees

The principal occupation for the past five years for each of the nominees is set forth below.

Robert W. Babensee.  Mr. Babensee was as a partner of the Canadian accounting firm BDO Dunwoody LLP from 1984 to 2004, where he practiced as an assurance specialist. From February 2005 until July 2006, Mr. Babensee was the chief financial officer of Golden China Resources Corporation, a former publicly listed natural resources company with operations in Asia. Mr. Babensee has been a member of the Institute of Chartered Accountants of Ontario since 1968. Mr. Babensee also serves as a director of Caledonia Mining Corporation, a publicly listed natural resources company. In determining Mr. Babensee’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in finance, accounting and management, particularly in the mining industry.

G. Michael Hobart.  Mr. Hobart is a partner at the Toronto, Ontario office of Fogler, Rubinoff LLP, a law firm, where he has practiced corporate and securities law since September 2002. Prior thereto he was a partner of Aylesworth Thompson Phelan O’Brien LLP, a law firm, from 1998 to 2002. He earned a B.A. at McGill University (1982) and a LL.B. at the University of New Brunswick (1985). He has held directorships and senior officer positions with several junior mineral exploration companies in Canada. Mr. Hobart was called to the Ontario Bar in 1987 and is a member of the Canadian Bar Association. Mr. Hobart also serves as assistant secretary of Apollo. Mr. Hobart also recently served as secretary of Aquiline Resources Inc. (a former TSX-listed company recently acquired by Pan American Silver Corp.) and Polaris Geothermal Inc. (a former TSX-listed company which recently merged with Ram Power, Corp.). In determining Mr. Hobart’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in corporate legal matters, particularly in the mining industry.

Marvin K. Kaiser.  Mr. Kaiser was the executive vice president and chief administrative officer of The Doe Run Company, an international natural resource company focused on the mining, smelting, recycling and fabrication of metals, from December 1993 to February 2006. Prior thereto, he was the chief financial officer of Amax Gold Inc., a publicly listed gold mining company, from 1989 to 1993. Mr. Kaiser served as a director of NewWest Gold Corporation from 2006 to 2007, Constellation Copper Corporation during 2008 and El Capitan Precious Metals Inc. from 2008 to 2009. Mr. Kaiser currently serves as a director of Gryphon Gold Corporation and Uranium Resources Corporation which are publicly listed natural resources companies. He has served on the School of Accountancy Advisory Board at Southern Illinois University since 1988 and serves as a director of the Southern Illinois University Foundation. Mr. Kaiser earned a bachelor’s degree in accounting from Southern Illinois University. In determining Mr. Kaiser’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in finance, accounting and management, commercial metals transactions and in the mining industry.

David W. Peat.  Mr. Peat was the vice president and chief financial officer of Frontera Copper Corporation, a publicly listed mining company with a mine in Mexico, from June 2006 through February 2009. From 2002 through 2004, Mr. Peat served as vice president and global controller for Newmont Mining Corporation, a publicly listed gold mining company. From 1999 through 2002, Mr. Peat served as vice president, finance, and chief financial officer for Homestake Mining Company, a former gold mining company. Mr. Peat has been a member of the Institute of Chartered Accountants of Ontario since 1978. Mr. Peat earned a Bachelor of Commerce, honors business administration degree and a B.A. in economics in 1975. In determining Mr. Peat’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in finance, accounting and management and in the mining industry.

R. David Russell.  Mr. Russell has been Apollo’s president and chief executive officer since June 2002. Mr. Russell was a founder of Nevoro Gold Corporation in January 2002, the predecessor of Apollo, and served as its president from February 2002 through June 2002. Mr. Russell was an independent mining consultant from 1999 to 2002. Mr. Russell also serves as a director of General Moly, Inc. and Pure Nickel Inc., both publicly listed natural resources companies. Mr. Russell served as a director of Calais Resources, Inc. from 2005 to 2009. Mr. Russell received his bachelor’s degree in mining engineering degree from Montana Tech. In determining Mr. Russell’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in mineral exploration, development, production and management, corporate transactions and financings, and his role as president and chief executive officer of Apollo.

Charles E. Stott.  Mr. Stott has been an independent mining consultant since 1995 with T.P. McNulty and Associates, which provides consulting services to the mineral, metal and chemical industries. He has also served as a member of the board of directors of Hazen Research, Inc., a privately held industrial research firm, since 2002 and of Western Troy Capital Resources Inc., a publicly listed mineral resources company, since 2008. Mr. Stott was a director of the former Getchell Gold Corporation from 1996 to 1999. He was president and chief executive officer of the former Gold Capital Corporation from 1994 to 1995, of the former Horizon Resources Corporation from 1990 to 1993, and of the former Amax Gold Inc. from 1986 to 1989. All were publicly listed natural resource companies. Mr. Stott holds a mining engineering degree from the Colorado School of Mines and a J.D. degree from the Hastings College of Law, University of California. In determining Mr. Stott’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in the mining industry, including exploration, development, production and management.

W.S. (Steve) Vaughan.  Steve Vaughan is a partner in the business law group with Heenan Blaikie LLP, a law firm based in Toronto, focusing on the natural resources industry, particularly mining. From 2002 until February 2007, Mr. Vaughan was a partner of McMillan Binch Mendelsohn. Prior thereto he was a partner of Aird & Berlis LLP, a law firm, from 1974 until February 2002. He has worked in or been closely associated with all facets of the mineral exploration, mine finance and securities industries since 1955. Mr. Vaughan is a director and member of the Securities Committee of the Prospectors and Developers Association of Canada. Mr. Vaughan also serves as a director of Algoma Central Corporation, Copper Mesa Mining Corporation, Consolidated Tanager Limited, Ginguro Exploration, Inc., Platte River Gold Inc., Pure Nickel, Inc., Solomon Resources Limited and Western Troy Capital Resources Inc. Mr. Vaughan was called to the Ontario Bar in 1967 and is a member of the Canadian Bar Association. In determining Mr. Vaughan’s qualifications to serve on the Apollo Board, the Nominating Committee has considered, among other things, his experience and expertise in finance, banking, corporate governance and legal matters, particularly in the mining industry.

Required Vote; Recommendation of the Board

The election of the director nominees must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board unanimously recommends that Apollo Shareholders vote “FOR” the election of Robert W. Babensee, G. Michael Hobart, Marvin K. Kaiser, David W. Peat, R. David Russell, Charles E. Stott and W.S. (Steve) Vaughan.

Proposal 6: Re-Appointment of Auditors Proposal

The Apollo Board recommends the re-appointment of Deloitte & Touche LLP, Chartered Accountants, of Vancouver, British Columbia, Apollo’s present independent registered chartered accountants, as the auditors of Apollo to hold office until the close of the next annual meeting of the shareholders. Deloitte & Touche LLP has served as Apollo’s independent auditors continuously since 2002. Deloitte & Touche LLP may not attend this Meeting and therefore may not make a statement or be available for questions at the Apollo Meeting.

The re-appointment of Deloitte & Touche LLP must be approved by a majority of the votes cast at the Meeting.

The following table shows the aggregate fees, all of which were pre-approved by the Audit Committee, billed to Apollo for professional services by Deloitte & Touche LLP for fiscal years 2009 and 2008 (in Cdn.$):

	Fiscal 2009	Fiscal 2008
Audit Fees	$405,000	$315,000
Audit-Related Fees	$148,000	$110,000
Tax Fees	$0	$0
All Other Fees	$35,000	$159,000
Total	$588,000	$584,000

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audits of Apollo’s consolidated financial statements for fiscal years 2009 and 2008, for the reviews of the financial statements included in Apollo’s quarterly reports on Form 10-Q during fiscal 2009 and 2008, and for other services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters, and audits of employee benefit plans.

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice. Of these amounts, $0 was related to tax compliance services for review of federal and state tax returns for both 2009 and 2008.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors, other than those reported above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

In the past, the Apollo Board has reviewed and approved the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. Management believes that the fees negotiated in the past with the auditors of Apollo were reasonable in the circumstances and would be comparable to fees charged by other auditors providing similar services.

As discussed in the “Report of the Audit Committee” in this Circular, the Audit Committee has reviewed and considered whether the provision of services other than audit services is compatible with maintaining the auditors’ independence. Commencing in 2003, the Audit Committee considered and pre-approved expenditure limits for Apollo’s auditors and reviewed and pre-approved the provision of non-audit services by Apollo’s auditors to ensure they are consistent with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services and Independent Auditors

The Audit Committee has established a policy requiring pre-approval of all audit engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and all permissible non-audit services performed by the independent auditors. Such services may be approved at a meeting of the Audit Committee or by the Chairman of the Audit Committee, provided that the Chairman presents any such pre-approvals to the Audit Committee at each of its scheduled meetings.

Required Vote; Recommendation of the Board

The re-appointment of Deloitte & Touche LLP and approval of the resolution authorizing the directors to fix the remuneration of the auditors must be approved by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board recommends that you vote “FOR” the proposal to re-appoint Deloitte & Touche LLP as Apollo’s independent registered chartered accountants and the resolution authorizing the directors to fix the remuneration of the auditors.

Proposal 7: Ratification of the Shareholder Rights Plan Proposal

At the Apollo Meeting, Apollo Shareholders will be asked as provided under the terms of the Shareholder Rights Plan, to vote on a resolution, the text of which is attached as Schedule E to this Circular (the “Rights Plan Resolution”), to ratify the Shareholder Rights Plan. Apollo believes that the Shareholder Rights Plan preserves the fair treatment of Apollo Shareholders, is consistent with current best Canadian corporate practices and conforms to institutional investor guidelines. The Arrangement does not trigger any of the terms of the Shareholders Rights Plan.

Background and Purpose of the Shareholder Rights Plan

The Shareholder Rights Plan was entered into by Apollo on January 17, 2007 and was subsequently approved by the Apollo Shareholder on May 16, 2007.

The Shareholder Rights Plan is designed to protect Apollo Shareholders from unfair, abusive or coercive take-over strategies, including the acquisition of control of Apollo by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or provide all shareholders an equal opportunity to share in the premium paid on an acquisition of control. The Shareholder Rights Plan is not intended to prevent a take-over or deter fair offers for Apollo Shares. To the contrary, it is designed to encourage anyone seeking to acquire control of Apollo to make an offer that represents fair value to all holders of Apollo Shares and to provide the Apollo Board with more time to fully consider an unsolicited take-over bid, and, if appropriate, to explore other alternatives that maximize shareholder value.

The ratification of the Shareholder Rights Plan is not being recommended by the Apollo Board in response to or in anticipation of any specific take-over bid or proposed bid or other transaction. Rather, ratification of the Shareholder Rights Plan is intended to address the Apollo Board’s continuing concern that, in the current business environment in which Apollo operates, a potential exists that, in the near future, Apollo could be the subject of one or more unsolicited takeover attempts. In response to this concern, the Apollo Board considered various strategies to deter unfair or abusive take-over practices and, in particular, whether allowing the Shareholder Rights Plan to remain in place would be in the best interests of Apollo and its shareholders.

In recommending that shareholders ratify the Shareholder Rights Plan, the Apollo Board also considered the legislative framework in Canada governing takeover bids. Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and certain related parties thereto, aggregate 20% or more of the outstanding shares of a corporation.

The existing legislative framework for takeover bids in Canada would raise the following concerns for Apollo’s shareholders:

Time

Current legislation permits a takeover bid to expire 35 days after it is initiated. The Apollo Board does not believe that this is sufficient time to permit shareholders to consider a takeover bid and make a reasoned and unhurried decision or for other more favorable alternatives to be explored and developed.

Pressure to Tender

A shareholder may feel compelled to tender to a takeover bid which the shareholder considers to be inadequate out of a concern that in failing to do so, the shareholder may be left with illiquid or minority discounted Apollo Shares. This is particularly so in the case of a partial takeover bid for less than all of the Apollo Shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the Apollo Shares. The Shareholder Rights Plan provides Shareholders with a tender approval mechanism, which is intended to ensure that shareholders can separate the decision to tender from the approval or disapproval of a particular takeover bid.

Unequal Treatment

While existing Canadian provincial securities legislation substantially addresses many concerns in this regard, there remains the possibility that control of Apollo may be acquired pursuant to a private agreement in which one or a small group of shareholders dispose of Apollo Shares at a premium to market price which premium is not shared with the other shareholders. In addition, a person may slowly accumulate Apollo Shares through stock exchange acquisitions, which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders.

Terms of Shareholder Rights Plan

The material terms of the Shareholder Rights Plan are summarized below. The following summary is qualified in its entirety by the full text of the Shareholder Rights Plan, which appears as Schedule K to this Circular. We encourage you to read and review the Shareholder Rights Plan as well as the summary that follows.

Issue of Rights

Each share purchase right (a “Right”) entitles the registered holder to purchase from Apollo, upon the occurrence of a Flip-in Event (as defined below), that number of Apollo Shares having an aggregate market price on the day of the Flip-in Event equal to twice the exercise price for an amount equal to the exercise price. The Rights are not exercisable until the Separation Time (as defined below).

Rights Certificates and Transferability

Before the Separation Time (as defined below), the Rights will be evidenced by certificates for the Apollo Shares which are not transferable separate from the Apollo Shares. From and after the Separation Time, the Rights will be evidenced by separate Rights certificates which will be transferable separate from and independent of the Apollo Shares.

Flip-in Event

A “Flip-in Event” means a transaction as a result of which a person becomes an Acquiring Person (as defined below), provided the Flip-in Event is deemed to occur at the close of business on the tenth day (or such earlier date as determined by the Apollo Board) after the Share Acquisition Date (as defined in the Shareholder Rights Plan). On the occurrence of a Flip-in Event, any Rights beneficially owned by an Acquiring Person (including an affiliate or associate thereof or any person acting jointly or in concert with the Acquiring Person) will become void and any such holder will not have any right to exercise the Rights under the Shareholder Rights Plan.

Acquiring Person

An “Acquiring Person” is, generally, a person who, including others acting jointly or in concert, acquires 20% or more of the Apollo Shares. Under the Shareholder Rights Plan there are various exceptions to this rule, including: where a person acquires 20% or more of the Apollo Shares by way of a Permitted Bid (as defined below) or a Competing Permitted Bid (as defined below).

Permitted Bid Requirements

A Flip-in Event will not occur if a take-over bid is structured as a Permitted Bid. The conditions of a Permitted Bid include the following:

(i) the bid must be made by way of a take-over bid circular to all holders of Apollo Shares;

(ii) the bid must be subject to irrevocable and unqualified conditions that no Apollo Shares shall be taken up or paid for prior to a date which is not less than 60 days after the date of the bid and only if more than 50% of the outstanding Apollo Shares held by shareholders (“independent shareholders”) other than the offeror and its related parties have been tendered to the bid and not withdrawn;

(iii) the bid must provide that Apollo Shares may be deposited at any time during the bid period and that any shares so deposited may be withdrawn at any time during such period; and

(iv) if more than 50% of the Apollo Shares held by independent shareholders are tendered to the bid, the offeror must extend the bid for 10 days to allow holders of Apollo Shares who did not tender initially to take advantage of the bid if they so choose.

Competing Permitted Bid

A Competing Permitted Bid is a take-over bid that:

(i) is made while another Permitted Bid is in existence; and

(ii) satisfies all the requirements of a Permitted Bid except that the Apollo Shares under a Competing Permitted Bid may be taken up on the later of 35 days after the date of the take-over bid was made and 60 days after the earliest date on which any other Permitted Bid that was then in existence was made.

Exercise of Rights

Rights are not exercisable before the Separation Time (defined below). After the Separation Time and before the Expiration Time (defined below), each Right entitles the holder to acquire one Apollo Share for the Exercise Price of $100 (subject to certain anti-dilution adjustments). This Exercise Price is expected to be in excess of the estimated maximum value of the Apollo Shares during the term of the Shareholder Rights Plan. Upon the occurrence of a Flip-In Event prior to the Expiration Time, each Right (other than any Right held by an Acquiring Person, which will become null and void as a result of such Flip-in Event) may be exercised to purchase that number of Apollo Shares which have an aggregate Market Price (as defined in the Shareholder Rights Plan) equal to twice the Exercise Price of the Rights for a price equal to the Exercise Price. Effectively, this means a shareholder of Apollo (other than the Acquiring Person) can acquire additional Apollo Shares from treasury at half their Market Price.

Separation Time

Separation Time occurs on the eighth trading day after the earlier of:

(i) the first date of public announcement that a person has become an Acquiring Person; and

(ii) the date of the commencement or announcement of the intent of a person to commence a take-over bid (other than a Permitted Bid or a Competing Permitted Bid) or such later date as determined by the Apollo Board.

Expiration Time

Expiration Time occurs on the date being the earlier of:

(i) the time at which the right to exercise Rights is terminated under the terms of the Shareholder Rights Plan; and

(ii) the fifth anniversary of the date of the Shareholder Rights Plan.

Redemption of Rights

The Rights may be redeemed by the Apollo Board at its option with the prior approval of the shareholders at any time before a Flip-in Event occurs at a redemption price of $0.0001 per Right (subject to certain antidilution adjustments). In addition, the Rights will be redeemed automatically in the event of a successful Permitted Bid, Competing Bid or a bid for which the Apollo Board has waived the operation of the Shareholder Rights Plan.

Lock-Up Agreements

A bidder may enter into lock-up agreements with shareholders whereby such shareholders agree to tender their Apollo Shares to the take-over bid (the “Locked-up Bid”), provided that:

(i) the agreement:

(A) permits the shareholder to withdraw the Apollo Shares from the lock-up to tender to another bid or to support another transaction that contains an offering price for each Apollo Share that is higher than the offering price contained in or proposed to be contained in the Locked-up Bid;

(B) permits the locked-up person to withdraw from the agreement in order to tender or deposit the Apollo Shares to another bid or to support another transaction that contains an offering price that exceeds the value of the Subject Bid by as much as or more than a specified amount as long as the agreement does not provide for a specified amount that exceeds 7% of the value of the subject bid. For purposes of clarity, an agreement may contain a right of first refusal or require a period of delay (or other similar limitation) to give an offeror an opportunity to match a higher price in another transaction as long as the shareholder can accept another bid or tender to another transaction; and

(ii) no “break-up” fees, “top-up” fees, penalties or other amounts that exceed in the aggregate one half of the cash equivalent of any amount in excess of the amount offered under the Locked-up Bid and that the locked-up shareholder receives pursuant to another take-over bid or transaction shall be payable pursuant to the agreement in the event that the locked-up shareholder fails to tender Apollo Shares pursuant thereto in order to accept the take-over Bid or support another transaction.

Waiver

Before a Flip-in Event occurs, the Apollo Board may waive the application of the flip-in provisions of the Shareholder Rights Plan to any prospective Flip-in Event that would occur by reason of a take-over bid made by a take-over bid circular to all registered holders of Apollo Shares. However, if the Apollo Board waives the Shareholder Rights Plan with respect to a particular bid, it will be deemed to have waived the Shareholder Rights Plan with respect to any other takeover bid made by take-over bid circular to all registered holders of Apollo Shares before the expiry of that first bid. Other waivers of the flip-in provisions of the Shareholder Rights Plan will require prior approval of the shareholders of Apollo. The Apollo Board may also waive the flip-in provisions of the Shareholder Rights Plan in respect of any Flip-in Event provided that the Apollo Board has determined that the Acquiring Person became an Acquiring Person through inadvertence and has reduced its ownership to such a level that it is no longer an Acquiring Person.

Term of the Shareholder Rights Plan

Unless otherwise terminated, the Shareholder Rights Plan will expire on January 17, 2012.

Amendment

Except for minor amendments to correct typographical errors and amendments to maintain the validity of the Shareholder Rights Plan as a result of a change of law, shareholder or rightsholder approval is required for amendments to the Shareholder Rights Plan.

Required Vote; Recommendation of the Apollo Board

The full text of the Rights Plan Resolution that Apollo Shareholders will be asked to approve at the Apollo Meeting is set forth as Schedule E to this Circular. The Shareholder Rights Plan must be ratified by a majority of the votes cast in respect thereof by Apollo Shareholders present in person or represented by proxy at the Apollo Meeting.

The Apollo Board believes that it is in the best interests of Apollo and its shareholders to ratify the Shareholders Rights Plan. The Apollo Board unanimously recommends that you vote “FOR” the ratification of the Shareholder Rights Plan.

FINANCIAL STATEMENTS

At the Apollo Meeting, the Apollo Shareholders will receive the audited consolidated financial statements of Apollo for the fiscal year ended December 31, 2009, together with the auditor’s report thereon.

AUDITORS

The current auditors of Apollo are, and are expected after the Arrangement to remain, Deloitte & Touche LLP located at their offices in Vancouver, British Columbia.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Apollo Shares after the Arrangement is expected to be CIBC Mellon Trust Company located at its offices in Toronto, Ontario.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides securityholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

ADDITIONAL INFORMATION

Apollo has supplied all information contained in this Circular relating to Apollo, and Linear has supplied all information contained in this Circular relating to Linear.

Apollo files reports, information circulars and other information with the SEC under the U.S. Exchange Act and with Canadian securities regulatory authorities under applicable Canadian securities Laws. You may read and copy the information Apollo files with the SEC at the following location of the SEC: Public Reference Room, 100 F Street, M.E., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, M.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Apollo, that file electronically with the SEC. The address of the site is http://www.sec.gov.

The reports, management information circulars and other information Apollo files with Canadian securities regulatory authorities are available on the SEDAR website maintained by the Canadian Securities Administrators at http://www.sedar.com. Apollo also maintains and Internet site that contains information about it at http://www.apollogold.com. Information contained on the Apollo website is not a part of this Circular.

Inquiries including requests for copies of Apollo’s unaudited financial statements and related management’s discussion and analysis for the year ended December 31, 2009, this Circular or the Apollo Proxy may be directed to Apollo at 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220 Attention: Corporate Secretary. Apollo will provide the foregoing documents to any Apollo Shareholder (without charge) upon request.

APOLLO HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE TRANSACTION, APOLLO OR THE COMBINED COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS CIRCULAR OR IN ANY OF THE DOCUMENTS THAT HAVE BEEN INCORPORATED INTO THIS CIRCULAR. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES,

THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS CIRCULAR UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

APOLLO DIRECTORS’ APPROVAL

The contents of this Circular have been approved and the sending of this Circular to the Apollo Shareholders has been authorized by the Apollo Board.

Dated this 26th day of May, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

“R. David Russell” (signed)
R. David Russell, President and Chief Executive Officer

SCHEDULE A
SHARE ISSUANCE RESOLUTION

BE IT RESOLVED THAT:

1.	The issue of up to approximately 302,013,459 (or such other number as may be required to be issued pursuant to the terms of the Arrangement (as defined below)) common shares of Apollo Gold Corporation (“Apollo”) in connection with the acquisition of all of the common shares, common share purchase warrants (“Linear Warrants”) and options to acquire common shares (“Linear Options”) of Linear Gold Corp. (“Linear”) pursuant to an arrangement under section 193 of the Business Corporations Act (Alberta) among Linear, Apollo and 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo (the “Arrangement”), including approximately 15,163,534 (or such other number as may be required to be issued pursuant to the terms of the Arrangement) common shares of Apollo issuable on the exercise of replacement options of Apollo (the “Apollo Replacement Options ”), to be issued in exchange for all of the outstanding Linear Options, and approximately 44,766,716 (or such other number as may be required to be issued pursuant to the terms of the Arrangement) common shares of Apollo issuable on the exercise of replacement warrants of Apollo (the “Apollo Replacement Warrants”), to be issued in exchange for all of the outstanding Linear Warrants, be and it is hereby authorized and approved.
2.	The issuance of the Apollo Replacement Options and the Apollo Replacement Warrants be and it is hereby authorized and approved.
3.	Any officer or director of Apollo is hereby authorized and directed for and on behalf of and in the name of Apollo to execute, under the seal of Apollo or otherwise, and to deliver, all such documents, agreements and instruments and to do all such acts and things as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing.

A-1

SCHEDULE B
OPTION PLAN AMENDMENT RESOLUTION

BE IS RESOLVED THAT:

1.	The amended incentive stock option incentive plan of Apollo Gold Corporation (“Apollo”) be and is hereby approved substantially in the form attached as Schedule J to the management information circular of Apollo dated May 26, 2010.
2.	Any officer or director of Apollo is hereby authorized and directed for and on behalf of and in the name of Apollo to execute, under the seal of Apollo or otherwise, and to deliver, all such documents, agreements and instruments and to do all such acts and things as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolution and the matter authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing.

B-1

SCHEDULE C
NAME CHANGE RESOLUTION

BE IT RESOLVED THAT:

1.	Apollo Gold Corporation (“Apollo”) be and is hereby authorized to amend the articles of continuance (the “Amendment”) to change its corporate name to “Brigus Gold Corp.” or such other name as may be approved by the board of directors of Apollo and the applicable regulatory authorities.
2.	Any one director or officer of Apollo be and is hereby authorized on behalf of Apollo to take all such further actions and to execute and deliver all such further agreements, instruments and documents relating to, contemplated by, necessary or desirable in connection with this special resolution, the Amendment and the changing of the name of Apollo (including, without limitation, the delivery and/or filing of articles of amendment in the prescribed form under the Business Corporations Act (Yukon)), all such agreements, instruments and documents being collectively referred to herein as the “Documents”), in the name and on behalf of Apollo and under its corporate seal or otherwise, on such terms and conditions and in such form, with such alterations, additions, modifications and changes thereto, as in such individual’s opinion may be necessary or desirable to give effect to this special resolution, which opinion and the approval thereof shall be conclusively evidenced by the taking of such further actions and the execution and delivery of the Documents, and the execution and delivery of the Documents and the taking of such further actions by such individual shall be conclusive evidence that same is authorized by this special resolution.
3.	Notwithstanding any of the foregoing, at any time prior to the Amendment becoming effective, the board of directors of Apollo is hereby authorized, without further approval or action by or prior notice to the shareholders of Apollo, to revoke this special resolution and discontinue the Amendment if deemed appropriate by the board of directors in the circumstances.

C-1

SCHEDULE D
SHARE CONSOLIDATION RESOLUTION

BE IT RESOLVED THAT:

1.	Apollo Gold Corporation (“Apollo”) be and is hereby authorized to amend its issued capital by consolidating all of its issued and outstanding common shares as soon as practicable following completion of the arrangement among Apollo, 1526735 Alberta ULC and Linear Gold Corp., on the basis of one post-consolidation common share for every four pre-consolidation common shares, and any fractional common shares arising on the consolidation of the common shares of Apollo shall be adjusted such that each fractional share that is less than one-half of one common share will be cancelled without any compensation therefor and each fractional share that is at least one-half of one common share will be adjusted upward to one whole common share.
2.	Any one director or officer of Apollo be and is hereby authorized on behalf of Apollo to take all such actions and to execute and deliver all such agreements, instruments and documents relating to, contemplated by, necessary or desirable in connection with this special resolution and the consolidation of the issued capital of Apollo (including, without limitation, the delivery and/or filing of articles of amendment in the prescribed form under the Business Corporations Act (Yukon)), all such agreements, instruments and documents being collectively referred to herein as the “Documents”), in the name and on behalf of Apollo and under its corporate seal or otherwise, on such terms and conditions and in such form, with such alterations, additions, modifications and changes thereto, as in such individual’s opinion may be necessary or desirable to give effect to this special resolution, which opinion and the approval thereof shall be conclusively evidenced by the taking of such further actions and the execution and delivery of the Documents, and the execution and delivery of the Documents and the taking of such further actions by such individual shall be conclusive evidence that same is authorized by this special resolution.
3.	Notwithstanding any of the foregoing, at any time prior to the consolidation becoming effective, the board of directors of Apollo is hereby authorized, without further approval or action by or prior notice to the shareholders of Apollo, to revoke this special resolution and discontinue the consolidation if deemed appropriate by the board of directors in the circumstances.

D-1

SCHEDULE E
RIGHTS PLAN RESOLUTION

BE IT RESOLVED THAT:

1.	The shareholder rights plan of Apollo Gold Corporation (the “Shareholder Rights Plan”) be and is hereby reconfirmed, ratified and approved and shall continue in full force and effect pursuant to the terms set out in the Shareholder Rights Plan; and
2.	Any director or officer of Apollo Gold Corporation is authorized to take such actions as such director or officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the taking of any such actions.

E-1

SCHEDULE F
ARRANGEMENT AGREEMENT

APOLLO GOLD CORPORATION

and

1526735 alberta ULC

and

LINEAR GOLD CORP.

ARRANGEMENT AGREEMENT

Dated as of March 31, 2010

SCHEDULES

SCHEDULE “A” PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
SCHEDULE “B” LINEAR COVERTIBLE SECURITIES

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as the 31st day of March, 2010

A M O N G :

APOLLO GOLD CORPORATION,
a corporation existing under the
Business Corporations Act (Yukon),

(hereinafter referred to as “Apollo”)

OF THE FIRST PART

- and -

1526735 ALBERTA ULC,
an unlimited liability company existing under the
the Business Corporations Act (Alberta),

(hereinafter referred to as “Apollo Subco”)

OF THE SECOND PART

- and -

LINEAR GOLD CORP.,
a corporation existing under the
Canada Business Corporations Act,

(hereinafter referred to as “Linear”)

OF THE THIRD PART

WITNESSES THAT:

WHEREAS Apollo Subco is wholly-owned by Apollo;

AND WHEREAS Apollo, Apollo Subco and Linear propose to effect a business combination to combine the business and assets of Linear with those of Apollo;

AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (Alberta);

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

Section 1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Acquisition Proposal” means, with respect to Apollo or Linear, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to the other party under this Agreement or the Arrangement;

“Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended or supplemented from time to time;

“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated by the Plan of Arrangement;

“Amalgamating Corporations” means, collectively, Apollo Subco and Linear;

“AMEX” means the NYSE Amex Equities Exchange;

“Apollo” means Apollo Gold Corporation, a corporation existing under the YBCA;

“Apollo Disclosure Documents” means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by Apollo to the public and filed pursuant to applicable Securities Laws or otherwise posted on SEDAR or EDGAR after January 1, 2009;

“Apollo Employee Plans” has the meaning ascribed thereto in subsection 3.2(ii);

“Apollo Leased Premises” has the meaning ascribed thereto in subsection 3.2(dd);

“Apollo Meeting” means the annual and special meeting, including any adjournments or postponements thereof, of the Apollo Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement;

“Apollo Options” means the outstanding options to purchase an aggregate of 11,561,871 Apollo Shares issued pursuant to the Apollo Stock Option Plan;

“Apollo Material Properties” means, collectively, those properties commonly referred to as Black Fox, Grey Fox and Pike River, in which Apollo has an interest as described in the Apollo Disclosure Documents;

“Apollo Proxy Circular” means the management information circular, including all schedules and exhibits thereto, to be prepared by Apollo with the assistance of Linear in respect of the Apollo Meeting;

“Apollo Replacement Options” means the stock options of Apollo to be granted to the holders of Linear Options on the terms and conditions set out in the Plan of Arrangement;

“Apollo Replacement Warrants” means the common share purchase warrants of Apollo to be issued to the holders of Linear Warrants on the terms and conditions set out in the Plan of Arrangement;

“Apollo Shareholders” means, at any time, the holders of Apollo Shares;

“Apollo Shares” means the common shares in the capital of Apollo;

“Apollo Stock Option Plan” means the stock option plan of Apollo adopted in December 2003 and amended and restated as of May 7, 2009;

“Apollo Subco” means 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo existing under the ABCA;

“Apollo Subsidiaries” has the meaning ascribed thereto in subsection 4.1(b);

“Apollo Support Agreements” means, collectively, the support agreements between Linear and each of the Apollo Support Parties;

“Apollo Support Parties” means the persons who shall execute and deliver to Linear an Apollo Support Agreement being R. David Russell, Melvyn Williams, Marvin Kaiser, David Peat, Richard Nanna, Robert Babensee, W.S. Vaughan, Brent Timmons, Timothy Smith, Wendy Yang, Michael Hobart and Charles Stott;

“Arrangement” means the arrangement under the provisions of Section 193 of the ABCAon the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means articles of arrangement in respect of the Arrangement required by the ABCA to be filed with the Registrar after the Final Order is made;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Calgary, Alberta;

“Canadian GAAP” means accounting principles generally accepted in Canada;

“CBCA” means the Canada Business Corporations Act, including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Certificate” means the certificate giving effect to the Amalgamation issued by the Registrar on the Articles of Amalgamation pursuant to subsection 193(11) of the ABCA;

“Completion Deadline” means the date by which the transactions contemplated by this Agreement are to be completed, which date shall be no later than July 2, 2010;

“Confidentiality Agreement” means the confidentiality agreement dated January 6, 2010 between Apollo and Linear;

“Continuance” means the continuance of Linear to be completed under the ABCA pursuant to the Plan of Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System;

“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

“Effective Time” means 5:00 p.m. (Toronto time) on the Effective Date;

“Environmental Laws” has the meaning ascribed thereto in subsection 3.1(kk);

“Final Order” means the order of the Court pursuant to subsection 193(9) of the ABCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Governmental Authority” means and includes, without limitation, any national, federal, provincial, state, county or municipal government, governmental or public department, court, tribunal, commission, board, bureau or agency or any political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;

“Interim Order” means the interim order of the Court, as such order may be amended, pursuant to subsection 193(4) of the ABCA made in connection with the Arrangement;

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, directives, instruments, policies, notices, directions and judgments or other requirements of any Governmental Authority;

“Lender Consent Letter” means the consent letter, dated as of March 9, 2010, among the Lenders, Linear and Apollo, pursuant to which, among other things, the Lenders consented to the Arrangement upon the terms and conditions set out therein;

“Lender Lock-Up Agreements” means, collectively, the lock-up agreements entered into by each of the Lenders dated March 18, 2010 pursuant to which each Lender agrees, among other things, not to, directly or indirectly, exercise or offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of any of the Apollo Shares or common share purchase warrants of Apollo held by them until December 31, 2010, or such earlier date specified therein;

“Lenders” means, collectively, Macquarie Bank Limited and RMB Australia Holdings Limited, being the lenders to Apollo under the Project Facility Agreement;

“Lender Support Agreements” means, collectively, the support agreements entered into by each of the Lenders dated March 18, 2010 pursuant to which each Lender agrees, among other things, to support and vote in favour of the Arrangement;

“Letter of Intent” means the binding letter of intent dated March 9, 2010 between Apollo and Linear, as amended March 18, 2010, setting out, among other things, the terms and conditions of the Arrangement;

“Linear” means Linear Gold Corp., a corporation existing under the CBCA;

“Linear Audited Financial Statements” has the meaning ascribed thereto in subsection 3.1(n);

“Linear Convertible Securities” means, collectively, the Linear Options and the Linear Warrants as set out in Schedule B;

“Linear Disclosure Documents” means all publicly available press releases, material change reports, annual information forms, information circulars, financial statements and other documents that have been disclosed by Linear to the public and filed pursuant to applicable Securities Laws or otherwise posted on SEDAR after January 1, 2009;

“Linear Employee Plans” has the meaning ascribed thereto in subsection 3.1(gg);

“Linear Leased Premises” has the meaning ascribed thereto in subsection 3.1(bb);

“Linear Listed Warrants” means, collectively, an aggregate of up to 5,203,750 Linear Warrants outstanding on the date hereof which were issued pursuant to the Linear Warrant Indenture;

“Linear Meeting” means the special meeting, including any adjournments or postponements thereof, of the Linear Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Continuance and the Arrangement;

“Linear Options” means, collectively, an aggregate of up to 2,770,000 options as set out in Schedule B;

“Linear Material Properties” means, collectively, those properties commonly referred to as the Box mine and the Athona deposit, in which Linear has an interest as described in the Linear Disclosure Documents;

“Linear Proxy Circular” means the management information circular, including all schedules and exhibits thereto, to be prepared by Linear with the assistance of Apollo in respect of the Linear Meeting;

“Linear Securityholders” means, collectively, the Linear Shareholders, the holders of Linear Options and the holders of Linear Warrants;

“Linear Shareholders” means, at any time, the holders of Linear Shares;

“Linear Stock Option Plan” means the stock option plan of Linear adopted on September 29, 2006;

“Linear Shares” means the common shares in the capital of Linear;

“Linear Subsidiaries” has the meaning ascribed thereto in subsection 3.1(b);

“Linear Support Agreements” means, collectively, the support agreements between Apollo and each of the Linear Support Parties;

“Linear Support Parties” means the persons who shall execute and deliver to Apollo a Linear Support Agreement being Wade Dawe, Brian MacEachen, Keith Abriel, Howard Bird, Michael Sylvestre, Emin Eyi, Peter Dimmell, Derrick Gill, Danny Gallivan and Michael Gross;

“Linear Warrant Indenture” means the common share purchase warrant indenture between Linear and Computershare Trust Company of Canada dated November 19, 2009 providing for, among other things, the issue of up to 5,203,750 Linear Listed Warrants;

“Linear Warrants” means, collectively, an aggregate of up to 8,177,764 warrants as set out in Schedule B;

“Material Adverse Change”when used in connection with an entity means any change (or any condition, event or development involving a prospective change) in the business, affairs, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such entity which has or is reasonably likely to have a Material Adverse Effect on such entity and its parent (if applicable) or subsidiaries, taken as a whole;

“Material Adverse Effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries, taken as a whole;

“Mining Rights” has the meaning ascribed thereto in subsection 3.1(f);

“Plan of Arrangement” means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with Section 7.01 of the Plan of Arrangement or Section 7.1 hereof;

“Project Facility Agreement” means the agreement among Apollo, the Lenders and RMB Resources Inc. dated February 20, 2009, as amended, relating to Apollo’s credit facility in respect of Apollo’s Black Fox project;

“Receiving Party” has the meaning ascribed thereto in subsection 6.1(b)(v)(A);

“Registrar” means the Registrar of Corporations of Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

“Reporting Provinces” means, collectively, the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador;

“Resigning Directors” means, collectively, those directors of Apollo who shall resign as directors effective as of the Effective Date and who shall cease to be directors of Apollo upon completion of the Arrangement;

“Responding Party” has the meaning ascribed thereto in subsection 6.1(c);

“SEC” means the Securities and Exchange Commission of the United States of America;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Act provided under Section 3(a)(10) thereof;

“Securities Authorities” means, collectively, the securities regulatory authorities in the provinces and territories of Canada and the United States and the states thereof, including the SEC;

“Securities Laws” means, unless the context otherwise requires, all applicable securities laws in the provinces and territories of Canadaand the federal laws and regulations of United States of America and the laws and regulations of the states thereof and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other regulatory instruments of the Securities Authorities in such jurisdictions;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

“Superior Proposal” has the meaning ascribed thereto in subsection 6.1(b)(v)(A);

“Tax” and “Taxes” have the meanings ascribed thereto in subsection 3.1(o);

“Tax Act” means the Income Tax Act (Canada);

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States of America;

“YBCA” means the Business Corporations Act (Yukon), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America;

“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America; and

“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America.

In addition, words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA unless the context otherwise requires.

Section 1.2  Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

Section 1.3  Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Authority, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section 1.4  Date for any Action.

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5  Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.6 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Section 1.7  Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof which is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof which it replaces.

Section 1.8  Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP in regard to Linear and under U.S. GAAP in regard to Apollo and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP in regard to Linear and in a manner consistent with U.S. GAAP in regard to Apollo.

Section 1.9  Knowledge

Where the phrases “to the knowledge of Apollo” is used in respect of Apollo or the Apollo Subsidiaries or “to the knowledge of Linear” is used in respect of Linear or the Linear Subsidiaries, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (i) in the case of Apollo and the Apollo Subsidiaries, the collective actual knowledge of David Russell and Mel Williams after due enquiry and (ii) in the case of Linear and the Linear Subsidiaries, the collective actual knowledge of Wade Dawe, Keith Abriel and Brian MacEachen after due enquiry.

Section 1.10 Meaning of Certain Phrase

In this Agreement the phrase “in the ordinary course of business” shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration for and development of precious and base metals and in the construction and operation of precious and base metal mines, and “including” means “including, without limitation”.

Section 1.11 Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Linear Convertible Securities

ARTICLE 2
THE ARRANGEMENT

Section 2.1 Arrangement

The Amalgamating Corporations shall amalgamate by way of arrangement pursuant to Section 193 of the ABCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement, and the Arrangement shall be comprised of substantially the events or transactions, taken in the sequence indicated, in Schedule A to this Agreement.

Section 2.2 Effective Date

The Arrangement shall become effective at the Effective Time and at such time the Amalgamating Corporations shall amalgamate and continue as one unlimited liability corporation (the “Surviving Corporation”) on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

Section 2.3 Board of Directors

As of the Effective Time, the board of directors of Apollo (the “New Board”) shall consist of seven (7) directors appointed as follows: three (3) current Apollo board members or Apollo nominees; three (3) Linear nominees (including Wade Dawe who shall be appointed Chairman of the Board of Directors); and one (1) nominee who shall be a technical person mutually agreed upon by Apollo and Linear. For greater certainty, subject to delivery of customary mutual releases (in a form acceptable to Linear, acting reasonably), each of the Resigning Directors shall resign as a director of Apollo effective as of the Effective Time.

Section 2.4 Name Change

Immediately following the Effective Time, Apollo shall file articles of amendment with the Registrar under the YBCA to change the name of Apollo to a name to be agreed to by Apollo and Linear.

Section 2.5 Management Changes

Apollo hereby agrees that immediately prior to the completion of the Arrangement Linear shall effect all management terminations, buyouts, severance payments and retention bonuses in respect of Linear management and staff in accordance with management contracts and common law and, subject to the approval of the board of directors of Linear, in amounts not to exceed an aggregate of $1,700,000. Apollo agrees that upon completion of the Arrangement, Apollo will enter into employment agreements with any Linear management and staff whose employment shall continue with the Surviving Corporation following completion of the Arrangement in form and substance satisfactory to each of Linear and Apollo, each acting reasonably. Upon completion of the Arrangement, R. David Russell shall resign as President and Chief Executive Officer of Apollo and, subject to delivery of customary releases, shall be paid all termination and other amounts owing pursuant to his employment agreement (which the parties hereby agree shall not exceed approximately US$1,700,000 in the aggregate) and an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on the date hereof will remain in effect for a period of one year following the Effective Date. Upon completion of the Arrangement, R. David Russell shall enter into a consulting agreement with the Surviving Corporation in form and substance satisfactory to Linear and Apollo, each acting reasonably.

Section 2.6 Consultation

Apollo and Linear will consult with the other in issuing any press release or otherwise making any public statement with respect to this Agreement, the Arrangement or their respective businesses and in making any filing with any Governmental Authority, Securities Authority or stock exchange with respect thereto. Each of Apollo and Linear shall use its commercially reasonable best efforts to enable the other to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof.

Section 2.7 Court Proceedings

As soon as is reasonably practicable after the date of execution of this Agreement, Linear and Apollo Subco shall apply to the Court pursuant to Section 193 of the ABCA for an order approving the Arrangement and, in connection with such application, Linear and Apollo Subco shall:

(a)	file, proceed with and diligently prosecute an application to the Court for the Interim Order providing for, among other things, the calling and holding of the Linear Meeting; and
(b)	subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

The notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Linear and Apollo Subco, each acting reasonably, and, in the case of the application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(i)	for the persons to whom notice is to be provided in respect of the Arrangement for the Linear Meeting and for the manner in which such notice is to be provided;
(ii)	that the requisite approval of the Linear Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by Linear Shareholders present in person or represented by proxy at the Linear Meeting;
(iii)	that in all other respects, the terms, conditions and restrictions of the Linear constating documents, including quorum requirements and other matters, shall apply in respect of the Linear Meeting;
(iv)	for the grant of the Dissent Rights;
(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;
(vi)	that the Linear Meeting may be adjourned from time to time by management of Linear without the need for additional approval of the Court; and
(vii)	that the record date for Linear Shareholders entitled to notice of and to vote at the Linear Meeting will not change in respect of any adjournment(s) of the Linear Meeting.

Section 2.8 U.S. Securities Law Matters

The parties agree that the Arrangement will be carried out with the intention that all Apollo Shares and other securities of Apollo issued on completion of the Arrangement to the Linear Securityholders will be issued by Apollo in reliance on the exemption from the registration requirements of the 1933 Act, provided by the Section 3(a)(10) Exemption. In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;
(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Linear Securityholders subject to the Arrangement;
(d)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Linear Securityholders;
(e)	Linear will ensure that each Linear Securityholder entitled to receive securities of Apollo on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	the Linear Securityholderswill be advised that the securities of Apollo issued in the Arrangement have not been registered under the 1933 Act and will be issued by Apollo in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act with respect to affiliates of Apollo;
(g)	the Interim Order will specify that each Linear Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and
(h)	the Final Order shall include a statement to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Apollo, pursuant to the Plan of Arrangement.”

Section 2.9 Articles of Arrangement

Subject to the rights of termination contained in Section 7.3 hereof, upon the Linear Shareholders approving the Continuance in accordance with the CBCA and the Arrangement in accordance with the Interim Order, the Amalgamating Corporations obtaining the Final Order, the Apollo Shareholders approving the Arrangement at the Apollo Meeting as required by this Agreement and applicable Laws, including the rules and policies of the TSX and AMEX, and the other conditions contained in Article 5 hereof being complied with or waived, Linear shall proceed with the Continuance and thereafter the Amalgamating Corporations shall jointly file Articles of Arrangement, in duplicate, with the Registrar together with such other documents as may be required in order to effect the Arrangement.

Section 2.10 Cancellation of Apollo Shares

Effective as of the Effective Time, an aggregate of 62,500,000 Apollo Shares owned by Linear shall be cancelled without any payment.

Section 2.11 Closing

The closing of the Arrangement will take place at the offices of Fogler, Rubinoff LLP, 95 Wellington Street West, Suite 1200, Toronto-Dominion Centre, Toronto, Ontario at 9:00 a.m. on the Effective Date.

Section 2.12 U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Internal Revenue Code. Each party, to the extent it is required to make any filings in the United States, agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code for all U.S. federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Internal Revenue Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Internal Revenue Code that such treatment is not correct or in connection with the settlement of a tax controversy. Each party hereto agrees to act in a manner that is consistent with the parties’ intention that the Arrangement be treated as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code for all U.S. federal income tax purposes. However, neither Apollo nor Apollo Subco makes any representation or warranty to Linear, any Linear Shareholder, any holder of Linear Options or any holder of Linear Warrants regarding (a) the qualification of the amalgamation of Amalgamating Corporations as a “reorganization” within the meaning of section 368(a)(1) of the U.S. Internal Revenue Code or (b) the U.S. federal income tax consequences of the amalgamation of the Amalgamating Corporations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Linear

Linear hereby represents and warrants to and in favour of Apollo and Apollo Subco and acknowledges that each of Apollo and Apollo Subco is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)	each of Linear and each of the Linear Subsidiaries is a corporation duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and Linear has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder;
(b)	Linear has no subsidiaries other than the following (the “Linear Subsidiaries” and each an “Linear Subsidiary”) and, other than the acquisition by Linear of an aggregate of 62,500,000 Apollo Shares effective March 19, 2010, no investment in any person which, for the financial year ended March 31, 2009 accounted for or which, for the financial year ending March 31, 2010 is expected to account for, more than five percent of the consolidated assets or consolidated revenues of Linear or would otherwise be material to the business and affairs of Linear on a consolidated basis:

Linear Subsidiaries	Corporate Jurisdiction	Percentage Ownership
Linear Gold Caribe, S.A.	Panama	100%
Linear Gold Holdings Corp.	Canada	100%
Linear Gold Mexico, S.A. de C.V.	Mexico	100%
Linear Gold Mineracao Ltda.	Brazil	100%
Servicios Ixhuatán, S.A. de C.V.	Mexico	100%
7153945 Canada Inc.	Canada	100%
(c)	Linear owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Linear Subsidiaries set out above, all of the issued and outstanding shares of the Linear Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Linear Disclosure Documents, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Linear or any of the Linear Subsidiaries of any interest in any of the shares in the capital of any of the Linear Subsidiaries;
(d)	other than as disclosed in the Linear Disclosure Documents, Linear and each of the Linear Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Linear or any Linear Subsidiary. In particular, without limiting the generality of the foregoing, neither Linear nor any of the Linear Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Linear Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Linear or any Linear Subsidiary;

(e)	except as disclosed in the Linear Disclosure Documents, (A) Linear and the Linear Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material property or assets as described in the Linear Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of Linear or any Linear Subsidiary as currently conducted, (B) none of Linear or any Linear Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights and (C) none of Linear or any Linear Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to such Mining Rights;
(f)	except as disclosed in the Linear Disclosure Documents, Linear and the Linear Subsidiaries hold either freehold title, mining leases, mining concessions, mining claims or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located (collectively, “Mining Rights”), in respect of the ore bodies and minerals located in properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Linear or the applicable Linear Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Linear or any Linear Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary; Linear and the Linear Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Linear and the Linear Subsidiaries have an interest as described in the Linear Disclosure Documents granting Linear or the applicable Linear Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Linear or the applicable Linear Subsidiary, with only such exceptions as do not interfere with the use made by Linear or the applicable Linear Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Linear or a Linear Subsidiary except where the failure to be so would not have a Material Adverse Effect on Linear or any Linear Subsidiary. The Mining Rights in respect of Linear’s properties, as disclosed in the Linear Disclosure Documents, constitute a description of all material Mining Rights held by Linear and the Linear Subsidiaries;
(g)	Linear has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Linear Material Properties or the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Linear, no such information contains any material misrepresentation. Except as disclosed in the Linear Disclosure Documents, Linear does not have any knowledge of a Material Adverse Change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;
(h)	to the best of the knowledge of Linear, except as disclosed in the Linear Disclosure Documents, the technical reports in respect of each of the Linear Material Properties, as supplemented by the disclosure in respect of such properties in the Linear Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of each of the Linear Material Properties, respectively, except as disclosed in the Linear Disclosure Documents, there has been no change of which Linear is aware that would disaffirm any aspect of such reports in any material respect, other than a contemplated increase in capital expenditures;
(i)	Linear is a reporting issuer under the Securities Laws of each of the provinces of British Columbia, Alberta, Manitoba, Ontario, Quebec, Nova Scotia, is not in default of any requirement of such Securities Laws and Linear is not included on a list of defaulting reporting issuers maintained by the Securities Authorities of such provinces;

(j)	Linear is not subject to any cease trade order or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Linear, no investigation or other proceedings involving Linear which may operate to prevent or restrict trading of any securities of Linear are currently in progress or pending before any applicable stock exchange or Securities Authority;
(k)	the execution and delivery of this Agreement, the performance by Linear of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Linear including, without limitation, applicable Securities Laws and the policies, rules and regulations of the TSX; (B) the constating documents, by-laws or resolutions of Linear which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Linear is a party or by which it is bound; or (D) any judgment, decree or order binding Linear, any Linear Subsidiary or the property or assets thereof;
(l)	Linear is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change in respect of Linear and the Linear Subsidiaries (taken as a whole) since December 31, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Linear Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Linear has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;
(m)	except as disclosed in the Linear Disclosure Documents, neither Linear nor any Linear Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:
(A)	the purchase of any material property or assets or any interest therein, other than the purchase of the residual 16.875% participating interest in the Crackingstone Joint Venture for $50,000, or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Linear or any Linear Subsidiary whether by asset sale, transfer of shares or otherwise;
(B)	the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Linear) of Linear or any Linear Subsidiary; or
(C)	a proposed or planned disposition of shares by any Linear Shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Linear or any Linear Subsidiary;
(n)	the audited consolidated financial statements of Linear as at and for the year ended March 31, 2009 (the “Linear Audited Financial Statements”) and consolidated comparative financial statements for the nine months ended December 31, 2009 have been prepared in accordance with Canadian GAAP and present fully, fairly and correctly in all material respects, the consolidated financial condition of Linear as at the date thereof and the results of the operations and the changes in the financial position of Linear for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Linear and except as disclosed in the Linear Disclosure Documents, there has been no change in accounting policies or practices of Linear since December 31, 2009;
(o)	all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (individually, a “Tax” and, collectively, “Taxes”) due and payable by Linear and the Linear Subsidiaries have been paid, except where the failure to pay such Taxes would not constitute an adverse material fact in respect of Linear or any Linear Subsidiary or have a Material Adverse Effect on Linear or any Linear Subsidiary. All Tax returns, declarations, remittances and filings required to be filed by Linear and the Linear Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary. To the best of the knowledge of Linear, no examination of any Tax return of Linear or any Linear Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Linear or any Linear Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Linear or have a Material Adverse Effect on Linear or any Linear Subsidiary;
(p)	Linear’s auditors who audited the Linear Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Linear and Linear’s auditors or, to the knowledge of Linear, any former auditors of Linear;
(q)	other than: (i) 2,770,000 Linear Shares issuable pursuant to outstanding stock options of Linear; and (ii) 8,177,764 Linear Shares issuable pursuant to the Linear Warrants, no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Linear or of any of the Linear Subsidiaries;
(r)	to Linear’s knowledge, other than the Linear Support Agreements, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Linear or of the Linear Subsidiaries;
(s)	except as disclosed in the Linear Disclosure Documents, none of the officers or employees of Linear or of any Linear Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Linear or securities of any person exchangeable for more than 10% of any class of securities of Linear, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Linear or any of the Linear Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Linear on a consolidated basis;
(t)	except as disclosed in the Linear Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Linear or any Linear Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Linear and the Linear Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Linear or any Linear Subsidiary and, to the knowledge of Linear, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Linear or with respect to its properties;
(u)	except as disclosed in the Linear Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Linear’s knowledge, threatened against or affecting Linear, the Linear Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Linear’s knowledge, there is no basis therefor and neither Linear nor any Linear Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Linear or any Linear Subsidiary or that would adversely affect the ability of Linear to perform its obligations under this Agreement;
(v)	none of Linear nor any of the Linear Subsidiaries is in violation of its constating documents or, except as disclosed in the Linear Disclosure Documents, in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;
(w)	Linear and each of the Linear Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Linear and the Linear Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;
(x)	except as disclosed in the Linear Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Linear and the Linear Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, neither Linear nor any Linear Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. All material leases, licences and other agreements pursuant to which Linear or any Linear Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement. None of the properties (or any interest in, or right to earn an interest in, any property) of Linear or any Linear Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Linear Disclosure Documents;
(y)	this Agreement has been duly authorized and executed and delivered by Linear and constitutes a valid and binding obligation of Linear and is enforceable against Linear in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;
(z)	the authorized capital of Linear consists of an unlimited number of Linear Shares, of which, as at the close of business on March 29, 2010, 44,222,573 Linear Shares were issued and outstanding as fully paid and non-assessable shares of Linear;
(aa)	other than as set out in the Linear Disclosure Documents, neither Linear nor any of the Linear Subsidiaries has made any loans to or guaranteed the obligations of any person;
(bb)	with respect to those leased premises of Linear or the Linear Subsidiaries which are material to Linear and the Linear Subsidiaries on a consolidated basis and which Linear or any of the Linear Subsidiaries occupies as tenant (the “Linear Leased Premises”), Linear or such Linear Subsidiary occupies the Linear Leased Premises and has the exclusive right to occupy and use the Linear Leased Premises and each of the leases pursuant to which Linear and/or the Linear Subsidiaries occupies the Linear Leased Premises is in good standing and in full force and effect;
(cc)	the assets of Linear and the Linear Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Linear has not failed to promptly give any notice of any material claim thereunder;

(dd)	each of Linear and each of the Linear Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such Laws could not reasonably be expected to have a Material Adverse Effect on Linear or any Linear Subsidiary, and has not and is not engaged in any unfair labour practice;
(ee)	there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Linear’s or any of the Linear Subsidiaries’ business, taken as a whole, and each of Linear and each of the Linear Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;
(ff)	no union has been accredited or otherwise designated to represent any employees of Linear or any of the Linear Subsidiaries and, to the knowledge of Linear, no accreditation request or other representation question is pending with respect to the employees of Linear or any of the Linear Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Linear’s facilities and none is currently being negotiated by Linear or any Linear Subsidiary;
(gg)	the Linear Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Linear for the benefit of any current or former director, officer, employee or consultant of Linear (the “Linear Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Linear Employee Plans;
(hh)	Linear maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP and to maintain accountability for assets. Linear has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Linear’s auditors and the audit committee of Linear’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Linear’s ability to record, process, summarize and report financial information and has identified for Linear’s auditors and Linear’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Linear’s internal control over financial reporting;
(ii)	management of Linear has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Linear in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Law is recorded, processed, summarized and reported within the time periods specified in such legislation, laws and rules. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Linear in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Law is accumulated and communicated to Linear’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;

(jj)	except as disclosed in the Linear Disclosure Documents, none of the directors, officers or employees of Linear or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Linear or its Linear Subsidiaries which materially affects, is material to or will materially affect Linear or any Linear Subsidiary;
(kk)	the minute books and records of Linear and the Linear Subsidiaries made available to Apollo and its counsel in connection with their due diligence investigation of Linear for the periods from January 1, 2007 to the date hereof are all of the minute books and records of Linear and the Linear Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Linear and the Linear Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Linear or any of its Linear Subsidiaries to the date hereof not reflected in such minute books and other records;
(ll)	neither Linear nor any of its Linear Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Linear Leased Premises, any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;
(mm)	without limiting the generality of the immediately preceding paragraph, neither Linear nor any of the Linear Subsidiaries have any knowledge of, and have not received any notice of, any currently outstanding material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Linear or any Linear Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Linear is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and to the knowledge of Linear neither Linear, nor any Linear Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;
(nn)	there are no orders, rulings or directives issued, pending or, to the best of Linear’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Linear or any of the Linear Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Linear or any of the Linear Subsidiaries (including the Linear Leased Premises) which would have a Material Adverse Effect on Linear or any of its Linear Subsidiaries;
(oo)	Linear and the Linear Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities and those arising under permits, licenses or approvals from applicable Governmental Authorities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Linear or any of the Linear Subsidiaries;
(pp)	all information which has been prepared by Linear and the Linear Subsidiaries relating to Linear and the Linear Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Apollo, including all financial, marketing, sales and operational information provided to Apollo is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading;
(qq)	Linear is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII — Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario);
(rr)	Linear has not entered into any arrangement whereby Linear will have any liability for financial advisor’s, broker’s or finder’s fees (including, without limitation, any disbursements, expenses or fairness opinion) in respect of the Arrangement, except for Linear’s fees and disbursements to its financial advisors. Linear has provided to Apollo true and correct copies of its agreements with each of its financial advisors;
(ss)	Linear is not in material breach of, and has complied in all material respects with all of its covenants and other obligations set out in, the Letter of Intent as of the date of this Agreement; and
(tt)	other than any Tax payable by Linear resulting from the anticipated deemed disposition of the outstanding shares of Linear Gold Mexico, S.A. de C.V. occurring as a result of the completion of the Arrangement, which, to the knowledge of Linear and based on currently available information, Linear believes will not result in a material Tax liability or material withholding Tax obligation in respect of Linear or any Linear Subsidiary, the transactions contemplated by this Agreement will not cause Apollo Subco, Linear, any Linear Subsidiary or the Surviving Corporation to incur any Tax liability or be subject to any withholding Tax obligation with respect to any Linear Subsidiary in any jurisdiction in which such Linear Subsidiary is organized, conducts business or owns real property.

Section 3.2 Representations and Warranties of Apollo and Apollo Subco

Apollo and Apollo Subco hereby jointly and severally represent and warrant to and in favour of Linear and acknowledge that Linear is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)	each of Apollo and each of the Apollo Subsidiaries is a corporation duly incorporated, continued or amalgamated and validly existing under the Laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, has all requisite corporate power and authority and is duly qualified and holds all necessary material permits, licences and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up, and each of Apollo and Apollo Subco has all requisite power and authority to enter into this Agreement and to carry out their respective obligations hereunder;
(b)	Apollo has no subsidiaries other than the following (the “Apollo Subsidiaries” and each an “Apollo Subsidiary”) and, other than the transactions contemplated by this Agreement, no investment in any person which, for the financial year ended December 31, 2009 accounted for or which, for the financial year ending December 31, 2010 is expected to account for, more than five percent of the consolidated assets or consolidated revenues of Apollo or would otherwise be material to the business and affairs of Apollo on a consolidated basis:

Apollo Subsidiaries	Corporate Jurisdiction	Percentage Ownership
Apollo Gold, Inc.	Delaware	100%
Mine Development Finance, Inc.	Delaware	100%
Minera Sol de ORO S.A. de C.V.	Mexico	100%
Minas de Argonautas S de R.L. de C.V.	Mexico	100%
1526735 Alberta ULC	Alberta	100%

(c)	Apollo owns, directly or indirectly, the percentage of issued and outstanding shares of each of the Apollo Subsidiaries set out above, all of the issued and outstanding shares of the Apollo Subsidiaries are issued as fully paid and non-assessable shares, in each case, other than as disclosed in the Apollo Disclosure Documents, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever and no person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from Apollo or any of the Apollo Subsidiaries of any interest in any of the shares in the capital of any of the Apollo Subsidiaries.
(d)	other than as disclosed in the Apollo Disclosure Documents, each of Apollo and each of the Apollo Subsidiaries holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary. In particular, without limiting the generality of the foregoing, neither Apollo nor any of the Apollo Subsidiaries has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Apollo Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect on Apollo or any Apollo Subsidiary;
(e)	except as disclosed in the Apollo Disclosure Documents, (A) Apollo and the Apollo Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material property or assets as described in the Apollo Disclosure Documents, and no other Mining Rights are necessary for the conduct of the business of Apollo or any Apollo Subsidiary as currently conducted, (B) none of Apollo or any Apollo Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such Mining Rights, and (C) none of Apollo or any Apollo Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to such Mining Rights;
(f)	except as disclosed in the Apollo Disclosure Documents, Apollo and the Apollo Subsidiaries hold Mining Rights in respect of the ore bodies and minerals located in properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Apollo or the applicable Apollo Subsidiary to explore the minerals relating thereto; all property, leases or claims in which Apollo or any Apollo Subsidiary has an interest or right have been validly located and recorded in accordance in all material respects with all applicable Laws and are valid and subsisting except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary; Apollo and the Apollo Subsidiaries have all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which Apollo and the Apollo Subsidiaries have an interest as described in the Apollo Disclosure Documents granting Apollo or the applicable Apollo Subsidiary the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of Apollo or the applicable Apollo Subsidiary, with only such exceptions as do not interfere with the use made by Apollo or the applicable Apollo Subsidiary of the rights or interest so held; and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Apollo or an Apollo Subsidiary except where the failure to be so would not have a Material Adverse Effect on Apollo or any Apollo Subsidiary. The Mining Rights in respect of Apollo’s properties, as disclosed in the Apollo Disclosure Documents, constitute a description of all material Mining Rights held by Apollo and the Apollo Subsidiaries;

(g)	Apollo has made available to the respective authors thereof, prior to the issuance of the technical reports in respect of each of the Apollo Material Properties for the purpose of preparing such technical reports, all information requested, and to the knowledge and belief of Apollo, no such information contains any material misrepresentation. Except as disclosed in the Apollo Disclosure Documents, Apollo does not have any knowledge of a Material Adverse Change in any production, cost, price, reserves or other relevant information provided since the dates that such information was so provided;
(h)	to the best of the knowledge of Apollo, except as disclosed in the Apollo Disclosure Documents, the technical reports in respect of each of the Apollo Material Properties, as supplemented by the disclosure in respect of such properties in the Apollo Disclosure Documents, accurately and completely set forth all material facts relating to the properties that are subject thereto. Since the date of preparation of each of the technical reports in respect of each of the Apollo Material Properties, respectively, except as disclosed in the Apollo Disclosure Documents, there has been no change of which Apollo is aware that would disaffirm any aspect of such reports in any material respect;
(i)	Apollo is a reporting issuer under the Securities Lawsof each of the Reporting Provinces, is not in default of any requirement of such Securities Lawsand Apollo is not included on a list of defaulting reporting issuers maintained by the Securities Authorities of such provinces;
(j)	Apollo is not subject to any cease trade order or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Apollo, no investigation or other proceedings involving Apollo which may operate to prevent or restrict trading of any securities of Apollo are currently in progress or pending before any applicable stock exchange or Securities Authority;
(k)	the execution and delivery of this Agreement, the performance by each of Apollo and Apollo Subco of their respective obligations hereunder and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to Apollo or Apollo Subco including, without limitation, applicable Securities Laws and the policies, rules and regulations of the TSX and the AMEX; (B) the constating documents, by-laws or resolutions of Apollo or Apollo Subco which are in effect at the date hereof; (C) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which either Apollo or Apollo Subco is a party or by which they are bound; or (D) any judgment, decree or order binding Apollo, any Apollo Subsidiary, or the property or assets thereof;
(l)	Apollo is in compliance in all material respects with its timely and continuous disclosure obligations under the Securities Laws and the rules and regulations of the TSX and AMEX and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change in respect of Apollo and the Apollo Subsidiaries (taken as a whole) since December 31, 2009, which has not been publicly disclosed on a non-confidential basis and all the statements set forth in the Apollo Disclosure Documents were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such statements and Apollo has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;
(m)	except as disclosed in the Apollo Disclosure Documents, neither Apollo nor any Apollo Subsidiary has approved, or has entered into any agreement in respect of, or has any knowledge of:
(A)	the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Apollo or any Apollo Subsidiary whether by asset sale, transfer of shares or otherwise;

(B)	the change in control (by sale, transfer or other disposition of shares or sale, transfer, lease or other disposition of all or substantially all of the property and assets of Apollo) of Apollo or any Apollo Subsidiary; or
(C)	a proposed or planned disposition of shares by any Apollo Shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of Apollo or any Apollo Subsidiary;
(n)	the audited consolidated financial statements of Apollo as at and for the year ended December 31, 2009 (the “Apollo Audited Financial Statements”) have been prepared in accordance with U.S. GAAP and present fully, fairly and correctly in all material respects, the consolidated financial condition of Apollo as at the date thereof and the results of the operations and the changes in the financial position of Apollo for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Apollo and, except as disclosed in the Apollo Disclosure Documents, there has been no change in accounting policies or practices of Apollo since December 31, 2009;
(o)	all Taxes due and payable by Apollo and the Apollo Subsidiaries have been paid, except where the failure to pay such Taxes would not constitute an adverse material fact in respect of Apollo or any Apollo Subsidiary or have a Material Adverse Effect on Apollo or any Apollo Subsidiary. All Tax returns, declarations, remittances and filings required to be filed by Apollo and the Apollo Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary. To the best of the knowledge of Apollo, no examination of any Tax return of Apollo or any Apollo Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Apollo or any Apollo Subsidiary, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact in respect of Apollo or have a Material Adverse Effect on Apollo or any Apollo Subsidiary;
(p)	Apollo’s auditors who audited the Apollo Audited Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations) between Apollo and Apollo’s auditors or, to the knowledge of Apollo, any former auditors of Apollo;
(q)	other than: (i) 11,594,371 Apollo Shares issuable pursuant to outstanding stock options of Apollo and an additional 85,000 Apollo Shares issuable pursuant to stock options of Apollo to be granted after public announcement of the Arrangement; (ii) 104,138,178 Apollo Shares issuable pursuant to outstanding common share purchase warrants of Apollo; (iii) 1,592,733 Apollo Shares issuable to Duane Duffy, Glenn Duffy, Luke Garvey and James Ober pursuant to a letter of intent dated February 22, 2010 among Apollo, Calais Resources, Inc.; (iv) 8,580,000 Apollo Shares issuable pursuant to convertible debentures; and (v) 2,448,390 Apollo Shares issuable pursuant to agents’ compensation units, and the foregoing persons, no person, firm or corporation has or will have at the Effective Date any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase of any unissued shares or securities of Apollo or of any of the Apollo Subsidiaries;
(r)	to Apollo’s knowledge, other than the Apollo Support Agreements, the Lender Support Agreements and the Lender Lock-Up Agreements, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Apollo or of the Apollo Subsidiaries;

(s)	except than as set forth in the Apollo Disclosure Documents, none of the officers or employees of Apollo or of any Apollo Subsidiary, any person who owns, directly or indirectly, more than 10% of any class of securities of Apollo or securities of any person exchangeable for more than 10% of any class of securities of Apollo, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with Apollo or any of the Apollo Subsidiaries which, as the case may be, materially affects, is material to or will materially affect Apollo on a consolidated basis;
(t)	except as disclosed in the Apollo Disclosure Documents, no legal or governmental proceedings or inquiries are pending to which Apollo or any Apollo Subsidiary is a party or to which its property is subject that would result in the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by Apollo and the Apollo Subsidiaries which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect on Apollo or any Apollo Subsidiary and, to the knowledge of Apollo, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Apollo or with respect to its properties;
(u)	except as disclosed in the Apollo Disclosure Documents, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to the best of Apollo’s knowledge, threatened against or affecting Apollo, the Apollo Subsidiaries, or their respective directors, officers or employees, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of Apollo’s knowledge, there is no basis therefor and neither Apollo nor any Apollo Subsidiary is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may have a Material Adverse Effect on Apollo or any Apollo Subsidiary or that would adversely affect the ability of Apollo or Apollo Subco to perform their respective obligations under this Agreement;
(v)	none of Apollo nor any of the Apollo Subsidiaries is in violation of its constating documents or, except as disclosed in the Apollo Disclosure Documents, in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound;
(w)	Apollo or one of the Apollo Subsidiaries owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by Apollo and the Apollo Subsidiaries in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;
(x)	except as disclosed in the Apollo Disclosure Documents, any and all of the agreements and other documents and instruments pursuant to which Apollo and the Apollo Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, neither Apollo nor any Apollo Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. All material leases, licences and other agreements pursuant to which Apollo or any Apollo Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence or agreement. None of the properties (or any interest in, or right to earn an interest in, any property) of Apollo or any Apollo Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Apollo Disclosure Documents;

(y)	this Agreement has been duly authorized and executed and delivered by each of Apollo and Apollo Subco and constitutes a valid and binding obligation of each of Apollo and Apollo Subco and is enforceable against each of Apollo and Apollo Subco in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law;
(z)	the authorized capital of Apollo consists of an unlimited number of Apollo Shares, of which, as at the close of business on March 29, 2010, 337,973,660 Apollo Shares were issued and outstanding as fully paid and non-assessable shares of Apollo;
(aa)	the authorized capital of Apollo Subco consists of an unlimited number of common shares (“Subco Common Shares”) and an unlimited number of preferred shares issuable in series, of which, as at the close of business on March 29, 2010, one Subco Common Share and no preferred shares were issued and outstanding as fully paid and non-assessable shares of Apollo Subco;
(bb)	the Apollo Shares to be issued in exchange for Linear Shares pursuant to the Arrangement will, upon issue, be issued as fully paid and non-assessable shares in the capital of Apollo and the Apollo Shares issuable upon exercise of the Apollo Replacement Options and the Apollo Replacement Warrants will be issued as fully paid and non-assessable shares in the capital of Apollo on payment of the purchase price therefor;
(cc)	other than as set out in the Apollo Disclosure Documents, neither Apollo nor any of the Apollo Subsidiaries has made any loans to or guaranteed the obligations of any person;
(dd)	with respect to those leased premises of Apollo or the Apollo Subsidiaries which are material to Apollo and the Apollo Subsidiaries on a consolidated basis and which Apollo or any of the Apollo Subsidiaries occupies as tenant (the “Apollo Leased Premises”), Apollo or such Apollo Subsidiary occupies the Apollo Leased Premises and has the exclusive right to occupy and use the Apollo Leased Premises and each of the leases pursuant to which Apollo and/or the Apollo Subsidiaries occupies the Apollo Leased Premises is in good standing and in full force and effect;
(ee)	the assets of Apollo and the Apollo Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Apollo has not failed to promptly give any notice of any material claim thereunder;
(ff)	each of Apollo and each of the Apollo Subsidiaries is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such Laws could not reasonably be expected to have a Material Adverse Effect on Apollo or any Apollo Subsidiary, and has not and is not engaged in any unfair labour practice;
(gg)	there has not been in the last two years and there is not currently any labour disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect on Apollo’s or any of the Apollo Subsidiaries’ business, taken as a whole, and Apollo and each of the Apollo Subsidiaries is in compliance with all provisions of all federal, provincial, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;
(hh)	no union has been accredited or otherwise designated to represent any employees of Apollo or any of the Apollo Subsidiaries and, to the knowledge of Apollo, no accreditation request or other representation question is pending with respect to the employees of Apollo or any of the Apollo Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of Apollo’s facilities and none is currently being negotiated by Apollo or any Apollo Subsidiary;
(ii)	the Apollo Disclosure Documents disclose, to the extent required by applicable Securities Laws, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by Apollo for the benefit of any current or former director, officer, employee or consultant of Apollo (the “Apollo Employee Plans”), each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Apollo Employee Plans;
(jj)	Apollo maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets. Apollo has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Apollo’s auditors and the audit committee of Apollo’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Apollo’s ability to record, process, summarize and report financial information and has identified for Apollo’s auditors and Apollo’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Apollo’s internal control over financial reporting;
(kk)	management of Apollo has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Apollo in its annual filings, interim filings or other reports filed, furnished or submitted by it under applicable Securities Law is recorded, processed, summarized and reported within the time periods specified in such legislation, laws and rules. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Apollo in its annual filings, interim filings or other reports filed, furnished or submitted under applicable Securities Law is accumulated and communicated to Apollo’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure;
(ll)	following completion of the Arrangement pursuant to the terms and conditions of this Agreement and the Plan of Arrangement, Apollo will not be required to register as an “investment company” pursuant to the 1940 Act;
(mm)	except as disclosed in the Apollo Disclosure Documents, none of the directors, officers or employees of Apollo or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with Apollo or its Apollo Subsidiaries which materially affects, is material to or will materially affect Apollo or any Apollo Subsidiary;
(nn)	the minute books and records of Apollo and the Apollo Subsidiaries made available to Linear and its counsel in connection with their due diligence investigation of Apollo for the periods from January 1, 2007 to the date hereof are all of the minute books and records of Apollo and the Apollo Subsidiaries and contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Apollo and the Apollo Subsidiaries to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Apollo or any of its Apollo Subsidiaries to the date hereof not reflected in such minute books and other records;

(oo)	neither Apollo nor any of its Apollo Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, including the Apollo Leased Premises, any Environmental Laws which would have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;
(pp)	without limiting the generality of the immediately preceding paragraph, Apollo and each of the Apollo Subsidiaries do not have any knowledge of, and have not received any notice of, any currently outstanding material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either Apollo or any Apollo Subsidiary or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, Apollo is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and to the knowledge of Apollo neither Apollo, nor any Apollo Subsidiary nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case which could reasonably be expected to have a Material Adverse Effect on Apollo or any of its Apollo Subsidiaries;
(qq)	there are no orders, rulings or directives issued, pending or, to the best of Apollo’s knowledge reasonably held, being based on due direction and enquiry of its personnel and advisors, threatened against Apollo or any of the Apollo Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of Apollo or any of the Apollo Subsidiaries (including the Apollo Leased Premises) which would have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;
(rr)	Apollo and the Apollo Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration, development and mining activities and those arising under permits, licenses or approvals from applicable Governmental Authorities) or non-compliance with Environmental Laws which could reasonably be expected to have a Material Adverse Effect on Apollo or any of the Apollo Subsidiaries;
(ss)	all information which has been prepared by Apollo and the Apollo Subsidiaries relating to Apollo and the Apollo Subsidiaries and the business, property and liabilities thereof and either publicly disclosed, provided or made available to Linear, including all financial, marketing, sales and operational information provided to Linear is, as of the date of such information, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information materially misleading;
(tt)	Apollo is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII — Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario);
(uu)	Apollo has not entered into any arrangement whereby Apollo will have any liability for financial advisor’s, broker’s or finder’s fees (including, without limitation, any disbursements, expenses or fairness opinion) in respect of the Arrangement, except for Apollo’s fees and disbursements to its financial advisors. Apollo has provided to Linear true and correct copies of its agreements with each of its financial advisors;
(vv)	Apollo is not in material breach of, and has complied in all material respects with all its covenants and other obligations set out in, the Letter of Intent as of the date of this Agreement; and

(ww)	the transactions contemplated by this Agreement will not cause Apollo, any Apollo Subsidiary or the Surviving Corporation to incur any Tax liability or be subject to any withholding Tax obligation with respect to Apollo or any Apollo Subsidiary in any jurisdiction in which Apollo or such Apollo Subsidiary is organized, conducts business or owns real property.

Section 3.3 Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date. Any investigation by Apollo or Linear and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 4
COVENANTS

Section 4.1 Covenants of Linear

Subject to Section 6.1 and Section 6.2, Linear hereby covenants and agrees with Apollo and Apollo Subco as follows:

(a)	as soon as practicable following the execution of this Agreement, Linear shall, jointly with Apollo Subco, file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Apollo and Apollo Subco, acting reasonably;
(b)	in a timely and expeditious manner, Linear shall:
(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Linear;
(ii)	prepare with the assistance of Apollo, and file as promptly as reasonably practicable, the Linear Proxy Circular (which shall be in a form satisfactory to Apollo, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Linear Proxy Circular is required to be filed and mail the Linear Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, including the rules and policies of the TSX, in and to all jurisdictions where the Linear Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws, including the rules and policies of the TSX, on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements and the rules and policies of the TSX, and not containing any misrepresentation (as defined under applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by Apollo for which neither Linear nor its directors or officers assume any responsibility for the accuracy or completeness of;
(iii)	subject to the terms of this Agreement: (a) take all commercially reasonable lawful action to solicit Linear Shareholders to vote in favour of the Continuance and the Arrangement including, without limitation, if deemed advisable, retaining a proxy solicitation agent to solicit Linear Shareholders to vote in favour of the Arrangement (on condition such agent can be engaged at reasonable expense); (b) recommend to all holders of Linear Shares that they vote in favour of the Continuance and the Arrangement and the other transactions contemplated hereby or thereby; and (c) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to Apollo such recommendation except as expressly permitted by Sections 6.1 and 6.2 hereof;
(iv)	use reasonable efforts to deliver or cause to be delivered to Apollo or its legal counsel all certificates and legal, tax and other opinions necessary to support the disclosure contained or to be contained in the Linear Proxy Circular;

(v)	convene the Linear Meeting on such date as provided in the Interim Order or such later date that may be mutually agreed upon with Apollo;
(vi)	provide notice to Apollo of the Linear Meeting and allow representatives of Apollo to attend the Linear Meeting;
(vii)	conduct the Linear Meeting in accordance with the Interim Order, the CBCA, the by-laws of Linear and as otherwise required by applicable Laws; and
(viii)	take all such actions as may be required under the CBCA and the ABCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;
(c)	Linear shall not adjourn, postpone or cancel the Linear Meeting (or propose to do so), except: (i) if a quorum is not present at the Linear Meeting; (ii) if required by applicable Laws; or (iii) if required by the Linear Shareholders;
(d)	in a timely and expeditious manner, Linear shall prepare (in consultation with Apollo), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Linear Proxy Circular (which amendments or supplements shall be in a form satisfactory to Apollo, acting reasonably) with respect to the Linear Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof;
(e)	subject to the approval at the Linear Meeting of the Continuance in accordance with the CBCA and the Arrangement in accordance with the provisions of the Interim Order and the approval of the Arrangement at the Apollo Meeting in accordance with applicable Laws, including the rules and policies of the TSX and AMEX, Linear shall complete the Continuance and shall, jointly with Apollo Subco, forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably;
(f)	Linear shall forthwith carry out the terms of the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favour of Linear, Apollo and Apollo Subco set forth herein, at a time and on a date to be agreed by Apollo and Linear, file the Articles of Arrangement with the Registrar in order for the Arrangement to become effective;
(g)	except for proxies and other non-substantive communications, Linear shall furnish promptly to Apollo a copy of each notice, report, schedule or other document or communication delivered, filed or received by Linear in connection with this Agreement, the Arrangement, the Interim Order or the Linear Meeting or any other meeting at which all Linear Shareholders are entitled to attend relating to special business, any filings made under any applicable Law and any dealings or communications with any Governmental Authority, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement;
(h)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Linear shall, and shall cause the Linear Subsidiaries to, conduct business only in the usual and ordinary course of business and consistent with past practice, and Linear shall use all reasonable commercial efforts to maintain and preserve Linear’s and the Linear Subsidiaries’ business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to its assets and become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(i)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Linear shall not:
(i)	except in connection with an internal reorganization implemented in conjunction with the Arrangement: (A) amend Linear’s or any Linear Subsidiary’s constating documents; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, or property) in respect of its outstanding securities; (C) issue or agree to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after the date hereof in a manner consistent with past practice; (D) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to its constating documents); (E) split, combine or reclassify any of its securities; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;
(ii)	except as previously disclosed in writing to Apollo or expressly publicly disclosed by Linear in documents filed on SEDAR prior to the date hereof, without prior consultation with and the consent of Apollo, such consent not to be unreasonably withheld, directly or indirectly: (A) sell, pledge, dispose of or encumber any assets other than in the ordinary course of business for consideration in excess of US$500,000 individually or US$1,000,000 in the aggregate; (B) expend or commit to expend more than US$1,000,000 individually or US$2,000,000 in the aggregate with respect to any capital expenditures prior to the date hereof; (C) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of US$1,000,000 in the aggregate; (E) acquire any assets with an acquisition cost in excess of US$1,000,000 in the aggregate; (F) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (G) authorize, recommend or propose any release or relinquishment of any material contract right; (H) waive, abandon, release, grant or transfer any material assets or rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;
(iii)	other than the payments contemplated by Section 2.5, make any payment to any employee, officer or director outside of its ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof and has been disclosed to, and consented to by, Apollo;
(iv)	(A) grant any officer, director or employee an increase in compensation in any form; (B) grant any general salary increase; (C) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees; (D) amend any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder; nor (E) advance any loan to any officer, director or any other party not at arm’s length, other than as may be agreed to by Linear and Apollo;
(v)	adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;
(vi)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement or that could reasonably be expected to render, any representation or warranty made by Linear in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Linear;
(vii)	other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of any property or assets or enter into any agreement or commitment in respect of any of the foregoing;
(viii)	except as required by Canadian GAAP, any other generally accepted accounting principle to which any Linear Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Linear or make any material tax election inconsistent with past practice; or
(ix)	permit or cause any of the Linear Subsidiaries to effect any of the foregoing;
(j)	other than the payments set out in Section 2.5, without the prior written consent of Apollo, Linear shall not, and shall cause the Linear Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Linear or any of the Linear Subsidiaries;
(k)	Linear shall use its commercially reasonable best efforts, and shall cause the Linear Subsidiaries to use their commercially reasonable best efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(l)	Linear shall promptly notify Apollo in writing of (i) any significant development or material change relating to Linear’s business, operations, assets or prospects promptly after becoming aware of any such development or change; or (ii) any event or state of facts of which the occurrence or failure would, or would reasonably be likely to: (A) cause any of the representations or warranties of Linear contained in this Agreement to be untrue or inaccurate in any material respect on the date of this Agreement or at the Effective Date (provided that this subsection 4.1(l) shall not apply in the case of an event or state of facts resulting from actions or omissions of Linear which are permitted or required by this Agreement); or (B) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Linear prior to the Effective Date. Linear shall use commercially reasonable best efforts to confer with and obtain Apollo’s approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any operational matters involved in Linear’s business which may constitute a material change for Linear;
(m)	Linear shall not, and shall cause the Linear Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Linear in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Apollo;
(n)	Linear shall not, and shall cause the Linear Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Linear or any of the Linear Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement;
(o)	Linear shall use all commercially reasonable best efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to:
(i)	obtain the approval of Linear Shareholders for the Continuance and the Arrangement in accordance with the provisions of the CBCA, the Interim Order, and the requirements of any applicable regulatory authority;
(ii)	obtain all other consents, approvals and authorizations as are required to be obtained by Linear or any of the Linear Subsidiaries under any applicable Law or from any Governmental Authority which would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Linear;
(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any party hereto before any Governmental Authority;
(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;
(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Linear; and
(vi)	cooperate with Apollo and Apollo Subco in connection with the performance by each of them of their respective obligations hereunder, provided however that the foregoing shall not be construed to obligate Linear to pay or cause to be paid any monies to cause such performance to occur;
(p)	Linear shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;
(q)	Linear shall use its commercially reasonable best efforts to conduct its affairs and to cause the Linear Subsidiaries to conduct their affairs so that all of the representations and warranties of Linear contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date;
(r)	Linear shall continue to make available and cause to be made available to Apollo, the Lenders and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Apollo to effect a thorough examination of Linear and the Linear Subsidiaries and the business, properties and financial status thereof and shall cooperate with Apollo in securing access for Apollo to any documents, agreements, corporate records or minute books not in the possession or under the control of Linear. Subject to applicable Laws, upon reasonable notice, Linear shall, and shall cause the Linear Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Apollo and the Lenders reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Linear and the Linear Subsidiaries, and, during such period, Linear shall, and shall cause the Linear Subsidiaries to, furnish promptly to Apollo all information concerning the business, properties and personnel of Linear and the Linear Subsidiaries as Apollo may reasonably request;
(s)	Linear shall deliver title opinions with respect to each of the Linear Material Properties; and
(t)	Linear shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, all in form satisfactory to the other parties hereto, acting reasonably.

Section 4.2 Covenants of Apollo and Apollo Subco

Subject to Section 6.1 and Section 6.2, each of Apollo and Apollo Subco hereby covenants and agrees with Linear as follows:

(a)	as soon as practicable following the execution of this Agreement, Apollo Subco shall, jointly with Linear, file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Linear, acting reasonably;
(b)	in a timely and expeditious manner, Apollo and Apollo Subco shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement (including issuing the Apollo Shares, the Apollo Replacement Options and the Apollo Replacement Warrants as contemplated in the Plan of Arrangement) and the Final Order to be taken or done by Apollo and Apollo Subco, as applicable;
(c)	in a timely and expeditious manner, Apollo and Apollo Subco shall:
(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Apollo and Apollo Subco;
(ii)	subject to the terms of this Agreement: (a) take all commercially reasonable lawful action to solicit Apollo Shareholders to vote in favour of the Arrangement including, without limitation, if deemed advisable, retaining a proxy solicitation agent to solicit Apollo Shareholders to vote in favour of the Arrangement (on condition such agent can be engaged at reasonable expense); (b) recommend to all holders of Apollo Shares that they vote in favour of the Arrangement and the other transactions contemplated hereby or thereby; and (c) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to Linear such recommendation except as expressly permitted by Sections 6.1 and 6.2 hereof;
(iii)	use reasonable efforts to deliver or cause to be delivered to Linear or its legal counsel all certificates and legal, tax and other opinions necessary to support the disclosure contained or to be contained in the Apollo Proxy Circular;
(iv)	prepare with the assistance of Linear, and file, as promptly as reasonably practicable (after resolution of any SEC comments thereon), the Apollo Proxy Circular (which shall be in a form satisfactory to Linear, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Apollo Proxy Circular is required to be filed and mail the Apollo Proxy Circular, in accordance with all applicable Laws, including the rules and policies of the TSX and AMEX, in and to all jurisdictions where the Apollo Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws, including the rules and policies of the TSX and AMEX, on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements and the rules and policies of the TSX and AMEX, and not containing any misrepresentation (as defined under applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by Linear for which none of Apollo, Apollo Subco nor their respective directors or officers assume any responsibility for the accuracy or completeness of;
(v)	use reasonable efforts to file a registration statement with the United States Securities and Exchange Commission prior to the Linear Meeting, registering under the 1933 Act the Apollo Shares issuable upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options (but only with respect to those Apollo Replacement Options that are not eligible for registration on Apollo’s registration statement on Form S-8 filed with the SEC on October 16, 2009) to be issued pursuant to this Agreement and the Arrangement and to use reasonable efforts to bring such registration statement effective prior to the Effective Date of the Arrangement (it being understood that Apollo may satisfy this requirement by maintaining the effectiveness of its currently effective shelf registration statement on Form S-3 filed with the SEC on April 24, 2008 (the “Shelf Registration Statement”) and using reasonable efforts to file a supplement thereto pursuant to Rule 424 of the 1933 Act registering the issuance of common shares of Apollo upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options (but only with respect to those Apollo Replacement Options that are not eligible for registration on Apollo’s registration statement on Form S-8 filed with the SEC on October 16, 2009) prior to the Effective Date of the Arrangement (the “Shelf Registration Statement Supplement”);
(vi)	convene the Apollo Meeting on the date specified for the Linear Meeting as provided in the Interim Order or such later date that may be mutually agreed upon with Linear;
(vii)	provide notice to Linear of the Apollo Meeting and allow representatives of Linear to attend the Apollo Meeting;
(viii)	conduct the Apollo Meeting in accordance with the YBCA, the by-laws of Apollo and as otherwise required by applicable Laws, including the rules and policies of the TSX and AMEX; and
(ix)	take all such actions as may be required under the YBCA and pursuant to the rules and policies of the TSX and AMEX in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;
(d)	in its capacity as sole shareholder of Apollo Subco, Apollo shall take all necessary action to approve the amalgamation of Apollo Subco and Linear and to otherwise approve the Arrangement.
(e)	Apollo shall not adjourn, postpone or cancel the Apollo Meeting (or propose to do so), except: (i) if a quorum is not present at the Apollo Meeting; (ii) if required by applicable Laws; or (iii) if required by the Apollo Shareholders;
(f)	in a timely and expeditious manner, Apollo and Apollo Subco shall prepare (in consultation with Linear), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Apollo Proxy Circular (which amendments or supplements shall be in a form satisfactory to Linear, acting reasonably) with respect to the Apollo Meeting and mail such amendments or supplements, and in accordance with all applicable Laws, including the rules and policies of the TSX and AMEX, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof;

(g)	subject to the approval of the Continuance and, in accordance with the provisions of the Interim Order, the Arrangement at the Linear Meeting and the approval of the Arrangement at the Apollo Meeting in accordance with applicable Laws, including the rules and policies of the TSX and AMEX, Apollo Subco shall, jointly with Linear, forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably;
(h)	except for proxies and other non-substantive communications, Apollo and Apollo Subco shall furnish promptly to Linear a copy of each notice, report, schedule or other document or communication delivered, filed or received by Apollo or Apollo Subco in connection with the Arrangement or the Interim Order, any filing under any applicable Law and any dealings or communications with any Governmental Authority, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement;
(i)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Apollo shall, and shall cause the Apollo Subsidiaries to, conduct business only in the usual and ordinary course of business and consistent with past practice, and Apollo shall use all reasonable commercial efforts to maintain and preserve Apollo’s and the Apollo Subsidiaries’ business, assets and advantageous business relationships, provided that it shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to its assets and become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;
(j)	other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Apollo shall not:
(i)	except in connection with an internal reorganization implemented in conjunction with the Arrangement: (A) amend Apollo’s or any Apollo Subsidiary’s constating documents; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, or property) in respect of its outstanding securities; (C) issue or agree to issue any shares or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding rights to acquire shares or to employees hired after the date hereof in a manner consistent with past practice and other than in connection with the Duffy Issuance; (D) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to its constating documents); (E) split, combine or reclassify any of its securities; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;
(ii)	except as previously disclosed in writing to Linear or expressly publicly disclosed by Apollo in documents filed on SEDAR or EDGAR prior to the date hereof, without prior consultation with and the consent of Linear, such consent not to be unreasonably withheld, directly or indirectly: (A) sell, pledge, dispose of or encumber any assets other than in the ordinary course of business for consideration in excess of US$500,000 individually or US$1,000,000 in the aggregate; (B) expend or commit to expend more than US$1,000,000 individually or US$2,000,000 in the aggregate with respect to any capital expenditures prior to the date hereof; (C) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer with an acquisition cost in excess of US$1,000,000 in the aggregate; (E) acquire any assets with an acquisition cost in excess of US$1,000,000 in the aggregate; (F) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (G) authorize, recommend or propose any release or relinquishment of any material contract right; (H) waive, abandon, release, grant or transfer any material assets or rights of value or modify or change in any material respect any existing material license, lease, contract or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions, other than the termination of certain existing hedges as contemplated in the Lender Consent Letter or a restructuring of such hedges with the consent of Linear; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;
(iii)	make any payment to any employee, officer or director outside of its ordinary and usual compensation for services provided, except to the extent that any such entitlement to payment to a former employee or officer has accrued prior to the date hereof and has been disclosed in writing to, and consented to by, Linear;
(iv)	(A) grant any officer, director or employee an increase in compensation in any form; (B) grant any general salary increase; (C) take any action with respect to the amendment or grant of any severance or termination pay policies or arrangement for any directors, officers or employees; (D) amend any stock option plan or trust unit incentive plan or the terms of any outstanding options or rights thereunder; nor (E) advance any loan to any officer, director or any other party not at arm’s length, other than as may be agreed to by Linear and Apollo;
(v)	adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, share or deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, share or incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements;
(vi)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement or that could reasonably be expected to render, any representation or warranty made by Apollo in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Apollo;
(vii)	other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of any property or assets or enter into any agreement or commitment in respect of any of the foregoing;
(viii)	except as required by U.S. GAAP, any other generally accepted accounting principle to which any Apollo Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Apollo or make any material tax election inconsistent with past practice; and
(ix)	permit or cause any of the Apollo Subsidiaries to effect any of the foregoing;
(k)	without the prior written consent of Linear and other than as contemplated in Section 2.5, Apollo shall not, and shall cause the Apollo Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Apollo or any of the Apollo Subsidiaries;
(l)	Apollo shall promptly notify Linear in writing of (A) any significant development or material change relating to Apollo’s business, operations, assets or prospects promptly after becoming aware of any such development or change; or (B) any event or state of facts of which the occurrence or failure would, or would reasonably be likely to: (i) cause any of the representations or warranties of Apollo or Apollo Subco contained in this Agreement to be untrue or inaccurate in any material respect on the date of this Agreement or at the Effective Date (provided that this subsection 4.2(k) shall not apply in the case of an event or state of facts resulting from actions or omissions of Apollo or Apollo Subco which are permitted or required by this Agreement); or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Apollo or Apollo Subco prior to the Effective Date. Each of Apollo and Apollo Subco shall use commercially reasonable best efforts to confer with and obtain Linear’s approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to any operational matters involved in Apollo’s or Apollo Subco’s business which may constitute a material change for Apollo;
(m)	Apollo shall not, and shall cause the Apollo Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Apollo in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Linear;
(n)	Apollo shall not, and shall cause the Apollo Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Apollo or any of the Apollo Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement;
(o)	Apollo and Apollo Subco shall use all commercially reasonable best efforts to satisfy, or cause to be satisfied, all of the conditions precedent to their obligations to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using their commercially reasonable best efforts to:
(i)	obtain the approval of the Apollo Shareholders for the Arrangement in accordance with the provisions of the YBCA, the rules and policies of the TSX and AMEX and any other applicable regulatory authority;
(ii)	obtain all consents, approvals and authorizations as are required to be obtained by Apollo or any of the Apollo Subsidiaries under any applicable Law or from any Governmental Authority which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Apollo;
(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by them in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Authority;
(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;
(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by them; and
(vi)	cooperate with Linear in connection with the performance by Linear of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Apollo to pay or cause to be paid any monies to cause such performance to occur;

(p)	Apollo and Apollo Subco shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws;
(q)	Apollo and Apollo Subco shall use commercially reasonable best efforts to conduct their affairs and to cause the Apollo Subsidiaries to conduct their affairs so that all of the representations and warranties of Apollo and Apollo Subco contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date;
(r)	Apollo shall continue to make available and cause to be made available to Linear and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Linear to effect a thorough examination of Apollo and the Apollo Subsidiaries and the business, properties and financial status thereof and shall cooperate with Linear in securing access for Linear to any documents, agreements, corporate records or minute books not in the possession or under the control of Apollo. Subject to applicable Laws, upon reasonable notice, Apollo shall, and shall cause the Apollo Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Linear reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to the properties, books, contracts and records as well as to the management personnel of Apollo and the Apollo Subsidiaries, and, during such period, Apollo shall, and shall cause the Apollo Subsidiaries to, furnish promptly to Linear all information concerning the business, properties and personnel of Apollo and the Apollo Subsidiaries as Linear may reasonably request;
(s)	Apollo shall deliver title opinions with respect to each of the Apollo Material Properties;
(t)	immediately following the Effective Time, Apollo shall file articles of amendment with the Registrar under the YBCA to change the name of Apollo to a name to be mutually agreed to by Apollo and Linear; and
(u)	Apollo and Apollo Subco shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be required by Linear, all in form satisfactory to Linear, acting reasonably.

Section 4.3 Linear Options

(a)	In accordance with the terms of the Plan of Arrangement, each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Option issued under the Apollo Stock Option Plan which shall be exercisable to acquire, on the terms and conditions set forth in the Apollo Stock Option Plan, provided that the rights of the holders under the Apollo Replacement Options shall not (as mutually agreed to by Apollo and Linear, each acting reasonably) materially adversely differ from the rights of the holders of such Linear Options outstanding immediately prior to the Effective Time (and provided further that the current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement), the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Option immediately prior to the Effective Time and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Options as so exchanged shall be assumed by Apollo.

(b)	Apollo shall take all corporate action necessary to reserve for issuance a sufficient number of Apollo Shares for delivery upon the exercise of the Apollo Replacement Options including, without limitation, seeking and obtaining the approval of the Apollo Shareholders at the Apollo Meeting in respect of any amendments to the Apollo Stock Option Plan necessary in order for Apollo to comply with its obligations under the Apollo Replacement Options.

Section 4.4 Linear Warrants

In accordance with the terms of the Plan of Arrangement, each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for an Apollo Replacement Warrant which shall be exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time, the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Warrant immediately prior to the Effective Time; and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Warrants shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to the such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Warrants as so exchanged shall be assumed by Apollo and Apollo agrees to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the TSX and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014.

Section 4.5 Apollo Options

Subject to the approval of the TSX and, if applicable, AMEX, immediately prior to the Effective Date:

(a)	the terms of the Apollo Options held by the Resigning Directors shall be amended to provide that such Apollo Options shall expire on the earlier of: (i) the current expiry date of such Apollo Options; and (ii) the first anniversary of the Effective Date regardless of whether such Resigning Directors are “eligible persons” under the terms of the Apollo Stock Option Plan or applicable TSX rules; and
(b)	an aggregate of 2,231,000 Apollo Options previously granted to R. David Russell and outstanding on the date hereof will remain in effect for a period of one year following the Effective Date.

Section 4.6 Indemnification and Insurance

(a)	Apollo hereby covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of Linear and the Linear Subsidiaries provided in the articles or by-laws of Linear or any Linear Subsidiary, or in any indemnity agreements entered into between Linear and such directors and officers shall survive the completion of the Arrangement and shall be binding upon Apollo and continue in full force and effect and Apollo undertakes to ensure that this covenant shall remain binding upon its successors and assigns.
(b)	Apollo hereby covenants that prior to the Effective Date, Apollo shall purchase and maintain director and officer liability “run-off” insurance for the benefit of the former directors and officers of Linear and Apollo for a period of not less than six (6) years following the Effective Date with coverage of not less than $10,000,000 with respect to claims arising from facts or events that occurred on or before the Effective Date, including with respect to the Arrangement. Such insurance shall be at all times no less favourable than any insurance coverage Apollo purchases and maintains for the benefit of its then current directors and officers from time to time and Apollo covenants and agrees to maintain such insurance in full force and effect and not to take any action to diminish the scope and extent of such insurance coverage for and throughout such period. Apollo undertakes to ensure that this covenant shall remain binding upon its successors and assigns.
(c)	Linear shall act as agent and trustee of the benefits of the foregoing subsections 4.6(a) and 4.6(b) for its directors and officers and those of the Linear Subsidiaries for the purpose of this Section 4.6.

(d)	This Section 4.6 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against Apollo by the persons described in subsections 4.6(a) and 4.6(b) hereof.

ARTICLE 5
CONDITIONS

Section 5.1 Mutual Conditions

The respective obligations of Linear, Apollo and Apollo Subco to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Interim Order shall have been granted in form and substance satisfactory to each of the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably, on appeal or otherwise;
(b)	the Arrangement and, if required, all other material transactions contemplated herein or necessary to complete the Arrangement, including the Continuance, with or without amendment, shall have been approved at the Linear Meeting by the Linear Shareholders in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authority;
(c)	the Arrangement and, if required, all other material transactions contemplated herein or necessary to complete the Arrangement, with or without amendment, shall have been approved at the Apollo Meeting by the Apollo Shareholders in accordance with the provisions of the YBCA and the requirements of any applicable regulatory authority, including the rules and policies of the TSX and AMEX;
(d)	the Final Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;
(e)	the Articles of Arrangement shall be in form and substance satisfactory to the parties hereto, acting reasonably;
(f)	there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Authority or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could reasonably be expected to have, a Material Adverse Effect on Linear or Apollo;
(g)	(i) the TSX shall have conditionally approved the listing thereon, and the AMEX shall have authorized for listing, subject to official notice of issuance, of the Apollo Shares to be issued in exchange for Linear Shares pursuant to the Arrangement and the Apollo Shares which, as a result of the Arrangement, are issuable upon the exercise of the Apollo Replacement Options and the Apollo Replacement Warrants, as of the Effective Date, or as soon as possible thereafter, and (ii) the TSX shall have, if required, accepted notice for filing of all transactions of Linear contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the TSX and AMEX as applicable;
(h)	the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be issued in the United States pursuant to the Arrangement are exempt from registration requirements under Section 3(a)(10) of the 1933 Act and the Apollo Shares, Apollo Replacement Options and Apollo Replacement Warrants to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the 1933 Act, (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act);

(i)	the registration statement of Apollo as filed with the United States Securities and Exchange Commission regarding the issuance of Apollo Shares upon exercise of the Apollo Replacement Warrants and Apollo Replacement Options shall have been declared effective by the SEC or the Shelf Registration Statement shall be effective and the Shelf Registration Statement Supplement shall have been filed with the SEC pursuant to Rule 424 of the 1933 Act; and
(j)	this Agreement shall not have been terminated pursuant to Section 7.3 hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived by mutual consent of Apollo and Linear in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4 hereof, any party hereto may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding party hereto.

Section 5.2 Linear Conditions

The obligation of Linear to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Apollo and Apollo Subco in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except (i) to the extent such representations and warranties speak as of an earlier date; (ii) except as affected by transactions contemplated or permitted by this Agreement; or (iii) as affected by the occurrence of one or more Apollo Exclusions (as hereinafter defined)), and each of Apollo and Apollo Subco shall have provided to Linear a certificate of two senior officers certifying such accuracy on the Effective Date;
(b)	Apollo and Apollo Subco shall have complied in all material respects with its covenants and other obligations herein and each of Apollo and Apollo Subco shall have provided to Linear a certificate of two senior officers certifying compliance with such covenants on the Effective Date;
(c)	no Material Adverse Change shall have occurred in respect of Apollo and the Apollo Subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in respect of Apollo and the Apollo Subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Apollo as at and for the fiscal year ending December 31, 2009 (other than a Material Adverse Change resulting from: (i) conditions affecting the gold industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; or (iii) any matter permitted by this Agreement, or consented to by Linear including, without limitation, the public announcement of the Arrangement (collectively, the “Apollo Exclusions”));
(d)	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Apollo or would have a material adverse effect on the ability of the parties to complete the Arrangement;
(e)	(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority (including, without limitation, under the Competition Act (Canada) and those of the TSX, the AMEX or other Securities Authorities), and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Apollo or Apollo Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Linear;
(f)	all directors and officers of Apollo shall have entered into an Apollo Support Agreement (in form and substance satisfactory to Linear) with Linear and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof;
(g)	the Lender Consent Letter, the Lender Support Agreements and the Lender Lock-Up Agreements shall be in full force and effect and, other than as otherwise may be agreed to by Linear, unamended as of the Effective Date;
(h)	the directors of each of Apollo and Apollo Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Apollo and Apollo Subco to permit the consummation of the Arrangement;
(i)	the New Board shall be constituted as set out in Section 2.3;
(j)	the directors of Apollo shall not have withdrawn or modified in a manner adverse to Linear their approval or recommendation to Apollo Shareholders of the transaction contemplated hereby;
(k)	R. David Russell shall have tendered his resignation as President and Chief Executive Officer of Apollo (or, alternatively, R. David Russell shall have been terminated as President and Chief Executive Officer of Apollo) and all amounts owing to R. David Russell pursuant to his employment agreement, to a maximum of US$1,700,000, shall have been paid (or arrangements satisfactory to Linear shall have been made to pay such amounts following the Effective Date) to him, and all steps, actions and proceedings necessary to appoint Wade Dawe as President and Chief Executive Officer of Apollo shall have been taken; and
(l)	Apollo shall have provided to Linear evidence of the director and liability insurance required pursuant to subsection 4.6(b).

The foregoing conditions are for the benefit of Linear and may be waived, in whole or in part, by Linear in writing at any time. If any of such conditions shall not be complied with or waived by Linear on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to section 5.4 hereof, Linear may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Linear.

Section 5.3 Apollo and Apollo Subco Conditions

The obligation of Apollo and Apollo Subco to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Linear in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except (i) to the extent such representations and warranties speak as of an earlier date; (ii) except as affected by transactions contemplated or permitted by this Agreement; or (iii) as affected by the occurrence of one or more Linear Exclusions (as hereinafter defined)), and Linear shall have provided to Apollo a certificate of two senior officers certifying such accuracy on the Effective Date;
(b)	Linear shall have complied in all material respects with its covenants and other obligations herein and Linear shall have provided to Apollo a certificate of two senior officers certifying compliance with such covenants on the Effective Date;
(c)	no Material Adverse Change shall have occurred in respect of Linear and the Linear Subsidiaries, taken as a whole, from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in respect of Linear and the Linear Subsidiaries, taken as a whole, shall have occurred prior to the date hereof or shall occur from and after the date hereof and prior to the Effective Date from that reflected in the audited consolidated financial statements of Linear as at and for the fiscal year ending March 31, 2009 or in the unaudited financial statements of Linear as at and for the nine months ending December 31, 2009 (other than a Material Adverse Change resulting from: (i) conditions affecting the gold industry generally in jurisdictions in which they carry on business, including changes in prices or taxes; (ii) general or economic, financial, currency, exchange, securities or commodities market conditions; (iii) any matter permitted by this Agreement, or consented to by Apollo including, without limitation, the public announcement of the Arrangement; or (iv) Linear’s obligations under an agreement between Linear and Yantai Jinyan Mining Machinery Co. Ltd. (collectively, the “Linear Exclusions”);
(d)	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no Law shall have been proposed, enacted, promulgated, amended or applied, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in respect of Linear or would have a material adverse effect on the ability of the parties to complete the Arrangement;
(e)	(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority (including, without limitation, under the Competition Act (Canada) and those of the TSX, the AMEX or other Securities Authorities), and all applicable statutory or regulatory waiting periods shall have expired or been terminated and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Linear or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to Apollo and Apollo Subco;
(f)	if Dissent Rights are granted to Linear Shareholders by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Linear Shares shall have exercised rights of dissent in relation to the Arrangement;
(g)	the Lender Consent Letter, the Lender Support Agreements and the Lender Lock-Up Agreements shall be in full force and effect and, other than as otherwise may be agreed to by Apollo, unamended as of the Effective Date;
(h)	all directors and officers of Linear shall have entered into a Linear Support Agreement (in form and substance satisfactory to Apollo) with Apollo and none of such persons shall have breached, in any material respect, any of the representations, warranties and covenants thereof;
(i)	the directors of Linear shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Linear and the Linear Subsidiaries to permit the consummation of the Arrangement; and
(j)	the directors of Linear shall not have withdrawn or modified in a manner adverse to Apollo their approval or recommendation to Linear Shareholders of the transaction contemplated hereby.

The foregoing conditions are for the benefit of Apollo and Apollo Subco and may be waived, in whole or in part, by Apollo and Apollo Subco in writing at any time. If any of such conditions shall not be complied with or waived by Apollo and Apollo Subco on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.4 hereof, Apollo and Apollo Subco may terminate this Agreement in accordance with Section 7.3 in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Apollo or Apollo Subco.

Section 5.4 Notice and Cure Provisions

Each party hereto shall give prompt notice to the others of them of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;
(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party hereto prior to the Effective Date; or
(c)	result in the failure to satisfy any of the conditions precedent in favour of the other parties hereto contained in Sections 5.1, 5.2 or 5.3 hereof, as the case may be.

Subject as herein provided, a party hereto may (a) elect not to complete the transactions contemplated hereby by virtue of the conditions contained in Sections 5.1, 5.2 or 5.3 hereof not being satisfied or waived or (b) exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the filing of the Articles of Arrangement with the Registrar, the party hereto intending to rely thereon has delivered a written notice to the other parties hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters which the party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto which has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Linear Meeting or the Apollo Meeting, the Linear Meeting or Apollo Meeting, as applicable, shall be adjourned or postponed until the expiry of such period.

Section 5.5 Merger of Conditions

The conditions set out in sections 5.1, 5.2 or 5.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of the Certificate. Linear and Apollo each acknowledge and agree that it shall have no right to file the Articles of Arrangement with the Registrar unless such conditions have been satisfied, fulfilled or waived.

ARTICLE 6
NON-SOLICITATION AND BREAK FEE

Section 6.1 Mutual Covenants Regarding Non-Solicitation

(a)	Each of Apollo and Linear shall continue to comply with the terms and conditions set out in the Letter of Intent with respect to non-solicitation and shall continue to refrain from entering into discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf) with any parties conducted before the date of the Letter of Intent with respect to any Acquisition Proposal and shall continue to use all reasonable commercial efforts to ensure that their respective requests for the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with such party relating to an Acquisition Proposal are honoured.
(b)	Neither Apollo nor Linear shall, directly or indirectly, do or authorize or permit any of its officers, directors or employees or any financial advisor, expert or other representative retained by it to do, any of the following:
(i)	solicit, facilitate, initiate or encourage any Acquisition Proposal;
(ii)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing;
(iii)	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof, each of Apollo and Linear and its officers, directors and advisers may:

(v)	enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by such party or any of its officers, directors or employees or any financial advisor, expert or other representative retained by it) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to the other parties hereto as set out below) may furnish to such third party information concerning such party and its business, properties and assets, in each case if, and only to the extent that:
(A)	the third party has first made a written bona fide Acquisition Proposal which the board of directors of the party to which such Acquisition Proposal is made (the “Receiving Party”) determines in good faith: (1) that funds or other consideration necessary for the Acquisition Proposal are available; (2) (after consultation with its financial advisor) would, if consummated in accordance with its terms, result in a transaction financially superior for securityholders of the Receiving Party than the transaction contemplated by this Agreement; (3) after receiving the advice of outside counsel as reflected in minutes of the board of directors of the Receiving Party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws; (4) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (5) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Receiving Party or its respective officers and employees beyond 5:00 p.m. (Toronto time) on the fifth Business Day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such person to continue to review information provided to it by such party during such five Business Day period); (6) that the board of directors of the Receiving Party has determined to recommend to the shareholders of such party, and (7) that was not solicited in contravention of the Letter of Intent or this Agreement (a “Superior Proposal”); and
(B)	prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, the Receiving Party provides prompt notice to the other party to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such person or entity together with a copy of the confidentiality agreement referenced above and if not previously provided to the other party, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that the Receiving Party shall notify the other parties orally and in writing of any inquiries, offers or proposals with respect to a Superior Proposal from such third party (which written notice shall include, without limitation, a copy of any such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to the other parties, copies of all information provided to such party and all other information reasonably requested by the other parties), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal and answer the other party’s questions with respect thereto; or

(vi)	comply with Canadian Securities Administrators’ Multilateral Instrument 62-104 and OSC Rule 62-504 (as applicable) relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to its securityholders; and
(vii)	accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if: (1) prior to such acceptance, recommendation, approval or implementation, the board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement in accordance with subsection 6.1(c) and after receiving the advice of outside counsel as reflected in minutes of the board of directors of such party, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Laws; (2) such party has complied with its obligations set forth in paragraph Section 6.1(c); and (3) such party terminates this Agreement in accordance with Section 7.3.
(c)	the Receiving Party shall give the other party (the “Responding Party”), orally and in writing, at least 72 hours advance notice of any decision by its board of directors to accept, recommend, approve or enter into an agreement to implement such Superior Proposal, which notice shall confirm that the board of directors of the Receiving Party has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such 72 hour period, the Receiving Party agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement. In addition, during such 72 hour period the Receiving Party shall, and shall cause its financial and legal advisors to, negotiate in good faith with the Responding Party and their financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would cause such Acquisition Proposal to no longer constitute a Superior Proposal hereunder. In the event the Responding Party offers in writing to amend this Agreement and the Arrangement prior to the expiry of such 72 hour period, the board of directors of the Receiving Party shall review such offer and determine in good faith if the Acquisition Proposal would no longer constitute a Superior Proposal, in which event (i) the parties hereto will enter into an amendment to this Agreement to reflect such offer, and (ii) the board of directors of the Receiving Party shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any confidentiality or standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement;
(d)	each party agrees that all information that may be provided to it by the other party with respect to any Superior Proposal pursuant to this Section 6.1 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement;
(e)	each party hereby represents and warrants to the other party that, as of the date hereof, it is not in active discussions or negotiations with any person (other than the other party to this Agreement) with respect to any actual or potential Acquisition Proposal. Except to the extent otherwise permitted pursuant to subsection 6.1(b), each party shall deny access to non-public information under any confidentiality agreement, and shall not consent in favour of, or release from or fail to enforce against, any person under any confidentiality agreement or standstill agreement or similar obligation in favour of such party; and

(f)	each party shall ensure that its officers, directors and employees and any investment bankers or other advisers or representatives retained by it are aware of the provisions of this Section 6.1. Each party shall be responsible for any breach of this Section 6.1 by its officers, directors, employees, investment bankers, advisers or representatives.

Section 6.2 Break Fee Event

(a)	In the event that:
(i)	this Agreement is terminated pursuant to subsection 7.3(a)(ii) as a result of the Apollo Shareholders failing to approve the Arrangement at the Apollo Meeting as contemplated in Section 5.1(c);
(ii)	this Agreement is terminated by Linear pursuant to subsection 7.3(a)(v) and such Acquisition Proposal or Superior Proposal (as applicable) is consummated; or
(iii)	this Agreement is terminated by Apollo pursuant to subsection 7.3(a)(vi),

then Apollo shall pay to Linear an amount equal to $4,000,000 (the “Apollo Break Fee”) in immediately available funds (A) in the circumstances set forth in subsection 6.2(a)(i), within five (5) Business Days following the date of the Apollo Meeting; (B) in the circumstances set forth in subsection 6.2(a)(ii), within five (5) Business Days following the completion of such Acquisition Proposal or Superior Proposal (as applicable); and (C) in the circumstances set forth in subsection 6.2(a)(iii), concurrently with the delivery of Apollo’s notice of termination of this Agreement contemplated by subsection 7.3(b).

(b)	In the event that:
(i)	this Agreement is terminated pursuant to subsection 7.3(a)(ii) as a result of the Linear Shareholders failing to approve the Continuance or the Arrangement at the Linear Meeting as contemplated in Section 5.1(b);
(ii)	this Agreement is terminated by Apollo pursuant to subsection 7.3(a)(iii) and such Acquisition Proposal or Superior Proposal (as applicable) is consummated; or
(iii)	this Agreement is terminated by Linear pursuant to subsection 7.3(a)(iv),

then Linear shall pay to Apollo an amount equal to $4,000,000 (the “Linear Break Fee”) in immediately available funds (A) in the circumstances set forth in subsection 6.2(b)(i), within five (5) Business Days following the date of the Apollo Meeting; (B) in the circumstances set forth in subsection 6.2(b)(ii), within five (5) Business Days following the completion of such Acquisition Proposal or Superior Proposal (as applicable); and (C) in the circumstances set forth in subsection 6.2(b)(iii), concurrently with the delivery of Linear’s notice of termination of this Agreement contemplated by subsection 7.3(b).

(c)	Each of Linear and Apollo hereby acknowledges that the amount of the Linear Break Fee and Apollo Break Fee set out in this Section 6.2 shall be a payment of liquidated damages which are a genuine pre-estimate of the damages which Linear or Apollo, as applicable, will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. Each of Linear and Apollo hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the amount set out in this subsection, the receiving party shall have no further claim against the payor party in respect of the failure to complete the Arrangement and the payor party shall have no further liabilities arising hereunder other than for a breach of any section of this Agreement.

ARTICLE 7
AMENDMENT AND TERMINATION

Section 7.1 Amendment

This Agreement may, at any time and from time to time before or after the holding of the Linear Meeting or the Apollo Meeting be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Linear Shareholders or the Apollo Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any of the parties hereto;
(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the parties hereto; and
(d)	waive compliance with or modify any condition herein contained,

provided, however, that notwithstanding the foregoing, the terms of subsection 3.01(d) of the Plan of Arrangement shall not be amended without the approval of the Linear Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Sections 5.1, 5.2, 5.3, 6.2 and Article Seven hereof shall remain unaffected.

Section 7.2 Mutual Understanding Regarding Amendments

(a)	In addition to the transactions contemplated hereby or at the request of a party hereto, the parties hereto will continue from and after the date hereof and through and including the Effective Date to use their respective commercially reasonable best efforts to maximize present and future planning opportunities for Linear, the Linear Shareholders, the Linear Subsidiaries, Apollo, the Apollo Shareholders and the Apollo Subsidiaries as and to the extent that the same shall not prejudice any party hereto or the shareholders thereof. The parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.
(b)	The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Linear on the one hand, and Apollo and Apollo Subco on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Linear Shareholders and the Apollo Shareholders.

Section 7.3 Termination

(a)	This Agreement may be terminated at any time prior to the Effective Date:
(i)	by the mutual written consent of the parties hereto;
(ii)	(A) by Apollo if any of the conditions set forth in Sections 5.1 and 5.3 are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline; or (B) by Linear if any of the conditions set forth in Sections 5.1 or 5.2 are not satisfied, and such condition is incapable of being satisfied, by the Completion Deadline;
(iii)	by Apollo and Apollo Subco if there is an Acquisition Proposal in respect of Linear and (A) the directors of Linear shall have withdrawn or modified in a manner adverse to Apollo and Apollo Subco their approval or recommendation of the Arrangement or shall have failed, after being requested by Apollo in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within two (2) Business Days) after receipt of such written request from Apollo; or (B) such Acquisition Proposal constitutes a Superior Proposal and Linear shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal in accordance with Section 6.1;
(iv)	by Linear in the event that, prior to the Linear Meeting, Linear’s board of directors authorizes Linear, subject to complying with the terms of this Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time following the date of this Agreement and prior to the Linear Meeting; provided that prior to such termination, Linear pays the Linear Break Fee payable pursuant to subsection 6.2(b);
(v)	by Linear if there is an Acquisition Proposal in respect of Apollo and (A) the directors of Apollo shall have withdrawn or modified in a manner adverse to Linear their approval or recommendation of the Arrangement or shall have failed, after being requested by Linear in writing, to reaffirm their approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within two (2) Business Days) after receipt of such written request from Linear; or (B) such Acquisition Proposal constitutes a Superior Proposal and Apollo shall have accepted, recommended, approved or entered into an agreement to implement such Superior Proposal in accordance with Section 6.1;
(vi)	by Apollo in the event that, prior to the Apollo Meeting, Apollo’s board of directors authorizes Apollo, subject to complying with the terms of this Agreement, to enter into a legally binding agreement, undertaking or arrangement with respect to a Superior Proposal received at any time following the date of this Agreement and prior to the Apollo Meeting; provided that Apollo pays the Apollo Break Fee payable pursuant to subsection 6.2(a);
(vii)	if any of the parties is in breach or default of any of its obligations or covenants set forth in Section 6.1; or
(viii)	by either Apollo or Linear if the Arrangement shall not have been completed by the Completion Deadline.
(b)	Any termination by a party hereto shall be made by such party delivering written notice thereof to the other party or parties hereto prior to the Effective Date and specifying therein in reasonable detail the matter or matters giving rise to such termination right.
(c)	In the event of any termination in accordance with this Section 7.3, subject to the obligations of Apollo and Linear contained in Article 6 hereof, including the payment of the Apollo Break Fee or the Linear Break Fee required by Section 6.2 hereof, as applicable, each party hereto shall be deemed to have released, remised and forever discharged the other parties hereto in respect of any and all claims arising in respect of this Agreement, except as otherwise provided herein.

ARTICLE 8
GENERAL

Section 8.1 Notice

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to Linear:

Linear Gold Corp.
Suite 502, 2000 Barrington Street
Halifax, Nova Scotia
B3J 3K1

Attention: Wade K. Dawe
Facsimile: (902) 491-4281

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP
Suite 800, 365 Bay Street
Toronto, Ontario
M5H 2V1

Attention: Troy Pocaluyko
Facsimile: (416) 361-1790

(b)	if to Apollo or Apollo Subco:

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
801111

Attention: David Russell
Facsimile: (720) 482-0957

with a copy (which shall not constitute notice) to:

Fogler, Rubinoff, LLP
95 Wellington Street West, Suite 1200
Toronto-Dominion Centre
Toronto, Ontario
M5J 2Z9

Attention: Michael Hobart
Facsimile: (416) 941-8852

Section 8.2 Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Linear (if either Apollo or Apollo Subco is the breaching party) or Apollo and Apollo Subco (if Linear is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 6.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

Section 8.3 Indemnification

Each of Apollo and Linear hereby agree to indemnify and hold harmless the other (and its respective directors, officers and advisers) (collectively, the “Indemnified Persons”) from and against all claims, damages, liabilities, actions or demands to which the Indemnified Persons may be subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information supplied by Apollo or Linear, as applicable, and contained in the Linear Proxy Circular or the Apollo Proxy Circular, as applicable, having contained a misrepresentation.

Section 8.4 Privacy Matters

The parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of personal information acquired by or disclosed to the parties pursuant to or in connection with this Agreement (the “Disclosed Personal Information”). None of the parties shall use the Disclosed Personal Information for any purposes other than those relating to the performance of this Agreement and the completion of the Arrangement.

Section 8.5 Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Linear Meeting, the Apollo Meeting and the preparation and mailing of the Linear Proxy Circular and the Apollo Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this section 8.5 shall survive the termination of this Agreement.

Section 8.6 Time of the Essence

Time shall be of the essence in this Agreement.

Section 8.7 Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

Section 8.8 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

Section 8.9 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable therein but the reference to such Laws shall not, by conflict of laws rules or otherwise, require the application of the Law of any jurisdiction other than the Province of Ontario.

Section 8.10 Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by a facsimile or electronic (PDF) copy shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile or electronically to any other party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

Section 8.11 Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 7.1 hereof.

Section 8.12 No Personal Liability

(a)	No director or officer of Linear shall have any personal liability whatsoever (other than in the case of fraud, negligence or willful misconduct) to Apollo or Apollo Subco under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Linear.
(b)	No director or officer of Apollo or Apollo Subco shall have any personal liability whatsoever (other than in the case of fraud, negligence or willful misconduct) to Linear under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Apollo or Apollo Subco.

Section 8.13 Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

SCHEDULE G
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Amalgamating Corporations” means, collectively, Apollo Subco and Linear and “Amalgamating Corporation” means either one of them;

“Amalgamation” has the meaning ascribed thereto in section 3.01(b) hereof;

“Apollo” means Apollo Gold Corporation, a corporation existing under the YBCA;

“Apollo Replacement Option” has the meaning ascribed thereto in section 3.01(f) hereof;

“Apollo Replacement Warrant” has the meaning ascribed thereto in section 3.01(g) hereof;

“Apollo Shares” means the common shares in the capital of Apollo;

“Apollo Stock Option Plan” means the stock option plan of Apollo adopted in December 2003 and amended and restated as of May 7, 2009;

“Apollo Subco” means 1526735 Alberta ULC, a wholly-owned subsidiary of Apollo existing under the ABCA;

“Arrangement” means the arrangement under the provisions of Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the provisions hereof or at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated as of March 31, 2010 among Apollo, Apollo Subco and Linear, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

“Articles of Amalgamation” means articles of amalgamation in respect of the Amalgamation by way of Arrangement required by the ABCA to be filed with the Registrar after the Final Order is made in order for the Amalgamation to become effective;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Calgary, Alberta;

“CBCA” means the Canada Business Corporations Act;

“Certificate” means the certificate giving effect to the Amalgamation issued by the Registrar on the Articles of Amalgamation pursuant to subsection 193(11) of the ABCA;

“Common Shares” means the common shares which the Corporation is authorized to issue and having the rights, privileges, restrictions and conditions set forth in Section 4.04 hereof;

“Corporation” means the corporation continuing from the Amalgamation;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means CIBC Mellon Trust Company, being the depositary appointed by Apollo for the purpose of, among other things, exchanging certificates representing Linear Shares for Apollo Shares in connection with the Arrangement;

“Dissent Procedures” means the procedures set forth in Section 191 of the ABCA required to be taken by a registered holder of Linear Shares to exercise the right of dissent in respect of such Linear Shares in connection with the Arrangement;

“Dissenting Shareholders” means the registered holders of Linear Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

“Effective Date” means the date set out in the Certificate as being the effective date in respect of the Arrangement;

“Effective Time” means 5:00 p.m. (Toronto time) on the Effective Date;

“Final Order” means the order of the Court pursuant to subsection 193(9) of the ABCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

“Former Linear Shareholders” means the holders of Linear Shares immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court, as such order may be amended, pursuant to subsection 193(4) of the ABCA made in connection with the Arrangement;

“Letter of Transmittal” means the letter of transmittal to be sent by Linear to the Former Linear Shareholders to be used by the Former Linear Shareholders to surrender the certificates representing their Linear Shares to receive certificates for the Apollo Shares issued to them pursuant to the Arrangement;

“Linear” means Linear Gold Corp., a corporation existing under the CBCA;

“Linear Meeting” means the special meeting, including any adjournments or postponements thereof, of the holders of Linear Shares held, among other things, to consider and, if deemed advisable, approve the Arrangement;

“Linear Options” means the outstanding options to purchase an aggregate of 2,770,000 Linear Shares issued pursuant to the Linear Stock Option Plan;

“Linear Shares” means the common shares in the capital of Linear;

“Linear Stock Option Plan” means the amended share option plan of Linear adopted on September 29, 2006;

“Linear Warrants” means the outstanding warrants to purchase an aggregate of 8,177,764 Linear Shares;

“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and with any order of the Court;

“Proxy Circular” means the management information circular, including all schedules and exhibits thereto, prepared by Linear with the assistance of Apollo in respect of the Linear Meeting;

“Registrar” means the Registrar of Corporations or Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA; and

“YBCA” means the Business Corporations Act (Yukon).

In addition, words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA unless the context otherwise requires.

Section 1.02 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.03 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section 1.04 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.05 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06 Time

Time shall be of the essence in every matter or action contemplated hereunder.

Section 1.07 Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT AGREEMENT

Section 2.01 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.02 Effect of Arrangement

This Plan of Arrangement will become effective at, and be binding at and after the Effective Time on the Former Linear Shareholders, the holders of Linear Options and the holders of Linear Warrants.

ARTICLE 3
ARRANGEMENT

Section 3.01 Arrangement

On the Effective Date, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a) immediately prior to the Effective Time, each Linear Share in respect of which Dissent Procedures have been exercised shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Apollo, with Apollo being obliged to pay therefor the amount determined and payable in accordance with Article 5 hereof, and the name of such holder will be removed from the register of holders of Linear Shares and Apollo will be recorded as the registered holder of the Linear Shares so transferred and will be deemed to be the legal and beneficial owner of such Linear Shares;

(b) at the Effective Time, the Amalgamating Corporations shall be amalgamated and continue as one unlimited liability corporation under the ABCA on the terms prescribed in this Plan of Arrangement (the “Amalgamation”) and:

(i)	the property of each Amalgamating Corporation continues to be the property of the Corporation;
(ii)	the Corporation continues to be liable for the obligations of each Amalgamating Corporation;
(iii)	an existing cause of action, claim or liability to prosecution is unaffected;
(iv)	a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may be continued to be prosecuted by or against the Corporation;
(v)	a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation; and
(vi)	the Articles of Amalgamation are deemed to be the articles of incorporation of the Corporation and the Certificate is deemed to be the certificate of incorporation of the Corporation.

(c) immediately upon the Amalgamation as set forth in subsection (b), all Linear Shares held by Apollo Subco (if any) shall be cancelled without any repayment of capital in respect thereof;

(d) immediately upon the Amalgamation as set forth in subsection (b), all Linear Shares (other than Linear Shares acquired by Apollo in accordance with subsection (a)) held by Former Linear Shareholders (other than Dissenting Shareholders) shall be exchanged with Apollo for Apollo Shares on the basis of 5.4742 Apollo Shares for each Linear Share, subject to sections 3.03 and 5.01 hereof, and shall thereafter be cancelled without any repayment of capital in respect thereof. Each Former Linear Shareholder shall cease to be a holder of Linear Shares and the name of such holder shall be removed from the securities register of holders of Linear Shares and each Former Linear Shareholder shall be added to the securities register of holders of Apollo Shares showing such holder as the registered holder of the Apollo Shares so issued;

(e) immediately upon the Amalgamation as set forth in subsection (b), each Linear Share acquired by Apollo in accordance with subsection (a) shall be cancelled;

(f) immediately upon the Amalgamation as set forth in subsection (b), each Linear Option outstanding immediately prior to the Effective Time shall be exchanged for an option (an “Apollo Replacement Option”) to acquire, on the terms and conditions set forth in the Apollo Stock Option Plan, provided that the rights of the holders under the Apollo Replacement Options shall not (as mutually agreed to by Apollo and Linear, each acting reasonably) materially adversely differ from the rights of the holders of such Linear Options outstanding immediately prior to the Effective Time (and provided further that the current employees of Linear holding Linear Options whose employment is terminated in connection with the Arrangement shall have their Linear Options exchanged for Apollo Replacement Options which shall expire on the earlier of: (i) the current expiry date of the corresponding Linear Options; and (ii) the first anniversary of the date of completion of the Arrangement), the number of Apollo Shares (rounded to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Option immediately prior to the Effective Time and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Option shall be an amount (rounded to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to such Linear Option immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Options as so exchanged shall be assumed by Apollo;

(g) immediately upon the Amalgamation as set forth in subsection (b), each Linear Warrant outstanding immediately prior to the Effective Time shall be exchanged for a common share purchase warrant of Apollo (an “Apollo Replacement Warrant”) exercisable to acquire, on the same terms and conditions as were applicable to such Linear Warrant immediately prior to the Effective Time, the number of Apollo Shares (rounded down to the nearest whole number) equal to the product of: (A) the number of Linear Shares subject to such Linear Warrant immediately prior to the Effective Time; and (B) 5.4742. The exercise price per Apollo Share subject to any such Apollo Replacement Warrants shall be an amount (rounded up to the nearest cent) equal to the quotient of: (A) the exercise price per Linear Share subject to the such Linear Warrant immediately prior to the Effective Time divided by (B) 5.4742. The obligations of Linear under the Linear Warrants as so exchanged shall be assumed by Apollo and Apollo agrees to use commercially reasonable best efforts to arrange for the Apollo Replacement Warrants issued upon exchange of the Linear Listed Warrants to be listed on the Toronto Stock Exchange and to maintain such listing until 5:00 p.m. (Halifax time) on November 19, 2014;

(h) immediately upon the Amalgamation as set forth in subsection (b), each Apollo Share held by Linear shall be cancelled without the payment of any consideration;

(i) immediately upon the Amalgamation as set forth in subsection (b), each common share of Apollo Subco shall be exchanged for one Common Share; and

(j) immediately upon the Amalgamation as set forth in subsection (b), the Corporation shall be a wholly-owned subsidiary of Apollo and there shall not be any issued or outstanding options, warrants or other rights or privileges to acquire securities of the Corporation.

Section 3.02 Post-Effective Time Procedures

(a) On or promptly after the Effective Date, Apollo shall issue from treasury and deliver or arrange to be delivered to the Depositary certificates representing the Apollo Shares required to be issued to Former Linear Shareholders in accordance with the provisions of section 3.01 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Linear Shareholders for distribution to such Former Linear Shareholders in accordance with the provisions of Article 6 hereof.

(b) Subject to the provisions of Article 6 hereof, Former Linear Shareholders shall be entitled to receive delivery of the certificates representing the Apollo Shares to which they are entitled pursuant to subsection 3.01(d) hereof. Certificates representing former Linear Shares, other than those to which Article 5 applies, shall represent only the right to receive the Apollo Shares to which the Former Linear Shareholder is entitled to receive pursuant to the Arrangement.

(c) Apollo shall, as soon as practicable following the later of the Effective Date and date of deposit by a Former Linear Shareholder of a duly completed Letter of Transmittal and the certificates representing such Linear shares, either:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such Former Linear Shareholder at the address specified in the Letter of Transmittal; or
(ii)	if requested by such Former Linear Shareholder in the Letter of Transmittal, make available or cause to be made available at the Depository for pick-up by such Former Linear Shareholder,

certificates representing the number of Apollo Shares issued to such Former Linear Shareholder under the Arrangement.

(d) After the Effective Time, the certificates representing the former Linear Shares to which Article 5 herein applies shall represent only the right to receive payment which the Dissenting Shareholders are entitled to receive pursuant to Article 5.

Section 3.03 No Fractional Apollo Shares

No fractional Apollo Shares shall be issued to Former Linear Shareholders. Any fractional number of Apollo Shares shall be rounded up or down to the nearest whole number.

ARTICLE 4
THE CORPORATION

Section 4.01 Name

The name of the Corporation shall be Linear Gold ULC or such number company name as may be assigned to the Corporation.

Section 4.02 Registered Office

The registered office of the Corporation shall be located in the City of Calgary in the Province of Alberta and the address of the registered office of the Corporation shall be 1600, 333-7th Avenue S.W., Calgary Alberta, T2P 2Z1.

Section 4.03 Authorized Capital

The Corporation shall be authorized to issue an unlimited number of common shares (being the Common Shares).

Section 4.04 Share Provisions

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

(a) Voting. The holders of Common Shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

(b) Dividends. The holders of Common Shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

(c) Liquidation. In the event of liquidation, dissolution or winding up of the Corporation or upon any distribution of the assets of the Corporation among shareholders being made (other than by way of dividend out of monies properly applicable to the payment of dividends) the holders of Common Shares shall be entitled to share pro rata.

Section 4.05 Restrictions on Transfer

No transfer of shares of the Corporation shall occur or be registered unless and until the directors have, by a resolution, approved the transfer and the directors shall be under no obligation to give such approval or to give any reason for withholding the same.

Section 4.06 Stated Capital

At the Effective Time, the Corporation shall add to the stated capital account maintained by the Corporation for the Common Shares an amount equal to the aggregate of the amount of the stated capital account maintained by Apollo Subco in respect of the common shares of Apollo Subco immediately prior to the Effective Time and the amount of the stated capital account maintained by Linear in respect of the Linear Shares immediately prior to the Effective Time.

Section 4.07 Directors

(a) The directors of the Corporation shall, until otherwise changed in accordance with the ABCA, consist of a minimum number of one and a maximum number of fifteen directors.

(b) The number of directors on the board of directors shall initially be set at one. The initial director of the Corporation immediately following the Amalgamation shall be the person whose name and residential address appears below:

Name	Municipality of Residence
Wade K. Dawe	Halifax, Nova Scotia

The initial director shall hold office until the next annual meeting of the shareholders of the Corporation or until his successors are elected or appointed.

Section 4.08 Business and Powers

There shall be no restriction on the business which the Corporation is authorized to carry on or on the powers which the Corporation may exercise.

Section 4.09 By-Laws

The by-laws of the Corporation, until repealed, amended or altered, shall be the by-laws of Apollo Subco.

ARTICLE 5
DISSENT PROCEDURES

Section 5.01 Dissent Procedures

Holders of Linear Shares may exercise Dissent Procedures with respect to Linear Shares in connection with the Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Arrangement contemplated by Section 191 of the ABCA must be received by Linear no later than 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Linear Meeting or any date to which the Linear Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value for their Linear Shares, which fair value shall be determined as of the close of business on the day before the Final Order becomes effective, shall be paid an amount equal to such fair value by Apollo; and

(b) are ultimately not entitled, for any reason, to be paid fair value for their Linear Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Linear Shares and shall be entitled to receive only the consideration contemplated in subsection 3.01(d) hereof which such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall Apollo, Apollo Subco, Linear or any other person be required to recognize Dissenting Shareholders as holders of Linear Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of holders of Linear Shares at the Effective Time.

ARTICLE 6
DELIVERY OF APOLLO SHARES

Section 6.01 Delivery of Apollo Shares

(a) Upon surrender to the Depositary, as specified in the Letter of Transmittal, for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Linear Shares which were exchanged for Apollo Shares in accordance with section 3.01 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Linear Shares formerly represented by such certificate and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Apollo Shares which such holder is entitled to receive in accordance with section 3.02 hereof.

(b) After the Effective Time and until surrendered for cancellation as contemplated by subsection 6.01(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Linear Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Apollo Shares which the holder of such certificate is entitled to receive in accordance with section 6.01(a) hereof.

Section 6.02 Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Linear Shares which were exchanged for Apollo Shares in accordance with section 3.01 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Apollo Shares which such holder is entitled to receive in accordance with section 3.02 hereof. When authorizing such delivery of a certificate representing the Apollo Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Apollo Shares is to be delivered shall, as a condition precedent to the delivery of such Apollo Shares, give a bond satisfactory to Apollo and the Depositary in such amount as Apollo and the Depositary may direct, or otherwise indemnify Apollo, Apollo Subco and the Depositary in a manner satisfactory to Apollo and the Depositary, against any claim that may be made against Apollo, Apollo Subco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of the Corporation.

Section 6.03 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Apollo Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Linear Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.01 or section 6.02 hereof. Subject to applicable law and to section 6.04 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Apollo Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Apollo Shares.

Section 6.04 Withholding Rights

Apollo and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Linear Shareholder such amounts as Apollo, Apollo Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Linear Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 6.05 Limitation and Proscription.

To the extent that a Former Linear Shareholder shall not have complied with the provisions of section 6.01 or section 6.02 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the Apollo Shares which such Former Linear Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Apollo Shares shall be delivered to Apollo by the Depositary for cancellation and shall be cancelled by Apollo, and the interest of the Former Linear Shareholder in such Apollo Shares shall be terminated as of such final proscription date.

ARTICLE 7
AMENDMENTS

Section 7.01 Amendments to Plan of Arrangement

(a) Apollo and Linear reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Apollo and Linear, (iii) filed with the Court and, if made following the Linear Meeting, approved by the Court, and (iv) communicated to Former Linear Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Linear at any time prior to the Linear Meeting provided that Apollo shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Linear Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Linear Meeting shall be effective only if (i) it is consented to in writing by each of Apollo and Linear, and (ii) if required by the Court, it is consented to by holders of the Linear Shares voting in the manner directed by the Court.

SCHEDULE H
NOTICE OF PETITION

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF Section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
APOLLO GOLD CORPORATION, LINEAR GOLD CORP., 1526735 ALBERTA ULC.
and THE SHAREHOLDERS OF LINEAR GOLD CORP.NOTICE OF PETITION

NOTICE IS HEREBY GIVEN that a petition (the “Petition”) has been filed with the Court of Queen’s Bench of Alberta, Judicial District of Calgary (the “Court”) on behalf of Linear Gold Corp. (“Linear”) with respect to a proposed arrangement (the “Arrangement”) under section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”), involving Linear, Apollo Gold Corporation (“Apollo”), 1526735 Alberta ULC, (“Apollo Subco”) and the holders of common shares of Linear (the “Linear Shareholders”), which Arrangement is described in greater detail in the Management Proxy Circular Relating to a Special Meeting of Shareholders of Linear (the “Proxy Circular”) accompanying this Notice of Petition.

At the hearing of the Petition, Linear intends to seek the following:

(a)	an order approving the Arrangement pursuant to the provisions of section 193 of the ABCA;
(b)	a declaration that the terms and conditions of the Arrangement are fair to Linear Shareholders both from a substantive and procedural point of view;
(c)	an order declaring that the registered Linear Shareholders shall have the right to dissent in respect of the Arrangement, in accordance with section 191 of the ABCA, as modified by the interim order of the Court dated May 25, 2010 (the “Interim Order”);
(d)	a declaration that the Arrangement will, upon the filing of the Articles of Arrangement pursuant to the provisions of section 193 of the ABCA, become effective in accordance with its terms and will be binding on and after the effective date as defined in the Arrangement; and
(e)	such other and further orders, declarations and directions as the Court may deem just.

The Court has been advised that its order approving the Arrangement, if granted, will constitute the basis for an exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States of America with respect to the common shares of Linear to be issued pursuant to the Arrangement.

AND NOTICE IS FURTHER GIVEN that the said Petition was directed to be heard before the Honourable Mr. Justice A.D. Macleod at the Courts Centre, Suite 601-N, 601-5 Street S.W., Calgary, Alberta on June 24, 2010 at 4:00 p.m. (Calgary time), or as soon thereafter as counsel may be heard. It is a condition to closing, under the terms of the arrangement agreement dated March 31, 2010 between Linear, Apollo and Apollo Subco, that the final order of the Court approving the Arrangement shall have been granted by July 2, 2010. Any Linear Shareholder or any other interested party desiring to support or oppose the Petition, may appear at the time of hearing in person or by counsel for that purpose. Any Linear Shareholder or any other interested party desiring to appear at the hearing is required to file with the Court of Queen’s Bench of Alberta, Judicial District of Calgary, and serve upon Linear on or before 5:00 p.m. (Calgary time) on June 23, 2010, a notice of his or her intention to appear, including his or her address for service in the Province of Alberta and indicating whether such Linear Shareholder or other interested party intends to support or oppose the application or make submissions, together with any evidence or materials which are to be presented to the Court. Service on Linear is to be effected by delivery to the solicitors for Linear at the address below. If any Linear Shareholder or any other interested party does not attend, either in person or by counsel, at that time, the Court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

H-1

AND NOTICE IS FURTHER GIVEN that no further notice of the Petition will be given by Linear and that in the event the hearing of the Petition is adjourned only those persons who have appeared before the Court for the application at the hearing shall be served with notice of the adjourned date.

AND NOTICE IS FURTHER GIVEN that the Court, by the Interim Order, has given directions as to the calling of a meeting of Linear Shareholders for the purpose of such holders voting upon resolutions to approve the Arrangement and has directed that registered Linear Shareholders be provided with the right to dissent with respect to the Arrangement under the provisions of section 191 of the ABCA, as amended by the Interim Order.

AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any Linear Shareholder or other interested party requesting the same by the undermentioned solicitors for Linear upon written request delivered to such solicitors as follows:

Burstall Winger LLP
Suite 1600, Dome Tower
333 – 7th Avenue S.W.
Calgary, AB T2P 2Z1

Attention: Candice A. Ross

DATED at the City of Calgary, in the Province of Alberta, this 26th day of May, 2010.

BY ORDER OF THE BOARD OF DIRECTORS OF
LINEAR GOLD CORP.

(Signed) “Wade Dawe”

Wade Dawe
President and Chief Executive Officer

H-2

SCHEDULE I
INTERIM ORDER

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT,
R.S.A. 2000, c. B-9, AS AMENDED;

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
APOLLO GOLD CORPORATION, LINEAR GOLD CORP., 1526735 ALBERTA ULC.
and THE SHAREHOLDERS OF LINEAR GOLD CORP.

BEFORE THE HONOURABLE	)	At the Court House, in the City of Calgary
MR. JUSTICE A.D. MACLEOD	)	in the Province of Alberta, on Tuesday, the 25th
IN CHAMBERS	)	day of May, 2010.

INTERIM ORDER

UPON the Petition (the “Petition”) of Linear Gold Corp. (“Linear”) pursuant to Section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”); AND UPON reading the Petition and the Affidavit of Brian MacEachen, Executive Vice President of Linear, sworn May 20, 2010, filed; AND UPON hearing counsel for Linear; AND UPON noting that the Executive Director (the “Executive Director”) of the Alberta Securities Commission (“ASC”) was served with notice of this application as required by the ABCA and upon being advised by counsel for Linear that the Executive Director neither consents to nor opposes this application.

FOR THE PURPOSES OF THIS ORDER:

(a)	the capitalized terms not defined in this Order shall have the meanings attributed to them in the Management Proxy Circular Relating to a Special Meeting of Shareholders of Linear (the “Proxy Circular”), a draft copy of which is attached as Exhibit “A” to the Affidavit of Brian MacEachen, sworn May 20, 2010 (the “MacEachen Affidavit”); and
(b)	all references to “Arrangement” used herein mean the Plan of Arrangement as described in the MacEachen Affidavit and in the form attached as Schedule “A” to the Arrangement Agreement, which is attached as Exhibit “C” to the Proxy Circular.

IT IS HEREBY DECLARED AND ORDERED THAT:

Service

1.	The time required for service of the within Petition and the Affidavit served upon the Executive Director of the ASC on May 19, 2010 is hereby abridged, and notice to same is deemed good and sufficient.

Declaration of Arrangement

2.	The proposed arrangement (the “Arrangement”) involving Apollo, Apollo Subco, Linear and the holders of common shares (“Linear Common Shares”) in the capital of Linear (the “Linear Shareholders”), as outlined in the MacEachen Affidavit is hereby declared to be an arrangement within the meaning of Section 193 of the ABCA, and the Petitioner may proceed with the Arrangement as described in the MacEachen Affidavit.

Notice of Meeting

3.	Linear shall call, hold and conduct a special meeting (the “Meeting”) of the Linear Shareholders on June 24, 2010 at 2:00 p.m or so soon thereafter as the Meeting can reasonably be held, to, among other matters, consider and, if thought fit, pass, with or without variation, the following:
(a)	a special resolution (the “Continuance Resolution”) approving the continuance of Linear under the ABCA (the “Continuance”), which Continuance Resolution is substantially in the form set forth in Exhibit “D” to the Proxy Circular which is attached as Exhibit “A” to the MacEachen Affidavit;

(b)	a special resolution (the “Arrangement Resolution”) approving the proposed Arrangement in respect to Apollo, Apollo Subco, Linear and the Linear Shareholders, as contemplated in the Arrangement, which is substantially in the form set forth in Exhibit “E” to the Proxy Circular which is attached as Exhibit “A” to the MacEachen Affidavit.

The Linear Shareholders may conduct other items of business as may be proposed and properly disclosed in the Proxy Circular.

4.	Pursuant to Section 144 of the Canada Business Corporations Act, R.S.A., 1985, c. C-44 (the “CBCA”) and Section 143 of the ABCA, the Meeting shall be called, held and conducted in accordance with the provisions of the ABCA, the articles of incorporation and the by-laws of Linear subject to the express provisions of this Order.
5.	Linear shall mail or otherwise deliver this Interim Order, Notice of Meeting, the Notice of Petition and the Proxy Circular substantially in the form attached to the MacEachen Affidavit, together with a form of proxy, to the Linear Shareholders at the close of business on May 25, 2010 (the “Record Date”) at their addresses as they may appear in the records of Linear, to the directors and auditors of Linear, and to the Executive Director, by mailing the same by prepaid mail to such persons in accordance with the ABCA at least 21 days prior to the date of the Meeting, excluding the date of mailing and excluding the date of the Meeting. Such mailing shall constitute good and sufficient service of the Notice of Petition and Notice of the Meeting.
6.	The accidental omission to give notice of the Meeting, or the non-receipt of such notice by one or more of the persons specified in paragraph 5 hereof, shall not invalidate any resolution passed or proceedings taken at the Meeting.
7.	The only persons entitled to notice of the Meeting shall be the Linear Shareholders listed as of the Record Date in the records of Linear, the directors and auditors of Linear and the Executive Director. The only persons entitled to be represented and to vote at the Meeting, either in person or by proxy, shall be registered Linear Shareholders.

Chairman and Quorum

8.	The chairman of the Meeting shall be any officer or director of Linear who shall be appointed by the board of directors of Linear for that purpose, and in the absence of such appointment, as specified in the by-laws of Linear.
9.	The by-laws of Linear provide that two persons present and representing in person or by proxy not less than 5% of the issued Linear Common Shares entitled to vote at the Meeting constitute a quorum for the Meeting.
10.	The Meeting may be adjourned at any time and from time to time and no further notice shall be required for the holding of any adjourned meeting other than an announcement by the chairman of the Meeting at the time of the adjournment.

Approval of the Continuance Resolution

11.	The securities of Linear for which holders shall be entitled to vote on the Continuance Resolution shall be the Linear Common Shares.
12.	The Linear Shareholders shall be entitled to vote on the Continuance Resolution, with each Linear Shareholder being entitled to one vote for each Linear Common Share held by such holder.
13.	In order for the Continuance to become effective, the requisite majority for approval of the Continuance Resolution shall be, subject to further order of this Court, no less than two-thirds (66 2/3%) of the votes cast by the Linear Shareholders present in person or by proxy at the Linear Meeting.
14.	If approval is not obtained from the Linear Shareholders for the Continuance Resolution, then Linear is at liberty to adjourn or cancel the Meeting without recourse from the Linear Shareholders.

Approval of the Arrangement Resolution

15.	The securities of Linear for which holders shall be entitled to vote on the Arrangement Resolution shall be the Linear Common Shares.
16.	The Linear Shareholders shall be entitled to vote on the Arrangement Resolution, with each Linear Shareholder being entitled to one vote for each Linear Common Share held by such holder.
17.	In order for the Arrangement to become effective, the requisite majorities for approval of the Arrangement Resolution shall be, subject to further order of this Court, no less than two-thirds (66 2/3%) of the votes cast by the Linear Shareholders present in person or by proxy at the Linear Meeting. The Arrangement shall disinterested shareholder approval, if otherwise required under applicable securities laws.

Dissent Rights

18.	The registered Linear Shareholders on the Record Date are accorded the right of dissent with respect to the Arrangement Resolution in accordance with the provisions of Section 191 of the ABCA, provided that:
(a)	a dissenting Linear Shareholder (“Dissenting Shareholder”) provides a written objection to the Arrangement Resolution to Linear at or before 5:00 p.m. (Atlantic Time) on the business day preceding the Meeting;
(b)	a Dissenting Shareholder shall not have voted his or her Linear Common Shares at the Meeting, either in person or by proxy, in favour of the Arrangement Resolution; and
(c)	a Dissenting Shareholder exercising his or her right of dissent otherwise complies with the requirements of Section 191 of the ABCA.

Final Application

19.	Upon approval of the Arrangement Resolution at the Meeting in the manner set forth in this Interim Order, and provided that the directors of Linear have not revoked that approval, Linear may proceed with an application for approval of the Arrangement, which application (the “Final Application”) shall be heard by this Honourable Court at the Court House, Suite 601-N, 601-5 Street S.W., in the City of Calgary, at 4:00 p.m. on Thursday, June 24, 2010, or at such other time or date as the Court may hear the application. Subject to a Final Order in this proceeding and to the issuance of a Certificate of Amalgamation, Apollo, Apollo Subco, Linear, and all Linear Shareholders will be bound by the Arrangement in accordance with its terms.

Service

20.	The mailing of this Interim Order and the Notice of the Meeting, the Notice of Petition and the Proxy Circular referred to in paragraphs 5 to 7 herein shall constitute good and sufficient service in respect of those materials upon all persons who are entitled to receive such notice pursuant to this Interim Order and no other form of service need be made and no other materials need to be served on such persons in respect of those proceedings, and service of the Affidavit, filed, is dispensed with.
21.	Any Linear Shareholder or any other interested person may appear on the Final Application, provided that such holder or person shall file with this Honourable Court and serve on the solicitors for Linear on or before 5:00 p.m. (MDT) on Wednesday, June 23, 2010, a Notice of Intention to Appear setting out the address for service in respect of such holder or person and indicating whether such holder or person intends to oppose the application or make submissions, together with any evidence or materials which are to be presented to this Honourable Court, such Notice of Intention to Appear to be effected by delivery together with any evidence or materials, at the address set forth below:

Burstall Winger LLP
Barristers & Solicitors
1600, 333 – 7th Avenue S.W.
Calgary, Alberta T2P 2Z1

Attention: Candice A. Ross

22.	In the event the Final Application is adjourned or is scheduled to be heard at a time or date other than 4:00 p.m. on Thursday, June 24, 2010, only those persons who have filed and served a Notice of Intention to Appear shall be served with notice of the adjourned date.

Priority and Variance

23.	In the event of a conflict between the provisions of the ABCA and the terms of this Interim Order, the terms of this Interim Order shall prevail.
24.	Linear shall be entitled at any time to seek leave to vary this Interim Order, upon such terms and upon the giving of such notice, as the Court may direct.
25.	Consent to this Order may be executed by facsimile.

J.C.Q.B.A.

ENTERED this _____ day of May, 2010

Clerk of the Court

SCHEDULE J
APOLLO GOLD CORPORATION
STOCK OPTION INCENTIVE PLAN

(As Amended and Restated June 24, 2010)

WHEREAS, the Company adopted a stock option incentive plan in December 2003;

WHEREAS the stock option incentive plan was amended and restated on April 12, 2005, May 24, 2006, May 16, 2007 and May 7, 2009;

WHEREAS, the Company is proposing to complete a business combination transaction with Linear Gold Corp. (“Linear”) pursuant to which Linear will amalgamate with a subsidiary of the Company, such amalgamated corporation will become a wholly owned subsidiary of the Company and securityholders of Linear will become securityholders of the Company in accordance with the Arrangement Agreement (the “Transaction”);

WHEREAS, in connection with the Transaction, the Company will, if all conditions and approvals required to consummate the Transaction are satisfied, exchange options of the Company under this stock option incentive plan for each outstanding option to purchase a Linear common share (“Linear Option”) granted under Linear’s stock option plan (the “Exchange”); and

WHEREAS, in order to effect the Exchange, the Company must make certain amendments to the stock option incentive plan.

1. Definitions

As used herein, the following terms shall have the following meanings:

(a) “Affiliates”, each individually an “Affiliate”, means the affiliates of the Company, and for the purposes of the Plan “affiliate” shall have the meaning ascribed to that term in the Securities Act (Ontario);

(b) “Arrangement Agreement” means that certain Arrangement Agreement, dated March 31, 2010, by and among the Company, 1526735 Alberta ULC and Linear pursuant to which it is expected that the businesses of the Company and Linear would be combined by way of a court-approved plan of arrangement under the provisions of the Business Corporations Act (Alberta);

(c) “Associate” shall have the meaning ascribed to that term in the Securities Act (Ontario);

(d) “Code” means the United States Internal Revenue Code, as amended;

(e) “Common Shares” means the common shares in the capital of the Company as such shares are subdivided, consolidated, reclassified or changed from time to time;

(f) “Consultant” means a person or company, other than an employee, senior officer, or director of the Company or its Affiliates, that:

(i) is engaged to provide services to the Company or its Affiliates, other than services provided in relation to a distribution,

(ii) provides the services under a written contract with the Company or its Affiliates, and

(iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or its Affiliates,

and includes, for an individual consultant, a company of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

(g) “Eligible Person” means, subject to all applicable laws:

(i) any employee, officer, or director of the Company or its Affiliates;

(ii) any trust of which an employee, officer, director of the Company or its Affiliates is the sole beneficiary;

(iii) any corporation that provides services to the Company or its Affiliates on an on-going basis and which is wholly-owned by an employee, officer or director of the Company or its Affiliates;

(iv) any subsidiary of the Company;

(v) a Consultant; or

(vi) any holder of Linear Options immediately prior to the consummation of the Transaction (“Linear Recipient”).

(h) “Insider” means:

(i) an insider as defined in the Securities Act (Ontario) other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii) an associate of any person who is an insider by virtue of (i);

(i) “Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

(j) “Outstanding Issue” means the number of Common Shares that are outstanding on a non- diluted basis;

(k) “Plan” means this amended and restated stock option plan of the Company dated June 24, 2010;

(l) “Share Compensation Arrangements” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise; and

(m) “Subsidiary” shall have the meaning ascribed to that term in the Securities Act (Ontario).

2. Purpose of the Plan

The purpose of the Plan is to (i) develop the interest of certain Eligible Persons in the growth and development of the Company, and (ii) encourage selected individuals to accept or continue employment with the Company or its Affiliates by providing them with the opportunity, through the granting of stock options, to acquire an increased proprietary interest in the Company.

3. Implementation

The Plan will be implemented in accordance with the terms hereof and will be structured to comply with the rules of The Toronto Stock Exchange (the “TSX”), as amended from time to time (the “TSX Rules”) and the Code. The Plan is intended to qualify as an Incentive Stock Option Plan pursuant to Section 422 of the Code.

4. Administration

The Plan will be administered by the board of directors of the Company (the “Board”) or, in the Board’s discretion, by a committee (the “Committee”) appointed by the Board and consisting of not less than three members of the Board. Subject to the provisions of the Plan, the Board or the Committee is authorized, in its sole discretion, to make such determinations under and such interpretations of and take such steps and actions in connection with the proper administration of the Plan and such rules and regulations concerning the granting of the Options pursuant to the Plan as it may deem necessary or advisable. All questions of interpretation, implementation, and application of this Plan shall be determined by the Board. Such determinations shall be final and binding on all persons. No member of the Board or of the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan or any Options granted under it. Any determination approved by a majority of the Board or of the Committee will be deemed to be a determination of that matter by the Board or the Committee, as the case may be. Members of the Board or the Committee may be granted Options under the Plan. From and after such time as the Company registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall also be administered in accordance with the disinterested administrative requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”), or any successor rule thereto. In addition, to the extent necessary to cause Options issued under the Plan to qualify as performance-based compensation under Code Section 162(m), each member of the Committee shall an “outside director” within the meaning of Code Section 162(m).

5. Number of Shares Dedicated to the Plan

The number of Common Shares reserved for issuance, set aside and made available to the Board or Committee for the granting of Options to eligible grantees (the “Reserved Common Shares”) shall not exceed the lesser of: (a) 10% of the issued and outstanding Common Shares, from time to time; and (b) 51,755,687 Common Shares. All Options granted under the Plan will conform to all applicable provisions prescribed by the Plan and to such specific terms and conditions as may be determined by the Board or the Committee at the time of making each grant, provided that such terms and conditions are not inconsistent with the provisions hereof. Reserved Common Shares for which an Option is granted under the Plan but not exercised prior to the termination of such Option, whether through surrender, termination, lapse or otherwise, shall be available for Options thereafter granted by the Board or the Committee under the Plan. All Common Shares issued pursuant to the exercise of the Options granted under the Plan shall be issued as fully-paid and non-assessable shares.

6. Eligibility

The persons who will be eligible to be granted Options pursuant to the Plan (“Participants”) will be such Eligible Persons as the Board or the Committee shall determine. In determining Options to be granted to Participants under the Plan, the Board or Committee will give due consideration to the value of each such Eligible Person’s present and potential contribution to the success of the Company or its Affiliates.

7. Granting of Options

(a) Subject to the provisions herein set forth and after review of recommendations from time to time by management for the granting of Options, the Board or Committee shall, in its sole discretion, select those Participants to whom share Options under the Plan shall be granted (an “Optionee”), fix the number of Common Shares to be optioned to each, the date or dates on which such Options shall be granted and the terms and conditions, within the limits prescribed in paragraph 8, attaching to each Option.

(b) Subject to the provisions contained herein, the following additional provisions shall be applicable to Options granted under the Plan:

(i) the number of Options issued to any one Optionee under the Plan in any one year period shall not exceed ten percent (10%) of the number of Reserved Common Shares;

(ii) the number of “listed shares” issuable pursuant to the exercise of Options hereunder to “insiders” (as such terms are defined in the TSX Company Manual) at any time shall not exceed ten percent (10%) of the Company’s outstanding Common Shares.

(iii) a majority of the Reserved Common Shares will or may be issuable to Insiders of the Company;

(iv) the Reserved Common Shares, together with all of the Company’s other previously established or proposed Share Compensation Arrangements, could result, at any time in the number of Common Shares reserved for issuance under the Plan and such other Share Compensation Arrangements exceeding the Reserved Common Shares;

(v) each Option shall be evidenced by a written stock option agreement (an “Option Agreement”), in form satisfactory to the Company, executed by the Company and the Optionee; provided however, that the failure by the Company, the Optionee, or both to execute an Option Agreement shall not invalidate the granting of any Option;

(vi) the Option Agreement executed by any Eligible Person who is a U.S. taxpayer shall specify whether each Option it evidences is a non-qualified option (“NQO”) or an incentive stock option (“ISO”). Notwithstanding designation of any Option as an ISO or a NQO, if the aggregate fair market value of the shares under Options designated as ISOs which would become exercisable for the first time by any Optionee at a rate in excess of one hundred thousand dollars ($100,000) in any calendar year (under all plans of the Company), then unless otherwise provided in the Option Agreement or by the Compensation Committee, such Options shall be NQOs to the extent of the excess above one hundred thousand dollars ($100,000). For purposes of this paragraph, Options shall be taken into account in the order in which they were granted, and the fair market value of the shares shall be determined as of the time the Option, with respect to such shares, is granted;

(vii) no ISO granted to any person who owns, directly or by attribution, stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company or any Affiliate ( a “Ten Percent Stockholder”) shall be exercisable more than five (5) years after the date of grant;

(viii) the exercise price per Common Share under any Option granted to any Ten Percent Stockholder shall in no event be less than one hundred and ten percent (110%) of the fair market value of the stock covered by the Option at the time the Option is granted; and

(ix) if stock acquired upon exercise of an ISO is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall notify the Company in writing of the date and terms of the disposition and comply with any other requirements imposed by the Company in order to enable the Company to secure any related income tax deduction to which it is entitled.

8. Terms and Conditions of the Options

The terms and conditions of each Option granted under the Plan shall be set forth in an Option Agreement. An Option Agreement shall include the following terms and conditions (it being understood that the Board or the Committee may alter any of the following terms and conditions, or impose additional terms and conditions, to the extent required to comply with the terms of the Arrangement Agreement):

(a) Number of Common Shares — The Board or the Committee shall, in its sole discretion, but subject to the TSX Rules, fix the aggregate number of Common Shares which are the subject of the Option.

(b) Option Price — The Board or the Committee shall fix the exercise price per Common Share under any Option which shall not be less than the market price per Common Share at the time of the grant, except in the case of any Option granted to a Linear Recipient in which case the exercise price per Common Share for such Option shall be determined in accordance with the formula set forth in the Arrangement Agreement.

For the purposes of this subparagraph 8(b), “market price per Common Share” at the time of grant means:

(i) if the exercise price per Common Share under the Option is in Canadian dollars, the mean between the reported high and low sales prices in Canadian dollars on the Toronto Stock Exchange (or if not then traded on such exchange, the closing market price on the over-the-counter market in Toronto) of a Common Share on the date the Option is granted by the Board or the Committee and if there be no sale on such trading day, then the average of the closing bid and ask prices on such trading day; or

(ii) if the exercise price per Common Share under the Option is in United States dollars, the greater of:

(A) the mean between the reported high and low sales prices in Canadian dollars (such prices converted into United States dollars using the Bank of Canada noon nominal rate of exchange on the same date as such prices) on the Toronto Stock Exchange of a Common Share on the date the Option is granted by the Board or the Committee and if there be no sale on such trading day, then the average of the closing bid and ask prices on such trading day; and

(B) the mean between the reported high and low sales prices in United States dollars on the AMEX of a Common Share on the date the Option is granted by the Board or the Committee and if there be no sale on such trading day, then the average of the closing bid and ask prices on such trading day, provided that if the Common Shares are not then traded on any public market, the Board in its sole discretion (but subject to compliance with the TSX Rules) shall determine “market price per Common Share” at the time of grant by application of a method of valuation that the Board or the Committee determines in good faith be a reasonable valuation method. Reference is made to paragraph 11 hereof as to the limit to grants to one person.

(c) Payment — The full purchase price for the Common Shares purchased under the Option shall unless otherwise provided in the separate Option Agreement, be paid for in cash upon the exercise thereof. An Optionee who is not already a shareholder shall have none of the rights of a shareholder of the Company until Common Shares issuable pursuant to this Option are issued to him.

(d) Term of Option/Vesting — No Options shall be granted under this Plan after ten (10) years from the adoption of the Plan by the Board of Directors. The Board or the Committee shall fix the term of the Option which term shall not be for more than ten (10) years from the date the Option is granted, subject to subparagraphs (e), (f) and (g) of this paragraph 7. The Board or the Committee shall have discretion to determine any vesting schedule to which an Option is subject.

(e) Death or Disability of Optionee — In the event of the death of the Optionee prior to the end of the term of the Option, where immediately prior to death such Optionee was an Eligible Person, the Optionee or Optionee’s legal representative may:

(i) exercise the Option to the extent that the Optionee was entitled to do so at the date of his death at any time up to and including, but not after, a date one (1) year following the date of death of the Optionee, or prior to the close of business on the day of the expiry of the term of the Option, whichever is earlier; and at any time up to and including, but not after, a date twelve (12) months following the date of disability of the Optionee, or prior to the close of business on the day of the expiry of the term of the Option, whichever is earlier; and

(ii) with the prior written consent of the Board or the Committee, exercise the Option to purchase all or any of the optioned shares as the Board or the Committee may designate but not exceeding the number of optioned shares that the Optionee would have been entitled to otherwise had he survived or not been disabled. The Option may be exercised at any time up to and including, but not after, the respective dates set forth in paragraph (i) above.

(f) Resignation or Discharge for Cause of Optionee — In the event of the resignation of the Optionee as an employee of the Company or an Affiliate, or the discharge for “cause” of the Optionee as an employee of the Company or an Affiliate, or in the case of any other Eligible Person, in the event of the voluntary termination by the Optionee of the contract with the Company or an Affiliate, or in the event of the termination of the contract with an Eligible Person by the Company or an Affiliate for “cause”, the Option shall in all respects, except as otherwise exercised as set forth below in paragraph (g)(ii) hereof, cease and terminate. For the purposes of the Plan, the determination by the Company that the Optionee was discharged, or that a contract was otherwise terminated for “cause”, shall be binding on the Optionee.

(g) Other Termination of Optionee — In the event of the termination of employment of the Optionee, or in the case of any other Eligible Person, the contract with the Company or an Affiliate, other than as referred to in paragraphs (e) or (f) above, the Optionee may:

(i) exercise the Option to the extent that he was entitled to do so at the time of such termination of employment or contract, at any time up to and including, but not after, the date that is 30 days after the effective date of such termination of employment or contract, or prior to the close of business on the day of the expiry of the term of the Option, whichever is earlier; and

(ii) with the prior written consent of the Board or the Committee, which consent may be withheld in the Company’s sole discretion, exercise the Option to purchase all or any of the optioned shares as the Board or the Committee may designate but not exceeding the number of optioned shares that he would have been entitled to otherwise had his employment or other contractual relationship with the Company or an Affiliate been maintained for the term of the Option. The Option may be exercised at any time up to and including, but not after, a date three (3) months following the date of the said termination, or prior to the close of business on the expiry of the term of the Option, whichever is earlier.

(h) Non-Transferability of Option — The Options granted under the Plan may not be transferred, assigned, (except by will, by laws of descent or, in the case of a NQO, pursuant to a qualified domestic relations order) encumbered or otherwise disposed of by the Optionee, provided that nothing herein shall operate to restrict the transfer of any Common Shares issued pursuant to the exercise of a particular Option granted under the Plan. During the life of the Optionee, an Option shall be exercisable only by Optionee.

(i) Exercise of Option — Subject to the provisions of the Plan, an Option granted under the Plan shall be exercised from time to time by the Optionee, or in the event of death, by his legal representatives, by giving notice in writing on the notice of exercise form addressed to the Company at its registered office, to the attention of the Secretary of the Company, or to such other person as the Secretary may designate, specifying the number of optioned shares in respect of which such notice is being given, and unless otherwise specified, together with payment by cash or certified cheque in full of the purchase price for the shares being purchased.

(j) Change of Control — Anything to the contrary in this Plan notwithstanding, Option Agreements approved by resolution of the Board or Committee in the Board’s or Committee’s discretion may provide that all or any part of the Options that are outstanding upon the occurrence of an Effective Change in Control may continue to be exercised by the Optionee holding such Options for such extended period up to and including the normal expiry date of such Options notwithstanding any termination of such Optionee’s status as an employee, officer, director or Consultant to the Company or an Affiliate that may occur on or after the date of such Effective Change in Control. As used in this paragraph 8(j), the term “Effective Change in Control” means the occurrence, within a single transaction or series of transactions occurring within the same 12-month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions.

9. Change in Structure of Capital/Change of Control

(a) Changes in Capital Structure — Appropriate adjustments in the number of Common Shares optioned and in the option price per Common Share, relating to Options granted or to be granted, shall be made by the Board or the Committee, in its sole discretion, to give effect to adjustments in the number of Common Shares of the Company resulting, subsequent to the approval of the Plan by the shareholders of the Company from any subdivisions, consolidations or reclassification of the Common Shares of the Company, or other relevant changes in the capital structure of the Company, or the payment of stock dividends other than in the ordinary course of business by the Company; provided that the Board or the Committee has obtained advice of its tax advisors that such adjustment will not likely result in the imposition of additional tax and interest under Code Section 409A.

(b) Corporate Transactions — In connection with (i) any merger, consolidation, acquisition, separation, or reorganization in which more than fifty percent (50%) of the shares of the Company outstanding immediately before such event are converted into cash or into another security, (ii) any dissolution or liquidation of the Company or any partial liquidation involving fifty percent (50%) or more of the assets of the Company, (iii) any sale of more than fifty percent (50%) of the Company’s assets, or (iv) any like occurrence in which the Company is involved, the Board or the Compensation Committee may, in its absolute discretion, do one or more of the following upon ten (10) days’ prior written notice to all Optionees: (a) accelerate any vesting schedule to which an Option is subject; (b) cancel Options upon payment to each Optionee in cash, with respect to each Option to the extent then exercisable, of any amount which, in the absolute discretion of the Board or the Compensation Committee, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that such Optionee would have received if the Option had been exercised before the effective time over the exercise price of the Option; (c) shorten the period during which such Options are exercisable (provided they remain exercisable, to the extent otherwise exercisable, for at least ten days after the date the notice is given); or (d) arrange that new Option rights be substituted for the Option rights granted under this Plan, or that the Company’s obligations as to Options outstanding under this Plan be assumed, by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation; provided that the Board or the Committee has obtained advice of its tax advisors that such substitution will not likely result in the imposition of additional tax and interest under Code Section 409A. The actions described in this paragraph may be taken without regard to any resulting tax consequence to the Optionee.

10. Amendment or Discontinuance of Plan

The Board may amend the Plan at any time subject to prior approval of the TSX and compliance with the applicable TSX Rules.

11. Limit to Grants

(a) The number of securities issuable to Insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of the Outstanding Issue;

(b) the number of securities issued to Insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of the Outstanding Issue; and

(c) the number of Common Shares reserved for issuance to any one person pursuant to the grant of Options under the Plan or otherwise may not exceed 5% of the Outstanding Issue. In addition, the issuance of Common Shares to any Insider and his or her associates under the Plan, within a one-year period, shall not exceed 5% of the Outstanding Issue.

12. Miscellaneous

(a) No Rights as a Shareholder

Nothing contained in the Plan nor in any Option granted hereunder shall be deemed to give any Optionee any interest or title in or to any Common Shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

(b) Approval by Shareholders

Should any regulatory authority require, the Plan shall be subject to the approval of the shareholders of the Company to be given by resolution approved by a simple majority of votes cast at the next Annual and Special Meeting of Shareholders and the approval of all regulatory authorities having jurisdiction. Notwithstanding the foregoing, certain shareholders may not be permitted to participate in a vote on the Plan as required by regulatory authorities having jurisdiction. Any Options granted prior to such approvals shall be conditional upon and suspended until such approvals have been given.

(c) Renewal of Plan

Subject to paragraph 11(b), the approval of the Plan, as then amended and in effect, by shareholders of the Company shall be renewed at the Annual and Special Meeting of Shareholders every three years.

(d) Employment

Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment or other relationship with the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate to terminate such employment or other relationship at any time. Participation in the Plan by a Participant is voluntary.

(e) Record Keeping

The Company shall maintain a register in which shall be recorded:

(i) the name and address of each Participant; and

(ii) the number of Options granted to a Participant and the number of Options outstanding.

(f) Administration of the Plan

The Board or the Committee is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out such Plan provided, however, that no amendment shall be made to the Plan without the prior approval of the TSX. The interpretation and construction of any provision of the Plan by the Board or the Committee shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

(g) Income Taxes

As a condition of and prior to participation in the Plan a Participant shall authorize the Company in written form to withhold from any remuneration otherwise payable to such Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.

(h) No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

(i) Interpretation

The Plan will be governed by and construed in accordance with the laws of the Province of Ontario.

(j) Financial Assistance

Subject to compliance with applicable corporate and securities laws, the Board may at any time authorize the Company to loan money to a Participant in order to assist him or her to exercise Options granted under the Plan. Such loan shall be provided on a non-recourse basis, shall be non-interest bearing and shall be on such other terms and conditions to be determined from time to time by the Board.

(k) Compliance with Applicable Law, etc.

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith. Subject to compliance with applicable securities legislation, grants of Options pursuant to the Plan may be made prior to the receipt of the necessary approvals required by the TSX Rules provided that the Option agreements evidencing such grants shall specify that they shall not be exercisable, in whole or in part, unless such approvals are received.

(l) Option Pricing and Undisclosed Material Information

Option exercise prices shall not be determined hereunder based upon market prices which are not reflective of material information of which management is aware but which has not been publicly disclosed in accordance with applicable securities legislation unless the grantee is neither an employee nor an Insider of the Company or its Affiliates at the time that the exercise price is determined.

(m) Compliance with Code Section 409A

Although the Company intends that Options will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Option under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant in the Plan for any tax, interest or penalties such participant might owe as a result of the grant, holding, vesting or exercise of any Option under the Plan. If, at any time, tax advisors to the Company determine that the terms of any outstanding Option result in additional tax or interest to the holder under Code Section 409A, the Board or the Committee shall have the authority to enter into an amendment of such Option, consistent with the purposes of this Plan, that is designed to avoid such additional tax or interest.

SCHEDULE K
SHAREHOLDER RIGHTS PLAN

APOLLO GOLD CORPORATION

- and -

CIBC MELLON TRUST COMPANY

SHAREHOLDER RIGHTS PLAN AGREEMENT

SHAREHOLDER RIGHTS PLAN AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 17th day of January, 2007.

BETWEEN:

APOLLO GOLD CORPORATION, a corporation existing under the laws of the Yukon Territory,
(hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

CIBC MELLON TRUST COMPANY, a trust company existing under the laws of Canada, as Rights Agent
(hereinafter called the “Rights Agent”)

OF THE SECOND PART

WHEREAS in order to maximize shareholder value and ensure equal treatment of shareholders in transactions affecting control of the Corporation, the Board of Directors of the Corporation has determined that it is advisable for the Corporation to adopt a shareholder rights plan (the “Rights Plan”);

AND WHEREAS in order to implement the Rights Plan the Board of Directors of the Corporation has:

1. Authorized the issuance of one right (a “Right”) in respect of each Common Share (as hereinafter defined) of the Corporation outstanding at the Close of Business on January 17, 2007 (the “Record Time”), such distribution to be made to Shareholders of record at the Record Time; and

2. Authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);

AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation (or, in certain cases, of certain other entities) pursuant to the terms and subject to the conditions set forth herein;

AND WHEREAS the Corporation desires to appoint the Rights Agent to act on behalf of the Corporation and holders of Rights, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE in consideration of the premises and the respective covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Certain Definitions

For the purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” means, subject to section 1.5, any Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Corporation; provided, however, that the term “Acquiring Person” shall not include:
(i)	the Corporation or any Subsidiary of the Corporation;
(ii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Corporation as a result of one or any combination of:
(A)	an acquisition or redemption by the Corporation or a Subsidiary of the Corporation of Voting Shares of the Corporation that, by reducing the number of Voting Shares of the Corporation outstanding, increases the percentage of outstanding Voting Shares of the Corporation Beneficially Owned by such Person to 20% or more;
(B)	share acquisitions made pursuant to a Permitted Bid or a Competing Permitted Bid (“Permitted Bid Acquisitions”);
(C)	share acquisitions in respect of which the Board of Directors has waived the application of section 4.1 pursuant to the provisions of subsection 6.1(f), 6.1(g) or 6.1(h) or that were made on or prior to the date of this Agreement (“Exempt Acquisitions”); or
(D)	share acquisitions pursuant to Pro-Rata Acquisitions;

provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares of the Corporation then outstanding by reason of share acquisitions or redemptions by the Corporation or a Subsidiary of the Corporation, Permitted Bid Acquisitions, Exempt Acquisitions, Pro-Rata Acquisitions or Convertible Security Acquisition and, after such share acquisitions or redemptions by the Corporation or a Subsidiary of the Corporation or Permitted Bid Acquisitions, Exempt Acquisitions or Pro-Rata Acquisitions, such Person, while such Person is the Beneficial Owner of 20% of more of the Voting Shares of the Corporation then outstanding, becomes the Beneficial Owner of an additional 1% of outstanding Voting Shares of the Corporation other than pursuant to such share acquisitions or redemptions or pursuant to Permitted Bid Acquisitions or through Exempt Acquisitions or as a result of a Pro-Rata Acquisition, then as of the date such Person becomes the Beneficial Owner of such additional outstanding Voting Shares, such Person shall be an “Acquiring Person”;

(iii)	for the period of 10 days after the Disqualification Date (as hereinafter defined), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Corporation as a result of such Person becoming disqualified from relying on clause 1.1(d)(iv) hereof where such disqualification results solely because such Person has made or proposes to make a Take-over Bid in respect of securities of the Corporation alone or by acting jointly or in concert with any other Person the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to the Securities Act) by such Person or the Corporation of the intent of such Person to commence such a Take-over Bid being herein referred to as the “Disqualification Date”; and
(iv)	an underwriter or member of a banking or selling group that acquires Shares from the Corporation in connection with the distribution of securities.
(b)	“Affiliate” when used to indicate a relationship with a specified Person, shall mean a Person that controls, or is controlled by, or is under common control with, such specified Person.

(c)	“Associate” means any spouse of such specified Person or any person of the same or opposite sex to whom such specified Person is married or with whom such specified Person is living in a conjugal relationship outside marriage, or any relative of such specified Person, such spouse or other person who has the same home as such specified Person;
(d)	Subject to section 1.5, a Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”:
(i)	any securities as to which such Person, or any of such Person’s Affiliates or Associates, is the owner at law or in equity;
(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has, directly or indirectly the right to acquire (whether such right is exercisable immediately or upon the occurrence of a contingency) within 60 days pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities and other than pledges of securities in the ordinary course of business) or upon the exercise of any conversion right, exchange right, share purchase right (other than a Right), warrant or option; and
(iii)	any securities that are Beneficially Owned, directly or indirectly, within the meaning of the foregoing provisions of this subsection 1.1(d) by any other Person with which such Person is acting jointly or in concert; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to have Beneficial Ownership of, or to Beneficially Own, any security:
(iv)	because (A) the holder of such security has agreed to deposit or tender such security to a Take-Over Bid made by such Person or any of such Person’s Affiliates or Associates or to any other Person referred to in clause (iii) of this definition pursuant to a Permitted Lock-Up Agreement or (B) such security has been deposited or tendered pursuant to any Take-over Bid made by such Person or made by any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of this definition until such deposited security has been taken up or paid for, whichever shall occur first;
(v)	because such Person holds such security; provided that:
(A)	the ordinary business of such Person (the “Investment Manager”) is the management of investment funds for others and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the managed account of any other Person; or
(B)	such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and holds such security in the ordinary course of such duties for the estate of any such deceased or incompetent Person (each an “Estate Account”) or such other accounts (each an “Other Account”); or
(C)	such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies; or
(D)	such Person (the “Administrator”) is the administrator or trustee of one or more pension funds or plans (a “Plan”), or is a Plan, registered under the laws of Canada or any Province thereof or the laws of the United States of America or any State thereof; or

(E)	such person is a Crown Agent or agency;

provided, in any of the above cases mentioned in clauses A, B, C, D or E above, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator or the Plan, or Crown Agency, as the case may be, is not then making a Take-over Bid or has not then announced a current intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities (x) by means of a distribution by the Corporation or by means of ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person, (y) pursuant to a distribution by the Corporation or (z) by means of a Permitted Bid;

(vi)	because such Person is a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, or because such Person is an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security, or because such Person is a Plan with the same Administrator as another Plan on whose account the Administrator holds such securities; or
(vii)	because such Person is a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager or because such Person is an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or such Person is a Plan and such security is owned at law or in equity by the Administrator; or
(viii)	because such Person is the registered holder of securities as a result of carrying on the business of or acting as a nominee of a securities depository.

For purposes of this Agreement in determining the percentage of the outstanding Voting Shares with respect to which a Person is or is deemed to be the Beneficial Owner, any unissued Voting Shares as to which such Person is deemed the Beneficial Owner pursuant to this subsection 1.1(d) shall be deemed outstanding.

(e)	“Board of Directors” means the board of directors of the Corporation, or if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Corporation;
(f)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close;
(g)	“Close of Business” on any given date means the time of such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the offices of the transfer agent for the Common Shares in Toronto (or, after the Separation Time, the offices of the Rights Agent in Toronto) are closed to the public;
(h)	“Common Shares”, when used with reference to the Corporation, shall mean the Common Shares in the capital of the Corporation;
(i)	“Competing Permitted Bid” means a Take-over Bid that:
(i)	is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;
(ii)	satisfies all components of the definition of a Permitted Bid other than the requirement in clause (ii) thereof; and
(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, irrevocable and unqualified provisions that no Voting Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the Close of Business on a date that is no earlier than the later of (i) 35 days after the date of the Take-over Bid, and (ii) the 60th day after the earliest date on which any other Permitted Bid that is then in existence was made.

(j)	“controlled”: a body corporate is “controlled” by another Person if, and only if:
(i)	securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person; and
(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such body corporate;

and “controls”, “controlling”, “under common control with” shall be interpreted accordingly.

(k)	“Convertible Security” means, with respect to any security, a security convertible into or exchangeable for the first-mentioned security.
(l)	“Convertible Security Acquisition” means the acquisition of Voting Shares upon the exercise of a Convertible Security received by a Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro-Rata Acquisition.
(m)	“Exempt Acquisition” shall have the meaning ascribed thereto in subclause 1.1(a)(ii)(C);
(n)	“Exercise Price” shall mean, as of any date, the price at which a holder of a Right may purchase the securities issuable upon exercise of such Right. Until adjustment thereof in accordance with the terms hereof, the Exercise price for each Right shall be $100;
(o)	“Expiration Time” shall mean the earlier of
(i)	the Termination Time; and
(ii)	subject to section 6.19, the Close of Business on the 5th anniversary of the date hereof;
(p)	“Flip-in Event” shall mean a transaction occurring subsequent to the date of this Agreement as a result of or pursuant to which any Person shall become an Acquiring Person, provided that a Flip-in Event shall be deemed to occur at the Close of Business on the 10th day (or such earlier day as the Board of Directors may determine) after the Share Acquisition Date;
(q)	“Independent Shareholders” means holders of Voting Shares of the Corporation other than Voting Shares of the Corporation Beneficially Owned by:
(i)	any Acquiring Person;
(ii)	any Offeror, other than a person described in subclause 1.1(d)(v) hereof;
(iii)	any Associate or Affiliate of any such Acquiring Person or and Offeror;
(iv)	any Person acting jointly or in concert with such Acquiring Person or Offeror; and
(v)	any employee benefit plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of the Corporation unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting or direct whether the Voting Shares are to be tendered to a Take-over Bid.
(r)	“Market Price” per share of any securities on any date of determination shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in section 3.2 shall have caused the closing price in respect of any Trading Day used to determine the Market Price not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.2 in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price per share of any securities on any date shall be:

(i)	the closing board lot sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices, for each share of such securities as reported by the principal stock exchange in Canada on which such securities are listed and posted for trading;
(ii)	if the securities are not listed and posted for trading on any stock exchange in Canada, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each share of such securities as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange in the United States on which such securities are listed or admitted to trading;
(iii)	if for any reason none of such prices is available on such day or the securities are not listed and posted for trading on a stock exchange in Canada or a national securities exchange in the United States, the last quoted price, or if not so quoted, the average of the reported high bid and low asked prices for each share of such securities in an over-the-counter market then in use; or
(iv)	if on any such date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

provided, however, that if on any such date the securities are not traded on any exchange or in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date determined by a recognized investment dealer or investment banker with respect to the fair value per share of such securities.

(s)	“Permitted Bid” means a Take-over Bid that complies with the following provisions:
(i)	the Take-over Bid is made by way of a Take-over Bid circular delivered to all holders of Voting Shares of the Corporation or registered on the books of the Corporation;
(ii)	the Take-over Bid shall contain, and the take up and payment for securities tendered or deposited thereunder shall be subject to, an irrevocable and unqualified condition that no Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the Close of Business or a date which is not less than 60 days following the date of the Take-over Bid;
(iii)	the Take-over Bid shall contain irrevocable and unqualified provisions that all Shares may be deposited pursuant to the Take-over Bid at any time prior to the Close of Business on the date referred to in clause (ii) hereof and that all Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the Close of Business on such date;
(iv)	the Take-over Bid shall contain an irrevocable and unqualified condition that not less than 50 percent of the then outstanding Voting Shares owned by Independent Shareholders must be deposited to the Take-over Bid and not withdrawn at the Close of Business on the date referred to in clause (iii) hereof;
(v)	the Take-over Bid shall contain an irrevocable and unqualified provision that, should the condition referred to in clause (iv) hereof be met, the Offeror will make a public announcement of that fact, the Take-over Bid will be extended on the same terms for a period of not less than 10 Business Days from the date of such public announcement;

The term “Permitted Bid” shall include a Competing Permitted Bid.

(t)	“Permitted Bid Acquisitions” shall have the meaning ascribed thereto in subclause 1.1(a)(ii)(B);
(u)	“Permitted Lock-Up Agreement” means an agreement between an Offeror, any of its Affiliates or Associates or any other Person acting jointly or in concert with the Offeror and a Person (the “Locked-up Person”) who is not an Affiliate or Associate of the Offeror or a Person acting jointly or in concert with the Offeror whereby the Locked-up Person agrees to deposit or tender Voting Shares held by the Locked-up Person to the Offeror’s Take-over Bid or to any Take-over Bid made by any of the Offeror’s Affiliates or Associates or made by any other Person acting jointly or in concert with the Offeror (the “Lock-up Bid”), provided that:
(i)	the agreement:
(A)	permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that is higher than the offering price contained in or proposed to be contained in the Lock-up Bid;
(B)	(a) permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offering price for each Voting Share contained in or proposed to be contained in the Lock-up Bid; and (b) does not by its terms provide for a Specified Amount that is greater than 7% of the offering price contained in or proposed to be contained in the Lock-up Bid; and
(ii)	no “break-up” fees, “top-up” fees, penalties or other amounts that exceed in the aggregate one half of the cash equivalent of any amount in excess of the amount offered under the Lock-up Bid and that the Locked-up Person receives pursuant to another Take-over Bid or transaction shall be payable pursuant to the agreement in the event that the Locked-up Person fails to tender Voting Shares pursuant thereto in order to accept the Take-over Bid or support another transaction.
(v)	“Person” shall include any individual, firm, partnership, association, trust, trustee, executor, administrator, legal personal representative, group, body corporate, corporation, unincorporated organization, syndicate or other entity;
(w)	“Pro Rata Acquisition” shall mean an acquisition of Voting Shares of the Corporation (i) as a result of a stock dividend, a stock split, or other event pursuant to which such Person receives or acquires Voting Shares of the Corporation or Convertible Securities on the same pro rata basis as all other holders of Voting Shares of the same class or series of the Corporation, or (ii) pursuant to a regular dividend reinvestment or other plan of the Corporation made available by the Corporation to the holders of Voting Shares of the Corporation to subscribe for or purchase Voting Shares of the Corporation or Convertible Securities, provided that such rights are acquired directly from the Corporation and not from any other Person, or (iv) pursuant to a distribution by the Corporation of Voting Shares, or securities convertible into or exchangeable for Voting Shares or Convertible Securities, pursuant to a prospectus or a securities exchange take-over, bid circular, or to an amalgamation, merger or other statutory procedure requiring shareholders’ approval, or (v) pursuant to a distribution by the Corporation of Voting Shares or Convertible Securities by way of a private placement by the Corporation or upon the exercise by an individual employee of stock options granted under a stock option plan of the Corporation or rights to purchase securities granted under a share purchase plan of the Corporation, provided that (1) all necessary stock exchange approvals for such private placement, stock option plan or share purchase plan have been obtained and such private placement, stock option plan or share purchase plan complies with the terms and conditions of such approvals and (2) such Person does not become the Beneficial Owner of more than 25% of the Voting Shares outstanding immediately prior to the distribution, and in making this determination the Voting Shares to be issued to such Person in the distribution shall be deemed to be held by such Person but shall not be included in the aggregate number of outstanding Voting Shares immediately prior to the distribution.
(x)	“Record Time” shall mean 5:00 p.m. (Toronto time) on January 17, 2007;
(y)	“Right” shall have the meaning ascribed thereto in the recitals hereto;
(z)	“Rights Agent” means CIBC Mellon Trust Company, and includes any successor Rights Agent hereunder;

(aa)	“Rights Certificates” shall mean the certificates representing the Rights after the Separation Time, which shall be in the form attached hereto as Exhibit A;
(bb)	“Securities Act” means the Securities Act, R.S.O. 1990, c. S5, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations thereto;
(cc)	“Separation Time” shall mean, subject to section 6.1, the Close of Business on the eighth Trading Day after the earlier of:
(i)	the Share Acquisition Date; and
(ii)	the date of the commencement of, or first public announcement (provided such announcement is made after the Record Time) of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid), or such later time as may be determined by the Board of Directors;

provided that, if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that, if any Take-over Bid referred to in clause (ii) of this subsection 1.1(cc) expires, or is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this subsection 1.1(cc), never to have been made;

(dd)	“Shares” means shares in the capital of the Corporation;
(ee)	“Share Acquisition Date” means the first date of public announcement (including a report filed pursuant to the Securities Act by the Corporation or an Acquiring Person) of facts indicating that a Person has become an Acquiring Person;
(ff)	“Subsidiary” of a Person shall have the meaning ascribed thereto in the Securities Act;
(gg)	“Take-over Bid” means an Offer to Acquire Voting Shares of the Corporation or other securities of the Corporation if, assuming that the Voting Shares of the Corporation subject to the Offer to Acquire are acquired at the date of such Offer to Acquire by the Person making such offer to Acquire, the Voting Shares Beneficially Owned by the Person making the offer to Acquire would constitute in the aggregate 20% or more of the Voting Shares of the Corporation then outstanding;
(hh)	“Termination Time” means the time at which the right to exercise Rights shall terminate pursuant to sections 6.1, 6.3, 6.6 or 6.19;
(ii)	“Trading Day”, when used with respect to any securities, means a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a Business Day; and
(jj)	“Voting Share”, when used with reference to the Corporation, means any share in the capital of the Corporation to which is attached a right to vote for the election of all directors, generally, and when used with reference to any Person other than the Corporation, shall mean a Common Share of such Person and any other share of capital stock or voting interests of such Person entitled to vote generally in the election of all directors.

1.2 Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3 Descriptive Headings

Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

1.4 References to Agreement

References to “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Agreement and not to any particular Article, section, subsection, clause, subclause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto.

1.5 Grandfather Provision

For the purposes of determining whether a Person is an Acquiring Person and interpreting the definition of Acquiring Person, a Person shall not be and shall not be deemed to be an Acquiring Person if such Person (a “Grandfathered Person”) is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Corporation determined as at the Record Time; provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that a Grandfathered Person shall, after the Record Time, become the Beneficial Owner of an additional 1% of the outstanding Voting Shares of the Corporation other than pursuant to share acquisitions or redemptions by the Corporation or a Subsidiary of the Corporation, Permitted Bid Acquisitions, Exempt Acquisitions, Pro-Rata Acquisitions or Convertible Security Acquisition; provided further that, in the event that this exception shall cease to be applicable to a Grandfathered Person as aforesaid, such a Grandfathered Person shall be and shall be deemed to be an Acquiring Person as at and from the time that this exception shall not be so applicable.

1.6 Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares

For the purposes of this Agreement, in determining the percentage of the outstanding Voting Shares of the Corporation with respect to which a Person is or is deemed to be the Beneficial owner, all Voting Shares of the Corporation as to which such Person is deemed the Beneficial Owner shall be deemed to be outstanding.

The percentage of outstanding Voting Shares Beneficially Owned by any Person shall, for the purposes of this Agreement, be and be deemed to be the product determined by the formula:

100 X	A B

where:

A = the number of votes for the election of all directors generally attaching to the outstanding Voting Shares Beneficially Owned by such Person; and

B = the number of votes for the election of all directors generally attaching to all outstanding Voting Shares.

The percentage of outstanding Voting Shares represented by any particular group of Shares acquired or held by any Person shall be determined in like manner mutatis mutandis.

1.7 Acting Jointly or in Concert

For purposes of this Agreement, a Person is acting jointly or in concert with every other Person who is a party to any agreement, commitment or understanding, whether formal or informal, with the first mentioned Person, for the purpose of acquiring or offering to acquire Voting Shares (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities by way of prospectus or private placement or pursuant to a pledge of securities in the ordinary course of business).

ARTICLE 2
THE RIGHTS

2.1 Legend on Certificates

Certificates for Common Shares issued after the Record Time but prior to the Close of Business on the earlier of the Separation Time and the Expiration Time shall evidence, in addition to the Common Shares, one Right for each Common Share evidenced thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Shareholder Rights Plan Agreement, dated as of the 17th day of January, 2007 (the “Rights Agreement”), between the Corporation and CIBC Mellon Trust Company, as rights agent, the terms of which are hereby incorporated herein by reference and a copy of which may be inspected during normal business hours at the principal executive offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be terminated, may expire, may become void (if, in certain cases, they are “Beneficially Owned” by an “Acquiring Person”, as such terms are defined in the Rights Agreement, whether currently held by or on behalf of such Person or any subsequent holder) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as is practicable after the receipt of a written request therefor.

Certificates representing Common Shares that are issued and outstanding at the Record Time shall evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and the Expiration Time.

2.2 Execution, Authentication, Delivery and Dating of Rights Certificates

(a)	The Rights Certificates shall be executed on behalf of the Corporation by any of the Chairman of the Board, the President or any Vice-President (including any Senior Vice-President), together with any other of such persons or together with any one of the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, under the corporate seal of the Corporation, which shall be reproduced thereon. The signature of any of the officers of the Corporation on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.
(b)	Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent in writing of such Separation Time and will deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature and disclosure statements describing the Rights, and the Rights Agent shall manually in a manner satisfactory to the Corporation countersign and mail such Rights Certificates and disclosure statements to the holders of the Rights pursuant to subsection 3.1(c). No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.
(c)	Each Rights Certificate shall be dated the date of the countersignature thereof.

2.3 Registration, Registration of Transfer and Exchange

(a)	After the Separation Time, the Corporation will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed the “Rights Registrar” for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times. After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsection (c) of this section 2.3, the Corporation will execute, and the Rights Agent will manually countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.
(b)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.
(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this section 2.3, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith or in relation thereto.

2.4 Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall manually countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as the Rights Certificate so surrendered.
(b)	If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time:
(i)	evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate; and
(ii)	such security or indemnity as may be required by each of them in their sole discretion to save each of them and any of their agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.
(c)	As a condition to the issuance of any new Rights Certificate under this section 2.4, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.
(d)	Every new Rights Certificate issued pursuant to this section 2.4 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued by the Corporation hereunder.

2.5 Persons Deemed Owners of Rights

The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of, such Rights (or, prior to the Separation Time, the associated Shares).

2.6 Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights

Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this section 2.6, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and upon written request by the Corporation, deliver a certificate of destruction to the Corporation.

2.7 Agreement of Rights Holders

Every holder of Rights, by accepting the same, consents and agrees with Corporation and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of the Rights held;
(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the Share representing such Right;
(c)	that after the Separation Time, the Rights Certificates will be transferable only upon registration of the transfer on the Rights Register as provided herein;
(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;
(e)	that such holder of Rights has waived his right to receive any fractional Rights or any fractional Shares upon exercise of a Right (except as provided herein);
(f)	that subject to the provisions of Section 6.6, without the approval of any holder of Rights and upon the sole authority of the Board of Directors acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein; and
(g)	that notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by a governmental authority, prohibiting or otherwise restraining performance of such obligations.

2.8 Rights Certificate Holder Not Deemed a Shareholder

No holder, as such, of any Right or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Share that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed or deemed to confer upon the holder of any Right or Rights Certificate, as such, any of the rights, titles, benefits or privileges of a shareholder of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of any Shares at any meeting thereof, or to give or withhold consent to any action of the Corporation, or to receive notice of any meeting or other action affecting any shareholder of the Corporation except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by any Rights Certificate shall have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE 3
EXERCISE OF THE RIGHTS

3.1 Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as herein set forth, from and after the Separation Time and prior to the Expiration Time, each Right will entitle the holder thereof to purchase one Common Share for the Exercise Price (which Exercise Price and number of Shares are subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by the Corporation or any of its subsidiaries shall be void.
(b)	Until the Separation Time:
(i)	the Rights shall not be exercisable and no Right may be exercised; and
(ii)	for administrative purposes, each Right will be evidenced by the certificate for the associated Share registered in the name of the holder thereof (which certificates shall also be deemed to be Rights Certificates) and will be transferable only together with, and will be transferred by a transfer of, such associated Share.
(c)	From and after the Separation Time and prior to the Expiration Time:
(i)	the Rights shall be exercisable; and
(ii)	the registration and transfer of the Rights shall be separate from and independent of Shares.

Promptly following the Separation Time, the Corporation shall prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person and other than, in respect of any Rights Beneficially Owned by such Acquiring Person that are not held of record by such Acquiring Person, the holder of Record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Corporation (and the Corporation hereby agrees to furnish copies of such records to the Rights Agent for this purpose):

(A)	Rights Certificates representing the number of Rights held by such holder at the Separation Time in substantially the form of Exhibit A hereto, appropriately completed and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and
(B)	a disclosure statement describing the Rights;

provided that a Nominee shall be sent the materials provided for in subclauses (A) and (B) only in respect of all Common Shares held of record by it that are not Beneficially Owned by an Acquiring Person.

(d)	Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent (at its office in Toronto or at any other office of the Rights Agent in the cities designated from time to time for such purpose by the Corporation) the Rights Certificate evidencing such Rights together with:
(i)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent;
(ii)	payment by certified cheque, banker’s draft or money order payable to the order of the Rights Agent, of a sum equal to the applicable Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for the relevant Shares in a name other than that of the holder of the Rights being exercised.
(e)	Upon receipt of the Rights Certificate that is accompanied by:
(i)	a completed Election to Exercise that does not indicate that such Right is null and void as provided by subsection 4.1(b); and
(ii)	payment as set forth in subsection 3.1(d),

the Rights Agent will thereupon promptly:

(iii)	requisition from a transfer agent for the relevant Shares, certificates representing the number of such Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agents to comply with all such requisitions);
(iv)	when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Shares;
(v)	after receipt of such certificate, deliver the same to or to the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;
(vi)	when appropriate, after receipt, deliver such cash to or to the order of the registered holder of the Rights Certificate; and
(vii)	tender to the Corporation all payments received on exercise of the Rights.
(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.
(g)	The Corporation covenants and agrees that it will:
(i)	take all such action as may be necessary and within its power to ensure that all Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates representing such Shares (subject to payment of the Exercise Price), be duly and validly authorized, issued and delivered as fully paid and non-assessable;
(ii)	take all such action as may be necessary and within its power to comply with any applicable requirements of the Securities Act and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Shares upon exercise of Rights;
(iii)	use reasonable efforts to cause all Shares issued upon exercise of Rights to be listed on the principal exchanges on which the Shares of such class or series were traded prior to the Share Acquisition Date;
(iv)	cause to be reserved and kept available out of its authorized and unissued Shares, the number of Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights; and
(v)	pay when due and payable, any and all federal and provincial transfer taxes (for greater certainty, not including any income taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) and charges that may be payable in respect of the original issuance or delivery of the Rights Certificates, provided that the Corporation shall not be required to pay any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Shares in a name other than that of the holder of the Rights being transferred or exercised.

3.2 Adjustments to Exercise Prices; Number of Rights

The Exercise Price, the number and kind of Shares subject to purchase upon the exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this section 3.2.

(a)	In the event the Corporation shall at any time after the Record Time and prior to the Expiration Time:
(i)	declare or pay a dividend on the Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares) other than pursuant to any optional stock dividend program;
(ii)	subdivide or change the outstanding Common Shares into a greater number of Shares;
(iii)	combine or change the outstanding Common Shares into a smaller number of Shares; or
(iv)	issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares in respect of, in lieu of or in exchange for existing Common Shares in a reclassification, amalgamation, merger, arrangement or consolidation, except as otherwise provided in this section 3.2, the Exercise Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or other change, and the number and kind of Shares or other securities, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the applicable Exercise Price then in effect, the aggregate number and kind of Shares or other securities, as the case may be, that, if such Right had been exercised immediately prior to such date and at a time when the Share transfer books of the Corporation were open, he would have been entitled to receive by virtue of such dividend, subdivision, combination or reclassification, amalgamation, merger, arrangement or consolidation. If an event occurs that would require an adjustment under both this section 3.2 and section 4.1, the adjustment provided for in this section 3.2 shall be in addition to, and shall be made prior to, any adjustment required pursuant to section 4.1.

(b)	In case the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase (for a period expiring within 45 calendar days after such record date) Common Shares (or shares having the same rights, privileges and preferences as Common Shares (“equivalent common shares”)) or securities convertible into Common Shares or equivalent common shares at a price per Common Share or per equivalent common share (or having a conversion price per share, if a security convertible into Common Shares or equivalent common shares) less than the Market Price per Common Share on such record date, the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction:
(i)	the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares and/or equivalent common shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Price per Common Share; and
(ii)	the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares and/or equivalent common shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible).

In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Such adjustment shall be made successively whenever such a record date is fixed and, in the event that such rights or warrants are not so issued, the Exercise Price in respect of the Rights shall be adjusted to be the Exercise Price that would then be in effect if such record date had not been fixed. The granting of the right to purchase Common Shares or equivalent Common Shares (whether from treasury or otherwise) pursuant to any distribution or interest reinvestment plan and/or any share purchase plan providing for the reinvestment of dividends payable on securities of the Corporation and/or the investment of periodic optional payments and/or employee benefit or similar plans (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided, however, that in the case of any dividend reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the current market price per Share (determined as provided in such plans) of the Common Shares.

(c)	In case the Corporation shall at any time after the Record Time and prior to the Expiration Time fix a record date for a distribution to all holders of Common Shares (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation) of evidences of indebtedness, cash (other than a dividend paid in the ordinary course or dividends paid in Common Shares, but including any dividend payable in securities other than Common Shares), assets or subscription rights or warrants (excluding those referred to in subsection 3.2(b)), the Exercise Price in respect of the Rights to be in effect after such record date shall be determined by multiplying the Exercise Price in respect of the Rights in effect immediately prior to such record date by a fraction:
(i)	the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a Common Share; and
(ii)	the denominator of which shall be such Market Price per Common Share.

Such adjustments shall be made successively whenever such a record date is fixed and, in the event that such distribution is not so made, the Exercise Price in respect of the Rights shall be adjusted to be the Exercise Price in respect of the Rights that would have been in effect if such record date had not been fixed.

For the purposes hereof, “dividends paid in the ordinary course” means cash dividends paid at regular intervals in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of,

(iii)	200% of the aggregate amount of cash dividends declared payable by the Corporation on its Common Shares in its immediately preceding fiscal year;
(iv)	300% of the arithmetic average of the aggregate amounts of cash dividends declared payable by the Corporation on its Common Shares in its three immediately preceding fiscal years; and
(v)	100% of the aggregate consolidated net income of the corporation, before extraordinary items, for its immediately preceding fiscal year.
(d)	Notwithstanding anything herein to the contrary, no adjustment in an Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Exercise Price; provided, however, that any adjustments that by reason of this subsection 3.2(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section 3.2 shall be made to the nearest cent or to the nearest ten-thousandth of a Common Share, or other Share, as the case may be. Notwithstanding the first sentence of this subsection 3.2(d), any adjustment required by this section 3.2 shall be made no later than the earlier of:
(i)	three years from the date of the transaction that mandates such adjustment; and
(ii)	the Termination Date.

(e)	If, as a result of an adjustment made pursuant to section 4.1, the holder of any Right thereafter exercised shall become entitled to receive any shares other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as is practicable to the provisions with respect to the Common Shares contained in subsections 3.2(a), (b), (c), (d), (f), (g), (h), (i), (j) and (k) and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other shares.
(f)	All Rights originally issued by the Corporation subsequent to any adjustment made to an Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the respective number of Common Shares, purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.
(g)	Unless the Corporation shall have exercised its election as provided in subsection 3.2(h), upon each adjustment of an Exercise Price as a result of the calculations made in subsections 3.2(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares, (calculated to the nearest one ten-thousandth), obtained by:
(i)	multiplying:
(A)	the number of such Shares covered by a Right immediately prior to this adjustment; by
(B)	the relevant Exercise Price in effect immediately prior to such adjustment of the relevant Exercise Price; and
(ii)	dividing the product so obtained by the relevant Exercise Price in effect immediately after such adjustment of the relevant Exercise Price.
(h)	The Corporation may elect on or after the date of any adjustment of an Exercise Price to adjust the number of Rights, in lieu of any adjustment in the number of Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number and kind of Shares for which such a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the relevant Exercise Price in effect immediately prior to adjustment of the relevant Exercise Price by the relevant Exercise Price in effect immediately after adjustment of the relevant Exercise Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the relevant Exercise Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this subsection 3.2(h), the Corporation shall, as promptly as is practicable, cause to be distributed to holders of record of Rights Certificates on such record date, Rights Certificates evidencing, subject to section 6.4, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Corporation, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for herein and may bear, at the option of the Corporation, the relevant adjusted Exercise Price and shall be registered in the names of holders of record of Rights Certificates on the record date specified in the public announcement.

(i)	Irrespective of any adjustment or change in an Exercise Price or the number of Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the relevant Exercise Price per Share and the number of Shares that were expressed in the initial Rights Certificates issued hereunder.
(j)	In any case in which this section 3.2 shall require that an adjustment in an Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer, until the occurrence of such event, the issuance to the holder of any Right exercised after such record date of the number of Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the relevant Exercise Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.
(k)	Notwithstanding anything in this section 3.2 to the contrary, the Corporation shall be entitled to make such reductions in each Exercise Price, in addition to those adjustments expressly required by this section 3.2, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable in order that any:
(i)	consolidation or subdivision of Shares;
(ii)	issuance wholly for cash of any Shares at less than the applicable Market Price;
(iii)	issuance wholly for cash of any Common Shares or securities that by their terms are convertible into or exchangeable for Shares;
(iv)	stock dividends; or
(v)	issuance of rights, options or warrants referred to in this section 3.2. hereafter made by the Corporation to holders of its Shares,

shall not be taxable to such shareholders.

(l)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon exercise of the Rights is made at any time after the Separation Time pursuant to this section 3.2, the Corporation shall promptly:
(i)	file with the Rights Agent and with the transfer agent for the Common Shares a certificate specifying the particulars of such adjustment or change; and
(ii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment of change.

ARTICLE 4
ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

4.1 Flip-in Event

(a)	Subject to subsection 4.1(b) and section 6.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective on and after the Share Acquisition Date, the right to purchase from the Corporation, upon payment of the relevant Exercise Price and otherwise exercising such Right in accordance with the terms hereof, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the relevant Exercise Price for an amount in cash equal to the relevant Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustments provided for in section 3.2 upon each occurrence after the Share Acquisition Date of any event analogous to any of the events described in section 3.2).

(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are Beneficially Owned by:
(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or
(ii)	a transferee or other successor in title directly or indirectly (a “Transferee”) of Rights held by an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) who becomes a Transferee concurrently with or subsequent to the Acquiring Person becoming an Acquiring Person shall become null and void without any further action, and any holder of such Rights (including any Transferee) shall not have any right whatsoever to exercise such Rights under any provision of this Agreement and shall not have thereafter any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either clauses (i) or (ii) of subsection 4.1(b) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

“The Rights represented by this Rights Certificate were Beneficially Owned by a Person who was an Acquiring Person or who was an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) or was acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in subsection 4.1(b) of the Rights Agreement.”

provided that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed in writing to do so by the Corporation or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in either clauses (i) or (ii) of subsection 4.1(b).

(d)	In the event that there shall not be sufficient Shares authorized for issuance to permit the exercise in full of the Rights in accordance with this section 4.1, the Corporation shall take all such action as may be necessary to authorize additional Shares for issuance upon the exercise of the Rights.

ARTICLE 5
THE RIGHTS AGENT

5.1 General

(a)	The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable subject to the approval of the Rights Agent. In the event the Corporation appoints one or more co-Rights Agents, the respective duties of the Rights Agents and co-Rights Agents shall be as the Corporation may determine with the approval of the Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the execution and administration of this Agreement and the exercise and performance of its duties hereunder (including the reasonable fees and other disbursements of any expert retained by the Rights Agent with the approval of the Corporation, such approval not to be unreasonably withheld). The Corporation also agrees to indemnify the Rights Agent, its officers, directors, employees and agents, for, and to hold them harmless against, any loss, liability, cost, claim, action, damage, charges, counsel fees, payments or expense, incurred without negligence, bad faith or willful misconduct on the part of the

Rights Agent, for anything done, suffered or omitted by the Rights Agent in connection with the acceptance, execution and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent. Any liability of the Rights Agent will be limited in the aggregate to an amount equal to the annual fee paid by the Company pursuant to this Agreement. The Corporation shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and at any time, upon request, shall provide to the Rights Agent an incumbency certificate with respect to the then current directors of the Corporation.
(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

5.2 Merger or Amalgamation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of section 5.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.
(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

5.3 Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)	the Rights Agent may retain and consult with legal counsel (who may be legal counsel for the Corporation) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion. The Rights Agent may also, with the approval of the Corporation (such approval not to be unreasonably withheld), consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this

Agreement (at the Corporation’s expense) and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert;
(b)	whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice-President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;
(c)	the Rights Agent will be liable hereunder only for its own negligence, bad faith or willful misconduct;
(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only;
(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 4.14.1(b)) or any adjustment required under the provisions of section 3.2 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by section 3.2 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Shares to be issued pursuant to this Agreement or any Rights or as to whether any Shares will, when issued, be duly and validly authorized, executed, issued and delivered as fully paid and nonassessable;
(f)	the Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;
(g)	the Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any Person believed by the Rights Agent to be the Chairman of the Board, the President, any Vice-President or the Secretary or any Assistant-Secretary or the Treasurer or any Assistant-Treasurer of the Corporation, and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such Person; it being understood that instructions to the Rights Agent shall, except where circumstances make it impracticable or the Rights Agent otherwise agrees, be given in writing and, where not in writing, such instructions shall be confirmed in writing as soon as reasonably possible after the giving of such instructions;
(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

5.4 Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice in writing (or such lesser notice as is acceptable to the Corporation (mailed to the Corporation and to each transfer agent of Shares by registered or certified mail, and to the holders of Rights in accordance with section 6.9, all of which shall be at the Corporation’s expense. The Corporation may remove the Rights Agent upon 30 days notice in writing, mailed to the Rights Agent and to each transfer agent of the Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Corporation), then, by prior written notice to the Corporation the resigning Rights Agent, at the Corporation’s expense, may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent upon receipt of all outstanding fees and expenses owing by the Corporation to the predecessor Rights Agent under this Agreement, any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this section 5.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE 6
MISCELLANEOUS

6.1 Redemption and Waiver

(a)	Subject to the prior consent of the holders of Voting Shares obtained in accordance with section 6.6, the Board of Directors may, at its option, at any time prior to the occurrence of a Flip-in Event as to which the application of section 4.1 has not been waived pursuant to this section 6.1, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $.0001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.2 in the event that an event of the type analogous to any of the events described in section 3.2 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).
(b)	If before the occurrence of a Flip-in Event a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid, outstanding Voting Shares other than Voting Shares Beneficially Owned by such Person at the date of the Permitted Bid or the Competing Permitted Bid, the Board of Directors of the Corporation shall, immediately upon such acquisition and without further formality be deemed to have elected to redeem the Rights at the Redemption Price.
(c)	Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to section 6.1(c), all the provisions of this

Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred.
(d)	Within ten Business Days after the Board of Directors electing or being deemed to have elected to redeem the Rights or, if section 6.1(a) is applicable, within 10 Business Days after the holders of Voting Shares or the holders of Rights have approved a redemption of Rights in accordance with section 6.1, the Corporation shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears on the Rights Register (as defined in section 2.3(a)) or, prior to the Separation Time, on the register of Shares maintained by the Corporation’s transfer agent. Each such notice of redemption shall state the method by which the payment of the Redemption Price shall be made. The Corporation may not redeem, acquire or purchase for any value any Rights at any time in any manner other than that specifically set forth in this section 6.1 or in connection with the purchase of Voting Shares prior to the Separation Time.
(e)	If the Board of Directors elects to or is deemed to have elected to redeem the Rights and, in circumstances where section 6.1(a) is applicable, such redemption is approved by the holders of Voting Shares or the holders of Rights in accordance with section 6.6, (A) the right to exercise the Rights will thereupon without further action and without notice terminate and the only right thereafter of the holder of a Right shall be to receive the Redemption Price and (B) no further Rights shall thereafter be issued.
(f)	The Board of Directors may, in respect of any Flip-in Event, waive the application of section 4.1 to that Flip-in Event provided that both of the following conditions are satisfied: (i) the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) such Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver pursuant to this section 6.1(f) it is no longer an Acquiring Person.
(g)	The Board of Directors may, until a Flip-in Event shall have occurred, upon written notice delivered to the Rights Agent determine to waive the application of section 4.1 to a Flip-in Event but only if such Flip-in Event occurs by reason of a Take-over Bid made by way of a take-over bid circular to all holders of record of Voting Shares which are subject to the Take-over Bid (which, for greater certainty, does not include the circumstances described in section 6.1(f)); provided however, that if the Board of Directors waives the application of section 4.1 to a particular Flip-in Event pursuant to this section 6.1(g), the Board of Directors shall be deemed to have waived the application of section 4.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of record of the class or classes of Voting Shares which are subject to the Take-over Bid prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this section 6.1(g).
(h)	The Board of Directors may, with the prior consent of the holders of Voting Shares given in accordance with section 6.6, determine, at any time prior to the occurrence of a Flip-in Event as to which the application of section 4.1 has not been waived pursuant to this section 6.1, if such Flip-in Event would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Voting Shares and otherwise than in the circumstances set forth in Subsection 6.1(f), to waive the application of section 4.1 to such Flip-in Event. In the event that the Board of Directors proposes such a waiver, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of shareholders called to approve such waiver.
(i)	The Corporation shall give prompt written notice to the Rights Agent of any waiver of the application of section 4.1 made by the Board of Directors under this section 6.1.

6.2 Expiration

No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in section 5.1.

6.3 Shareholder Review

At the first annual meeting of shareholders of the Corporation following the third anniversary of the date of this Agreement, provided that a Flip-in Event has not occurred prior to such time, the Board of Directors shall submit a resolution to the holders of Voting Shares of the Corporation for their consideration and, if thought advisable, approval, ratifying the continued existence of the Rights. Unless a majority of the votes cast by Independent Shareholders who vote in respect of such resolution are voted in favour of the continued existence of this Agreement, the Board of Directors shall, immediately upon the confirmation by the Chairman of such shareholders meeting of the result of the vote on such resolution and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

6.4 Issuance of New Rights Certificate

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

6.5 Fractional Rights and Fractional Shares

(a)	The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates that evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Right would otherwise be issuable, an amount in cash equal to the same fraction of the Market Price of a whole Right. The Rights Agent shall have no obligation to make any payments in lieu of fractional Rights unless the Corporation shall have provided the Rights Agent with the necessary funds to pay in full all amounts payable in accordance with section 3.1(e).
(b)	The Corporation shall not be required to issue fractions of Shares upon exercise of the Rights or to distribute certificates that evidence fractional Shares. In lieu of issuing fractional Shares, the Corporation shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of a whole Share.

6.6 Supplements and Amendments

(a)	The Corporation may make, without the approval of the holders of Rights or Voting Shares, any amendments to this Agreement (i) to correct any clerical or typographical error or (ii) which are required to maintain the validity and effectiveness of the Agreement as a result of any change in any applicable laws, rules or regulatory requirements. The Corporation may, prior to the date of the shareholders’ meeting referred to in section 6.19, supplement, amend, vary, rescind or delete any of the provisions of this Agreement without the approval of any holders of Rights or Voting Shares (whether or not such action would materially adversely affect the interest of the holders of Rights generally) where the Board of Directors acting in good faith deemed such action necessary or desirable. Notwithstanding anything in this section 6.6 to the contrary, no amendment shall be made to the provisions of Article 5 except with the written concurrence of the Rights Agent to such supplement or amendment.
(b)	Subject to Subsection 6.6(a), the Corporation may, with the prior consent of the holders of Voting Shares obtained as set forth below, at any time before the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given in provided by the holders of Voting Shares at a special meeting called and held in compliance with applicable laws, rules and regulatory requirements and the requirements in the articles and by-laws of the Corporation. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders represented in person or by proxy at the special meeting.
(c)	The Corporation may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Time and before the Expiration Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if provided by the holders of Rights at a special meeting of holders of Rights called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the articles and by-laws of the Corporation applicable to meetings of holders of Voting Shares, applied mutatis mutandis. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become null and void pursuant to section 4.1(b)), represented in person or by proxy at the special meeting.
(d)	Any amendments made by the Corporation to this Agreement pursuant to Subsection 6.6(a) which are required to maintain the validity and effectiveness of this Agreement as a result of any change in any applicable laws, rules or regulatory requirements shall:
(i)	if made before the Separation Time, be submitted to the holders of Voting Shares of the Corporation at the next meeting of shareholders and the shareholders may, by the majority referred to in section 6.6(b) confirm or reject such amendment; and
(ii)	if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by resolution passed by the majority referred to in section 6.6(c), confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is or is not submitted to the shareholders of the Corporation or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders of the Corporation or holders of Rights as the case may be.

(e)	The Corporation shall be required to provide the Rights Agent with notice in writing of any such amendment, rescission or variation to this Agreement as referred to in this section 6.6 within five days of effecting such amendment, rescission or variation.

6.7 Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against, actual or threatened violations of, the obligations of any Person subject to this Agreement.

6.8 Notice of Proposed Actions

In case the Corporation shall propose after the Separation Time and prior to the Expiration Time:

(a)	to effect or permit (in cases where the Corporation’s permission is required) any Flip-in Event; or
(b)	to effect the liquidation, dissolution or winding-up of the Corporation or the sale of all or substantially all of the Corporation’s assets,

then, in each such case, the Corporation shall give to each holder of a Right, in accordance with section 6.9, a notice of such proposed action, which shall specify the date on which such Flip-in Event, liquidation, dissolution or winding-up is to take place, and such notice shall be so given at least 20 Business Days prior to the date of taking such proposed action.

6.9 Notices

Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Corporation following the giving of the notice or demand by fax) addressed (until another address is filed in writing with the Rights Agent) as follows:

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, CO
80111-3220

Attention: President
Fax: (720) 482-0957

Any notice or demand authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Corporation following the giving of the notice or demand by fax) addressed (until another address is filed in writing with the Corporation) as follows:

CIBC Mellon Trust Company
320 Bay Street, P.O. Box 1
Toronto, Ontario
M5H 4A6

Attention: Vice President, Client Services
Fax: (416) 643-5570

Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, or by fax (with, in the case of fax, an original copy of the notice or demand sent by first class mail, postage prepaid, to the Corporation following the giving of the notice or demand by fax) addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Corporation for the Common Shares. If mail service is or is threatened to be interrupted at a time when the Corporation or the Rights Agent wishes to give a notice or demand hereunder to or on the holders of the Rights, the corporation or the Rights Agent may, notwithstanding the foregoing provisions of this section 6.9, give such notice by means of publication once in each of two successive weeks in the business section of the Financial Post or in such other publication or publications as may be designated by the Corporation and notice so published shall be deemed to have been given on the date on which the first publication of such notice in any such publication has taken place. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

6.10 Costs of Enforcement

The Corporation agrees that if the Corporation or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Corporation or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce his rights pursuant to any Rights or this Agreement.

6.11 Successors

All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

6.12 Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

6.13 Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such province.

6.14 Language

Les parties aux presents ont exigees que la presente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en decouleront soient rediges en langue anglaise. The parties hereto have required that this Agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in the English language.

6.15 Approvals

Any obligation of the Corporation or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and shall be subject to approval by ordinary resolution of the shareholders of the Corporation.

6.16 Declaration as to Non-Canadian Holders

If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith may take such actions as it may deem appropriate to ensure that such compliance is not required, including without limitation establishing procedures for the issuance to an appropriate Canadian resident acting as a fiduciary (a “Fiduciary”) of Rights or securities issuable on exercise of Rights, the holding thereof in trust for the Person entitled thereto (but reserving to the Fiduciary or to the Fiduciary and the Corporation as the Corporation may determine, absolute instrument discretion with respect thereto) and the sale thereof and remittance of the proceeds of such sale, if any, to the persons entitled thereto. In no event shall the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada and any province or territory thereof in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

6.17 Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.18 Severability

If any section, subsection, clause, subclause, term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent be invalid or unenforceable, such section, subsection, clause, subclause, term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining sections, subsections, clauses, subclauses, terms and provisions hereto or the application of such section, subsection, clause, subclause, term or provision to circumstances other than those as to which it is held invalid or unenforceable.

6.19 Effective Date

This Agreement is in full force and effect in accordance with its terms from the date hereof. If this Agreement is not confirmed by the requisite number of votes cast by the holders of Common Shares of the Corporation represented in person or by proxy at the 2006 annual meeting of shareholders of the Corporation who vote in respect of confirmation of this Agreement at such meeting, then this Agreement and any then outstanding Rights shall be of no further force and effect from the date of the 2006 annual meeting of shareholders of the Corporation.

6.20 Successors

All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and insure to the benefit of their respective successors and assigns hereunder.

6.21 Time of the Essence

Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

APOLLO GOLD CORPORATION.
Per: /s/ R. David Russell
Per: /s/ Melvyn Williams
CIBC MELLON TRUST COMPANY
Per: /s/ Charito Sunga
Per: /s/ Bruce Cornish

SCHEDULE L
APOLLO FAIRNESS OPINION

March 9, 2010

The Special Committee of Directors
Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, CO 80111

To the Special Committee of the Board of Directors of Apollo Gold Corporation:

Haywood Securities Inc. (“Haywood Securities”) understands that Apollo Gold Corporation (“Apollo” or the “Company”) proposes to enter into a Binding Letter of Intent dated March 9, 2010 (the “Binding LOI”) with Linear Gold Corp. (“Linear”) which contemplates a transaction (the “Proposed Transaction”) whereby, among other things, pursuant to a court approved plan of arrangement under the Business Corporations Act (Alberta) (the “Arrangement”) the shareholders of Linear will receive, in exchange for each common share of Linear (each a “Linear Share”) held, 5.4742 common shares of Apollo (the “Consideration”).

The above description is summary in nature. The specific terms and conditions of the Arrangement will be agreed to by Apollo and Linear in a definitive arrangement agreement to be entered into prior to March 31, 2010, and will be summarized in an information circular to be mailed by Apollo to the shareholders of Apollo (the “Shareholders”) in connection with a special meeting of Shareholders to be held to consider and, if deemed advisable, approve the Arrangement. The implementation of the Arrangement will be conditional upon, among other things: (i) the approval of the Arrangement at such special meeting; and (ii) the approval of the Arrangement by the Court of Queen’s Bench of Alberta, Judicial District of Calgary.

The Special Committee of the Board of Directors of Apollo (the “Special Committee”) has retained Haywood Securities to prepare and deliver this opinion (the “Opinion”) to the Special Committee and, at the request of the Special Committee, to the Board of Directors as to the fairness of the Consideration, from a financial point of view, to be paid pursuant to the Arrangement by the Company. We understand that the Proposed Transaction is not subject to the formal valuation requirements under Ontario Securities Rule 61-501 and applicable policies of certain other securities regulatory authorities. Accordingly, we have not been engaged to provide a formal valuation of Apollo, Linear, or any of their respective securities or assets and the Opinion should not be construed as such. Furthermore, the Opinion is not, and should not be construed as, advice as to the price at which securities of either Apollo or Linear (before or after completion of the Proposed Transaction) may trade at any future date.

Haywood Securities Engagement and Background

Haywood Securities was formally engaged by the Special Committee through an agreement between the Company and Haywood Securities (the “Engagement Agreement”) dated December 30, 2009. The Engagement Agreement provides the terms upon which Haywood Securities has agreed to act as a financial advisor to the Company in connection with an analysis of various strategic alternatives, including a potential business combination or an investment by a strategic investor.

On March 9, 2010, Apollo submitted the Binding LOI to Linear with a view to Apollo executing a definitive agreement to acquire all of the issued and outstanding shares of Linear. Pursuant to the Engagement Agreement, the Special Committee has requested that Haywood Securities prepare and deliver an Opinion. The terms of the Engagement Agreement provide that Haywood Securities is to be paid (i) an Engagement Fee payable upon the signing of the Engagement Agreement, (ii) a Monthly Work Fee payable on the monthly anniversary of the signing of the Engagement Agreement, (iii) a fee for its services as financial advisor if a transaction is completed or in certain circumstances upon the failure to complete an announced transaction, and (iv) a fee on delivery of the Opinion, no portion of which is conditional upon the Opinion being favourable or contingent upon the closing or completion of the Proposed Transaction. The Monthly Work Fees are to be credited against any fee received upon the successful completion of a transaction. In addition, Haywood Securities is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Haywood Securities consents to the inclusion of this Opinion in its entirety, together with a summary thereof in a form acceptable to Haywood Securities, acting reasonably, in documents to be sent to shareholders in connection with the Arrangement or to be filed with the securities commissions or similar regulatory authorities in each relevant province and territory of Canada and in the United States and each state thereof, or with applicable stock exchanges, and with the United States Securities and Exchange Commission.

Credentials of Haywood Securities

Haywood Securities is one of Canada’s leading independent investment banking firms with business services in corporate finance, equity sales and trading, and investment research. Haywood Securities is owned by its employees and its head office is located in Vancouver, Canada with additional Canadian offices in Toronto and Calgary, as well as a London office in the United Kingdom. Haywood Securities provides various capital market and advisory services to companies in the mining and exploration industry. Haywood Securities has participated in a significant number of transactions involving mining and exploration companies and its investment banking professionals have extensive experience in preparing valuations.

The Opinion expressed herein represents the opinion of Haywood Securities and the form and content of this Opinion have been reviewed and approved by a committee of officers of Haywood Securities. The committee personnel are professionals experienced in providing valuations and fairness opinions for mergers and acquisitions as well as providing capital markets advice.

Relationship of Haywood with Apollo and Linear

None of Haywood Securities, its associates, or affiliates, is an insider, associate, or affiliate of Apollo (as those terms are defined in the Securities Act (Ontario)). None of Haywood Securities, its associates, or affiliates, is an insider, associate, or affiliate of Linear, or any of their respective associates, or affiliates. Haywood Securities is not an advisor to any person or company other than to the Company with respect to the Proposed Transaction.

The following is a list detailing all fees, commissions, shares, and warrants Haywood Securities has received from Apollo in the past 2 years:

•	On July 24, 2008, C$928,347.87 and 1,713,873 broker warrants of Apollo exercisable at C$0.60 as sales commission relating to a financing;
•	On August 21, 2008, 1,020,000 broker warrants of Apollo exercisable at C$0.50 as sales commission relating to a financing;
•	On September 19, 2008, C$25,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On December 31, 2008, C$36,000 and 255,000 warrants of Apollo exercisable at C$0.30 for financial advisory services relating to a private placement financing;
•	On February 23, 2009, 2,172,840 common shares of Apollo and 2,567,901 broker warrants of Apollo exercisable at C$0.256 for financial advisory services;
•	On March 23, 2009, 1,000,000 common shares of Apollo relating to the successful completion of financial advisory services;
•	On July 15, 2009, C$718,250 and 1,292,796 broker warrants of Apollo exercisable at C$0.45 as sales commission relating to a financing;
•	On August 21, 2009, C$552,500 as sales commission relating to a financing;

•	From September to November, 2009 C$50,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On January 5, 2010, C$50,000 for financial advisory services relating to the analysis of strategic alternatives, including financing options and merger and acquisition opportunities; and
•	On January 14, 2010, 300,000 common shares of Apollo for financial advisory services relating to the successful completion of a merger and acquisition transaction.

The following is a list detailing all fees, commissions, shares, and warrants Haywood Securities has received from Linear in the past 2 years:

•	From June to August, 2009 C$30,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities;
•	On February 2, 2009, C$75,000 for financial advisory services relating to the analysis of potential merger and acquisition opportunities; and
•	On November 29, 2009, C$317,009.55 and 192,330 broker warrants of Linear exercisable at C$2.15 as sales commission relating to a financing.

Haywood Securities may also, in the ordinary course of its business, provide financial advisory or investment banking services to Apollo and Linear from time to time. In addition, in the ordinary course of its business, Haywood Securities may actively trade common shares and other securities of Apollo and Linear for its own account and for its client accounts and, accordingly, may at any time hold a long or short position in such securities. As an investment dealer, Haywood Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to any of Apollo, Linear, or the Proposed Transaction, when disclosed.

Scope of the Review

In connection with rendering this Opinion, Haywood Securities has reviewed and relied upon and in some cases carried out, among other things, the following:

(a)	A definitive draft of the Binding LOI between Apollo and Linear;
(b)	The Form 10-K’s filed by Apollo for the periods ending December 31, 2006 to 2008;
(c)	The Form 10-Q’s filed by Apollo for the periods ending March 31, June 30, and September 30, 2006 to 2009;
(d)	The annual financial statements and the associated management discussion and analysis reports for Linear for the years ended March 31, 2006 to 2009;
(e)	The quarterly reports and the associated management discussion and analysis reports for Linear for the periods ending June 30, September 30, and December 31, 2006 to 2009;
(f)	The Annual Information Form for Linear for the years ended March 31, 2006 to 2009;
(g)	The National Instrument 43-101 compliant technical report prepared for Apollo’s Black Fox Project dated April 14, 2008;
(h)	The National Instrument 43-101 compliant technical report prepared for Apollo’s Huizopa Gold-Silver Property dated May 20, 2009;
(i)	The National Instrument 43-101 compliant technical report prepared for Linear’s Box Mine — Goldfields Project dated June 29, 2007 and revised September 24, 2009;
(j)	The National Instrument 43-101 compliant technical report prepared for Linear’s Athona Pit Pre-Feasibility dated September 25, 2009;
(k)	The Campamento Resource Estimate for Linear’s Ixhuatan Project dated June 2006;
(l)	The prospectus for Apollo dated July 9, 2008 relating to a financing;

(m)	The prospectus for Linear dated November 12, 2009 relating to a financing;
(n)	An analysis of Linear’s Goldfields prepared by Young Mining Consultants, dated February 22, 2010;
(o)	An Environmental and First Nation Due Diligence Review of the Box Mine Project prepared by AMEC Earth and Environmental Ltd, dated February 11, 2010;
(p)	Certain internal information prepared and provided to Haywood Securities by the management of Apollo and Linear, concerning the business, operations, assets, liabilities of Apollo and Linear respectively;
(q)	Discussions with the management of Apollo and Linear concerning the current business plan of Apollo and Linear respectively, its financial condition, and its future business prospects;
(r)	Certain other public information relating to the business, mineral properties, financial condition and trading history of Apollo and Linear and other selected public companies we considered relevant for the preceding two year period;
(s)	Information with respect to selected comparable companies we considered relevant;
(t)	Information with respect to selected precedent transactions we considered relevant;
(u)	Historic data on the trading of the shares of Apollo and Linear; and
(v)	Such other corporate, industry and financial market information, investigations and analyses as Haywood Securities considered necessary or appropriate in the circumstances.

Haywood Securities has not, to the best of its knowledge, been denied access by Apollo or Linear to any information requested. Haywood Securities did not meet with the auditors of Apollo or Linear and has assumed the accuracy and fair presentation of and relied upon the audited financial statements of Apollo and Linear and the reports of the auditors thereon.

This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (the “IIROC”) but the IIROC has not been involved in the preparation or review of this Opinion.

Assumptions and Limitations

With the approval of the Special Committee and the Board of Directors, and as provided in the Engagement Agreement, Haywood Securities has relied, without independent verification, upon all financial and other information that was obtained by us from public sources or that was provided to us by Apollo or Linear and their respective affiliates, associates, advisors or otherwise. We have assumed that this information was complete and accurate as of the date thereof and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. This Opinion is conditional upon such completeness and accuracy. In accordance with the terms of our engagement, but subject to the exercise of our professional judgment, we have not conducted any independent investigation to verify the completeness or accuracy of such information. With respect to the financial forecasts and budgets provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Apollo and Linear as to the matters covered thereby. Senior representatives of Apollo and Linear have represented to us, orally as of the date hereof, among other things, that the information, opinions and other materials (the “Information”) provided to us by or on behalf of Apollo and Linear are complete and correct as of the date of the Information and that, since the date of the Information, except as publicly disclosed, there has been no material change, financial or otherwise, in the financial position of Apollo and Linear, or in their assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect except to the extent disclosed in subsequent Information.

This Opinion is based on the securities markets, economic, general business and financial conditions prevailing as of the date of this Opinion and the conditions and prospects, financial and otherwise, of Apollo and Linear as they were reflected in the Information reviewed by us. In its analysis and in preparing this Opinion, Haywood Securities has made a number of assumptions with respect to industry performance, general business and economic conditions, and other matters, any of which are beyond control of Haywood Securities, Apollo, Linear and any other party involved in connection with the Proposed Transaction.

In preparing the Opinion, Haywood Securities has assumed that (i) the final form of the Binding LOI does not differ in any material respect from the draft that Haywood Securities has examined; (ii) the Company and Linear will comply with all the material terms of the Binding LOI, and (iii) the Proposed Transaction will be consummated in accordance with the terms of the Binding LOI without any adverse waiver or amendment of any material term or condition thereof. Finally, Haywood Securities has (i) assumed that all material governmental, regulatory or other required consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any meaningful adverse effect on Apollo or Linear or the contemplated benefits of the Proposed Transaction, and (ii) relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly, and timely taken.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors of Apollo and may not translate to any other purposes. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) is not a recommendation as to how the Board of Directors of Apollo or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iii) does not indicate that the consideration received is the best possibly attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Haywood Securities to any party.

This Opinion has been provided for the use of the Special Committee and, at the request of the Special Committee, for the use of the Board of Directors, if required, for inclusion in other related documents (or a summary thereof in a form acceptable to Haywood Securities) and may not be used by any other person or relied upon by any other person without the express consent of Haywood Securities, except as explicitly required by law. This Opinion is given as of the date hereof and Haywood Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to Haywood Securities’ attention after the date hereof. This Opinion is limited to Haywood Securities’ understanding of the Proposed Transaction as of the date hereof and Haywood Securities assumes no obligation to update this Opinion to take into account any changes regarding the Proposed Transaction after the date hereof.

Conclusion

This Opinion is provided to members of the Board of Directors of Apollo in connection with their consideration of the Proposed Transaction. Based upon and subject to the foregoing, Haywood Securities is of the opinion that, as of the date hereof, the Consideration to be paid pursuant to the Arrangement by the Company is fair from a financial point of view to the Shareholders.

Yours very truly,
HAYWOOD SECURITIES INC.

SCHEDULE M
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF LINEAR

LINEAR GOLD CORP.
(A Development Stage Enterprise)
Consolidated Financial Statements
(Unaudited)
December 31, 2009

Linear Gold Corp.
Consolidated Balance Sheets
(Unaudited)

(expressed in Canadian dollars)

	December 31 2009	March 31 2009
	$	$
ASSETS
Current assets
Cash and cash equivalents	41,675,923	29,902,386
Marketable securities	164,000	24,000
Accounts receivable	3,635,511	759,195
Sales taxes recoverable	87,779	75,145
Prepaid expenses	48,721	22,720
	45,611,934	30,783,446
Property and equipment	2,385,490	204,793
Reclamation deposit	36,196	36,061
Resource properties (notes 8 and 9)	31,341,429	27,532,385
	79,375,049	58,556,685
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	1,020,285	398,182
SHAREHOLDERS’ EQUITY
Share capital (notes 5 and 9)	86,269,623	68,553,460
Warrants (note 6)	5,352,659	571,280
Contributed surplus	9,083,802	8,188,135
Accumulated other comprehensive loss	(108,889)	(229,000)
Deficit	(22,242,431)	(18,925,372)
	78,354,764	58,158,503
	79,375,049	58,556,685

Commitments (note 9)

Subsequent events (note 11)

Approved on behalf of the Board of Directors

(s) Wade K. Dawe	(s) Derrick Gill
Wade K. Dawe	Derrick Gill

The accompanying notes form an integral part of these consolidated financial statements.

Linear Gold Corp.
Consolidated Statements of Operations and Deficit
(Unaudited)

(expressed in Canadian dollars)

	For the Three Months Ended December 31		For the Nine Months Ended December 31
	2009	2008	2009	2008
	$	$	$	$
OPERATING COSTS AND EXPENSES
Depreciation and amortization	15,665	17,578	57,800	51,520
Investor relations and marketing	94,093	8,469	771,578	40,679
Office and premises	77,403	50,596	184,552	116,779
Professional services	28,728	57,275	162,369	139,586
Regulator and securities	30,281	6,786	59,642	50,374
Salaries and benefits	483,743	264,688	1,213,478	760,805
Stock-based compensation	223,276	153,528	861,149	763,566
Travel	82,859	15,567	159,995	55,155
Write-down of resource properties	—	1,658,317	—	2,362,148
	1,036,048	2,232,804	3,470,563	4,340,612
OTHER INCOME (EXPENSES)
Foreign exchange loss	(52,434)	(81,067)	(217,482)	(70,102)
Interest income	37,530	198,355	187,414	595,434
Management fees and other	36,814	64,617	193,946	240,965
Loss on disposal of equipment	(4,133)	—	(638)	(13,629)
Loss on sale of marketable securities	(9,514)	—	(9,736)	—
	8,263	181,905	153,504	752,668
NET LOSS FOR THE PERIODS	(1,027,785)	(2,050,899)	(3,317,059)	(3,587,944)
DEFICIT, beginning of periods	(21,214,646)	(15,562,283)	(18,925,372)	(14,025,238)
DEFICIT, end of periods	(22,242,431)	(17,613,182)	(22,242,431)	(17,613,182)
LOSS PER SHARE – BASIC and FULLY DILUTED	(0.03)	(0.07)	(0.10)	(0.13)
Weighted Average Number of Common Shares Outstanding	38,279,349	27,917,981	34,584,098	27,917,981

The accompanying notes form an integral part of these consolidated financial statements.

Linear Gold Corp.
Consolidated Statements of Cash Flows
(Unaudited)

(expressed in Canadian dollars)

	For the Three Months Ended December 31		For the Nine Months Ended December 31
	2009	2008	2009	2008
	$	$	$	$
CASH AND CASH EQUIVALENTS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the periods	(1,027,785)	(2,050,899)	(3,317,059)	(3,587,944)
Charges to income not involving cash
Depreciation and amortization	15,665	17,578	57,800	51,520
Loss on disposal of equipment	4,133	—	638	13,629
Loss on sale of marketable securities	9,514	—	9,736	—
Stock-based compensation	223,276	153,528	861,149	763,566
Write-down of resource properties	—	1,658,317	—	2,362,148
	(775,197)	(221,476)	(2,387,736)	(397,081)
Net change in non-cash working capital items related to operations
Decrease (increase) in accounts receivable and sales taxes recoverable	678,660	150,236	683,955	(475,289)
Decrease (increase) in prepaid expenses	(24,527)	15,036	(26,001)	19,747
Decrease (increase) in deposits	(135)	—	(135)	—
Increase (decrease) in accounts payable and accruals	580,642	48,172	593,282	(90,873)
	459,443	(8,032)	(1,136,635)	(943,496)
INVESTING ACTIVITIES
Purchases of equipment	(1,291,450)	(540)	(2,280,122)	(127,916)
Proceeds on disposal of equipment	18,172	—	36,733	3,838
Proceeds on sale of marketable securities	23,915	—	24,375	—
Resource property interests and options, net	(240,456)	(365,222)	(5,966,103)	(1,460,462)
Sales tax recoverable related to resource property interests	(6,936)	219,207	15,928	455,427
	(1,496,755)	(146,555)	(8,169,189)	(1,129,113)
FINANCING ACTIVITIES
Issuance of common stock and warrants for cash	23,103,750	—	23,103,750	—
Share and warrant issuance costs	(2,021,157)	—	(2,024,389)	—
Repayment of loans to officers and directors to exercise options	—	—	—	338,000
	21,082,593	—	21,079,361	338,000
NET CHANGE IN CASH AND CASH EQUIVALENTS DURING THE PERIODS	20,045,281	(154,587)	11,773,537	(1,734,609)
CASH AND CASH EQUIVALENTS, beginning of periods	21,630,642	23,997,612	29,902,386	25,577,634
CASH AND CASH EQUIVALENTS, end of periods	41,675,923	23,843,025	41,675,923	23,843,025
CASH AND CASH EQUIVALENTS IS COMPRISED OF
Cash	1,459,683	3,464,632	1,459,683	3,464,632
Short-term investments	40,216,240	20,378,393	40,216,240	20,378,393
	41,675,923	23,843,025	41,675,923	23,843,025

The accompanying notes form an integral part of these consolidated financial statements.

Linear Gold Corp.
Consolidated Statements of Comprehensive Loss
(Unaudited)

(expressed in Canadian dollars)

	For the Three Months Ended December 31		For the Nine Months Ended December 31
	2009	2008	2009	2008
	$	$	$	$
NET LOSS FOR THE PERIODS	(1,027,785)	(2,050,899)	(3,317,059)	(3,587,944)
Other comprehensive gain (loss)
Unrealized gain (loss) on available-for-sale investments	35,255	(18,750)	110,375	(123,750)
Realized loss on sale of available-for-sale investments	9,514	—	9,736	—
COMPREHENSIVE LOSS FOR THE PERIODS	(983,016)	(2,069,649)	(3,196,948)	(3,711,694)

The accompanying notes form an integral part of these consolidated financial statements.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

1. Accounting Policies

These unaudited interim consolidated financial statements have been prepared by Linear Gold Corp. (the “Company”) in accordance with Canadian generally accepted accounting principles (“GAAP”) for interim financial statements. Accordingly, certain information and note disclosures normally included in annual consolidated financial statements have been condensed or omitted. These consolidated financial statements are based on accounting principles and practices consistent with those used in the preparation of the Company’s annual consolidated financial statements, except as indicated in note 2. These interim consolidated financial statements should be read together with the Company’s March 31, 2009, audited consolidated financial statements and accompanying notes.

2. Changes in Accounting Policies and Future Accounting Changes

In February 2008, the Canadian Accounting Standards Board announced that accounting standards in Canada are to converge with International Financial Reporting Standards (“IFRS”), and companies will begin reporting, with comparative data, under IFRS for fiscal years beginning on or after January 1, 2011. While IFRS is based on a conceptual framework similar to Canadian GAAP, there are significant differences with respect to recognition, measurement and disclosure which the Company is beginning to assess. The Company will commence reporting under the new standards on April 1, 2011. The Company has begun to assess the impact of IFRS on the Company, its information systems and its financial statements.

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. The Company is considering the impact of adopting this pronouncement on the consolidated financial statements.

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of these recommendations is permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are to be presented in the consolidated statement of financial position within the entity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of income. In addition, these pronouncements establish standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. They also establish reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. The Company is currently considering the impact of adopting these pronouncements on its consolidated financial statements in fiscal 2012 in connection with the conversion to IFRS.

3. Financial Instruments

The Company recognizes financial instruments based on their classification. Depending on the financial instruments’ classification, changes in subsequent measurements are recognized in net income (loss) or comprehensive income (loss).

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

3. Financial Instruments  – (continued)

If a financial instrument is measured at fair value, changes in its fair value shall usually be recognized in the Statement of Operations and Deficit in the period in which the change occurs, with some exceptions, such as for cash flow hedges and available-for-sale investments. For investments designated as being available-for-sale, changes in the fair value shall be recorded directly in Shareholders’ Equity in a separate account called “Accumulated Other Comprehensive Income (Loss)” until the asset is disposed of or becomes impaired. At that time, the gains and losses are transferred to the Statement of Operations and Deficit.

The Company has implemented the following classifications:

•	Cash equivalents are classified as “Financial Assets Held-for-Trading”. These financial assets are marked-to-market through net income at each period end.

•	Marketable securities are classified as “Available-for-Sale” financial assets and are marked-to-market, with changes in fair value recognized in other comprehensive income (loss) each period or in the Statement of Operations and Deficit to the extent the decline in value is considered to be other than temporary.

•	Accounts receivable are classified as “Loans and Receivables”. After their initial fair value measurement, they are measured at amortized cost using the effective interest method.

•	Accounts payable are classified as “Other Financial Liabilities”. After their initial fair value measurement, they are measured at amortized cost using the effective interest method.

a) Fair market value

Fair value estimates of financial estimates are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying values of accounts receivable and accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

b) Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. Cash and cash equivalents are held in bank accounts or interest-bearing instruments that can be converted to cash without penalty at any time and are recorded at fair value.

c) Foreign currency rate risk

A significant portion of the Company’s transactions occur in United States, Mexican, Brazilian, and Dominican Republic currencies; accordingly, the related financial assets and financial liabilities are subject to fluctuations in the respective exchange rates.

d) Concentration of credit risk

Management does not believe it is exposed to any significant concentration of credit risk except that a significant portion of its cash and cash equivalents are on deposit with a major Canadian chartered bank and at December 31, 2009, approximately 99% of the Company’s accounts receivable are receivable from Kinross Gold Corporation. All of the sales taxes recoverable are with either the government of Canada or the government of Mexico.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

3. Financial Instruments  – (continued)

d) Interest rate risk

The Company has cash and cash equivalents and no interest-bearing debt; accordingly, the Company’s interest income is susceptible to fluctuations in interest rates.

4. Capital Management

The Company’s capital structure consists of share capital, contributed surplus and warrants. The Company’s objective when managing capital is to maintain adequate levels of funding to support the acquisition, exploration and development of its resource properties and maintain the necessary corporate and administrative functions to facilitate these activities. This is done primarily through equity financings. Future financings are dependent on market conditions and there can be no assurance the Company will be able to raise funds in the future.

The Company invests capital that is surplus to its immediate operational needs in short-term, highly-liquid, financial instruments.

There were no changes to the Company’s approach to capital management during the period. The Company is not subject to externally imposed capital requirements.

5. Share Capital

a) Common Shares

•	The Company has authorized an unlimited number of common shares without par value.

•	The Company has authorized an unlimited number of first preferred and second preferred shares without par value, of which none have been issued.

The following is a summary of changes in the Company’s issued common share capital during the three and nine-month periods ended December 31, 2009:

	Three-months ended December 31, 2009		Nine-months ended December 31, 2009
	Number	Amount	Number	Amount
Opening balance	33,290,708	$69,968,409	32,563,436	$68,553,460
Shares issued pursuant to Goldfields acquisition (note 9)	—	—	727,272	1,418,181
Shares issued pursuant to financing	10,927,500	18,316,300	10,927,500	18,316,300
Share issuance costs	—	(2,015,086)	—	(2,018,318)
Closing balance	44,218,208	$86,269,623	44,218,208	$86,269,623

On November 19, 2009, the Company completed a public offering of 10,407,500 units at a price of $2.10 per unit and 520,000 flow-through common shares at a price of $2.40 per flow-through share, for aggregate gross proceeds of $23,103,750. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to acquire one common share of the Company at an exercise price of $3.00 for a period of five years, expiring on November 19, 2014. The value allocated to the common shares issued was $18,316,300, and the value allocated to the warrants was $4,787,450. Total costs associated with the offering were $2,545,678, including cash costs for commissions, professional fees and regulatory costs of $2,021,157 and 655,651 broker warrants issued as a commission, valued at $524,521. Each broker warrant entitles the holder to acquire one common share of the Company at

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

5. Share Capital  – (continued)

an exercise price of $2.15 for a period of two years, expiring on November 19, 2011. The Company has allocated $2,015,086 of the issue costs to the common shares and $530,592 of the issue costs to the warrants.

Pursuant to the issuance of the flow-through shares, the Company is required to spend the gross proceeds of $1,248,000 on qualified Canadian mineral exploration expenditures, as defined by Canadian income tax legislation, prior to December 31, 2010.

b) Options

The following is a summary of stock option activity during the three and nine-month periods ended December 31, 2009:

	Three-months ended December 31, 2009		Nine-months ended December 31, 2009
	Number	Weighted average exercise price	Number	Weighted average exercise price
Opening balance	2,746,500	$1.90	2,737,500	$3.00
Granted	80,000	2.40	1,110,000	1.69
Expired	(41,500)	5.48	(402,500)	4.03
Cancelled	—	—	(660,000)	5.00
Ending Balance	2,785,000	$1.86	2,785,000	$1.86

During the nine-month period ended December 31, 2009, the Company recognized $895,667 as the value of stock options earned during the period, including $861,149 recorded as stock-based compensation expense and $34,518 capitalized as Resource Properties, related to the value of options earned by the Company’s exploration staff.

c) The following is a summary of options outstanding as of December 31, 2009:

Expiry Date	Number of Options	Exercisable	Exercise Price
15-Jan-10	15,000	15,000	$5.00
09-Jan-13	705,000	211,500	$3.00
28-Feb-13	10,000	3,000	$3.00
30-Jun-13	50,000	15,000	$3.00
06-Feb-14	885,000	—	$1.05
19-Feb-14	25,000	—	$1.05
04-Mar-14	5,000	—	$1.05
29-Jul-14	405,000	—	$1.37
04-Aug-14	250,000	—	$1.50
24-Aug-14	75,000	—	$2.18
26-Aug-14	250,000	—	$2.00
09-Sep-14	30,000	—	$2.10
05-Oct-14	80,000	—	$2.40
	2,785,000	244,500	$1.86

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

6. Warrants

The following is a summary of warrant activity during the three and nine-month periods ended December 31, 2009:

	Three-months ended December 31, 2009		Nine-months ended December 31, 2009
	Number	Amount*	Number	Amount*
Opening balance	2,322,728	$571,280	2,322,728	$571,280
Issued	5,859,401	5,311,971	5,859,401	5,311,971
Issuance costs	—	(530,592)	—	(530,592)
Ending Balance	8,182,129	$5,352,659	8,182,129	$5,352,659

*	Black-Scholes valuation

As at December 31, 2009, the Company had the following warrants issued and outstanding:

Expiry Date	Number of Warrants	Exercise Price
19-Mar-11	2,322,728	$1.50
19-Nov-11	655,651	$2.15
19-Nov-14	5,203,750	$3.00
	8,182,129	$2.51

7. Related Party Transactions

During the nine-month period ended December 31, 2009, the Company entered into transactions with related parties, as follows:

Legal fees to a firm of which an officer is a partner	$421,357
Geological consulting fees paid to a Director	750
$422,107

All related party transactions were conducted in the normal course of operations and were valued at the exchange amount.

8. Resource Properties

	December 31, 2009	March 31, 2009
Goldfields – Canada (note 9)	$7,685,473	$—
Ixhuatan – Mexico	22,958,936	26,426,058
Dominican Republic	697,020	1,106,327
	$31,341,429	$27,532,385

Effective October 26, 2007, the Company completed an Option Agreement (the “Agreement”) with Kinross Gold Corporation (“Kinross”) with respect to the exploration and potential future development of the Company’s Ixhuatan Project (“Ixhuatan”) in Mexico. Pursuant to the terms of the Agreement, Kinross’ subsidiary was the operator of Ixhuatan and was required to incur a minimum of US $15.0 million of expenditures on Ixhuatan and/or make payments to the Company aggregating to US $15.0 million within the 24-month period commencing on October 26, 2007, following which Kinross had 90 days to exercise their option to acquire an initial 60% interest in Ixhuatan by paying the Company US $45.0 million. Kinross would

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

8. Resource Properties  – (continued)

then have had a further option to increase its interest in Ixhuatan to 70% by paying the Company an additional US $55.0 million within 90 days of Kinross’ board of directors approving the construction and development of a mine based on a positive NI 43-101 compliant feasibility study and would have been required to make a payment of up to US $15.0 million based on the size of the proven and probably gold equivalent reserve.

In December 2009, the Company received notice from Kinross that the option to acquire an initial 60% interest in Ixhuatan would not be exercised; accordingly, the Company continues to hold a 100% interest in the Ixhuatan Project. Pursuant to the terms of the Agreement, Kinross will pay the Company US $3.4 million, representing the difference between the minimum required expenditures of US $15.0 million and the actual expenditures incurred by Kinross during the option period. The amount of US $3.4 million has been applied as a recovery of Resource Properties for the period ended December 31, 2009.

9. Acquisition of the Goldfields Project

On August 20, 2009, the Company acquired a 100% interest in the Goldfields Project located near Uranium City, Saskatchewan, Canada from GLR Resources Inc. (“GLR”), by paying GLR US $5.0 million in cash and issuing 727,272 common shares of the Company, valued at $1.95 per share, as consideration for the purchase. In addition to the cash payment and shares issued, the Company assumed equipment construction contracts previously entered into by GLR with aggregate remaining payments of approximately CDN $18.6 million at December 31, 2009.

The acquisition has been accounted for as an asset purchase. The following table sets the preliminary allocation of the purchase cost to the assets acquired:

$
Purchase price
Cash consideration – US $5.0 million	5,517,946
Shares issued – 727,272 at a value of $1.95 per share	1,418,181
Transaction costs	471,059
7,407,186
Assets acquired
Resource properties	7,244,000
Property and equipment	163,186
7,407,186

A payment in the amount of US $1.0 million, scheduled for October 2009 pursuant to one of the construction contracts assumed, has not been recorded in accounts payable as a result of contract deficiencies currently being discussed with the supplier.

10. Comparative Figures

Certain of the prior period figures have been reclassified to conform to the financial presentation adopted for the current period.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

11. Subsequent Events

Proposed Business Combination with Apollo Gold Corporation

On March 9, 2010, the Company and Apollo Gold Corporation (“Apollo”) entered into a binding letter of intent (the “Letter of Intent”), pursuant to which the businesses of the Company and Apollo would be combined by way of a court-approved plan of arrangement (the “Arrangement”) and pursuant to the Letter of Intent, the Company and Apollo entered into a subscription agreement (the “Subscription Agreement”) providing for a private placement (the “Private Placement”) whereby the Company would purchase 62,500,000 common shares of Apollo at a price of $0.40 per common share for gross proceeds of CDN $25.0 million.

The Private Placement closed on March 19, 2010. The Apollo common shares issued to the Company as part of this Private Placement are subject to a four-month hold period in Canada and are restricted securities under United States federal and state securities law. In the event the Arrangement is not completed for any reason, Apollo has agreed to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) in respect of the common shares of Apollo issued in the Private Placement as expeditiously as possible so as to register the resale of such shares by the Company in the United States. Pursuant to the completion of the Arrangement, the common shares issued pursuant to the Private Placement are expected to be cancelled without any payment upon completion of the Arrangement.

On March 31, 2010, the Company and Apollo signed a Definitive Arrangement Agreement (the “Definitive Agreement”). Pursuant to the Definitive Agreement:

•	each outstanding common share of the Company will be exchange for 5.4742 common shares of Apollo (the “Exchange Ratio”);

•	each outstanding common share purchase warrant of the Company (the “Linear Warrants”) will be exchanged for common share purchase warrants of Apollo on the basis of the Exchange Ratio, and the exercise price of each Linear Warrant will be adjusted as provided for in the applicable Warrant Certificates; and

•	each outstanding common share option of the Company (the “Linear Options”) granted under the Company’s Stock Option Plan will be exchanged for common share options of Apollo granted under Apollo’s Stock Option Plan on the basis of the Exchange Ratio, and the exercise price of each Linear Option will be adjusted on the same basis as the Linear Warrants.

Upon consummation of the Arrangement and based on the terms, the transaction will be accounted for as an acquisition of a business with Apollo being the acquirer. Based on the terms of the Arrangement, the shareholders of the Company immediately prior to the Arrangement are expected to own approximately 46.8% of the outstanding common stock of Apollo on a non-diluted basis and approximately 42.9% on a fully-diluted basis.

The Arrangement will be subject to the approval of not less than 66 2/3% of the Company’s common shares and a majority of the Apollo common shares held by disinterested shareholders to be voted at special meetings of shareholders to be called to approve the Arrangement.

If either the Company or Apollo terminates the Definitive Agreement and abandons the Arrangement prior to closing for any reason (other than as a result of the failure of a condition to such party’s obligation to close contained in the Letter of Intent or the Definitive Agreement not being satisfied), such terminating party shall pay to the other party an amount equal to CDN $4.0 million.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

11. Subsequent Events  – (continued)

The Definitive Agreement may be terminated (i) by mutual written consent of the Company and Apollo; (ii) by a party which accepts, recommends, approves or enters into an agreement to implement a “superior proposal” (as defined in the Definitive Agreement); (iii) by either party if certain mutual conditions, conditions of the other party or the Arrangement itself are not or are incapable of being satisfied and/or completed prior to July 2, 2010.

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. These principles differ in certain material respects from United States generally accepted accounting principles (“US GAAP”). The effect of these differences on the Company’s consolidated financial statements for the three and nine-month periods ending December 31, 2009 and 2008 is quantified below and described in the accompanying notes:

	For the Three Months Ended December 31		For the Nine Months Ended December 31
	2009	2008	2009	2008
	$	$	$	$
Net loss for the periods reported under Canadian GAAP	(1,027,785)	(2,050,899)	(3,317,059)	(3,587,944)
Add (deduct)
Deferred exploration costs (a)	(274,033)	(252,064)	(536,608)	(1,486,059)
Recoveries of exploration costs (a)	3,604,522	—	4,021,564	—
Write off of mineral properties and related deferred costs (a)	—	1,565,557	—	2,119,035
Net income (loss) for the periods under US GAAP	2,302,704	(737,406)	167,897	(2,954,968)
Other comprehensive income (loss) for the periods under US GAAP	44,769	(18,750)	120,111	(123,750)
Comprehensive Income (loss) for the periods under US GAAP	2,347,473	(756,156)	288,008	(3,078,718)
Net Income (loss) per share under US GAAP
Basic	0.06	(0.03)	0.00	(0.11)
Diluted	0.06	(0.03)	0.00	(0.11)

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles  – (continued)

	As at the Period Ended December 31 2009 $	As at the Year Ended March 31 2009 $
Cash and cash equivalents under Canadian GAAP	41,675,923	29,902,386
Add (deduct)
Restricted cash related to flow-through common share funds unexpended (b)	(1,189,149)	—
Cash and cash equivalents under US GAAP	40,486,774	29,902,386
Resource properties under Canadian GAAP	31,341,429	27,532,385
Add (deduct)
Deferred exploration costs (a)	(22,891,454)	(26,376,410)
Resource properties under US GAAP	8,449,975	1,155,975
Liability related to flow-through shares under Canadian GAAP	—	—
Add (deduct)
Flow-through common shares issued (b)	239,200	—
Liability related to flow-through shares under US GAAP	239,200	—
Shareholders’ equity reported under Canadian GAAP	78,354,764	58,158,503
Cumulative adjustments to shareholders’ equity
Add (deduct)
Deferred exploration costs (a)	(22,891,454)	(26,376,410)
Flow-through common shares issued (b)	(239,200)	—
Shareholders’ equity reported under US GAAP	55,224,110	31,782,093

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles  – (continued)

	For the Three Months Ended December 31		For the Nine Months Ended December 31
	2009	2008	2009	2008
	$	$	$	$
Cash flows provided from (used in) operating activities under Canadian GAAP	459,443	(8,032)	(1,136,635)	(943,496)
Deferred exploration costs (a)	(116,456)	(365,226)	(90,284)	(1,324,778)
Cash flows provided from (used in) operating activities under US GAAP	342,987	(373,258)	(1,226,919)	(2,268,274)
Cash flows provided from financing activities under Canadian GAAP	21,082,593	—	21,079,361	338,000
Restricted cash related to flow-through common share funds unexpended (b)	(1,189,149)	—	(1,189,149)	—
Cash flows provided from financing activities under US GAAP	19,893,444	—	19,890,212	338,000
Cash flows used in investing activities under Canadian GAAP	(1,496,755)	(146,555)	(8,169,189)	(1,129,113)
Deferred exploration costs (a)	116,456	365,226	90,284	1,324,778
Cash flows provided from (used in) investing activities under US GAAP	(1,380,299)	218,671	(8,078,905)	195,665

a) Deferred exploration costs

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production. Under US GAAP, exploration expenditures can only be deferred subsequent to the determination that proven or probable mineral reserves exist, at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves. During the nine-month period ended December 31, 2008, the Company wrote-off deferred exploration costs under Canadian GAAP of $2,362,148 (three-month period ended December 31, 2008 — $1,658,317), which included acquisition costs of $243,114 (three-month period ended December 31, 2008 — $92,760) and deferred exploration expenditures of $2,119,035 (three-month period ended December 31, 2008 — $1,565,557), for properties that were not considered economically feasible and were therefore abandoned. Under US GAAP, the exploration costs of $2,119,035 and $1,565,557 would have been expensed in the period incurred.

Under Canadian GAAP, recoveries of exploration costs are applied against Resource Properties. Under US GAAP, these recoveries are recorded on the income statement.

For the purposes of the consolidated statements of cash flows, exploration costs are classified as cash used in investing activities under Canadian GAAP and cash used in operating activities under US GAAP.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles  – (continued)

b) Flow-through common shares

Under Canadian GAAP, the Company accounts for the issuance of flow-through common shares using the deferral method. Under US GAAP, the flow-through funds which are unexpended at the balance sheet date are considered to be restricted cash and are not considered to be cash or cash equivalents. As at December 31, 2009, the Company had restricted cash relating to flow-through funds of $1,189,149.

Under Canadian GAAP, flow-through common shares are recorded at face value, being the net cash received for the flow-through shares. The related future tax liability is established for the tax effect of the difference between the tax basis and the book basis of the assets when the expenditures are renounced and is recorded as a reduction of share capital. Under US GAAP, the proceeds from the offering must be allocated between the sale of the shares and the sale of the tax benefit. The allocation for proceeds is made based on the difference between the quoted market price of the flow-through shares and the amount an investor pays for the flow-through shares. A liability is established for this difference that is reversed upon renunciation of the tax benefit.

c) Stock-based compensation

Effective April 1, 2004, the Company adopted the fair value based method of accounting for stock-based companies. Consequently, there were no differences between Canadian and US GAAP with respect to options granted since inception. Canadian GAAP permits a choice which allows companies to estimate forfeitures at the grant date or recognize forfeitures as they occur. US GAAP requires forfeitures to be estimated at the grant date. Management has evaluated the impact of estimating forfeitures at the grant date for the purposes of this reconciliation and determined that the impact is not material.

d) Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the periods ended December 31, 2009 and 2008.

e) Uncertainty in income taxes

In July 2006, the ASC issued guidance for Accounting for Uncertainty in Income Taxes. The guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements, uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction). Under the guidance, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time value. The guidance also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. It is effective for fiscal years beginning after December 15, 2006. Management has evaluated the adoption of the guidance for purposes of this reconciliation and has determined there is no impact.

f) Recently issued accounting pronouncements

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the Securities and Exchange

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles  – (continued)

Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is non-authoritative. The ASC is effective for annual or interim periods ending after September 15, 2009. The adoption of the ASC did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting

In September 2006, the ASC guidance for fair value measurements and disclosure was updated to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. This guidance does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. The provisions of the updated guidance were adopted April 1, 2008. In February 2008, the FASB staff issued an update to the guidance which delayed the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of the guidance did not have a significant impact on the Company.

In October 2008, the guidance was further updated to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. The guidance states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and, in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for non-performance and liquidity risks when determining fair value of an asset in an inactive market. The guidance was effective upon issuance. The adoption of the guidance did not have a significant impact on the Company.

Fair Value Option

In February 2007, the ASC issued guidance that permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The guidance was adopted April 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of the guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for the Useful Life of Intangibles

In April 2008, the ASC updated guidance on the determination of the useful life of intangible assets which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance was adopted April 1, 2009 and will be applied prospectively to intangible assets acquired after that date. The adoption of the guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Business Combinations

In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of the updated guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after April 1, 2009. The Company will apply the guidance to all future business combinations.

Linear Gold Corp.
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2009
(in Canadian dollars unless otherwise indicated)

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles  – (continued)

Equity Method Investment

In November 2008, the ASC updated guidance which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of the changes is to provide guidance on (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The updated guidance was adopted April 1, 2009 and did not have an impact on the Company’s consolidated financial position or results of options.

Variable Interest Entities

In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The provisions of the updated guidance are effective for the Company’s fiscal year beginning April 1, 2010. The Company does not expect the adoption of this guidance to have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Linear Gold Corp.
(A Development Stage Enterprise)

Consolidated Financial Statements
March 31, 2009, 2008 and 2007

PricewaterhouseCoopers LLP
Chartered Accountants
Summit Place
1601 Lower Water Street, Suite 400
Halifax, Nova Scotia
Canada B3J 3P6
Telephone +1 (902) 491 7400
Facsimile +1 (902) 422 1166

April 20, 2010

Report of Independent Auditors

To the Board of Directors and Shareholders of
Linear Gold Corp.

We have audited the accompanying consolidated balance sheets of Linear Gold Corp. and its subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of operations, deficit and comprehensive loss and cash flows for each of the three years in the period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Linear Gold Corp. and its subsidiaries at March 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009 in conformity with Canadian generally accepted accounting principles.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

Linear Gold Corp.

(A Development Stage Enterprise)
Consolidated Balance Sheet
As at March 31, 2009 and 2008

(in Canadian dollars)

	2009 $	2008 $
Assets
Current assets
Cash and cash equivalents	29,902,386	25,577,634
Marketable securities	24,000	137,500
Accounts receivable (note 12)	759,195	689,484
Sales taxes recoverable	75,145	583,202
Deposits (note 14)	—	876,194
Prepaid expenses	22,720	53,975
	30,783,446	27,917,989
Property and equipment (note 6)	204,793	309,246
Reclamation deposits (note 7)	36,061	35,029
Resource properties (note 8)	27,532,385	29,534,887
	58,556,685	57,797,151
Liabilities
Current liabilities
Accounts payable and accrued liabilities	398,182	501,811
Shareholders’ Equity
Share capital (note 9)	68,553,460	64,290,836
Warrants (note 10)	571,280	4,407,191
Contributed surplus (note 9)	8,188,135	2,733,551
Accumulated other comprehensive loss (note 9)	(229,000)	(111,000)
Deficit	(18,925,372)	(14,025,238)
	58,158,503	57,295,340
	58,556,685	57,797,151

Commitments and contingency (note 14)

Subsequent events (note 17)

Approved on behalf of the Board of Directors

(signed) “Derrick Gill”	(signed) “Wade K. Dawe”
Director	Director

The accompanying notes form an integral part of these financial statements.

Linear Gold Corp.
(A Development Stage Enterprise)
Consolidated Statements of Operations, Deficit and Comprehensive Loss
For the years ended March 31, 2009, 2008 and 2007
(in Canadian dollars)

	2009 $	2008 $	2007 $
Operating costs and expenses
Depreciation and amortization	134,725	63,045	56,752
Investor relations and marketing	44,644	352,337	591,684
Office and premises	159,960	160,943	126,005
Professional services	285,399	78,925	177,186
Regulator and securities	73,965	109,918	103,706
Salaries and benefits	1,079,563	1,303,969	1,023,614
Stock-based compensation	1,028,824	805,374	307,450
Travel	100,745	194,430	180,413
Write-down of resource properties (note 8)	3,577,683	1,958,083	62,273
	6,485,508	5,027,024	2,629,083
Other expenses (income)
Foreign exchange loss	144,280	236,083	31,458
Loss on disposal of equipment	60,561	—	—
Gain on sale of marketable securities	—	(79,928)	(237,146)
Interest income	(947,222)	(1,209,313)	(561,587)
Management fees and other	(327,265)	(294,448)	(130,824)
Transaction break fee, net of costs	(515,728)	—	—
Costs associated with distribution of subsidiary (note 11)	—	—	122,144
	(1,585,374)	(1,347,606)	(775,955)
Net loss for the years	(4,900,134)	(3,679,418)	(1,853,128)
Dividend (note 11)	—	—	(1,100,017)
Deficit – Beginning of years	(14,025,238)	(10,345,820)	(7,392,675)
Deficit – End of years	(18,925,372)	(14,025,238)	(10,345,820)
Loss per share – basic and diluted	(0.17)	(0.13)	(0.08)
Weighted average number of common shares outstanding – basic and diluted	28,070,707	27,697,625	22,169,575
Statement of comprehensive loss
Net loss for the years	(4,900,134)	(3,679,418)	(1,853,128)
Other comprehensive loss
Net change in unrealized loss on available-for-sale securities	(118,000)	(111,000)	-
Comprehensive loss	(5,018,134)	(3,790,418)	(1,853,128)

The accompanying notes form an integral part of these financial statements.

Linear Gold Corp.
(A Development Stage Enterprise)
Consolidated Statements of Cash Flow
For the years ended March 31, 2009, 2008 and 2007
(in Canadian dollars)

	2009 $	2008 $	2007 $
Cash and cash equivalents provided by (used in)
Operating activities
Net loss for the years	(4,900,134)	(3,679,418)	(1,853,128)
Charges (credits) to income not involving cash
Depreciation and amortization	134,725	63,045	56,752
Stock-based compensation	1,028,824	805,374	307,450
Loss on disposal of equipment	60,561	—	-
Gain on sale of marketable securities	—	(79,928)	(237,146)
Write-down of resource properties	3,577,683	1,958,083	62,273
	(98,341)	(932,844)	(1,663,799)
Net change in non-cash working capital items related to operations
Decrease (increase) in accounts receivable	(407,711)	(253,021)	52,465
Decrease (increase) in advances to joint venture partners	—	—	59,066
Decrease (increase) in sales taxes recoverable	(38,032)	8,091	4,339
Decrease (increase) in deposits	876,194	(876,194)	(748)
Decrease (increase) in prepaid expenses	31,255	(47,878)	20,916
Decrease (increase) in reclamation deposits	(1,032)	(1,321)	—
Increase (decrease) in accounts payable and accrued liabilities	(23,378)	150,078	(92,999)
	338,955	(1,953,089)	(1,620,760)
Financing activities
Units issued for cash	5,000,001	—	25,000,000
Stock options exercised for cash	—	982,000	646,750
Share issuance costs	(166,097)	—	(1,668,726)
Repayment of loans to officers and directors to exercise options	338,000	488,000	—
	5,171,904	1,470,000	23,978,024
Investing activities
Proceeds on disposal of equipment	6,232	—	—
Proceeds on sale of marketable securities	—	79,928	312,521
Resource property interests and options, net	(1,560,604)	(5,325,138)	(10,098,515)
Sales tax recoverable related to resource property interests	497,675	1,063,257	(401,013)
Purchases of equipment	(129,410)	(105,658)	(45,990)
	(1,186,107)	(4,287,611)	(10,232,997)
Net change in cash and cash equivalents during the years	4,324,752	(4,770,700)	12,124,267
Cash and cash equivalents – Beginning of years	25,577,634	30,348,334	18,224,067
Cash and cash equivalents – End of years	29,902,386	25,577,634	30,348,334
Supplemental cash flow information (note 15)

The accompanying notes form an integral part of these financial statements.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

1 Nature of operations

The Company, directly and with exploration partners, is in the process of exploring its resource properties and has not yet determined whether these properties contain ore reserves that are economically recoverable. To date the Company has not earned significant revenues and is considered to be a development stage enterprise. The amounts shown as resource properties and related deferred costs represent costs net of recoveries to date, less amounts written off, and do not necessarily represent present or future values.

The Company has no income or cash flow from operations. The Company will periodically have to raise additional funds to complete exploration and development and, while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future. The recoverability of amounts shown for resource properties and related deferred costs is dependent upon the discovery of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, obtaining necessary financing and permits to continue operations, completing development and attaining future profitable production or proceeds from the disposition thereof.

2 Changes in accounting policies

Effective April 1, 2008, the Company adopted the following new accounting standards issued by the Accounting Standards Board: (i) Section 1400, General Standards of Financial Statement Presentation; (ii) Section 1535, Capital Disclosures; (iii) Section 3862, Financial Instruments — Disclosures; (iv) Section 3863, Financial Instruments — Presentation; (v) Emerging Issues Committee Abstract (“EIC 174”) Mining Exploration Costs; (vi) EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities; and (vii) Section 3064, Goodwill and Intangible Assets.

Section 1400, General Standards of Financial Statement Presentation, requires management to assess and disclose an entity’s ability to continue as a going concern in both interim and annual financial statements.

Section 1535, Capital Disclosures, establishes disclosure requirements about an entity’s capital and how it is managed to enable users of the financial statements to evaluate the entity’s objectives, policies and processes for managing capital.

Section 3862, Financial Instruments — Disclosures, describes the required disclosures related to the significance of financial instruments on the Company’s financial position and performance and the nature and extent of risks arising for financial instruments to which the entity is exposed and how the entity manages those risks.

Section 3863, Financial Instruments — Presentation, establishes standards for the presentation of financial instruments and non-financial derivatives.

As required by the transitional provisions, these new standards have been applied without restatement of prior period amounts.

EIC 174, Mining Exploration Costs, provides guidance on capitalization of exploration costs related to mining properties. It also provides guidance for development stage entities that cannot estimate future cash flows from its properties in assessing whether impairment in such properties is required. This abstract has been applied retrospectively without restatement to prior periods and no impairments or adjustments have been required.

EIC 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, is effective for interim and annual financial statements ending on or after January 20, 2009. EIC 173 provides further information on the determination of the fair value of financial assets and financial liabilities under Section 3855, Financial Instruments — Recognition and Measurement. It states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

2 Changes in accounting policies  – (continued)

and financial liabilities, including derivative instruments. EIC 173 was applied retroactively without restatement of prior periods, to all financial assets and liabilities measured at fair value. This standard did not have a material impact on the Company’s financial statements.

Section 3064, Goodwill and Intangible Assets, replaced Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company adopted this standard retrospectively in 2009. The adoption of this standard did not have an impact on the Company’s financial statements.

3 Significant accounting policies

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and, in management’s opinion, within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

Basis of presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Linear Gold Mexico, S.A. de C.V., Linear Gold Caribe, S.A., Servicios Ixhuatan, S.A. de C.V., Linear Gold Mineraçao Ltda. and Linear Gold Holdings Corp., (individually and collectively referred to as the “Company”). All inter-company transactions and balances have been eliminated on consolidation of the accounts. All amounts presented are in Canadian dollars unless otherwise stated.

Resource properties

As a development stage enterprise, the Company defers all expenditures related to its resource properties until such time as the properties are put into commercial production, sold or abandoned. Under this method, all amounts shown as resource properties represent costs incurred to date, less amounts amortized, received from exploration partners and/or written off, and do not necessarily represent present or future values.

If the properties are put into commercial production, the expenditures will be depleted following the unit-of-production method. If the properties are sold or abandoned, or considered to be impaired in value, the expenditures will be charged to operations. The Company does not accrue the estimated future costs of maintaining in good standing its resource properties.

Resource properties are reviewed for impairment on a property by property basis, whenever events or changes in circumstances indicate that the carrying amount of a resource property may not be recoverable. If the Company has sufficient information about a resource property to estimate future cash flows expected to be generated by the resource property, then recoverability is measured by a comparison of the carrying amount to the estimated cash flows. If the Company does not have sufficient information about the resource property to estimate future cash flows expected to be generated by the resource property, then the carrying amount is compared to the estimated fair value. If the carrying amount exceeds the estimated future cash flows or estimated fair value, the resource property will be written down to its estimated fair value. The ultimate recoverability of the amounts capitalized for the resource properties is dependent upon the delineation of economically recoverable ore reserves, the Company’s ability to obtain the necessary financing to complete their development and realize profitable production or proceeds from the disposition thereof.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

3 Significant accounting policies  – (continued)

Management’s estimates of recoverability of the Company’s investment in various projects have been based on current conditions. However, it is possible that changes could occur in the near term which could adversely affect management’s estimates and may result in future write-downs of capitalized property carrying values.

Marketable securities

Marketable securities are accounted for as available-for-sale and are measured at fair value with changes in fair value recorded in other comprehensive income (loss) or in net income (loss) to the extent that the decline in value is considered to be other than temporary.

Property option agreements

From time to time, the Company may acquire or dispose of a resource property pursuant to the terms of an option agreement. As the options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable in accordance with the terms of the options are not recorded. Option payments are recorded as property costs or recoveries when the payments are made or received.

Loss per share

Loss per share is computed based on the weighted average number of common shares outstanding during the years. Diluted loss per share has not been disclosed since the exercise of options and warrants would be anti-dilutive.

Management estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Cash equivalents

Cash equivalents consist of highly-liquid investments which are readily convertible into cash with maturities of three months or less when purchased and which bear interest at nominal annual rates of return.

Future income taxes

Future tax assets and liabilities are measured using the substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the date substantively enacted tax rates will be effective. A valuation allowance has been applied against all of the future income tax assets, as realization is not considered more likely than not.

Related party transactions

All transactions with related parties are in the normal course of business and are measured at the exchange amount.

Property and equipment

Property and equipment are recorded at cost less accumulated amortization. Amortization is calculated using the declining-balance method at the annual rate of 30% for office furniture and exploration equipment and the straight-line method at the annual rate of 25% for exploration vehicles.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

3 Significant accounting policies  – (continued)

Leasehold improvements are amortized on a straight-line basis over the term of the related lease.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenues and expenses are translated at the average exchange rates prevailing during the years except for expenses that relate to non-monetary asset and liabilities, which are translated at the same historical exchange rate as the related asset or liability. Gains and losses on translation are included in the determination of income (loss) for the years.

Stock-based compensation

The Company accounts for stock options using the fair value method of the Canadian Institute of Chartered Accountants Handbook Section 3870 (“CICA 3870”), Stock-based Compensation and Other Stock-based Payments. Under this Section, the estimated fair value of all stock options granted is recorded in operations over their vesting periods.

The estimated fair value of options is determined using the Black-Scholes option pricing model that takes into account, as of the grant date, the exercise price, the expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate over the expected life of the option. The resulting estimated fair value of the options is expensed on a straight-line basis over their vesting periods. Cash consideration received from employees when options are exercised is credited to capital stock.

Future accounting changes

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB’s strategic plan outlines the convergence of Canadian GAAP with IFRS over a five-year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Accordingly, the Company will be required to adopt IFRS on April 1, 2011. The transition will require the restatement for comparative purposes of amounts reported by the Company for the year ended March 31, 2011. While the Company has begun to assess the adoption of IFRS for fiscal 2012, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

Business combinations

In January 2009, the CICA issued the new Handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. Although the Company is considering the impact of adopting this pronouncement on the consolidated financial statements, it will be limited to any future acquisitions beginning in fiscal 2012.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

3 Significant accounting policies  – (continued)

Consolidated financial statements and non-controlling interests

In January 2009, the CICA issued the new Handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of these recommendations is permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are to be presented in the consolidated statement of financial position within the entity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of income. In addition, these pronouncements establish standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. They also establish reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company is currently considering the impact of adopting these pronouncements on its consolidated financial statements in fiscal 2012 in connection with the conversion to IFRS.

4 Financial instruments

The Company recognizes financial instruments based on their classification. Depending on the financial instruments’ classification, changes in subsequent measurements are recognized in the Statement of Operations or comprehensive income (loss).

If a financial instrument is measured at fair value, changes in its fair value shall usually be recognized in the Statement of Operations in the period in which the change occurs, with some exceptions, such as for cash flow hedges and available-for-sale investments. For investments designated as being available-for-sale, changes in the fair value shall be recorded directly in Shareholders’ Equity in a separate account called “Accumulated Other Comprehensive Income (Loss)” until the asset is disposed of or becomes impaired. At that time, the gains and losses are transferred to the Statement of Operations.

The Company has implemented the following classifications:

•	Cash and cash equivalents are classified as “Financial Assets Held for Trading”. These financial assets are marked-to-market through net loss at each period end.
•	Marketable securities are classified as “Available-for-Sale” financial assets and are marked-to-market, with changes in fair value recognized in other comprehensive income (loss) each period or in the Statement of Operations and Deficit to the extent the decline in value is considered to be other than temporary.
•	Sales taxes recoverable and accounts receivable are classified as “Loans and Receivables”. After their initial fair value measurement, they are measured at amortized cost using the effective interest method.
•	Accounts payable and accrued liabilities are classified as “Other Financial Liabilities”. After their initial fair value measurement, they are measured at amortized cost using the effective interest method.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

4 Financial instruments  – (continued)

Fair value

The fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximates their fair value because of the short-term nature of those instruments.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. Cash and cash equivalents are held in bank accounts or interest-bearing instruments that can be converted to cash without penalty at any time and are recorded at fair value.

Foreign currency rate risk

A significant portion of the Company’s transactions occur in United States, Mexican, Brazilian, and Dominican Republic currencies and accordingly, the related financial assets are subject to fluctuations in the respective exchange rates.

Concentration of credit risk

Management does not believe it is exposed to any significant concentration of credit risk except that a significant portion of its cash and cash equivalents are on deposit with a major Canadian chartered bank. All of the sales taxes recoverable are with either the government of Canada or the government of Mexico.

Interest rate risk

The Company has cash and cash equivalents and no interest-bearing debt; accordingly, the Company’s interest income is susceptible to fluctuations in interest rates. Management estimates that a 1% change in interest rates would result in a change in interest income in the range of $180,000 to $220,000.

5 Capital management

The Company’s capital consists of share capital, contributed surplus and warrants. The Company’s objective when managing capital is to maintain adequate levels of funding to support the acquisition and exploration of resource properties and maintain the necessary corporate and administrative functions to facilitate these activities. This is done primarily through equity financing. Future financing is dependent on market conditions and there can be no assurance the Company will be able to raise funds in the future.

The Company invests all capital that is surplus to its immediate operational needs in short-term, highly-liquid, financial instruments.

There were no changes to the Company’s approach to capital management during the year. The Company is not subject to externally imposed capital requirements.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

6 Property and equipment

	2009
	Cost $	Accumulated amortization $	Net $
Office equipment	232,063	137,521	94,542
Exploration equipment	147,450	95,374	52,076
Exploration vehicles	280,479	222,304	58,175
Leasehold improvements	43,871	43,871	—
	703,863	499,070	204,793

	2008
	Cost $	Accumulated amortization $	Net $
Office equipment	241,364	100,085	141,279
Exploration equipment	145,809	80,673	65,136
Exploration vehicles	227,407	155,201	72,206
Leasehold improvements	53,983	23,358	30,625
	668,563	359,317	309,246

During the year ended March 31, 2009, the Company capitalized amortization of $32,345 (2008 – $68,035) to resource properties.

7 Reclamation deposits

Term deposits totalling $36,061 (2008 – $35,029) have been posted as a reclamation bond held in trust with the Ministry of Finance, Province of British Columbia.

8 Resource properties

	2009
	Mineral properties costs $	Deferred exploration and development costs $	Total $
Mexico
Ixhuatan	1,159,385	25,266,673	26,426,058
Dominican Republic	741,258	365,069	1,106,327
	1,900,643	25,631,742	27,532,385

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

8 Resource properties  – (continued)

	2008
	Mineral properties costs $	Deferred exploration and development costs $	Total $
Mexico
Ixhuatan	1,159,016	24,976,639	26,135,655
Cobre Grande	168,812	1,046,724	1,215,536
Other	55,280	220,128	275,408
Dominican Republic	741,255	370,916	1,112,171
Brazil	107,431	688,686	796,117
	2,231,794	27,303,093	29,534,887

The Company’s interest in resource properties consists of:

a) Mexico

i) Ixhuatan

The Company has a 100% interest in the Ixhuatan Project (“Ixhuatan”), covering an area of approximately 98,000 hectares in the state of Chiapas. Ixhuatan is covered by exploration concessions which can be replaced by exploitation concessions upon application by the Company. Ixhuatan includes the Campamento Deposit, the Cerro la Mina Discovery and several other prospective drill targets.

Effective October 26, 2007, the Company entered into an Option Agreement (the “Agreement”) with Kinross Gold Corporation (“Kinross”) with respect to the exploration and potential future development of Ixhuatan, granting Kinross an option to earn up to a 70% interest in Ixhuatan.

Under the terms of the Agreement, Kinross’ subsidiary became the operator of Ixhuatan and must incur a minimum of US$15 million of expenditures on Ixhuatan within the 24-month period ending on October 26, 2009. Upon completion of such expenditures, Kinross will have the option to acquire an initial 60% interest in Ixhuatan by paying the Company US$45 million. Kinross will then have a further option to increase its interest in Ixhuatan to 70% by paying the Company an additional US$55 million within 90 days of Kinross’ board of directors approving the construction and development of a mine, based on a positive NI 43-101 compliant feasibility study. If such a production decision is made and the Proven and Probable Gold Reserves and Gold Equivalent Ounce Silver Reserves of the Project, as referenced in the feasibility study, are greater than 2.0 million ounces, Kinross will pay the Company an additional fee, calculated as follows:

Proven and Probable Gold Reserves and Gold Equivalent Ounce Silver Reserves	Payment US$
2.0 million – 2.49 million	5,000,000
2.5 million – 2.99 million	10,000,000
Greater than 3 million	15,000,000

ii) Cobre Grande

The Company held the right to acquire a 100% interest in the Cobre Grande polymetalic mineral project through a purchase option agreement with the Community of San Baltazar Guelavila (the “Community”). In 2006, the Company transferred the right to earn an 80% interest in the

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

8 Resource properties  – (continued)

agreement to Linear Metal Corp Mexico, S.A. de C.V., a subsidiary of Linear Metals Corporation. To earn its 80% interest in the agreement, Linear Metal Corp Mexico, S.A. de C.V. was required to fulfill the remaining terms of the agreement with the Community, which required that a payment of US$90,000 be made in March 2009. If the purchase option had been exercised in March 2009, the Community would have been able to choose between a US$12 million buyout, a 2% Net Smelter Returns royalty, or a 15% participation interest, with the purchaser being responsible for all capital outlays. The Company retains a 20% interest in the agreement, which can be purchased by Linear Metals at any time prior to December 31, 2012, for US$1.2 million.

The purchase option was not exercised; accordingly, the value of the Cobre Grande property has been reduced to $nil, resulting in a write-down of resource properties of $1,215,535.

iii) Other

During the year ended March 31, 2009, the Company relinquished its interest in the Motozintla property, an early-stage property located in the state of Chiapas, resulting in a write-down of resource properties of $289,681.

During the year ended March 31, 2008, the Company relinquished its interests in certain early-stage properties in the state of Chiapas, including La Reforma, Los Olivos and Niquivil, and certain other early-stage properties located in the state of Oaxaca, including Loma Bonita and Yolanda, resulting in a write-down of resource properties of $1,958,083.

b) Dominican Republic

The Company holds a 100% interest in the Ampliacion Pueblo Viejo Concession and the Loma Hueca Concession and a 50% interest in the Loma E1 Mate Concession. The Company has signed an agreement (the “Agreement”) with Everton Resources Inc. (“Everton”) whereby Everton can acquire up to an undivided 65% interest in all three of the concessions.

i) Ampliacion Pueblo Viejo Concession

Everton can earn a 50% interest in the Ampliacion Pueblo Viejo Concession by making total cash payments to the Company of US$700,000 and issuing a total of 1,200,000 common shares to the Company and completing work commitments of US$2,500,000 over a three-year period. At March 31, 2009, the Company has received cumulative cash payments of US$100,000 and 200,000 common shares of Everton pursuant to the Agreement. These amounts have been recorded as a recovery against the Company’s exploration expenditures relating to the Ampliacion Pueblo Viejo Concession. Subsequent to March 31, 2009, the Company received an additional US$300,000 and 600,000 common shares of Everton pursuant to the Agreement.

Everton can increase its interest in the Ampliacion Pueblo Viejo Concession to 65% by incurring all additional expenditures on the concession to the completion of a bankable feasibility study, paying the Company US$2,000,000 and issuing 1,000,000 common shares to the Company.

ii) Loma Hueca Concession

Everton can earn a 50% interest in the Loma Hueca Concession by making total cash payments to the Company of US$100,000, issuing a total of 200,000 common shares to the Company and completing work commitments of US$600,000 over a three-year period. At March 31, 2009, the Company has received cumulative cash payments of US$75,000 and 100,000 Everton common

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

8 Resource properties  – (continued)

shares pursuant to the Agreement. These amounts have been recorded as a recovery against the Company’s exploration expenditures relating to the Loma Hueca Concession.

Everton can increase its interest in the Loma Hueca Concession to 65% by incurring all additional expenditures on the concession to the completion of a bankable feasibility study, paying the Company US$250,000 and issuing 300,000 common shares to the Company.

iii) Loma El Mate Concession

Everton can acquire an additional 15% interest, thereby increasing its total interest to 65%, in the Loma El MateConcession by incurring all additional expenditures on the concession to the completion of a bankable feasibility study.

c) Brazil

Pursuant to four separate property option agreements, the Company held the right to acquire up to a 100% interest in four exploration properties in the state of Mato Grosso, Brazil. During the year ended March 31, 2009, the Company terminated its interest in all four property option agreements, resulting in a write-down of resource properties of $2,072,467.

9 Share capital

a) Authorized

Unlimited number of common shares without par value

Unlimited number of first preferred shares without par value

Unlimited number of second preferred shares without par value

b) Changes in the Company’s issued common share capital during the years were as follows:

	Year ended March 31, 2009		Year ended March 31, 2008		Year ended March 31, 2007
	Number	Amount $	Number	Amount $	Number	Amount $
Opening balance	27,917,980	64,290,836	27,207,980	62,596,341	21,380,980	42,070,678
Shares issued for cash (note 9 (c))	4,545,455	4,409,092	—	—	5,000,000	20,975,000
Shares issued as commission (note 9 (c))	100,000	97,000	—	—	—	—
Shares issued on exercise of options	—	—	710,000	1,320,000	827,000	1,134,750
Value of options exercised	—	—	—	374,495	—	466,830
	32,563,435	68,796,928	27,917,980	64,290,836	27,207,980	64,647,258
Less: Share issue costs	—	(243,468)	—	—	—	(2,050,917)
Closing balance	32,563,435	68,553,460	27,917,980	64,290,836	27,207,980	62,596,341

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

9 Share capital  – (continued)

c) Shares issued for cash

On March 19, 2009, the Company completed a private placement financing of 4,545,455 units at a price of $1.10 per unit, for aggregate gross proceeds of $5,000,001. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $1.50 until March 19, 2011. The value allocated to the common shares issued was $4,409,092, and the value allocated to the warrants was $590,909. Total costs associated with the private placement were $276,097, including cash paid for commissions of $140,000, legal and regulatory fees of $26,097 and 100,000 units issued to the agent valued at $110,000. The Company allocated $243,468 to the costs of issuing the common shares and $32,629 to the costs of issuing the warrants.

On March 1, 2007, the Company completed a private placement financing of 5,000,000 units at a price of $5.00 per unit, for aggregate gross proceeds of $25,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $5.50 for a period of 24 months. The value allocated to the common shares issued was $20,975,000 and the value allocated to the warrants was $4,025,000. Total costs associated with the private placement were $2,438,226, including cash paid for commissions and legal fees of $1,668,726 and warrants issued to underwriters valued at $769,500. The warrants issued to the underwriters were broker warrants exercisable for 300,000 units of the Company at an exercise price of $5.00 per unit, which were valued at $769,500 (see note 10 (b)). The Company allocated $2,050,917 to the costs of issuing common shares and $387,309 to the costs of issuing warrants.

d) Stock option plan

The Company has a stock option plan (the “Plan”) providing the Board of Directors with the discretion to issue an equivalent number of options of up to 10% of the issued and outstanding share capital of the Company. Stock options are granted with an exercise price not less than the closing share price of the day preceding the date of grant.

The estimated fair value of options recognized in the consolidated statement of operations and deficit has been estimated at the grant date using the Black-Scholes option pricing model. Option pricing models require the input of highly subjective assumptions, including the expected volatility. Changes in the assumptions can materially affect the fair value estimate. The weighted average assumptions used in the pricing model to assign value to the options granted during the years are as follows:

	2009 $	2008 $	2007 $
Risk free interest rate	1.42%	3.76%	4.28%
Expected life	4.0 years	3.3 years	2.5 years
Expected volatility	67%	61%	62%
Expected dividend yield	nil	nil	nil

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

9 Share capital  – (continued)

Option activity during the years ended March 31:

	2009		2008		2007
	Number	Weighted average exercise price $	Number	Weighted average exercise price $	Number	Weighted average exercise price $
Opening balance	2,142,500	4.08	1,702,500	4.03	2,239,500	3.03
Exercised	—	—	(710,000)	1.86	(827,000)	1.37
Granted	1,090,000	1.29	1,932,500	3.90	550,000	5.07
Expired	(10,000)	6.35	(325,000)	6.51	—	—
Cancelled	(485,000)	3.82	(457,500)	4.95	(260,000)	6.11
Closing balance	2,737,500	3.00	2,142,500	4.08	1,702,500	4.03

The weighted average grant date fair value per option of options issued during the year was $0.56 (2008 – $1.56; 2007 – $1.95).

The Company capitalized $18,569 (2008 – $229,894; 2007 – $165,289) in stock-based compensation expense to resource properties.

As at March 31, 2009, the Company has outstanding stock options entitling the holders to acquire additional common shares as follows:

Price $s	Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price $
1.05	955,000	4.9	1.05
3.00	855,000	3.8	3.00
5.00	912,500	0.8	5.00
6.34	15,000	0.6	6.34
	2,737,500	3.2	3.00

As at March 31, 2009, 518,844 options remained available for future grants under the plan. Options vested and exercisable at March 31, 2009 totalled 659,250 at an average exercise price of $4.34 per share.

e) Contributed surplus

$
Balance at March 31, 2006	1,807,515
Value of options earned during the year	472,739
Value of options exercised during the year	(466,830)
Value of warrants expired during the year	259,354
Balance at March 31, 2007	2,072,778
Value of options earned during the year	1,035,268
Value of options exercised during the year	(374,495)
Balance at March 31, 2008	2,733,551
Value of options earned during the year	1,047,393
Value of warrants expired during the year	4,407,191
Balance at March 31, 2009	8,188,135

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

9 Share capital  – (continued)

f) Accumulated other comprehensive loss

$
Balance at March 31, 2006	—
Other comprehensive loss for the year	—
Balance at March 31, 2007	—
Other comprehensive loss for the year	(190,928)
Other comprehensive income recognized in net loss for the year	79,928
Balance at March 31, 2008	(111,000)
Other comprehensive loss for the year	(118,000)
Balance at March 31, 2009	(229,000)

10 Warrants

a) Warrants outstanding as of March 31, 2009:

Expiry date	Number	Weighted average exercise price $	Amount $*
March 19, 2011	2,322,728	1.50	603,909

*	Black-Scholes valuation

b) Warrant activity during the years ended March 31:

	2009			2008			2007
	Number	Weighted average exercise price $	Amount $	Number	Weighted average exercise price $	Amount $	Number	Weighted average exercise price $	Amount $
Opening balance	2,800,000	5.45	4,407,191	2,800,000	5.45	4,407,191	193,548	7.75	259,354
Issued	2,322,728	1.50	603,909	—	—	—	2,800,000	5.45	4,794,500
Expired	(2,800,000)	5.45	(4,407,191)	—	—	—	(193,548)	7.75	(259,354)
	2,322,728	1.50	603,909	2,800,000	5.45	4,407,191	2,800,000	5.45	4,794,500
Less: Warrant issue costs	—		(32,629)	—	—	—	—	—	(387,309)
Closing balance	2,322,728	1.50	571,280	2,800,000	5.45	4,407,191	2,800,000	5.45	4,407,191

The Company incurred cash warrant issue costs of $19,629 in connection with the private placement on March 19, 2009. As an additional cost of the financing, the Company granted 100,000 units to the agent. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $1.50 until March 19, 2011. The value of the units allocated to the warrants issued was $13,000.

The Company incurred cash warrant issue costs of $263,419 in connection with the private placement on March 1, 2007. As an additional cost of the financing, the Company granted 300,000 broker warrants to the underwriters, exercisable for an aggregate of 300,000 units of the Company at an exercise price of $5.00 per unit until March 1, 2009. When exercised, the units will consist of 300,000 common shares and 150,000

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

10 Warrants  – (continued)

warrants exercisable at $5.50 per warrant. The value of the broker warrants is $769,500 and $12,890 was allocated by the Company to the cost of issuing the warrants.

c) The fair value of warrants issued has been estimated at the grant date using the Black-Scholes option pricing model. The weighted average assumptions used in the pricing model for warrants granted in the years ended March 31, 2009 and 2007 are as follows:

	2009	2007
Risk free interest rate	0.99%	4.13%
Maximum life	2.0 years	2.0 years
Expected volatility	68%	61%
Expected dividend yield	nil	nil

11 Linear Metal Corporation distribution

On June 26, 2006, the Company completed its distribution of Linear Metal Corporation (“Linear Metals”), a 100%-owned subsidiary of the Company at that time, as a dividend-in-kind to shareholders of record on June 26, 2006. Prior to the dividend distribution, the Company had transferred its La Morena and Tierra Blanca properties, located in Mexico, and its Seymour Lake and KM61 properties, located in Canada, to Linear Metals, as well as providing Linear Metals with an option to earn an 80% interest in the Cobre Grande property in Mexico.

The Company’s 100% ownership interest in Linear Metals was distributed to the Company’s shareholders on the basis of one unit of Linear Metals for each share of the Company.

Prior to the distribution, the Company incurred expenditures of $122,144 through Linear Metals, arising from professional fees and filing fees associated with the completion of Linear Metals’ prospectus, private placement and TSX Venture Exchange listing. These expenses have been included in the results of the Company for the year ended March 31, 2007.

The amount of the dividend-in-kind was $1,100,017, representing the book value of Resource Properties transferred to Linear Metals.

12 Related party transactions

During the years, the Company entered into transactions with related parties, as follows:

	2009 $	2008 $	2007 $
Geological consulting fees paid to a director	—	—	400
Legal fees paid to a firm of which an officer is a partner	159,863	40,071	76,700
	159,863	40,071	77,100

During the year ending March 31, 2008, the Company provided financing in the form of demand loans totalling $338,000 in connection with the exercise of 300,000 expiring stock options by certain officers and directors. The demand loans were interest-bearing. The balance of $nil (2008 – $338,000) has been included in the Company’s accounts receivable. The balance of $338,000 and all accrued interest was repaid in full during the year ending March 31, 2009.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

13 Income taxes

The following table reconciles the expected income taxes payable (recoverable) at the statutory income tax rate to the amounts recognized in the consolidated statements of operations and deficit for the years ended March 31, 2009, 2008 and 2007:

	2009 $	2008 $	2007 $
Loss before income taxes	(4,900,134)	(3,679,418)	(1,853,128)
Income tax rate	35.0%	35.5%	38.1%
Expected income tax recovery based on above rates	(1,715,000)	(1,306,000)	(706,000)
Effect of different tax rates in foreign jurisdictions	106,000	18,000	23,000
Non-deductible stock option expense	360,000	286,000	117,000
Change in valuation allowance	1,086,000	861,000	983,000
Other and permanent differences	163,000	141,000	(417,000)
Provision for income taxes	—	—	—
Provision for (recovery of) income taxes is comprised of:
Future income taxes	(1,086,000)	(861,000)	(983,000)
Adjustment to valuation allowance	1,086,000	861,000	983,000
	—	—	—

The following reflects future income tax assets at March 31, 2009 and 2008:

	2009 $	2008 $
Future tax assets (liabilities)
Non-capital losses carried forward	12,539,000	11,649,000
Resource expenditures and deductible share issue costs	777,000	857,000
Accounting value of mineral resource properties in excess of tax value	(6,980,000)	(7,306,000)
Accounting value of property and equipment in excess of tax value	(73,000)	(23,000)
	6,263,000	5,177,000
Valuation allowance	(6,263,000)	(5,177,000)
Net future income tax asset recognized	—	—

The Company has accumulated losses for Canadian tax purposes of approximately $9,057,000, which may be carried forward and used to reduce taxable income in future years. These losses expire as follows:

$
Year ending March 31, 2010	396,000
2014	667,000
2015	1,945,000
2026	1,604,000
2027	2,224,000
2028	1,536,000
2029	685,000
9,057,000

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

13 Income taxes  – (continued)

The Company has undeducted share issuance costs from prior years of approximately $800,000, which will be deducted from Canadian taxable income over the next four years. The Company has also incurred resource expenditures of approximately $1,418,000, which may be carried forward indefinitely and used to reduce Canadian taxable income in future years.

The Company has accumulated Mexican tax losses of approximately $32,137,000, which may be carried forward and used to reduce taxable income in Mexico in future years. These losses expire as follows:

$
Year ending March 31, 2010	1,632,000
2011	1,715,000
2012	1,097,000
2013	3,029,000
2014	2,878,000
2015	2,010,000
2016	4,260,000
2017	6,084,000
2018	5,194,000
2019	4,238,000
32,137,000

The Company has accumulated Brazilian tax losses of approximately $371,000, which may be carried forward indefinitely and used to reduce taxable income in Brazil in future years.

The future tax asset resulting from these items has not been recognized in these accounts, as realization is not considered more likely than not. A valuation allowance has been applied against the entire future tax benefit asset.

14 Commitments and contingency

Commitments

The Company has commitments in respect of its operating leases on its premises and an office copier lease which expire between December 31, 2009 and September 30, 2013. These commitments require total payments over the next five years as follows:

$
Year ending March 31, 2010	109,212
2011	35,619
2012	4,289
2013	4,289
2014	2,145

Contingency

The Company follows Section 3290, Contingencies, of the CICA Handbook in determining accruals and related disclosure with respect to contingent losses. Estimated contingent losses are accrued when it is considered likely that a future event will confirm that an asset has been impaired or a liability incurred at the date of the financial statements and the amount of the contingent loss can be reasonably estimated.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

14 Commitments and contingency  – (continued)

During the year ending March 31, 2008, the Company was advised that the income tax authorities in Mexico had reviewed the funding of Linear Gold Mexico, S.A. de C.V. (formerly MIM Mexico, S.A. de C.V.) by its previous owners and determined that this funding was taxable as revenue. The tax authorities in Mexico issued an assessment of approximately MXN$9,175,000 for income tax and value added tax on this assessed revenue, including interest and penalties. During the year ending March 31, 2008, the Company placed approximately MXN$9,175,000 on deposit with the income tax authorities. During the year ending March 31, 2009, the Company received a favourable ruling from the tax authorities in Mexico and the deposit was recovered in full, with interest.

15 Supplemental cash flow information

	2009 $	2008 $	2007 $
Supplemental information
Interest received during the years	947,222	1,213,175	561,587
Significant non-cash transactions
Marketable securities received from property option agreements	4,500	248,500	—
Loans to officers and directors to exercise options	—	338,000	488,000
Dividend on distribution of subsidy	—	—	1,100,017
Cash and cash equivalents
Cash	25,304,364	2,366,598	2,842,091
Short-term investments	4,598,022	23,211,036	27,506,243
	29,902,386	25,577,634	30,348,334

16 Segmented information

The Company conducts mineral operations in Mexico, the Dominican Republic and Brazil. Since the Company is in the exploration stage, there is no segmented revenue or operating results to report. The Company’s total assets are segmented geographically as:

	2009
	Corporate Canada $	Mineral Operations Brazil $	Mineral Operations Mexico $	Mineral Operations Dominican Republic $	Total $
Current assets	27,744,689	14,714	3,023,283	760	30,783,446
Property and equipment	93,403	42,546	43,629	25,215	204,793
Reclamation deposits	36,061	—	—	—	36,061
Resource properties	—	—	26,426,058	1,106,327	27,532,385
	27,874,153	57,260	29,492,970	1,132,302	58,556,685

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

16 Segmented information  – (continued)

	2008
	Corporate Canada $	Mineral Operations Brazil $	Mineral Operations Mexico $	Mineral Operations Dominican Republic $	Total $
Current assets	25,210,882	—	2,631,112	75,995	27,917,989
Property and equipment	107,698	42,866	119,418	39,264	309,246
Reclamation deposits	35,029	—	—	—	35,029
Resource properties	—	796,117	27,626,599	1,112,171	29,534,887
	25,353,609	838,983	30,377,129	1,227,430	57,797,151

17 Subsequent events

a) Acquisition of the Goldfields Project

On August 20, 2009, the Company acquired a 100% interest in the Goldfields Project located near Uranium City, Saskatchewan, Canada from GLR Resources Inc. (“GLR”), by paying GLR US$5,000,000 in cash and issuing 727,272 common shares of the Company, valued at $1.95 per share, as consideration for the purchase. In addition to the cash payment and shares issued, the Company assumed equipment construction contracts previously entered into by GLR with aggregate remaining payments on the date of acquisition of approximately CDN$20,900,000.

The acquisition will be accounted for as an asset purchase. The Company is currently finalizing its assessment of the fair value of the assets acquired. The following table sets the preliminary allocation of the purchase price to the assets acquired:

$
Purchase price
Cash consideration – US$5,000,000	5,517,946
Shares issued – 727,272 at a value of $1.95 per share	1,418,181
Transaction costs	471,059
7,407,186
Assets acquired
Resource properties	7,244,000
Property and equipment	163,186
7,407,186

The equipment construction contracts require aggregate Canadian dollar equivalent payments to suppliers and the reimbursement of certain deposits to GLR during the years ended March 31, as follows:

Payment $
2010	3,000,000
2011	16,100,000
2012	1,800,000

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

17 Subsequent events  – (continued)

a) Shares issued for cash

On November 19, 2009, the Company completed a public offering of 10,407,500 units at a price of $2.10 per unit and 520,000 flow-through common shares at a price of $2.40 per flow-through share, for aggregate gross proceeds of $23,103,750. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to acquire one common share of the Company at an exercise price of $3.00 for a period of five years expiring on November 19, 2014. Total costs associated with the offering were approximately $2,500,000, including cash costs for commissions, professional fees and regulatory costs and 655,651 broker warrants issued as a commission. Each broker warrant entitles the holder to acquire one common share of the Company at an exercise price of $2.15 for a period of two years, expiring on November 19, 2011.

Pursuant to the issuance of the flow-through shares, the Company is required to spend the gross proceeds of $1,248,000 on qualified Canadian mineral exploration expenditures, as defined by Canadian income tax legislation, prior to December 31, 2010. During February 2010, with an effective date of December 31, 2009, the Company renounced the qualifying Canadian mineral exploration expenditures to investors.

b) Option Agreement with Kinross Gold Corporation

On December 22, 2009, the Company received notice from Kinross Gold Corporation (“Kinross”) pursuant to an Option Agreement (the “Option”), which became effective on October 26, 2007 with respect to the exploration and potential future development of the Company’s Ixhuatan Project (“Ixhuatan”) in Mexico, that the Option would not be exercised. Accordingly, the Company continues to hold a 100% interest in the Ixhuatan Project.

Pursuant to the terms of the Option, Kinross will pay the Company US$3,400,000 representing the difference between the minimum required expenditures of US$15,000,000 and the actual expenditures incurred by Kinross during the option period. The amount of US$3,400,000 will be applied as a recovery of Resource Properties.

c) Proposed Business Combination with Apollo Gold Corporation

On March 9, 2010, the Company and Apollo Gold Corporation (“Apollo”) entered into a binding letter of intent (the “Letter of Intent”) pursuant to which the businesses of the Company and Apollo would be combined by way of a court-approved plan of arrangement (the “Arrangement”) and pursuant to the Letter of Intent, the Company and Apollo entered into a subscription agreement (the “Subscription Agreement”) providing for a private placement (the “Private Placement”) whereby the Company would purchase 62,500,000 common shares of Apollo at a price of $0.40 per common share for gross proceeds of CDN$25,000,000.

The Private Placement closed on March 19, 2010. The Apollo common shares issued to the Company as part of this Private Placement are subject to a four-month hold period in Canada and are restricted securities under United States federal and state securities law. In the event the Arrangement is not completed for any reason, Apollo has agreed to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) in respect of the common shares of Apollo issued in the Private Placement as expeditiously as possible so as to register the resale of such shares by the Company in the United States. Pursuant to the completion of the Arrangement, the common shares issued pursuant to the Private Placement are expected to be cancelled without any payment upon completion of the Arrangement.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

17 Subsequent events  – (continued)

On March 31, 2010, the Company and Apollo signed a Definitive Arrangement Agreement (the “Definitive Agreement”). Pursuant to the Definitive Agreement:

•	each outstanding common share of the Company will be exchanged for 5.4742 common shares of Apollo (the “Exchange Ratio”);
•	each outstanding common share purchase warrant of the Company (the “Linear Warrants”) will be exchanged for common share purchase warrants of Apollo on the basis of the Exchange Ratio and the exercise price of each Linear Warrant will be adjusted as provided for in the applicable Warrant Certificates; and
•	each outstanding common share option of the Company (the “Linear Options”) granted under the Company’s Stock Option Plan will be exchanged for common share options of Apollo granted under Apollo’s Stock Option Plan on the basis of the Exchange Ratio and the exercise price of each Linear Option will be adjusted on the same basis as the Linear Warrants.

Upon consummation of the Arrangement and based on the terms, the transaction will be accounted for as an acquisition of a business with Apollo being the acquirer. Based on the terms of the Arrangement, the shareholders of the Company, immediately prior to the Arrangement, will own approximately 46.8% of the outstanding common stock of Apollo on a non-diluted basis and approximately 42.9% on a fully-diluted basis.

The Arrangement will be subject to the approval of not less than 66 2/3% of the Company’s common shares and a majority of the Apollo common shares held by disinterested shareholders to be voted at special meetings of shareholders to be called to approve the Arrangement.

If either the Company or Apollo terminates the Definitive Agreement and abandons the Arrangement prior to closing for any reason (other than as a result of the failure of a condition to such party’s obligation to close contained in the Letter of Intent or the Definitive Agreement not being satisfied), such terminating party shall pay to the other party an amount equal to CDN$4,000,000.

The Definitive Agreement may be terminated (i) by mutual written consent of the Company and Apollo; (ii) by a party which accepts, recommends, approves or enters into an agreement to implement a “superior proposal” (as defined in the Definitive Agreement); (iii) by either party if certain mutual conditions, conditions of the other party or the Arrangement itself are not or are incapable of being satisfied and/or completed prior to July 2, 2010.

e) Operating leases

Subsequent to March 31, 2009, the Company entered into incremental non-cancellable operating leases on its premises, which expire between December 31, 2010 and May 31, 2012. These commitments require total payments over the next four years as follows:

Payment $
2010	35,600
2011	106,800
2012	96,000
2013	16,000

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

18 Reconciliation of Canadian and United States generally accepted accounting principles

The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. These principles differ in certain material respects from United Stated generally accepted accounting principles (“US GAAP”). The effect of these differences on the Company’s consolidated financial statements for the years ending March 31, 2009 and 2008 is quantified below and described in the accompanying notes:

	Year ended March 31,
	2009 $	2008 $
Net loss for the years reported under Canadian GAAP	(4,900,134)	(3,679,418)
Add (deduct)
Deferred exploration costs (a)	(1,439,499)	(4,810,101)
Write-down of mineral properties and related deferred costs (a)	3,185,092	1,912,289
Net loss for the years under US GAAP	(3,154,541)	(6,577,230)
Other comprehensive loss for the years under US GAAP	(118,000)	(111,000)
Comprehensive loss for the years under US GAAP	(3,272,541)	(6,688,230)
Net loss per share under US GAAP
Basic and diluted	(0.11)	(0.24)

	Year ended March 31,
	2009 $	2008 $
Resource properties under Canadian GAAP	27,532,385	29,534,887
Add (deduct)
Deferred exploration costs (a)	(26,376,410)	(28,122,002)
Resources properties under US GAAP	1,155,975	1,412,885
Shareholders’ equity reported under Canadian GAAP	58,158,503	57,295,340
Cumulative adjustments to shareholders’ equity
Add (deduct)
Deferred exploration costs (a)	(26,376,410)	(28,122,002)
Shareholders’ equity reported under US GAAP	31,782,093	29,173,338

	Year ended March 31,
	2009 $	2008 $
Cash flows used in operating activities under Canadian GAAP	338,955	(1,953,089)
Deferred exploration costs (a)	(1,424,922)	(5,217,709)
Cash flows used in operating activities under US GAAP	(1,085,967)	(7,170,798)
Cash flows used in investing activities under Canadian GAAP	(1,186,107)	(4,287,611)
Deferred exploration costs (a)	1,424,922	5,217,709
Cash flows used in investing activities under US GAAP	238,815	930,098

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

18 Reconciliation of Canadian and United States generally accepted accounting principles  – (continued)

a) Deferred exploration costs

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production. Under US GAAP, exploration expenditures can only be deferred subsequent to the determination that proven or probable mineral reserves exist, at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves. During the years ended March 31, 2009 and 2008, the Company wrote-off deferred exploration costs under Canadian GAAP of $3,577,683 (2008 – $1,958,083), which included acquisition costs of $392,591 (2008 – $45,794) and deferred exploration expenditures of $3,185,092 (2008 – $1,912,289), for properties that were not considered economically feasible and were therefore abandoned. Under US GAAP, the exploration costs of $3,185,092 (2008 – $1,912,289) would have been expensed in the period incurred.

For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operating activities under US GAAP.

b) Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years ended March 31, 2009 and 2008.

c) Stock-based compensation

Effective April 1, 2004, the Company adopted the fair value based method of accounting for stock-based companies. Consequently, there were no differences between Canadian and US GAAP with respect to options granted since inception. Canadian GAAP permits a choice which allows companies to estimate forfeitures at the grant date or recognize forfeitures as they occur. US GAAP requires forfeitures to be estimated at the grant date. Management has evaluated the impact of estimating forfeitures at the grant date for the purposes of this reconciliation and determined that the impact is not material.

d) Uncertainty in income taxes

In July 2006, the ASC issued guidance for Accounting for Uncertainty in Income Taxes. The guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements, uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction). Under the guidance, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time value. The guidance also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. It is effective for fiscal years beginning after December 15, 2006. Management has evaluated the adoption of the guidance for purposes of this reconciliation and has determined there is no impact.

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

18 Reconciliation of Canadian and United States generally accepted accounting principles  – (continued)

e) Recently issued accounting pronouncements

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP to be applied by non-governmental entities. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the Securities and Exchange Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is non-authoritative. The ASC is effective for annual or interim periods ending after September 15, 2009. The Company does not expect the adoption of the ASC to have a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting

In September 2006, the ASC guidance for fair value measurements and disclosure was updated to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. This guidance does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. The provisions of the updated guidance were adopted April 1, 2008. In February 2008, the FASB staff issued an update to the guidance which delayed the effective date for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The adoption of the guidance is not expected to have a significant impact on the Company.

In October 2008, the guidance was further updated to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. The guidance states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and, in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for non-performance and liquidity risks when determining fair value of an asset in an inactive market. The guidance was effective upon issuance. The adoption of the guidance did not have a significant impact on the Company.

Fair Value Option

In February 2007, the ASC issued guidance that permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The guidance was adopted April 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of the guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for the Useful Life of Intangibles

In April 2008, the ASC updated guidance on the determination of the useful life of intangible assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance is effective for the Company’s fiscal year beginning April 1, 2009 and will be applied prospectively to intangible assets acquired after the effective

Linear Gold Corp.
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
March 31, 2009, 2008 and 2007
(in Canadian dollars)

18 Reconciliation of Canadian and United States generally accepted accounting principles  – (continued)

date. The Company does not expect the adoption of the guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Business Combinations

In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of the updated guidance are effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after April 1, 2009. The Company will apply the guidance to all future business combinations.

Equity Method Investment

In November 2008, the ASC updated guidance which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of the changes is to provide guidance on (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The updated guidance will be effective for the Company’s fiscal year beginning April 1, 2009 and is not expected to have an impact on the Company’s consolidated financial position or results of operations.

Variable Interest Entities

In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The provisions of the updated guidance are effective for the Company’s fiscal year beginning April 1, 2010. The Company does not expect the adoption of this guidance to have an impact on its consolidated financial position, results of operations or cash flows.

SCHEDULE N
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
APOLLO GOLD CORPORATION

Unaudited pro forma consolidated financial statements of

Apollo Gold Corporation

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Apollo Gold Corporation

Pro forma consolidated balance sheet
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Apollo Gold Corp. $	Linear Gold Corp. $	Note 4	Pro Forma adjustments $	Apollo Gold consolidated Pro Forma $
Assets		(Schedule 1)
Current assets
Cash and cash equivalents	1,931	39,855	(a)	(24,610)	11,476
			(g)	(5,700)
Restricted cash	17,695	1,170		—	18,865
Marketable securities	—	161		—	161
Accounts receivable and other	1,107	3,666		—	4,773
Prepaids	1,578	49		—	1,627
Derivative instruments	8,167	—		—	8,167
Inventories	8,718	—		—	8,718
	39,196	44,901		(30,310)	53,787
Investment in Apollo Gold Corporation	—	—	(a)	24,610	—
			(f)	(24,610)
Long-term Investments	4,476	—		—	4,476
Property, plant and equipment	113,561	2,348		—	115,909
Restricted certificates of deposits	15,318	36		—	15,354
Resource properties	—	8,318	(b)	28,255	36,573
	172,551	55,603		(2,055)	226,099
Liabilities
Current liabilities
Accounts payable	5,395	1,004		—	6,399
Accrued liabilities	2,245	—		—	2,245
Derivative instruments	12,757	—		—	12,757
Current portion of long-term debt	41,305	—		—	41,305
	61,702	1,004		—	62,706
Accrued long-term liabilities	353	—		—	353
Derivative instruments	30,849	—		—	30,849
Long-term debt	34,094	—		—	34,094
Equity-linked financial instruments	17,305	—		—	17,305
Accrued site closure costs	5,710	—		—	5,710
Deferred income tax liability	450	235	(b)	1,602	2,285
	150,463	1,239		1,602	153,304
Shareholders’ equity
Common stock	230,450	84,689	(c)	72,625	278,465
			(f)	(24,610)
			(f)	(84,689)
Warrants	—	5,269	(f)	(5,269)	—
Additional paid-in capital	45,942	8,942	(d),(e)	8,392	54,334
			(f)	(8,942)
Accumulated other comprehensive income	—	(107)	(f)	107	—
Accumulated deficit	(254,304)	(44,429)	(g)	(5,700)	(260,004)
			(f)	44,429
	22,088	54,364		(3,657)	72,795
	172,551	55,603		(2,055)	226,099

Apollo Gold Corporation

Pro forma consolidated statement of operations and comprehensive income
Three months ended March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Apollo Gold Corp. $	Linear Gold Corp. $	Pro Forma adjustments $	Apollo Gold consolidated pro forma $
		(Schedule 2)
Revenue from sale of gold	17,626	—	—	17,626
Operating expenses
Direct operating cost	9,984	—	—	9,984
Depreciation and amortization	3,461	15	—	3,476
General and administrative expenses	1,949	980	—	2,929
Accretion expense – accrued site closure costs	175	—	—	175
Exploration, business development and other	271	283	—	534
Recoveries of exploration costs	—	(3,466)		(3,466)
	15,840	(2,208)	—	13,632
Operating income	1,786	2,208	—	3,994
Other income (loss)
Interest income	54	37	—	91
Interest expense	(3,342)	—	—	(3,342)
Loss on modification of debentures	(513)	—	—	(513)
Fair value change on equity-linked financial instruments	10,013	—	—	10,013
Linear acquisition costs	(577)	—	—	(577)
Realized loss on investments – derivative instruments	(3,343)	—	—	(3,343)
Unrealized gain on investments – derivative instruments	1,981	—	—	1,981
Foreign exchange gain (loss) and other	222	(51)	—	171
Other income	—	22	—	22
	4,495	8	—	4,503
Income taxes	869	—	—	869
Equity loss in Montana Tunnels joint venture	(701)	—	—	(701)
Net income and comprehensive income	6,449	2,216	—	8,665
Net income per share
Basic and diluted	0.02			0.02
Basic shares outstanding during the period (Note 5)	276,461,000			518,544,000
Diluted shares outstanding during the period (Note 5)	312,656,000			554,739,000

Apollo Gold Corporation

Pro forma consolidated statement of operations and comprehensive (loss) income
Twelve months ended December 31, 2009
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Apollo Gold Corp. $	Linear Gold Corp. $	Pro Forma adjustments $	Apollo Gold consolidated pro forma $
		(Schedule 3)
Revenue from sale of gold	47,008	—	—	47,008
Operating expenses
Direct operating cost	26,126	—	—	26,126
Depreciation and amortization	6,978	123	—	7,101
General and administrative expenses	4,875	3,731	—	8,606
Accretion expense – accrued site closure costs	369	—	—	369
Exploration, business development and other	1,960	429	—	2,389
Recoveries of exploration costs	—	(3,522)		(3,522)
Write-down of resource properties	—	131	—	131
	40,308	892	—	41,200
Operating income (loss)	6,700	(892)	—	5,808
Other income (loss)
Interest income	195	472	—	667
Interest expense	(8,045)	—	—	(8,045)
Debt transaction costs	(1,249)	—	—	(1,249)
Loss on modification of debentures	(1,969)	—	—	(1,969)
Fair value change on equity-linked financial instruments	(10,720)	—	—	(10,720)
Realized loss on investments – derivative instruments	(6,355)	—	—	(6,355)
Unrealized loss on investments – derivative instruments	(37,420)	—	—	(37,420)
Foreign exchange gain (loss) and other	376	(255)	—	121
Other income	—	647	—	647
	(65,187)	864	—	(64,323)
Income taxes	73	—	—	73
Equity loss in Montana Tunnels joint venture	(3,236)	—	—	(3,236)
Net loss and comprehensive loss	(61,650)	(28)	—	(61,678)
Net loss per share
Basic and diluted	(0.25)			(0.13)
Basic and diluted shares outstanding during the period (Note 5)	245,404,000			487,487,000

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

1. Basis of presentation

The unaudited pro forma consolidated financial statements have been prepared in connection with the acquisition of Linear Gold Corp. (“Linear”) by Apollo Gold Corporation (the “Company” or “Apollo”). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the transactions and the acquisition by Apollo pursuant to the assumptions described in Note 4 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at March 31, 2010 gives effect to the transactions by Apollo as if they had occurred as of March 31, 2010. The unaudited pro forma consolidated statements of operations for the three month period ended March 31, 2010 and the year ended December 31, 2009 give effect to the transactions and acquisition by Apollo as if they were completed on January 1, 2009.

The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

The pro forma adjustments and allocations of the purchase price for Linear are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), was used:

(a)	the unaudited consolidated financial statements of Apollo as at and for the three month period ended March 31, 2010;
(b)	the audited consolidated financial statements of Apollo as at and for the year ended December 31, 2009;
(c)	the unaudited consolidated balance sheet of Linear as at December 31, 2009, and the unaudited interim consolidated statements of operations for the nine month periods ended December 31, 2009 and 2008; and
(d)	the audited consolidated financial statements of Linear as at and for the year ended March 31, 2009.

As the financial statements as at March 31, 2010 of Linear are not available the pro forma balance of Apollo as at March 31, 2010 has been prepared based on the December 31, 2009 balance sheet of Linear (Schedule 1). The pro forma statement of operations of Apollo for the three months ended March 31, 2010 has been prepared based on the operating results of Linear for the three month period ended December 31, 2009 (Schedule 2). The historical information noted in (c) and (d) above was used to compile the Linear consolidated statement of operations for the twelve months ended December 31, 2009 (Schedule 3). Linear’s interim consolidated financial statements for its fiscal period ended December 31, 2009 had previously been filed under Canadian GAAP and Canadian dollars. The U.S. GAAP adjustments and currency translation are reflected in Schedules 1, 2 and 3 of these pro forma consolidated financial statements. Note 6 provides details with respect to the nature of the U.S. GAAP adjustments recorded.

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

1. Basis of presentation  – (continued)

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above.

The accounting policies used in preparing the pro forma financial statements are set out in Apollo’s consolidated financial statements for the year ended December 31, 2009.

2. Conversion of historical financial statements to U.S. dollars

The unaudited pro forma consolidated financial statements are presented in U.S. dollars and, accordingly, financial information of Linear used to construct the pro forma unaudited statement of operations for the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009 and unaudited balance sheet at March 31, 2010 were converted from Canadian dollars to U.S. dollars using the following exchange rates:

$
As at March 31, 2010	0.9844
Average for the three months ended March 31, 2010	0.9615
Average for the twelve months ended December 31, 2009	0.8757

3. Acquisition of Linear

On March 9, 2010, Apollo announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Linear. Under the transaction, the shareholders of Linear will receive 5.4742 Apollo common shares for each Linear common share outstanding. As at March 9, 2010, there were 44,222,573 common shares of Linear outstanding. The purchase price has been estimated using the May 10, 2010 share price of Apollo of $0.30 per Apollo share.

In addition to the business combination transaction and in contemplation thereof, on March 18, 2010, Apollo completed a private placement of 62,500,000 shares to Linear at a price of Cdn$0.40 per share for aggregate proceeds of Cdn$25,000. On the completion of the business combination the Apollo shares held by Linear will be cancelled. In the event that the business combination is not completed for any reason Apollo has agreed to file a registration statement with the SEC so as to register the resale of such shares by Linear in the United States. Prior to March 31, 2010, Apollo used $10,000 of the gross proceeds to repay debt owing under the Project Facility Agreement.

The business combination will be accounted for using the acquisition method, with Apollo as the acquirer of Linear. Apollo will also exchange all outstanding employee and non-employee stock options and all share purchase warrants of Linear for similar securities of Apollo which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 5.4742 and at a price equivalent to the original price divided by 5.4742. These equity securities were valued using the Black-Scholes option pricing model using the following assumptions:

	Warrants	Options
Remaining life	1 – 5 years	3 – 5 years
Volatility	76%	77%
Dividends	—	—
Risk free interest rate	1.9 – 3.0%	2.1 – 2.6%

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

3. Acquisition of Linear  – (continued)

The Company will complete a full and detailed valuation of the fair value of the net assets of Linear acquired with the assistance of an independent third party. Additionally, the consideration given by Apollo will be valued at the date of closing of the transaction and therefore the final consideration may be significantly different from that used in this pro forma information. Therefore, it is likely that the purchase price and fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

Apollo has estimated the fair value of Linear’s non-mineral interest net assets to be equal to their current carrying value. The remainder of the purchase price over the estimated fair value of the assets acquired and liabilities assumed of $28,255 has been assigned as the increase to the estimated fair value of the acquired mineral interests.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments than those in the unaudited pro forma consolidated statement of operations.

The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Linear shares (242,083,209 Apollo common shares)	72,625
Fair value of options and warrants acquired	8,392
Purchase consideration	81,017

The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $15.8 million)	19,286
Other assets	36
Property plant and equipment, net	2,348
Mineral exploration properties	36,574
Equity investment in Apollo	24,610
Deferred income tax liability	(1,837)
Net identifiable assets	81,017

4. Effect of transactions on the pro forma consolidated financial statements

The pro forma consolidated financial statements incorporate the following pro forma assumptions:

(a)	On March 18, 2010, Apollo completed a private placement to Linear from treasury of 62,500,000 common shares of Apollo for gross proceeds of $24,610 (Cdn$25,000). This pro forma adjustment records the investment by Linear for 62,500,000 common shares of Apollo for $24,610 (Cdn$25,000);

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

4. Effect of transactions on the pro forma consolidated financial statements  – (continued)

(b)	The assumption that Apollo acquired 100% of the outstanding common shares of Linear as a result of the offer. As per Note 3, this gives rise to an increase to fair value of assets and related deferred tax liabilities as follows:

$
Mineral interests	28,255
Deferred income tax liabilities	(1,602)
26,653
Book value of net assets	54,364
Total purchase consideration	81,017
(c)	This pro forma adjustment reflects the issuance of 242,083,209 shares of Apollo for $72,625 in connection with the acquisition of 100% of the outstanding shares of Linear;
(d)	The assumption that all of the 2,770,000 stock options of Linear outstanding at May 10, 2010 are converted into 15,163,534 Apollo options with a fair value of $2,551;
(e)	The assumption that all of the 8,177,764 share purchase warrants of Linear outstanding at May 10, 2010 are converted into 44,766,716 Apollo share purchase warrants with a fair value of $5,841;
(f)	These pro forma adjustments eliminate the historical equity accounts of Linear and the investment in Apollo common shares held by Linear; and
(g)	This assumption provides for the recording of transaction expenses of the agreement totaling $5,700. Termination costs of Apollo in the amount of $1,700 have been excluded from the pro forma.

Additional disclosure

(h)	As disclosed in Note 1, as the Linear financial statements as at and for the three month period March 31, 2010 are not available, Apollo has used the Linear operating results for the three month period ended December 31, 2009 in constructing the pro forma consolidated statements of operations for both the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009. During the three month period ended December 31, 2009 Linear recorded, under U.S. GAAP, a recovery of exploration costs in the amount of Cdn$3,605. This amount is significant in size and is considered a non-recurring transaction. If this amount was excluded from the pro forma statement of operations for the three months ended March 31, 2010 operating expenses would be $17,098, operating income would be $528, net income would be $5,199 and basic and diluted income per share would be $0.01.

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

5. Apollo shares outstanding and income (loss) per share

The average number of shares used in the computation of pro forma basic and diluted income (loss) per share has been determined as follows:

	March 31, 2010	December 31, 2009
Basic
Weighted average shares outstanding for the period	276,461,000	245,404,000
Issued to acquire Linear	242,083,000	242,487,000
Pro forma basic weighted average shares of Apollo	518,544,000	487,487,000
Diluted
Weighted average shares outstanding for the period	312,656,000	245,404,000
Issued to acquire Linear	242,083,000	242,083,000
Pro forma diluted weighted average shares of Apollo	554,739,000	487,487,000
Subsequent to proposed share consolidation(1)
Pro forma basic weighted average shares of Apollo	129,636,000	121,872,000
Pro forma diluted weighted average shares of Apollo	138,658,000	121,872,000

(1)	In conjunction with closing of the acquisition, the Company intends to effect a share consolidation of outstanding Apollo shares on the basis of one share for every four Apollo shares outstanding. On this basis, the basic and diluted pro forma net income (loss) per share for the three months ended March 31, 2010 would be $0.07 (December 31, 2009 — ($0.51)) and $0.06 (December 31, 2009 — ($0.51)), respectively.

6. U.S. GAAP adjustments to Linear historical financial statements

(a)	Deferred exploration costs

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production. Under U.S. GAAP, exploration expenditures can only be deferred subsequent to the determination that proven or probably mineral reserves exist at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves. As at December 31, 2009, Linear had capitalized a net amount of $21,780 (Cdn$22,891) of exploration expenditures that would be expensed as incurred under U.S. GAAP. Exploration costs in the three month period ended March 31, 2010 and twelve month period ended December 31, 2009 approximated $263 (Cdn$274) and $429 (Cdn$490), respectively. During the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009, Linear wrote off deferred exploration costs of $Nil and $933 (Cdn$Nil and $1,066), respectively, for properties that were not considered economically feasible and were therefore abandoned. Under U.S. GAAP, the exploration costs would have been expensed in the period incurred.

Under Canadian GAAP, during the three month period ended March 31, 2010 and the twelve month period ended December 31, 2009, recoveries of exploration costs of $3,466 (Cdn$3,605) and $3,522 (Cdn$4,022), respectively, were applied against resource properties. Under U.S. GAAP, these recoveries are recorded in the statement of operations.

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

6. U.S. GAAP adjustments to Linear historical financial statements  – (continued)

(b)	Flow-through common shares

Under Canadian GAAP, Linear accounts for the issuance of flow-through common shares using the deferral method. Under U.S. GAAP, the flow-through funds which are unexpended at the balance sheet date are considered to be restricted cash and are not considered to be cash or cash equivalents. As at December 31, 2009, Linear had restricted cash related to flow-through funds of $1,170 (Cdn$1,189).

Under Canadian GAAP, flow-through common shares are recorded at face value, being the net cash received for the flow-through shares. The related future tax liability is established for the tax effect of the difference between the tax basis and the book basis of the assets when renounced and is recorded as a reduction of share capital. Under U.S. GAAP, the proceeds from the offering must be allocated between the sale of the shares and the sale of the tax benefit. The allocation for proceeds is made based on the difference between the quoted market price of the flow-through shares and the amount an investor pays for the flow-through shares. A liability is established for this difference that is reversed upon renunciation of the tax benefit.

7. Reconciliation to Canadian Generally Accepted Accounting Principles

Apollo prepares its consolidated financial statements in accordance with U.S. GAAP. The following adjustments would be required in order to present the pro forma financial statements in accordance with Canadian GAAP at March 31, 2010 and for the three month period ended March 31, 2010.

Material variances between financial statement items under U.S. GAAP and the amounts determined under Canadian GAAP are as follows:

$
Total pro forma assets in accordance with U.S. GAAP	226,099
Black Fox development costs (c)	26,633
Convertible debentures (d)	(447)
Total pro forma assets in accordance with Canadian GAAP	252,285
Total pro forma liabilities in accordance with U.S. GAAP	153,304
Convertible debentures (d)	(217)
Income taxes related to flow-through share issuance (e)	(239)
Equity-linked financial instruments (f)	(17,305)
Total pro forma liabilities in accordance with Canadian GAAP	135,543
Total pro forma shareholders’ equity in accordance with U.S. GAAP	72,795
Black Fox development costs (c)	26,633
Convertible debentures (d)	(230)
Income taxes related to flow-through share issuance (e)	239
Equity-linked financial instruments (f)	17,305
Total pro forma shareholders’ equity in accordance with Canadian GAAP	116,742
Total pro forma shareholders’ equity and liabilities in accordance with Canadian GAAP	252,285

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

7. Reconciliation to Canadian Generally Accepted Accounting Principles  – (continued)

Under Canadian GAAP, the net income (loss) and net income (loss) per share would be adjusted as follows:

	Three month period ended March 31, 2010	Twelve month period ended December 31, 2009
	$	$
Pro forma net income (loss) for the period based on U.S. GAAP	8,665	(61,678)
Financing costs (a)	38	(485)
Montana Tunnels joint venture (b)	701	3,236
Black Fox development costs (c)	(1,041)	(1,485)
Convertible debentures (d)	(181)	(550)
Income taxes	1,073	116
Equity-linked financial instruments (f)	(10,013)	10,720
Pro forma net loss from continuing operations for the period based on Canadian GAAP	(758)	(50,126)
Pro forma basic and diluted net loss per share in accordance with Canadian GAAP
Continuing operations	(0.00)	(0.10)
(a)	Financing costs

Under U.S. GAAP, debt financing costs are capitalized and amortized over the term of the related debt.

Under Canadian GAAP, debt financing costs are expensed when they are incurred.

(b)	Montana Tunnels joint venture

Under U.S. GAAP, Apollo has accounted for its 50% interest in the Montana Tunnels joint venture (“Montana Tunnels”) using the equity method whereby Apollo’s share of the investees’ earnings and losses is included in operations and its investments therein are adjusted by a similar amount.

Under Canadian GAAP, Apollo would account for its joint venture interest in Montana Tunnels using the proportionate consolidation method whereby Apollo’s proportionate share of each line item of Montana Tunnels assets, liabilities, revenues and expenses is included in the corresponding line item of the financial statements. Further, due to the sale of its interest in Montana Tunnels on February 1, 2010, Montana Tunnels is presented as a discontinued operation under Canadian GAAP.

Apollo’s interest in the Montana Tunnels joint venture was sold on February 1, 2010.

(c)	Development of Black Fox

On April 14, 2008, Apollo filed a Canadian National Instrument 43-101 prepared to U.S. standards and on April 24, 2008, Apollo’s Board of Directors approved a plan authorizing management to proceed with development of Black Fox. Therefore, effective April 24, 2008, under U.S. GAAP, mining development costs at the Black Fox Project are capitalized. Development costs incurred prior to April 24, 2008 were expensed as incurred under U.S. GAAP.

Under Canadian GAAP, mining development costs at Black Fox Project have been capitalized from inception. Accordingly, for Canadian GAAP purposes, a cumulative increase in property, plant and equipment of $29.2 million has been recorded as at March 31, 2010 net of accumulated depreciation of $2.6 million. For the three month period ended March 31, 2010 and twelve month period ended December 31, 2009, depreciation expense was $1 million and $1.6 million, respectively.

Apollo Gold Corporation
Notes to the pro forma consolidated financial statements
March 31, 2010
(Unaudited)
(Expressed in thousands of U.S. dollars)

7. Reconciliation to Canadian Generally Accepted Accounting Principles  – (continued)

(d)	Convertible debentures

Under U.S. GAAP, the 2007 debentures were recorded as compound financial instruments including detachable note warrants. On issuance, under Canadian GAAP, the detachable note warrants are similarly treated as an equity instrument with the remainder of the convertible debentures treated as a liability. However, under Canadian GAAP, the beneficial conversion features determined using the effective conversion prices based on the proceeds allocated tothe convertible debentures is allocated to contributed surplus. Canadian GAAP does not require the recognition of any beneficial conversion feature.

(e)	Flow-through common shares

Under Canadian income tax legislation, a company is permitted to issue flow-through shares whereby the Company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. Under U.S. GAAP, the proceeds from issuance of these shares are allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of a deferred tax liability and the liability recognized on issuance.

Under Canadian GAAP, the issue of flow-through shares is recorded using the deferral method in accordance with Canadian GAAP. At the time of issue, the funds received are recorded as share capital.

Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP. They are not considered restricted under Canadian GAAP. As at March 31, 2010 and December 31, 2009, unexpended flow-through funds were $4.6 million and $4.6 million, respectively.

(f)	Equity-linked financial instruments not indexed to the Company’s own stock

Under U.S. GAAP, effective January 1, 2009, an equity-linked financial instrument would not be considered indexed to the entity’s own stock if the strike price is denominated in a currency other than the issuer’s functional currency. As of March 31, 2010 and December 31, 2009 and January 1, 2009, Apollo had 104.4 million and 105.5 million outstanding warrants to purchase common shares, respectively, that were either (a) denominated in a currency (Canadian dollars) other than its functional currency (U.S. dollars). As such, these warrants are not considered to be indexed to Apollo’s own stock, and are thereby required to be accounted for separately as derivative instruments, rather than as equity instruments.

Under Canadian GAAP, these warrants are accounted for as equity instruments, with their fair value upon issuance recognized as additional paid-in capital.

Schedule 1

Apollo Gold Corporation
Linear Gold Corp. — Consolidated balance sheet
December 31, 2009
(Unaudited)
(Expressed in thousands of dollars)

	Cdn GAAP Cdn $	US GAAP Adjustments Cdn $	US GAAP Cdn $	US GAAP US $
		(see Note 6)
Assets
Current Assets
Cash and cash equivalents	41,676	(1,189)	40,487	39,855
Restricted cash	—	1,189	1,189	1,170
Marketable securities	164	—	164	161
Accounts receivable	3,724	—	3,724	3,666
Prepaid expense	50		50	49
	45,614	—	45,614	44,901
Property and equipment	2,385	—	2,385	2,348
Reclamation deposit	36	—	36	36
Resource properties	31,341	(22,891)	8,450	8,318
	79,376	(22,891)	56,485	55,603
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	1,020	—	1,020	1,004
Deferred income tax	—	239	239	235
	1,020	239	1,259	1,239
Shareholders’ Equity
Share Capital	86,270	(239)	86,031	84,689
Warrants	5,353	—	5,353	5,269
Contributed Surplus	9,084	—	9,084	8,942
Accumulated other comprehensive income	(109)	—	(109)	(107)
Deficit	(22,242)	(22,891)	(45,133)	(44,429)
	78,356	(23,130)	55,226	54,364
	79,376	(22,891)	56,485	55,603

Schedule 2

Apollo Gold Corporation
Linear Gold Corp. — Consolidated statement of operations
For the three months ended December 31, 2009
(Unaudited)
(Expressed in thousands of dollars)

	Cdn GAAP Cdn $ 3-months ended December 31, 2009	US GAAP Adjustments Cdn $	US GAAP Cdn $	US GAAP US $
	(see Note 4(h))	(see Note 6)
Operating Costs and Expenses
Depreciation and amortization	16	—	16	15
Exploration costs	—	274	274	263
Recoveries of exploration costs	—	(3,605)	(3,605)	(3,466)
Investor relations and marketing	94	—	94	90
Office and premises	77	—	77	74
Professional services	29	—	29	28
Regulator and securities	30	—	30	29
Salaries and benefits	484	—	484	465
Stock-based compensation	223	—	223	214
Travel	83	—	83	80
	1,036	(3,331)	(2,295)	(2,208)
Other Expenses (Income)
Foreign exchange loss	53	—	53	51
Interest Income	(38)	—	(38)	(37)
Management fees and other	(37)	—	(37)	(36)
Loss on disposal of equipment	4	—	4	4
Loss on sale of marketable securities	10	—	10	10
	(8)	—	(8)	(8)
Net (loss) income	(1,028)	3,331	2,303	2,216
Classification for pro forma
Depreciation and amortization				15
Exploration costs				263
Recoveries of exploration costs				(3,466)
General and administrative expenses				980
Interest income				37
Foreign exchange gain (loss) and other				(51)
Other income				22
Total				(2,216)

Schedule 3

Apollo Gold Corporation
Linear Gold Corp. — Consolidated statement of operations
For the twelve months ended December 31, 2009
(Unaudited)
(Expressed in thousands of dollars)

	Cdn GAAP Cdn $ 3-months ended March 31, 2009	Cdn GAAP Cdn $ 9-months ended December 31, 2009	Cdn GAAP Cdn $ 12-months (Jan – Dec 2009)	US GAAP Adjustments Cdn $	US GAAP Cdn $	US GAAP US $
				(see Note 6)
Operating Costs and Expenses
Depreciation and amortization	83	58	141	—	141	123
Exploration costs	—	—	—	490	490	429
Recoveries of exploration costs	—	—	—	(4,022)	(4,022)	(3,522)
Investor relations and marketing	4	772	776	—	776	680
Office and premises	43	185	228	—	228	200
Professional services	145	162	307	—	307	269
Regulator and securities	24	60	84	—	84	74
Salaries and benefits	319	1,213	1,532	—	1,532	1,342
Stock-based compensation	265	861	1,126	—	1,126	986
Travel	46	160	206	—	206	180
Write-down of resource properties	1,216	—	1,216	(1,066)	150	131
	2,145	3,471	5,616	(4,598)	1,018	892
Other Expenses (Income)
Foreign exchange loss	74	217	291	—	291	255
Interest Income	(352)	(187)	(539)	—	(539)	(472)
Management fees and other	(86)	(194)	(280)	—	(280)	(246)
Loss on disposal of equipment	47	1	48	—	48	42
Loss on sale of marketable securities	—	10	10	—	10	9
Transaction break fee, net of costs	(516)	—	(516)	—	(516)	(452)
	(833)	(153)	(986)	—	(986)	(864)
Net loss	(1,312)	(3,318)	(4,630)	4,598	(32)	(28)
Classification for pro forma
Depreciation and amortization						123
Exploration costs						429
Recoveries of exploration costs						(3,522)
General and administrative expenses						3,731
Write-down of resource properties						131
Interest income						472
Foreign exchange gain (loss) and other						(255)
Other income						647
Total						(28)

SCHEDULE O
APOLLO CORPORATE GOVERNANCE PROCEDURES

The Canadian securities regulatory authorities have adopted National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), which requires disclosure of Apollo’s approach to corporate governance, and National Policy 58-201 “Corporate Governance Guidelines” (“NP 58-201”), which provides guidance on corporate governance practices. In the U.S., we are subject to disclosure requirements pursuant to (i) Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, (ii) the United States Sarbanes-Oxley Act of 2002 (“SOX”) and (iii) the AMEX listing standards and corporate governance requirements (“AMEX Standards”), which require similar disclosure. The following is an overview of Apollo’s corporate governance practices.

Assumption of Responsibilities by the Apollo Board

The Apollo Board participates fully in assessing and approving strategic plans and prospective decisions proposed by management. In order to ensure that the principal business risks borne by Apollo are appropriate, the Apollo Board receives and comments on periodic reports from management of Apollo’s assessment and management of such risks. The Apollo Board regularly monitors the financial performance of Apollo, including receiving and reviewing detailed financial information contained in management reports. The Apollo Board, directly and through the Audit Committee, assesses the integrity of Apollo’s internal control and management information systems. In 2003, the Apollo Board adopted a Disclosure Policy and appointed a disclosure policy officer being an assistant secretary of Apollo, to determine, among other things, the appropriateness and timing of the release of information with respect to developments at Apollo.

The Apollo Board regularly receives reports regarding the monitoring of senior management of Apollo and its subsidiaries. Input is received at both the Compensation Committee and Apollo Board meetings regarding the performance of senior management. Both the Compensation Committee and the Apollo Board have specifically assumed responsibility for reviewing the performance of senior management.

The Apollo Board meets at least four times each calendar year, and more frequently as required. The frequency of meetings, as well as the nature of the agenda items, change depending on the state of Apollo’s affairs and in light of opportunities or risks which Apollo faces from time to time. In 2009, the Apollo Board held 12 meetings.

Corporate Governance Principles

In 2003, the Apollo Board formally adopted a set of corporate governance principles. Those principles provide guidelines on board size, independence of Apollo Board members, nominating and orientation of new directors, retirement and resignation of Apollo Board members, conduct of Apollo Board meetings, conflicts of interest, share ownership by directors, compensation review, assessing board and committee performance, interaction with third parties and confidentiality.

Composition of the Board of Directors and Risk Oversight

NI 58-101 and the AMEX Standards generally define an “independent director” as a non-employee director who is affirmatively determined by the board of directors not to have a material relationship with the listed company that would interfere with the exercise of independent judgment.

NP 58-201 states that the board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. The AMEX Standards require that each listed company must have a sufficient number of independent directors on its board of directors such that at least a majority of such directors are independent directors subject to the certain exceptions. The Apollo Board has determined that six of the proposed nominees for director are independent directors. Mr. Russell is the president and chief executive officer of Apollo, and the Apollo Board has determined that Mr. Russell is not independent.

The Apollo Board believes that all of its directors, including its non-independent director, make a valuable contribution to the Apollo Board and Apollo. As indicated above, a majority of Apollo’s directors are independent. The non-independent director possesses an extensive knowledge of the Apollo’s business and has extensive business experience, both of which have proven to be beneficial to the other directors, and his participation contributes to the effectiveness of the Apollo Board. The Apollo Board also monitors potential conflicts of interest and has a written policy setting forth the expectation that each director avoid any action, position or interest that conflicts with or gives the appearance of a conflict.

Presently, the chairman of the Apollo Board is Mr. Stott, an independent director. The chairman’s responsibilities include acting as liaison between the Apollo Board and the chief executive officer and establishing, in consultation with the chief executive officer and the Apollo Board, procedures to govern the Apollo Board’s performance. Further, the chairman ensures that the Apollo Board operates independently of management and that directors have an independent leadership contact. As part of his responsibilities, the chairman is responsible for obtaining peer reviews of the operation of the Apollo Board to obtain insight as to areas where the Apollo Board and its committees could be operating more effectively. The chairman chairs all Apollo Board meetings including meetings at which only independent directors are present. During their meetings, several committees of the Apollo Board also hold sessions with only independent directors present.

If the Arrangement is consummated, Wade Dawe will become Apollo’s chairman and chief executive officer. In order to mitigate any potential disadvantages of a combined chairman and chief executive officer role, Apollo intends to appoint one of its independent members to serve as the lead independent director who would:

•	Preside at all meetings of the Apollo Board at which the chairman is not present, including executive sessions of the independent directors;
•	Serve as the liaison between the chairman and the independent directors;
•	Serve as a liaison between the Apollo Board and management to obtain the types and forms of information that the Apollo Board needs;
•	Request and preview information sent to the Apollo Board;
•	Work with management to prepare presentations for the Apollo Board;
•	Approve meeting agendas for the Apollo Board; and
•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Apollo Board believes that, in the context of a combined chairman and chief executive officer, the role of a strong lead independent director is necessary in order to facilitate and strengthen the Apollo Board’s independent oversight of Apollo’s performance, strategy and planning and to uphold effective governance standards.

See “Particulars of Matters to be Acted Upon — Proposal 5: Election of Directors” for biographies of the nominee directors, which includes details of other boards on which Apollo’s directors serve.

Risk is inherent with every business, and how well a corporation manages risk can ultimately determine its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, among others. Management is responsible for the day-to-day management of such risks, while the Apollo Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Apollo Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Apollo Board believes that meaningful communication between management and the Apollo Board is essential for effective risk management and oversight. Our chairman meets regularly with our chief executive officer to discuss strategy and the risks facing us. Certain members of senior management attend board meetings on a quarterly basis and are available to address any questions or concerns raised by the Apollo Board on risk management-related matters. Each quarter, the Apollo Board receives presentations from senior management on strategic matters involving our operations and is provided information that highlight the various factors that could lead to risk in our organization.

While the Apollo Board is ultimately responsible for our risk oversight, the Audit Committee, Technical Committee and Compensation Committee assist the Apollo Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Apollo Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Apollo Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Technical Committee assists the Apollo Board in identifying risks associated with our operations and environmental compliance.

Committees

The Apollo Board has four standing committees: an Audit Committee, a Compensation Committee, a Technical Committee and a Nominating Committee. The Apollo Board committees are generally composed of outside directors, a majority of whom are independent directors in accordance with the AMEX Standards. All of the directors on the Audit Committee, Compensation Committee and Nominating Committee are independent directors in accordance with NP 58-201. The composition, mandate and certain activities of each committee are set out under “Statement of Corporate Governance Practices — Board Committees” of this Circular.

Position Descriptions

The Apollo Board has given a mandate to the Compensation Committee to develop position descriptions for senior management. Guidelines have been developed and approved by the Apollo Board which set out those matters requiring board approval. See the discussion above under the heading “Composition of the Board of Directors and Risk Oversight” for the position description for the chairman of the Apollo Board.

Director Orientation and Continuing Education

In accordance with NI 58-101 and NP 58-201, Apollo has established a process to provide an orientation and education program for new recruits to the Apollo Board. Such orientation and education program consists of details of Apollo’s organizational structure, the structure of the Apollo Board and its committees, compliance requirements for directors, corporate policies and by-laws. They also meet with a number of directors and senior management personnel of Apollo and its material subsidiaries to learn of the functions and activities of Apollo. On an ongoing basis, presentations are made to the Apollo Board on various aspects of Apollo’s operations.

Board Functioning and Independence

In accordance with the NP 58-201 and the AMEX Standards, Apollo provides orientation to new recruits to the Apollo Board. Such orientation consists of orientation sessions with management, a review of prior board activity, receipt of documentation including Apollo’s articles, by-laws, policies and procedures and personal meetings with directors and management of subsidiaries.

The Apollo Board has a formal policy that all acquisitions and divestitures of a material nature require the approval of the Apollo Board. In addition, the Apollo Board’s policy requires that all major strategic decisions, including any change in the strategic direction of Apollo, be presented by management to the Apollo Board for approval. As part of its ongoing activity, the Apollo Board regularly receives and comments upon reports of management as to the performance of Apollo’s business and management’s expectations and planned actions in respect thereto.

The Apollo Board reviews the adequacy and form of the compensation of directors to ensure the compensation realistically reflects the responsibility and risk involved in being an effective director. The Apollo Board has made it a priority to continue to examine and develop the processes which it follows in its deliberations in order that it will continue to fulfill its mandate.

The Apollo Board and the chief executive officer engage in regular dialogue regarding the performance of the senior management team, including the chief executive officer, in achieving Apollo’s strategic objectives as determined by management and the Apollo Board. As the Apollo Board has plenary power, any responsibility which is not delegated to management or a committee remains with the Apollo Board.

The Apollo Board conducts in-camera sessions without management present as it deems appropriate and also conducts in-camera sessions to review the recommendations of the Compensation Committee. The Compensation Committee also conducts part of its deliberations without management present. As well, the Audit Committee has a policy to meet annually with Apollo’s auditors without management present.

Apollo’s by-laws provide for a system which enables an individual director to engage an outside adviser at the expense of Apollo in appropriate circumstances. Prior approval of the Audit Committee is required for the retention of such an adviser.

Apollo has adopted a formal policy that all members of the Apollo Board are encouraged, but not required, to attend the annual meeting of shareholders of Apollo. Other than W.S. (Steve) Vaughan, all members of the board attended Apollo’s 2009 annual and special meeting held on May 7, 2009.

Shareholder Communications

Apollo endeavours to keep all shareholders well informed as to the financial performance of Apollo, primarily by means of its annual and quarterly reports, and by press releases. The Apollo Board has specifically adopted a disclosure policy in furtherance of these goals.

Management of Apollo is receptive to shareholder feedback in any form. It is the policy of Apollo to receive and respond promptly to shareholder inquiries, while being guided by legal requirements as well as Apollo’s policies in respect to confidentiality and disclosure. Shareholders wishing to send communications to the Apollo Board should write to either the chairman of the Apollo Board or the secretary of Apollo at the following address: Apollo Gold Corporation, 5655 South Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111-3220. All such communication shall state the type and amount of Apollo securities held by the security holder and shall clearly state that the communication is intended to be shared with the Apollo Board, or if applicable, with a specific committee of the Apollo Board. The Chairman of the Apollo Board or the secretary of Apollo, as applicable, will forward all such communication to the members of the Apollo Board or specific committee of the Apollo Board.

Code of Business Conduct and Ethics

In 2003, Apollo formally adopted a Code of Business Conduct and Ethics and related policies, which sets high standards for ethical behaviour throughout the organization. The Code of Business Conduct and Ethics provides the entire organization with the same frame of reference for dealing with sensitive and complex issues such as conflicts of interest, use of information, confidentiality of personal information, confidentiality of business information, corporate opportunities, use of inside information, fair trading, protection and use of company assets, accounting practices, records retention, compliance with laws, rules and regulations, duty to report and consequences.

In addition, in 2004 Apollo formally adopted a Code of Ethics (the “Code”) pursuant to section 406 of SOX and the AMEX Standards in order to provide written standards and guidance to Apollo’s directors, principal executive officer, principal financial officer, principal accounting officer or controller or those performing similar functions and any “executive officers” (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) of Apollo not named above. The purpose of the Code is to promote:

•	honest, and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	compliance with applicable governmental laws, rules and regulations;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that Apollo files with, or submits to, the Securities and Exchange Commission and in other public communications made by Apollo;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

The Code is posted on Apollo’s website at www.apollogold.com. Amendments of/and waiver granted under the Code will be disseminated on Apollo’s website.

Whistleblower Policy

Apollo’s internal controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matter pertaining to fraud against shareholders. Even the best systems of control and procedures, however, cannot provide absolute safeguard against such violations.

In 2004, the Audit Committee of Apollo formally adopted a Whistleblower Policy which govern the process through which employees and others, either directly or anonymously, can notify Apollo’s Compliance Officer or Audit Committee of potential violations or concerns.

The Whistleblower Policy also establishes a mechanism for responding to, and keeping records of complaints from employees and others regarding such potential violations or concerns.

QUESTIONS MAY BE DIRECTED TO THE PROXY SOLICITOR

NORTH AMERICAN TOLL-FREE

1- 888-987-3940
(Banks, Brokers or Collect Calls: 416-637-4661)

TIME IS OF THE ESSENCE. PLEASE VOTE TODAY.

APOLLO GOLD CORPORATION

FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
OF APOLLO GOLD CORPORATION
TO BE HELD ON

June 24, 2010

YOUR VOTE IS IMPORTANT

Apollo Gold Corporation
PROXY

The undersigned shareholder of Apollo Gold Corporation (the “Corporation”) hereby appoints R. David Russell, president of the Corporation, or failing him, Melvyn Williams, chief financial officer of the Corporation, or instead of either of the foregoing  as the nominee of the undersigned, with full power of substitution, to attend and act for and on behalf of the undersigned at the annual meeting of shareholders of the Corporation to be held at 11:00 a.m. (Denver time) on June 24, 2010 at the Embassy Suites Hotel — Denver Tech Center, 10250 East Costilla Avenue, Centennial, Colorado 80112, USA, and at any adjournment or adjournments thereof, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, with respect to all shares registered in the name of the undersigned, the nominees named above are specifically directed to vote or withhold from voting as indicated on the reverse side hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. WITHOUT LIMITING THE GENERAL AUTHORIZATION AND POWER HEREBY GIVEN, ALL THE SHARES REGISTERED IN THE NAME OF THE UNDERSIGNED ARE TO BE VOTED AS INDICATED ON THE REVERSE AND MAY BE VOTED IN THE DISCRETION OF THE NOMINEE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE OF THE MEETING, AND/OR IN RESPECT OF ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND IN SUCH MANNER AS SUCH NOMINEE IN HIS JUDGMENT MAY DETERMINE. IF NO CHOICE IS SPECIFIED THIS PROXY WILL CONFER DISCRETIONARY AUTHORITY AND WILL BE VOTED IN FAVOUR OF THE MATTERS REFERRED TO ABOVE.

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY. SUCH RIGHT MAY BE EXERCISED BY FILLING IN THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED.

(SEE REVERSE SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS.

☐ TO VOTE FOR ALL PROPOSALS — To vote for ALL proposals as recommended by the board of directors, please mark this box, sign and date this proxy below and return this proxy by facsimile to 416-368-2502 or 866-781-3111 (North American Toll Free) or in the accompanying addressed envelope.

PROPOSAL 1 — Approval of an ordinary resolution, the full text of which is attached to the accompanying Circularas Schedule A, approving the issuance of the Corporation’s common shares (including common shares issuable upon exercise of warrants and options), the Corporation’s warrants to purchase common shares and the Corporation’s options to purchase common shares, in each case in connection with the Arrangement more particularly described in the Circular	FOR ☐	AGAINST ☐
PROPOSAL 2 — Approval of an ordinary resolution, the full text of which is attached to the accompanying Circularas Schedule B, approving certain amendments to the Apollo Stock Option Incentive Plan	FOR ☐	AGAINST ☐
PROPOSAL 3 — Approval of a special resolution, the full text of which is attached to the accompanying Circularas Schedule C, authorizing the filing of articles of amendment to change the name of the Corporation to “Brigus Gold Corp.”	FOR ☐	AGAINST ☐
PROPOSAL 4 — Approval of a special resolution, the full text of which is attached to the accompanying Circularas Schedule D, authorizing the filing of articles of amendment to effect a consolidation of the Corporation’s common shares on the basis of one (1) post-consolidation common share for every four (4) common shares outstanding immediately prior to the consolidation.	FOR ☐	AGAINST ☐
PROPOSAL 5 — Election of seven directors named in the accompanying Circular

(01) R. David Russell
(02) G. Michael Hobart
(03) Charles E. Stott
(04) W.S. (Steve) Vaughan
(05) Robert W. Babensee
(06) Marvin K. Kaiser
(07) David W. Peat	FOR ALL ☐	WITHHOLD VOTE FOR ALL ☐	FOR ALL EXCEPT ☐ ☐ ☐ ☐ ☐ ☐ ☐
PROPOSAL 6 — Ratification of the re-appointment of Deloitte & Touche LLP as our independent registered chartered accountants	FOR ☐	WITHHOLD ☐
PROPOSAL 7 — Approval of an ordinary resolution, the full text of which is attached to the accompanying Circularas Schedule E, ratifying the Corporation’s shareholder rights plan	FOR ☐	WITHHOLD ☐

Name of Shareholder (please print)
Per:
Signature of Shareholder
Date:

Notes:

(1) This proxy must be signed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized.

(2) If this proxy is not dated in the space provided, it shall be deemed to bear the date on which the form of proxy is mailed by management.

PLEASE SIGN AND RETURN THIS PROXY BY FACSIMILE TO 416-368-2502 or 866-781-3111 (NORTH AMERICAN TOLL FREE) OR IN THE ACCOMPANYING ADDRESSED ENVELOPE AS SOON AS POSSIBLE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS. ☐

PROXIES SUBMITTED MUST BE RECEIVED BY 9:00 A.M. (TORONTO TIME) ON JUNE 22, 2010.